UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HUB INTERNATIONAL LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common shares, without par value (“common shares”)

(2)	Aggregate number of securities to which transaction applies:

39,842,552 common shares; 919,751 options to purchase common shares; restricted share units with respect to 1,937,694 common shares.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The transaction value was determined based upon the sum of (a) $41.50 per common share of 39,842,552 common shares, (b) $41.50 minus the weighted average exercise price of $15.45 per common share of outstanding options to purchase 919,751 common shares, and (c) $41.50 per restricted share unit with respect to 1,937,694 common shares.

(4)	Proposed maximum aggregate value of transaction:

$1,757,839,722.55

(5)	Total fee paid:

$53,965.68

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

$51,999.80

(2)	Form, Schedule or Registration Statement No.:

Schedule 14A

(3)	Filing Party:

Hub International Limited

(4)	Date Filed:

March 19, 2007

55 East Jackson Boulevard

Chicago, IL 60604

                    , 2007

Dear Fellow Shareholder:

On February 25, 2007, Hub International Limited, a Canadian corporation (“Hub” or the “Company”), entered into an Arrangement Agreement, which was amended as of March 22, 2007 (the “arrangement agreement”), with Maple Tree Acquisition Corporation, a British Columbia corporation (“Parent”). Parent is currently owned and controlled by affiliates of Apax Partners, L.P. and Apax Partners Worldwide LLP (collectively, “Apax”), a private equity investment group, and will be owned and controlled at the time of the arrangement by an investor group led by affiliates of Apax and Morgan Stanley Principal Investments, Inc. Under the terms of the arrangement agreement, Parent will acquire the common shares of the Company (“common shares”), pursuant to a plan of arrangement (the “arrangement”) to be approved by the Ontario Superior Court of Justice in accordance with Section 192 of the Canada Business Corporations Act. If the arrangement is completed, you will be entitled to receive US$41.50 in cash (less any applicable withholding taxes) for each common share that you own.

A special meeting of our shareholders will be held on                     , at         a.m., Chicago time, to vote on a resolution in favor of the arrangement. The special meeting will be held at                      located at                     . Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement gives you detailed information about the special meeting and the arrangement and includes the arrangement agreement as Annex B and the plan of arrangement as Annex C. The receipt of cash in exchange for Hub common shares in the arrangement will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes and to Canadian persons for Canadian federal income tax purposes. We encourage you to read the proxy statement and the arrangement agreement carefully.

Our board of directors (with interested directors abstaining) has determined that the arrangement agreement and the arrangement and the transactions contemplated thereby are fair to and in the best interests of the Company and its shareholders (other than certain “rollover” holders of common shares, who are executive officers or other members of management of Hub, who will invest in equity securities of Parent or an affiliate of Parent in connection with the arrangement as further described in the accompanying proxy statement), and has approved the arrangement agreement and the transactions contemplated thereby, including the arrangement. This recommendation is based, among other things, upon the unanimous recommendation of a special committee of the board of directors consisting of four disinterested directors.

Your vote is very important. The arrangement must be approved by the affirmative vote of (1) not less than two-thirds of the votes cast by shareholders present or represented by proxy at the special meeting and (2) a majority of the votes cast by shareholders present or represented by proxy at the special meeting excluding the votes cast by executive officers and other members of management of Hub who will invest in equity securities of Parent or an affiliate of Parent and any other shareholder who may be required to be excluded from such vote under Canadian law. The board of directors recommends that shareholders vote FOR the approval of the arrangement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or by facsimile, or submit your proxy by telephone or the Internet. Shareholders who attend the meeting may revoke their proxies and vote in person.

Our board of directors and management appreciate your continuing support of the Company, and we urge you to support this transaction.

Sincerely,

Edward W. Lyman, Jr.	Martin P. Hughes
Chairman of the Special Committee	Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state, provincial or territorial securities regulatory agency has approved or disapproved the arrangement, passed upon the merits or fairness of the arrangement or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated                     , 2007, and is first being mailed to shareholders on or about                   , 2007.

55 East Jackson Boulevard

Chicago, IL 60604

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On                     , 2007

Dear Shareholder:

PLEASE TAKE NOTICE that a special meeting of shareholders of Hub International Limited, a Canadian corporation (the “Company”), will be held on                     ,                     , 2007, at         a.m. Chicago time, at the                      located at                     , for the following purposes:

1. To consider, pursuant to an interim order of the Ontario Superior Court of Justice, dated as of                     , 2007 (the “interim order”) and, if deemed advisable, to pass, with or without variation, a special resolution (the “arrangement resolution”) to approve an arrangement (the “arrangement”) under section 192 of the Canada Business Corporations Act pursuant to the Arrangement Agreement, dated as of February 25, 2007 and amended as of March 22, 2007, by and between the Company and Maple Tree Acquisition Corporation, a British Columbia corporation (“Parent”), an entity currently owned and controlled by affiliates of Apax Partners, L.P. and Apax Partners Worldwide LLP (collectively, “Apax”), a private equity investment group, which will be owned and controlled at the time of the arrangement by an investor group led by affiliates of Apax and Morgan Stanley Principal Investments, Inc., to effect, among other things, the acquisition by Parent of all of the outstanding common shares of the Company (the “common shares”) in exchange for US$41.50 cash per share.

2. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the arrangement resolution.

3. To act upon other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.

The record date for the determination of shareholders entitled to notice of and to vote at the special meeting is                     , 2007. Accordingly, only shareholders of record as of that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. A list of our shareholders will be available at our principal executive offices at 55 East Jackson Boulevard, Chicago, IL, 60604, and our registered office at 8 Nelson Street West, Suite 600, Brampton, Ontario L6X 4J2 during ordinary business hours for ten days prior to the special meeting.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed arrangement and other important information related to the arrangement.

Your vote is important, regardless of the number of common shares you own. The approval of the arrangement resolution requires the affirmative approval of (1) not less than two-thirds of the votes cast by shareholders present or represented by proxy at the special meeting and (2) a majority of the votes cast by shareholders present or represented by proxy at the special meeting excluding the votes cast by executive officers and other members of management of Hub who will invest in equity securities of Parent or an affiliate of Parent and any other shareholder who may be required to be excluded from such vote under Canadian law. The adjournment proposal requires the affirmative vote of a majority of the votes cast by shareholders present or represented by proxy at the special meeting and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card by mail or facsimile or submit your proxy by telephone or the Internet prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet, your shares will not be counted for any purpose.

Please note that space limitations make it necessary to limit attendance at the special meeting to shareholders. Registration will begin at         a.m. Chicago time, the day of the meeting. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Pursuant to the interim order, registered holders of common shares will have a right to dissent under section 190 of the Canada Business Corporations Act in respect of the arrangement resolution and to be paid an amount equal to the fair value of their common shares. See the section entitled “Dissenting Shareholders’ Rights” in, as well as Annex I to, the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING REPLY ENVELOPE OR BY FACSIMILE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

W. Kirk James

Vice President, Chief Corporate Development Officer and Corporate Secretary

Chicago, Illinois

                    , 2007

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SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Special Meeting and the Arrangement,” summarizes the material information in the proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Hub. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information.”

References to “Hub,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Hub International Limited and its affiliates unless otherwise indicated by context. References to “Parent” or “Maple Tree” in this proxy statement refer to Maple Tree Acquisition Corporation. References to “common shares” in this proxy statement refer to Hub’s common shares. References to the “arrangement agreement” in this proxy statement refer to the Arrangement Agreement, dated as of February 25, 2007 and amended as of March 22, 2007, by and between Hub and Parent, a copy of which is attached as Annex B to this proxy statement.

We publish our consolidated financial statements in U.S. dollars. All references in this proxy statement to “dollars” or “$” are to U.S. dollars and all references to “C$” are to Canadian dollars, unless otherwise noted. Except as otherwise indicated, all financial statements and financial data contained in this proxy statement and in the documents incorporated by reference in this proxy statement have been prepared in accordance with generally accepted accounting principles in Canada, or Canadian GAAP, which differs in certain significant respects from generally accepted accounting principles in the United States of America, or U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as it relates to us, see note 19 to our audited consolidated financial statements incorporated in this proxy statement by reference to our annual report on Form 10-K for the year ended December 31, 2006.

The Arrangement and the Arrangement Agreement

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The Parties to the Arrangement. Hub, a Canadian corporation, is a leading North American insurance brokerage. Maple Tree Acquisition Corporation (“Parent”), a British Columbia corporation, was formed solely for the purpose of effecting the arrangement (as defined below) and the transactions related to the arrangement. Parent has not engaged in any business except in furtherance of this purpose. In connection with the consummation of the arrangement, Parent may be continued as a Nova Scotia unlimited liability company. Parent is currently owned and controlled by affiliates of Apax Partners, L.P. and Apax Partners Worldwide LLP (collectively, “Apax”), a private equity investment group, and will be owned and controlled by an investor group led by affiliates of Apax and Morgan Stanley Principal Investments, Inc. (collectively, the “sponsors”) at the time of the consummation of the arrangement. The sponsors, together with the Company’s executive officers, other members of senior management and officers of certain of Hub’s subsidiaries (collectively, the “Rollover Holders”) who have agreed in principle, at the request of the sponsors, to make a cash investment in shares of Parent or an affiliate of Parent or to exchange a portion of their outstanding common shares (the “Rollover Shares”) and their outstanding options to purchase common shares (“Rollover Options”) for equity securities of Parent or an affiliate thereof, are sometimes collectively referred to in this proxy statement as the “Investor Group.” See “The Parties to the Arrangement.” Excluding ordinary course brokerage transactions effected by affiliates of Morgan Stanley Principal Investments, Inc. and the voting agreement with Fairfax Financial Holdings Limited (“Fairfax”), Parent has advised us that neither Parent nor its affiliates owns or controls common shares.

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The Arrangement. You are being asked to vote to approve a resolution in favor of a plan of arrangement providing for the acquisition by Parent of all of the outstanding common shares, other than Rollover Shares, which will be transferred to Parent pursuant to agreements between Parent and the Rollover Holders. The plan of arrangement is set forth in the arrangement agreement and is attached as Annex C to this proxy statement. As a result of the arrangement, Hub will cease to be a publicly traded company. See “The Arrangement Agreement (Proposal No. 1).”

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Arrangement Consideration. If the arrangement is completed, you will be entitled to receive $41.50 in cash, without interest and less any applicable withholding taxes, for each common share that you own. See “The Arrangement Agreement (Proposal No. 1)—Arrangement Consideration.”

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Treatment of Outstanding Options and Restricted Share Units (“RSUs”). All options to purchase common shares (other than Rollover Options) outstanding immediately prior to the effective time of the arrangement will be cancelled and converted into the right to receive a cash payment from the Company equal to the number of common shares underlying the options multiplied by the amount by which $41.50 exceeds the option exercise price, without interest and less any applicable withholding taxes. Additionally, all RSUs granted pursuant to Hub’s equity incentive plans with respect to which vesting is accelerated under the terms of such RSUs, on account of the consummation of the arrangement or pursuant to the terms of the arrangement, will be cancelled in consideration for the right to receive a cash payment from the Company equal to $41.50 per RSU, without interest and less any applicable withholding taxes. All RSUs granted pursuant to Hub’s equity incentive plans with respect to which vesting is not accelerated under the terms of such RSUs, on account of the consummation of the arrangement or pursuant to the terms of the arrangement, will remain in effect, with appropriate adjustments determined by the Company pursuant to the terms of the plans governing such RSUs, and will vest in accordance with the terms of such RSUs, unless the Company and Parent elect to accelerate the vesting of such RSUs. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Arrangement” and “The Arrangement Agreement (Proposal No. 1)—Treatment of Options and Other Awards.”

•	Conditions to the Arrangement. The consummation of the arrangement depends on the satisfaction or waiver (to the extent permitted by law) of a number of conditions, including the following:

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the arrangement resolution must have been approved by the affirmative vote of (1) not less than two-thirds of the votes cast by shareholders present or represented by proxy at the special meeting and (2) a majority of the votes cast by shareholders present or represented by proxy at the special meeting, excluding the votes cast by executive officers and other members of management of Hub who will invest in equity securities of Parent or an affiliate of Parent and any other shareholders who may be required to be excluded from such vote under Canadian law, which shareholders we refer to herein as the “disinterested shareholders”;

•	the arrangement must have received interim and final approval from the Ontario Superior Court of Justice (“Court”);

•	no injunction, judgment, order or law which prohibits, restrains or renders illegal the consummation of the arrangement shall be in effect;

•

the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), must have expired or been terminated, approval or deemed approval for the transaction must have been received under the Investment Canada Act, as amended, and certain approvals under the Competition Act (Canada), as amended, to the extent required, must have been received;

•

Hub’s and Parent’s respective representations and warranties in the arrangement agreement must, with respect to certain representations and warranties, be true and correct, and must, with respect to other representations and warranties of Hub, be true and correct except as would not individually or in the aggregate have a material adverse effect on Hub, in each case as of the closing date; and

•	Hub and Parent must have performed in all material respects all obligations that each is required to perform under the arrangement agreement.

See “The Arrangement Agreement (Proposal No. 1)—Conditions to the Arrangement” and “The Arrangement Agreement (Proposal No. 1)—Representations and Warranties.”

•	Restrictions on Solicitations of Other Offers.

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The arrangement agreement contains a “go shop” provision pursuant to which Hub had the right to and did solicit and engage in discussions and negotiations with respect to competing proposals through 11:59 p.m., New York City time, March 19, 2007. After that date and until receipt of the vote of shareholders at the special meeting, we may continue discussions with any “Excluded Party,” defined as a party that submits a written proposal during the go-shop period that (1) the board of directors determines in good faith to be bona fide and (2) includes aggregate consideration payable that the board of directors has determined in good faith to be of a comparable level of consideration (regardless of form) to the aggregate consideration payable by Parent pursuant to the arrangement; provided, that, if the acquisition proposal made by any Excluded Party expires or is withdrawn as of 11:59 a.m., New York City time, on April 10, 2007, then from and after such time the person making such offer shall no longer be considered an Excluded Party. As a result of the solicitations, discussions and negotiations conducted by Hub during the go-shop period, only one person remains an Excluded Party for purposes of the arrangement agreement. See “Special Factors—Background to the Transaction.”

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Except with respect to Excluded Parties, after 11:59 p.m., New York City time, March 19, 2007, we are subject to a “no-shop” restriction on our ability to solicit third-party proposals, provide information to third parties and engage in discussions with third parties. The no-shop provision is subject to a “fiduciary-out” provision that allows us to provide information and participate in discussions with respect to unsolicited third party proposals submitted after 11:59 p.m., New York City time, March 19, 2007 but prior to obtaining the vote of shareholders at the special meeting and with respect to which the board of directors has (1) determined in good faith to be bona fide, (2) determined in good faith, after consultation with advisors, could reasonably be expected to result in a “superior proposal,” as defined in the arrangement agreement, and (3) determined that failure to pursue such third-party proposal would be inconsistent with its fiduciary duties.

See “The Arrangement Agreement (Proposal No. 1)—Restrictions on Solicitations of Other Offers”

•	Termination of the Arrangement Agreement. The arrangement agreement may be terminated:

•	By mutual written consent of Hub, on the one hand, and Parent, on the other hand;

•	By either Hub, on the one hand, or Parent, on the other hand, if:

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the arrangement is not completed on or before the later of 5:00 p.m., New York City time, September 7, 2007, and the expiry of the marketing period (as defined below under “The Arrangement Agreement (Proposal No. 1)—Marketing Period”) if such period has commenced before September 7, 2007 and has not yet expired, so long as the failure to complete the arrangement is not the result of, or caused by, the failure of the terminating party to comply with the terms of the arrangement agreement (the “end date”); or

•	there shall be any final and nonappealable ruling under the HSR Act, Competition Act (Canada) or Investment Canada Act that prohibits, restricts or places conditions on the arrangement; or

•	our shareholders do not approve the arrangement resolution at the special meeting or any adjournment or postponement thereof; or

•	By Parent if:

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our board of directors or a committee of our board of directors fails to call the special meeting, fails to take all lawful actions to solicit and obtain the approval of the arrangement by shareholders, fails to promptly prepare, file and distribute to shareholders this proxy statement and any required amendments hereto, violates the provisions of the “go-shop” and “no-shop” periods described above, or withdraws, modifies or qualifies, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent, its recommendation that our shareholders approve the arrangement agreement, or takes action or makes any public statement in connection with the special meeting inconsistent with such recommendation, or approves or recommends, or resolves to approve or recommend, any takeover proposal other than the arrangement submitted to us by a person who is not a party to the arrangement agreement or an affiliate thereof; or

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we have breached or failed to perform any of our representations, warranties, covenants or agreements under the arrangement agreement which would give rise to the failure of certain conditions to closing to be satisfied and where that breach or failure to perform cannot be cured by the end date or has not been cured prior to the 30th day after the giving of written notice thereof by Parent to us (provided that Parent is not then also in material breach of its representations, warranties, covenants or agreements under the arrangement agreement which would give rise to the failure of certain conditions to closing to be satisfied); or

•	By Hub, if:

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Parent has breached or failed to perform any of its representations, warranties, covenants or agreements under the arrangement agreement which would give rise to the failure of certain conditions to closing to be satisfied where that breach or failure to perform cannot be cured by the end date or has not been cured prior to the 30th day after the giving of written notice thereof by us to Parent (provided that we are not then also in material breach of our representations, warranties, covenants or agreements under the arrangement agreement which would give rise to the failure of certain conditions to closing to be satisfied); or

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prior to obtaining the vote of shareholders at the special meeting, we receive a superior proposal and thereafter enter into a definitive agreement with respect to such superior proposal, provided that we have complied with our obligations under the arrangement agreement described under “The Arrangement Agreement (Proposal No. 1)—Restrictions on Solicitations of Other Offers” and “The Arrangement Agreement (Proposal No. 1)—Recommendation Withdrawal/Termination in Connection with a Superior Proposal”, and provided that we have paid the termination fee owed to Parent as described under “The Arrangement Agreement (Proposal No. 1)—Termination Fees.”

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Termination Fees. The Company may terminate the arrangement agreement under certain circumstances, including if its board of directors determines in good faith that it has received a superior proposal, and otherwise complies with certain terms of the arrangement agreement. In connection with such termination, the Company must pay a fee of $53.0 million as directed by Parent. In certain other circumstances, the arrangement agreement provides for Parent or the Company to pay to or as directed by the other party a fee of $53.0 million upon termination of the arrangement agreement. Parent’s obligations under the arrangement agreement are supported by limited guarantees of affiliates of Apax and of Morgan Stanley Principal Investments, Inc. (“MSPI”). See “The Arrangement Agreement (Proposal No. 1)—Termination Fees.”

The Special Meeting

See “Questions and Answers About the Special Meeting and the Arrangement” and “The Special Meeting.”

Other Important Considerations

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The Special Committee and its Recommendation. The special committee is a committee of our board of directors that was formed on January 29, 2007 for the purpose of reviewing, evaluating and, as appropriate, negotiating a possible transaction relating to the sale of the Company. The special committee is comprised of four disinterested directors. The members of the special committee are Edward W. Lyman Jr., as chair, Bradley P. Martin, James W. McElvany and Frank S. Wilkinson. The special committee unanimously determined that the arrangement agreement and the transactions contemplated thereby, including the arrangement, are fair to and in the best interests of the Company and our unaffiliated shareholders, which, as used herein, excludes the Rollover Holders, and recommended to our board of directors that the arrangement agreement and the transactions contemplated thereby, including the arrangement, be approved and that our board of directors recommend that our shareholders approve the arrangement. For a discussion of the material factors considered by the board of directors and the special committee in reaching their conclusions, see “Special Factors—Reasons for the Arrangement; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Arrangement.”

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Board Recommendation. The Company’s board of directors (with interested directors abstaining), having received the unanimous recommendation of the special committee, determined that the arrangement agreement and the transactions contemplated thereby, including the arrangement, are advisable, fair to and in the best interests of Hub and our unaffiliated shareholders and recommends that Hub’s shareholders vote “FOR” the approval of the arrangement, and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies. See “Special Factors—Reasons for the Arrangement; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Arrangement.”

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Share Ownership of Directors and Executive Officers. As of             , the record date, the directors and executive officers of Hub held and are entitled to vote, in the aggregate, common shares representing approximately 3.3% of the outstanding common shares. Such directors and executive officers have informed Hub that they currently intend to vote all of their common shares “FOR” the approval of the arrangement and “FOR” the adjournment proposal, if necessary. See “The Special Meeting—Voting Rights; Quorum; Vote Required for Approval.”

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Voting Agreement of Fairfax Financial Holdings Limited. Fairfax beneficially owns approximately 26% of the outstanding common shares and has entered into a voting agreement with Parent pursuant to which Fairfax has agreed to vote (or grant a proxy to vote) the common shares that it beneficially owns “FOR” the approval of the arrangement. See “Special Factors—Voting Agreement between Parent and Fairfax Financial Holdings Limited.”

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Interests of the Company’s Directors and Executive Officers in the Arrangement. Our executive officers, John P. Graham, Richard A. Gulliver, Bruce D. Guthart, Martin P. Hughes, W. Kirk James, Lawrence J. Lineker, Marianne D. Paine and Roy H. Taylor, have agreed in principle to enter into employment agreements with Parent or an affiliate of Parent for a three year term, with substantially the same compensation as they currently receive. Messrs. Gulliver, Guthart and Hughes are also directors of Hub. In addition, pursuant to rollover commitment agreements with an affiliate of Parent, the Rollover Holders, including all such executive officers, have made commitments to invest in the equity securities of Parent or an affiliate of Parent and Parent has agreed to establish one or more equity incentive plans representing options to acquire 15% of the aggregate fully-diluted post-closing equity of an affiliate of Parent (or equivalent equity securities). The maximum total cash payments our directors and executive officers may receive in respect of their beneficially owned Hub securities upon consummation of the arrangement, without giving effect to the rollover commitment agreements or any tax consequences, are as follows: John P. Graham, Chief Financial Officer—$830,000, Richard A. Gulliver, President—$18,905,085, Bruce D. Guthart, Chief Operating Officer—$20,089,996, Martin P. Hughes, Chairman & Chief Executive Officer—$27,200,571, W. Kirk James, Chief Corporate Development Officer, Vice President & Secretary—$4,543,699, Lawrence J. Lineker, Chief Sales Officer—$9,114,691, Marianne D. Paine, Chief Legal Officer & Assistant Secretary—$529,997, Roy H. Taylor, Regional President West—$4,041,063. It is expected that some of our other employees will also be permitted (but not required) to make a cash investment in equity securities of Parent or an affiliate of Parent, and/or roll over common shares and/or options for equity securities of Parent or an affiliate of Parent. Any such employees that agree to invest cash and/or roll over common shares or options will cease to be disinterested shareholders. Our directors, other than Messrs. Gulliver, Guthart and Hughes, will receive a total of $144,296, in the aggregate, in respect of RSUs which will vest as a result of the arrangement, including RSUs to which the directors are entitled under our director compensation arrangements but which have not yet been granted. These and other interests of our executive officers and directors, some of which may be different than those of our shareholders generally, are more fully described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Arrangement.”

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Opinion of Scotia Capital Inc. In connection with the proposed arrangement, the special committee’s financial advisor, Scotia Capital Inc. (“Scotia Capital”), delivered an opinion as to the fairness from a financial point of view to the unaffiliated shareholders of the arrangement consideration to be received by such holders in the arrangement.

The full text of the opinion of Scotia Capital, which sets forth the procedures followed, assumptions made, matters considered and limitations on review undertaken by Scotia Capital, in connection with its opinion, is attached as Annex E to this proxy statement. Scotia Capital provided its opinion for the information and assistance of the board of directors and the special committee, in connection with their consideration of the arrangement, and the opinion of Scotia Capital is not a recommendation as to how any shareholder should vote or act with respect to any matter relating to the arrangement. We encourage you to read the opinion carefully and in its entirety. For a more complete description of the opinion and the review undertaken in connection with such opinion, together with the fees payable to Scotia Capital, see “Special Factors—Opinion of Financial Advisor.” Under the terms of its engagement letter, Scotia Capital provided the special committee with financial advisory services. Hub has paid $1.25 million to Scotia Capital for these services. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) was also retained by Hub to provide financial advisory services to Hub. Under the terms of its engagement letter, Hub agreed to pay Merrill Lynch an advisory fee of approximately $12.4 million, which is payable and contingent upon completion of the arrangement.

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Sources of Financing. The arrangement agreement does not contain any condition to the consummation of the arrangement relating to the receipt of financing by Parent. Hub and Parent estimate that the total amount of funds necessary to consummate the arrangement and related transactions, including the refinancing of certain existing indebtedness and the payment of customary fees and expenses in connection with the proposed arrangement and financing arrangements, will be approximately $1.9 billion, which is expected to be funded by new credit facilities, private and/or public offerings of debt securities and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided. See “Special Factors—Financing of the Arrangement.” The following arrangements are in place to provide the necessary financing for the arrangement, including the payment of related transaction costs, charges, fees and expenses:

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Equity Financing. Parent has received equity commitment letters from Apax US VII, L.P., Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P. (collectively, the “Apax funds”) and MSPI in the aggregate amount of $650 million. In addition, Rollover Holders have agreed to invest approximately $74 million in equity securities of Parent or an affiliate of Parent.

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Debt Financing. Parent has received a debt commitment letter from Morgan Stanley Senior Funding, Inc., Merrill Lynch and Merrill Lynch Capital Corporation to provide (a) up to $825 million of senior secured credit facilities, (b) up to $350 million of senior unsecured increasing rate bridge loans and (c) up to $350 million of senior subordinated increasing rate bridge loans.

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Regulatory Approvals. Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the arrangement may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”) and the applicable waiting period has expired or been terminated. To the extent that the arrangement is notifiable under the Competition Act (Canada), the arrangement may not be completed until required approvals or waivers have been received or the applicable waiting period has expired or been waived. To the extent required under the Investment Canada Act, the arrangement cannot be completed until required approvals or waivers have been received or deemed received. Though not a condition to the consummation of the arrangement, U.S. and Canadian federal, provincial and state laws and regulations may require that we or Parent obtain approvals or certificates of need from, file new license and/or permit applications with, and/or provide notices to, applicable governmental authorities in connection with the arrangement. See “Special Factors—Regulatory Approvals.”

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Applicability of Rules Related to “Going Private” Transactions; Position of John P. Graham, Richard A. Gulliver, Bruce D. Guthart, Martin P. Hughes, W. Kirk James, Lawrence J. Lineker, Marianne D. Paine and Roy H. Taylor, Parent, and the Sponsors as to Fairness and Their Reasons for the Arrangement (see “Special Factors—Purpose and Reasons for the Arrangement of Executive Officer Investors,” “Special Factors—Purpose and Reasons for the Arrangement of Parent and the Sponsors,” “Special Factors—Position of Executive Officer Investors as to Fairness” and “Special Factors—Position of Parent and the Sponsors as to Fairness”). The requirements of Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), apply to the arrangement because John P. Graham, Richard A. Gulliver, Bruce D. Guthart, Martin P. Hughes, W. Kirk James, Lawrence J. Lineker, Marianne D. Paine and Roy H. Taylor are deemed to be engaged in a “going private” transaction under the applicable rules. To comply with the requirements of Rule 13e-3, our board of directors, John P. Graham, Richard A. Gulliver, Bruce D. Guthart, Martin P. Hughes, W. Kirk James, Lawrence J. Lineker, Marianne D. Paine and Roy H. Taylor, Parent and the sponsors are making certain statements as to, among other matters, their purposes and reasons for the arrangement, and their belief as to the fairness of the arrangement to our unaffiliated shareholders. Hub intends to rely on exemptions available pursuant to OSC Rule 61-501 and Policy Q-27 exempting Hub from the requirement to prepare a valuation in connection with the arrangement. See “Special Factors—Exemption from Formal Valuation Requirement Under Canadian Securities Laws.”

Each of the special committee and our board of directors has determined that the arrangement agreement and the transactions contemplated thereby, including the arrangement, are advisable, fair to and in the best interests of Hub and our unaffiliated shareholders. In evaluating the arrangement, the special committee consulted with its independent legal and financial advisors, reviewed a significant amount of information and considered a number of factors and procedural safeguards set forth below in “Special Factors—Reasons for the Arrangement; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Arrangement.” Based upon the foregoing, and consistent with its general recommendation to shareholders, the special committee and our board of directors believe that the arrangement agreement and the arrangement are substantively and procedurally fair to our unaffiliated shareholders.

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Material U.S. Federal Income Tax Consequences. If you are a U.S. holder, the arrangement will be a taxable transaction for U.S. federal income tax purposes. Your receipt of cash in exchange for your common shares in the arrangement generally will cause you to recognize a gain or loss measured by the difference, if any, between the amount of cash you receive in the arrangement and your adjusted tax basis in your common shares if you hold common shares as a capital asset on the date of the consummation of the arrangement. See “Special Factors—Material U.S. Federal Income Tax Consequences.”

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Material Canadian Federal Income Tax Consequences. A Canadian resident who holds common shares as capital property will generally recognize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the amount of cash received for such common shares under the arrangement exceeds (or is less than) such holder’s adjusted cost base of the common shares. Any capital gain realized by a nonresident holder upon such holder’s disposition of common shares generally will not be subject to Canadian federal income taxation unless such common shares represent taxable Canadian property to such non-resident holder and do not constitute treaty-protected property. See “Special Factors—Material Canadian Federal Income Tax Consequences.”

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Dissenting Shareholders’ Rights. Pursuant to the interim order, registered holders of common shares will have a right to dissent under section 190 of the Canada Business Corporations Act in respect of the arrangement resolution and to be paid an amount equal to the fair value of their common shares. The dissent procedures require that a registered holder of common shares who wishes to dissent must send to Hub (i) at 55 East Jackson Boulevard, Chicago, IL, 60604 (Attention: Corporate Secretary) or (ii) by facsimile transmission to 1-312-279-4981 (Attention: Corporate Secretary), in each case to be received not later than 5:00 p.m. (Toronto time) on                      (or 5:00 p.m. (Toronto time) on the day that is one business day immediately preceding any adjourned or postponed special meeting), a written notice of objection to the arrangement resolution and must otherwise strictly comply with the dissent procedures described in the accompanying proxy statement. Failure to strictly comply with these dissent procedures may result in the loss or unavailability of the right to dissent. Beneficial owners of common shares registered in the name of a broker, trustee, financial institution or other nominee who wish to dissent should be aware that only registered owners of common shares are entitled to dissent. Holders of options are not entitled to dissent rights unless they exercise their options and acquire common shares and submit a dissent notice prior to the deadline set forth above. Holders of RSUs are not entitled to dissent rights unless their RSUs vest and holders exchange such RSUs for common shares and submit a dissent notice prior to the deadline set forth above. See the section entitled “Dissenting Shareholders’ Rights,” as well as Annex I to this proxy statement.

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Market Price of Common Shares. The closing sale price of common shares on the New York Stock Exchange (the “NYSE”) on February 23, 2007, the last trading day prior to the announcement of the transaction, was $34.49 per share. The $41.50 to be paid for each common share represents a premium of approximately 20.3% to the NYSE closing price on February 23, 2007, a premium of 33.4% to the average closing price for the six months ended February 23, 2007, and a premium of 25.3% over the volume weighted average price per share over the 20 trading days ended February 23, 2007. The closing sale price of common shares on the Toronto Stock Exchange (the “TSX”) on February 23, 2007, the last trading day prior to the announcement of the transaction, was C$40.05 per share. The $41.50 to be paid for each common share in the arrangement, or C$48.08 based on the Federal Reserve Bank of New York’s noon buying rate on February 23, 2007, represents a premium of approximately 20.1% to the TSX closing price on February 23, 2007. See “Historical Selected Financial Data—Market Price and Dividend Data.”

SPECIAL FACTORS

This discussion of the arrangement is qualified by reference to the arrangement agreement, which is attached to this proxy statement as Annex B. You should read the entire arrangement agreement carefully as it is the legal document that governs the arrangement.

Background to the Transaction

On December 20, 2006, representatives of Stephens Inc., a Little Rock, Arkansas-based investment bank that has provided financial advisory and underwriting services to Hub in the past, contacted Martin P. Hughes, Hub’s Chairman and Chief Executive Officer, on behalf of Apax. The contact by Stephens Inc. was unsolicited and Mr. Hughes had no previous contact with Apax. The representatives of Stephens Inc. provided Mr. Hughes with background information regarding Apax and advised Mr. Hughes that Apax had expressed interest in an introductory meeting with Mr. Hughes to explore a possible transaction. At the conclusion of the meeting, Mr. Hughes agreed that he would meet with Apax.

On January 2, 2007, representatives of Apax traveled to Chicago to have dinner with Mr. Hughes and John P. Graham, Hub’s Vice President and Chief Financial Officer. At the dinner on January 2 and at a meeting at Hub’s offices on January 3, 2007, representatives of Apax provided further information regarding their background, current and historical portfolio companies and investment philosophy. The representatives of Apax also explained how maintaining existing management was crucial to their strategy, outlined how a typical private equity transaction was structured and provided illustrations of premiums paid on recently announced deals. The representatives of Apax advised Mr. Hughes that funds affiliated with Apax might have an interest in acquiring Hub and, as an initial indication of value, suggested a 20% premium to Hub’s then current trading price, which at that time amounted to $37.67 per common share.

Between January 3 and January 10, 2007, Messrs. Hughes and Graham as well as W. Kirk James, Hub’s Vice President, Chief Corporate Development Officer and Corporate Secretary, consulted with representatives of Merrill Lynch & Co., a financial advisory firm, and Shearman & Sterling LLP, the Company’s U.S. legal advisor, regarding a potential acquisition of Hub. Mr. Hughes also contacted Prem Watsa, Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited, Hub’s original and largest shareholder, to advise Mr. Watsa of Apax’s interest in potentially acquiring Hub. Mr. Watsa informed Mr. Hughes that Fairfax would be supportive of a sale of Hub to Apax, or another party, at a price that was fair to all shareholders, but that Apax’s initial indication of value of $37.67 per common share was insufficient. During this period, Mr. Hughes also contacted Edward W. Lyman, Jr., Hub’s lead independent director, to advise Mr. Lyman as to Apax’s interest in potentially acquiring Hub. Mr. Hughes informed Mr. Lyman of his discussion with Mr. Watsa and suggested that it would be prudent to learn more about Apax’s interest in Hub. Mr. Lyman concurred. Subsequent to his conversation with Mr. Hughes, Mr. Lyman contacted the other disinterested directors to inform them of his conversation with Mr. Hughes. Mr. Lyman also contacted representatives of Shearman & Sterling to discuss various legal matters regarding a potential transaction. Shearman & Sterling advised Mr. Lyman that, among other things, it was customary in such transactions for a board of directors to establish a committee of disinterested directors to evaluate a potential transaction, and that such a committee would typically retain its own independent financial and legal advisors. Following these discussions, Mr. Lyman contacted Goodmans LLP, a Canadian law firm, seeking further advice as to the process and the duties of directors of a Canadian corporation. Mr. Lyman, after confirming the independence of Goodmans, subsequently retained Goodmans as counsel to the disinterested directors.

On January 11, 2007, Mr. Hughes contacted representatives of Apax and indicated that he was interested in further discussing the possibility of an acquisition of Hub by Apax. It was agreed that representatives of Apax would travel to Chicago the following week to meet with Mr. Hughes and the other members of Hub’s executive management team. In contemplation of such meetings, Apax and Hub executed Hub’s standard mutual non-disclosure agreement. In addition, Hub retained Merrill Lynch as financial advisor to help it assess whether a potential acquisition by Apax should be pursued.

On January 15, 2007, representatives of Apax traveled to Chicago to meet with Mr. Hughes and the other members of Hub’s executive management team. Prior to and during such meetings, the parties and their advisors discussed the various means by which a transaction could be effected and whether or not a potential sale of Hub should be subject to an auction process. During such discussions, representatives of Apax explained that they did not want to participate in an auction process. Instead, Apax suggested that if the parties reached terms on an agreement, Apax would be prepared to provide Hub with a contractual right to canvass the market for a superior proposal for a specified period of time, which is known as a “go-shop” period. The members of Hub’s executive management team discussed the relative benefits of, and recent experiences with, a go-shop period with representatives of Merrill Lynch and Shearman & Sterling. The potential benefits of utilizing a go-shop period discussed among Hub’s executive management team and its advisors included greater ability, relative to an auction process, to maintain confidentiality and avoid market speculation about a potential transaction, which in turn would lessen the risk of damage to Hub if a potential transaction could not be negotiated on satisfactory terms, while still providing Hub the right to canvass the market for an alternative transaction after a potential transaction was announced.

Meetings among representatives of Apax and members of Hub’s executive management team were held at Hub’s offices on January 15, 16 and 17, 2007. The meetings were also attended by Apax’s financial advisor, Morgan Stanley, and Hub’s financial advisor, Merrill Lynch, as well as representatives of the debt financing groups of each of Morgan Stanley and Merrill Lynch. During the January 15-17 meetings, and through the remainder of the week, Hub’s executive management team provided certain confidential information to Apax and its financial advisor to assist Apax with its preliminary evaluation of a transaction.

At the end of the meetings, representatives of Apax advised Mr. Hughes that, subject to further due diligence, they were prepared to present to Hub a proposal within ten business days. In addition, Apax requested that for the remainder of the week, Mr. Hughes not contact any other party regarding a potential transaction. Mr. Hughes agreed that he would not make any such solicitations with the view that this would improve Apax’s proposal. Subsequently, Mr. Hughes contacted Mr. Lyman to provide an update on the meetings with Apax. Mr. Lyman concurred with Mr. Hughes’ approach and thereafter provided an update on the meetings with Apax to the other disinterested directors.

On January 17, 2007, Apax’s U.S. legal advisor, Ropes & Gray LLP, distributed a legal due diligence request to Marianne D. Paine, Hub’s Chief Legal Officer. On the same date, Ms. Paine and representatives of Shearman & Sterling and Ropes & Gray held a conference call to discuss timing and process of legal due diligence.

On January 19, 2007, Merrill Lynch sent a letter to Apax setting forth the information Hub wished to see in a preliminary, non-binding offer. Representatives of Merrill Lynch also advised Apax orally that if Apax did not put its best proposal forward Hub was unlikely to accept Apax’s suggestion of a go-shop period and would instead give serious consideration to commencing an auction process.

On January 23, 2007, the members of Hub’s executive management team, accompanied by representatives of Merrill Lynch, traveled to Boston to meet with representatives of Apax and Morgan Stanley. At this meeting, the representatives of Apax presented a preliminary, non-binding proposal to Mr. Hughes, as chairman of Hub’s board of directors, pursuant to which Apax would consider acquiring Hub at a price of $40.00 per common share. Apax also provided a presentation to Hub on the potential transaction structure and timing, as well as additional information regarding Apax’s investment history and strategy. The following day, Hub and Apax executed a confidentiality and standstill agreement.

On January 25, 2007, Hub’s board of directors met telephonically. The meeting was chaired by Mr. Lyman. Also in attendance were representatives of Merrill Lynch, Shearman & Sterling and Goodmans. Prior to Merrill Lynch’s attendance, the board of directors ratified the retainer of Merrill Lynch as Hub’s financial advisor and agreed to the financial and other terms of such retainer. Shearman & Sterling then provided a presentation to the directors on process considerations and the general corporate duties of directors. After joining the meeting, Merrill Lynch provided a presentation to the directors regarding the terms of Apax’s preliminary, non-binding proposal, which included:

•	a price of $40.00 per common share in cash;

•	a commitment from Apax to fund 60% of the equity required to finance the transaction (with the remainder to be provided by one or more co-investors);

•	commitments from each of Merrill Lynch and Morgan Stanley to fund 100% of the debt required to finance the transaction;

•	exclusivity for Apax for at least two weeks;

•	a “reasonable” go-shop period;

•	management to reinvest 50% of its equity and be provided with a pool of incentive options representing 10% of the fully-diluted equity of the parent or an affiliate of parent;

•	a contractual right for Apax to match any competing offer; and

•	customary termination fees.

Merrill Lynch’s presentation also included an overview of Apax, a review of Hub’s recent price performance and trading statistics relative to other publicly-traded insurance brokerages, as well as information regarding the implied multiples and premium of Apax’s $40.00 per common share proposal.

The board of directors agreed that the price of $40.00 per common share in cash represented a substantial premium of approximately 25% to the then current trading price and, therefore, determined that it would be prudent to continue discussing a potential acquisition of Hub by Apax. However, there were several terms in the Apax proposal that were not satisfactory to the directors, including the fact that Apax had only committed to finance 60% of the equity required to finance the transaction, Apax’s request for exclusivity, the uncertainty of the terms of the go-shop period, in particular that no specific time period had been suggested by Apax, the termination fees and the contractual right of Apax to match a competing offer. Based on these discussions, the board of directors directed Merrill Lynch to contact Apax and negotiate improved terms on which the parties could pursue a potential transaction. Based on the $40.00 per common share proposal, the board of directors authorized management to enter into an agreement pursuant to which the Company would not solicit other proposals for a period of two weeks, provided that Apax commit to finance 100% of the equity, that the go-shop and termination fee provisions be better defined to the satisfaction of the special committee and that Apax have no contractual right to match a competing offer.

On January 25 and 26, 2007, Merrill Lynch and Apax had several discussions regarding the terms of Apax’s proposal, which resulted in an understanding that met the conditions outlined by Hub’s board of directors, including an undertaking from MSPI to finance the remaining 40% of the equity required to finance the transaction. Later that evening, Apax delivered a revised, preliminary, non-binding proposal to Mr. Hughes, as chairman of Hub’s board of directors.

On January 26, 2007, Shearman & Sterling circulated a draft of a non-solicitation letter which, following discussions between Shearman & Sterling and Ropes & Gray, was executed by the parties.

On January 29, 2007, Hub’s board of directors met telephonically. The meeting was chaired by Mr. Lyman. Also in attendance were representatives of Merrill Lynch, Shearman & Sterling and Goodmans. Merrill Lynch advised the directors that Apax, together with an affiliate of Morgan Stanley, would commit to fund 100% of the equity required to finance the transaction, and that Apax had agreed to a two-stage go-shop period of 40 to 45 days and a reduced termination fee if an alternative transaction was entered into during the go-shop period. Apax had also agreed that it would not have a contractual right to match any competing offer. Based on the revised proposal, the board of directors authorized management to allow Apax to conduct its remaining due diligence. The board of directors also resolved to establish a special committee of disinterested directors, comprised of Mr. Lyman as chair, Bradley P. Martin, James W. McElvany and Frank S. Wilkinson. The special committee was given a broad mandate to supervise the conduct of negotiations or discussions on behalf of Hub with respect to the potential transaction with Apax; to review and consider the proposed structure and terms and conditions of the potential transaction with Apax; and to consider and make recommendations to the full board of directors. The special committee’s mandate also included the authority to review and consider any alternative to the Apax proposal that might arise prior to or after the announcement of any potential transaction, including during any go-shop period.

Following the January 29, 2007 meeting of the board of directors, the special committee met and determined that it was advisable to retain Goodmans as its independent counsel. The special committee also determined that it was advisable to retain an independent financial advisor. Over the next week, after considering a number of firms, the special committee interviewed two prospective financial advisors and determined to retain Scotia Capital Inc. on February 2, 2007. The retainer of Scotia Capital was ratified at the special committee’s next meeting on February 8, 2007, during which Scotia Capital provided a presentation to the special committee regarding the key terms of Apax’s proposal, the scope of Scotia Capital’s engagement, the fairness considerations and valuation methodologies that Scotia Capital would employ in preparing an opinion, a proposed timetable for a potential transaction and introduced the members of the Scotia Capital team.

On January 30 through February 1, 2007, Merrill Lynch hosted meetings at its offices in Chicago which Apax and its advisors and Hub and its advisors attended. The meetings served the purpose of commencing Apax’s confirmatory due diligence review, as well as providing Apax’s legal advisors with access to Hub’s legal due diligence data room. On February 6 and 7, 2007, Apax and its accounting advisor met with members of Hub’s management and Merrill Lynch for further financial and accounting due diligence. Apax’s due diligence review continued until February 20, 2007.

On February 5, 2007, Shearman & Sterling delivered an initial draft of the arrangement agreement to Ropes & Gray. Ropes & Gray delivered comments on the draft arrangement agreement to Shearman & Sterling on February 11, 2007. On February 15, 2007, Shearman & Sterling distributed a revised draft arrangement agreement.

During the period from February 16 through February 23, 2007, the parties negotiated the terms of the arrangement agreement, the equity commitment letters and the separate limited guarantee agreements to be entered into by affiliates of Apax, as well as MSPI, under which such affiliates of Apax and MSPI would guarantee the payment of the termination fee payable by Parent under the arrangement agreement in certain circumstances. In addition, during the period from February 16 through February 23, 2007, Apax, Hub’s management and legal counsel for Hub management negotiated the principle terms on which management would participate in the transaction, including employment terms, severance, investment commitment and incentive equity. During these negotiations, Apax indicated that it was critical to its willingness to proceed with the proposed transaction that the members of Hub’s executive management team as well as the presidents of certain of Hub’s regional brokerages reach preliminary agreement with Apax regarding their participation in the transaction. As instructed by the special committee, the discussions with management were conditioned on management’s agreement that they would not commit exclusively to the Apax transaction, and accordingly would be available to enter into similar discussions and arrangements with any other party interested in pursuing a transaction with Hub.

During the period from February 15 to February 22, 2007, the special committee met formally four times, in addition to ongoing communication among members of the special committee and between members of the special committee and Goodmans. Scotia Capital and Goodmans were in attendance at all of these meetings and Merrill Lynch and Shearman & Sterling were invited to attend portions of two of these meetings. On February 16, 2007, Scotia Capital provided the special committee and Goodmans with its preliminary financial analysis of the price being proposed by Apax. Scotia Capital stated that it would consider several valuation methodologies, such as discounted cash flow, trading analysis, precedent transactions and publicly-traded comparable companies, to determine a range of fair market value for the common shares, and that its preliminary financial analysis indicated that the price proposed by Apax was within a range of fairness, from a financial point of view. The special committee also discussed the merits of seeking a higher per share price from Apax. However, after due consideration, including discussion of the tenor of the negotiations leading up to Apax’s $40.00 per common share proposal and the existence of the “go-shop” provisions, the special committee determined that attempting to initiate further price negotiations was unlikely to produce a positive result and could put the existing proposal at risk.

At its meetings during the period from February 15 to February 22, 2007, the special committee also discussed the go-shop period and impressed on Merrill Lynch and Scotia Capital the importance of having a meaningful and effective go-shop process. The special committee instructed Merrill Lynch and Scotia Capital to make a joint presentation on the mechanics of the go-shop process, including the types of parties that would be solicited and the manner in which confidential information would be provided to interested parties. On February 20, 2007, Merrill Lynch and Scotia Capital presented the requested information to the special committee and Shearman & Sterling and Goodmans provided the special committee with updates as to the status of the negotiations of the arrangement agreement. In response, the special committee provided guidance to Hub’s advisors as to how to respond to the open issues in the arrangement agreement, including those related to the terms of the go-shop provision.

The parties continued negotiation of the arrangement agreement and the other transaction documents through to February 23, 2007.

During the period from February 16 through February 24, 2007, the sponsors negotiated the terms of the voting agreement with Fairfax.

A meeting of the special committee was held at Hub’s offices in Chicago on February 24, 2007, which was also attended by representatives of Scotia Capital and Goodmans. In addition, the other disinterested directors, the management directors, Messrs. Gulliver, Guthart and Hughes, and the other executive officers, as well as representatives of Merrill Lynch and Shearman & Sterling, were invited to attend part of the meeting. At the meeting, Goodmans reviewed with the directors their duties in considering the transaction, the process that had been undertaken by the committee and the principal terms of the arrangement agreement and the other transaction agreements. Shearman & Sterling described how the principal issues in the arrangement agreement had been resolved, as well as the terms on which management intended to participate in the transaction. Merrill Lynch then provided a presentation in which they reviewed the Apax proposal and provided their financial analysis. Merrill Lynch and Scotia Capital also advised the committee that they believed that the go-shop provision, as negotiated, provided sufficient time to permit the advisors to effectively solicit alternative transaction proposals and allow potential buyers to complete the work necessary to submit a superior proposal.

With only the special committee and the other disinterested directors present, Scotia Capital provided a presentation regarding the process and methodologies they had employed in evaluating Apax’s proposal. At the conclusion of its presentation, Scotia Capital rendered to the special committee its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and other matters described in its opinion, the consideration of $40.00 per common share to be received by unaffiliated shareholders pursuant to the arrangement agreement was fair, from a financial point of view, to such shareholders.

After considering the proposed terms of the arrangement agreement and other transaction agreements and the advice of its and the Company’s legal and financial advisors, the special committee unanimously resolved to recommend that the board of directors approve the arrangement agreement and the arrangement and that the board of directors recommend that Hub’s shareholders vote in favor of the arrangement.

Following the special committee’s meeting, Hub’s board of directors met, at which time Merrill Lynch rendered to the board of directors its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and other matters described in its opinion, the consideration of $40.00 per common share to be received by unaffiliated shareholders pursuant to the arrangement agreement was fair, from a financial point of view, to such shareholders. The board of directors then received the recommendation of the special committee. Following discussions among and questions by the members of the board of directors, the board of directors (Messrs. Gulliver, Guthart and Hughes abstaining) resolved, among other things, that the arrangement agreement and the transactions contemplated thereby are advisable and in the best interests of Hub and its shareholders, approved the arrangement agreement and recommended that Hub’s shareholders vote in favor of the arrangement.

On February 25, 2007, Hub and Parent executed the arrangement agreement and shortly after midnight, New York City time, issued a press release announcing the arrangement and describing the go-shop period.

Beginning on February 26, 2007, under the supervision of the special committee, representatives of Merrill Lynch and Scotia Capital contacted 46 parties, including 20 strategic buyers and 26 financial buyers, to solicit interest in acquiring Hub. The strategic buyers were identified based on the operations and industries in which such parties participate. The financial buyers were identified based on funds under management, prior investment experience in the financial services industry and an ability to consummate a potential transaction.

Over the following three weeks, Hub entered into confidentiality and standstill agreements with seven interested parties, comprised of two strategic parties and five financial parties, each of whom was provided access to confidential financial information regarding Hub. Each interested party was also offered an opportunity to schedule a due diligence session with senior management of Hub. Two of the parties that entered into confidentiality and standstill agreements requested due diligence sessions with senior management of Hub.

During this period, the special committee met formally four times, and Merrill Lynch and Scotia Capital updated Mr. Lyman and Goodmans on a more frequent basis, regarding the status of the go-shop process. The financial advisors reported that all but two of the parties that entered into confidentiality and standstill agreements had declined to pursue an acquisition of Hub, primarily because of valuation considerations. During the week of March 12, 2007, the financial advisors reported that two parties remained interested in exploring an acquisition of Hub, one strategic buyer, whom we refer to as Party A, a public company with a market capitalization of less than $2.0 billion, and one financial buyer, whom we refer to as Party B, a manager of private equity funds. During that week, Merrill Lynch and Scotia Capital delivered a process letter to each of Party A and Party B, inviting each of them to submit a formal acquisition proposal no later than March 19, 2007.

On March 19, 2007, each of Party A and Party B submitted a non-binding acquisition proposal.

The special committee met on the evening of March 19, 2007 to review the proposals. Representatives of Scotia Capital, Merrill Lynch, Goodmans and Shearman & Sterling participated in the meeting.

Party A’s proposal contemplated its acquisition of all of the common shares for consideration of $25.08 in cash and $18.92 of Party A stock per common share. Party A indicated that it would consider providing a two-way, 10% collar on the stock portion of the consideration, which would mean that the dollar value of the stock portion of the consideration received by Hub shareholders would be fixed inside the collar and float outside of the collar. In other words, in order to deliver a fixed dollar value of Party A stock for each common share, the ratio of Party A shares to be exchanged for common shares would be adjusted (but by no more than 10%) to reflect fluctuations in the trading price of the Party A stock. Party A’s proposal also contemplated establishing a pool of up to 3.0 million Party A stock options for the management team of a combined company. Attached to Party A’s proposal was a letter from a bank affiliate of its financial advisor that indicated that the bank was “highly confident” that it could provide debt financing necessary to consummate the proposed transaction. The transaction proposed by Party A was subject to completion of due diligence, as well as approval of any potential transaction by Party A’s board of directors and stockholders.

Party B’s proposal contemplated its acquisition of all of the common shares for consideration of no less than $41.00 in cash per common share. Party B’s proposal also contemplated the creation of an equity pool for management representing up to 17% of a newly formed company. Party B stated that it would fund the purchase price with a combination of equity (including the rollover of approximately $65,000,000 of management equity) and debt and indicated that it had received a commitment to fund the debt portion of the purchase price of the proposed transaction. The transaction proposed by Party B was subject to completion of due diligence, execution of a voting agreement with Fairfax and execution of equity commitment agreements with senior management. In addition, Party B indicated that it would not commence due diligence or negotiation of a definitive agreement unless and until Hub entered into a “bidding facilitation” agreement, pursuant to which Hub would (1) give Party B 36 hours written notice prior to (a) amending or replacing the arrangement agreement to increase the consideration to be paid by Parent or (b) entering into an acquisition agreement with a Person other than Parent or Party B and (2) pay Party B a fee of $17,400,000 if Hub (a) did not accept a firm offer of $41.00 per common share from Party B or (b) amended or replaced the arrangement agreement to increase the consideration to be paid by Parent or (c) entered into an agreement to acquire Hub with a person other than Parent or Party B.

After a detailed discussion of both proposals, and consultation with its and the Company’s financial and legal advisors, the special committee concluded that each of Party A and Party B met the requirements to be an “Excluded Party” as defined in and for the purposes of the arrangement agreement. In addition to price, the special committee emphasized the importance of certainty of value, such as that provided by cash consideration, and emphasized certainty of closing. The special committee expressed reservations about the uncertainties associated with the stock component of Party A’s proposal, including those relating to the value of the Party A shares following completion of a transaction (such as predicting the long-term prospects of Party A and whether or not the combination of Hub and Party A would be successful) and the fact that its issuance would require approval of Party A’s stockholders. The special committee also expressed reservations that such Party A stockholders approval could meaningfully delay completion of a potential transaction. The special committee expressed further reservations regarding Party B’s demand that it be paid a fee regardless of whether it entered into a transaction with Hub. As a result, the special committee instructed the financial advisors to advise Party A of its strong preference for an all cash proposal and to encourage Party A to submit an all cash proposal. Similarly, the special committee instructed the financial advisors to advise Party B of its reservations about entering into the bidding facilitation agreement and encourage Party B to reconsider its demand that execution of the bidding facilitation agreement be a precondition to proceeding further in the process.

Because approval of any transaction requires the affirmative vote of not less than two-thirds of the votes cast by shareholders, without Fairfax’s support, approval of any transaction would require the approval of at least 90% of Hub’s other shareholders. Thus, the special committee concluded that an alternative transaction was very unlikely to succeed without Fairfax’s support. Consequently, the special committee asked Mr. Martin, a member of the special committee and an officer of Fairfax, whether Fairfax would be supportive of a proposal by Party A that included a stock component. Mr. Martin agreed to consult with Mr. Watsa and others at Fairfax and report back to the special committee.

On March 19 and March 20, 2007, Merrill Lynch engaged in discussions with representatives of Party A and Party B regarding their respective proposals.

On the evening of March 20, 2007, the special committee met. Representatives of Scotia Capital, Merrill Lynch, Goodmans and Shearman & Sterling attended. Merrill Lynch reported to the committee on its discussions with Party A and Party B and explained that based on conversations with Party A’s financial advisors, Party A did not modify its cash and stock proposal. Similarly, based on conversations with Party B, Party B confirmed that it was not prepared to rescind its demand that Hub execute the bidding facilitation agreement.

In response to its request for Fairfax’s view of Party A’s cash and stock proposal, the special committee was advised by Mr. Martin that Fairfax was concerned about the uncertainty in terms of value following completion of a transaction, certainty of closure and timing associated with the stock component of Party A’s proposal and that Fairfax, therefore, was not supportive of Party A’s proposal and strongly favored an all cash proposal. Given the concerns regarding both proposals, and in light of the responses received from representatives of Party A and Party B as well as from Fairfax, the members of the special committee discussed alternatives for seeking greater value for shareholders. Merrill Lynch reported that Apax had inquired as to whether any alternative proposals had been received. In this context, the special committee discussed whether informing Apax of the existence of the two competing proposals could induce Apax to increase its consideration. Having obtained advice from Merrill Lynch and Scotia Capital, the special committee instructed Merrill Lynch to inform Apax that two competing proposals had been received, without providing Apax with the specific details of such proposals, and to encourage Apax to reconsider whether $40.00 per common share was its last and best offer.

Upon conclusion of the special committee meeting on March 20, 2007, a meeting of Hub’s board of directors was convened, at which the board of directors, on the recommendation of the special committee, determined that each of Party A and Party B was an “Excluded Party.”

On the evening of March 20 and on March 21, 2007, Merrill Lynch continued discussions with Party A and Party B regarding their respective proposals. Merrill Lynch also engaged in discussions with Apax and encouraged Apax to submit a revised offer.

A meeting of the special committee was convened on the evening of March 21, 2007, which was also attended by representatives of Scotia Capital, Merrill Lynch, Goodmans and Shearman & Sterling. At the meeting, Merrill Lynch reported that it had informed Apax that two competing proposals had been received and after much discussion Apax had advised Merrill Lynch that, if an amendment to the arrangement agreement could be executed by the next day, it was prepared to increase the per common share consideration to be paid to shareholders to $41.50 in cash. In return, Apax required that the arrangement agreement also be amended to increase the termination fee to $53,000,000 in all circumstances (including removing the lower termination fee applicable to Excluded Parties until April 10, 2007). The special committee was also informed by Merrill Lynch that Apax had advised that, in connection with such an amendment to the arrangement agreement, it would increase the pool of incentive options available to management from 10% to 15% of the fully diluted equity of an affiliate of parent. Merrill Lynch also reported that Party A’s financial advisors informed them that Party A had declined the special committee’s invitation to submit an all cash proposal, but that Party A remained very interested in pursuing a transaction and would consider other ways to respond to the special committee’s concerns. In addition, Merrill Lynch reported that Party B maintained its demand that Hub enter into the bidding facilitation agreement, but indicated that it had the ability, under certain circumstances, to increase the per common share consideration payable to shareholders pursuant to its proposal to between $41.50 and $42.00 in cash.

The members of the special committee engaged in a discussion regarding the advisability of entering into an amendment to the arrangement agreement with Apax. The special committee weighed the increase in consideration of $1.50 per common share against the increase in the termination fee, which relative to the lower termination fee applicable to Excluded Parties until April 10, 2007 represented an increase of approximately $0.75 per common share. Having received advice from its and Hub’s financial and legal advisors, the special committee observed that if it did not accept Apax’s increased consideration of $41.50 and neither of Party A’s proposal nor Party B’s proposal materialized into a binding offer, the additional $1.50 per common share consideration in Apax’s revised offer would most likely be lost. The financial advisors also advised the special committee that, in their respective views, the increased termination fee was not large enough to discourage an interested party from continuing to pursue a potential transaction with Hub. After considering these and other factors, the special committee concluded that the benefit to Hub and the shareholders of securing the additional consideration in the revised Apax offer outweighed the potential detriments of the increased termination fee. On this basis, the committee instructed its and Hub’s legal advisors to negotiate an amendment to the arrangement agreement. The special committee also requested that Scotia Capital, as independent financial advisor to the special committee, provide an opinion as to the fairness of the increased consideration. Because the special committee had requested an opinion from its independent financial advisor, Scotia Capital, it determined with the advice of its legal advisor, that it was not necessary to also request that Merrill Lynch provide an opinion. Accordingly, Merrill Lynch was not asked to, and did not provide, an opinion with respect to the increased consideration.

After conclusion of the special committee meeting, on the evening of March 21, 2007, Hub received a letter from Party A. In the letter, Party A reiterated its existing proposal to acquire all Hub common shares for per common share consideration of $25.08 in cash and $18.92 of Party A common stock. The letter also proposed a broader, 15% two-way collar on the stock portion of the consideration and a reverse termination fee, which would have Party A pay Hub a $20,000,000 fee, or approximately $0.50 per common share, in the event Party A stockholders did not approve a proposed transaction. Party A’s letter did not indicate that Party A was considering an all cash proposal.

On the morning of March 22, 2007, the special committee met, with representatives of Scotia Capital, Merrill Lynch, Goodmans and Shearman & Sterling also in attendance. The terms of the amendment to the arrangement agreement, which had been negotiated among the legal advisors, were presented to the special committee. The committee was advised that Party A and Party B would each continue to be an “Excluded Party” under the arrangement agreement and that Hub could continue negotiating with each of Party A and Party B. The special committee considered the letter received from Party A and noted that it did not address the special committee’s reservations. The special committee then revisited its deliberations from the prior evening and reconfirmed the views it had expressed. Scotia Capital then rendered to the special committee its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and other matters described in its opinion, the consideration to be received by unaffiliated shareholders pursuant to the amended arrangement agreement was fair, from a financial point of view, to such shareholders.

After considering these and other factors, the special committee concluded that the benefit to Hub and the shareholders of securing the additional consideration outweighed any foreseeable detriments associated with the amendment to the arrangement agreement. Accordingly, the special committee concluded that entering into the amendment to the arrangement agreement was in the best interest of Hub and the shareholders. On this basis, the committee unanimously resolved to recommend to Hub’s board of directors that it approve the amendment to the arrangement agreement and recommend that Hub’s shareholders vote in favor of the arrangement.

Following the special committee’s meeting, Hub’s board of directors met, at which time the board of directors received the recommendation of the special committee. Following discussions among and questions by the members of the board of directors, the board of directors (Messrs. Gulliver, Guthart and Hughes abstaining) resolved, among other things, that the amendment to the arrangement agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of Hub and its shareholders, approved the amendment to the arrangement agreement and recommended that Hub’s shareholders vote in favor of the arrangement.

Prior to the opening of markets on March 22, 2007, Hub and Parent executed the amendment to the arrangement agreement and issued a press release announcing the amendment to the arrangement agreement.

The special committee met again in the afternoon of March 22, 2007, as well as on March 23 and March 26, 2007. These meetings were also attended by representatives of Scotia Capital, Merrill Lynch, Goodmans and Shearman & Sterling. At these meetings, the special committee was advised that Party A continued to express interest in exploring a potential acquisition of Hub but that Party B had decided not to continue to pursue a potential acquisition of Hub.

The special committee inquired as to whether Fairfax had modified its view with respect to the stock component of Party A’s proposal. Mr. Martin informed the other special committee members that Fairfax had decided that it would only support an all cash transaction. At the request of Mr. Lyman, Mr. Martin excused himself from the meeting so that the other members of the special committee could consider the ramifications of Fairfax’s position. The remaining members of the special committee then proceeded to discuss the potential for an alternative transaction to succeed without Fairfax’s support and whether Fairfax could be persuaded to reevaluate Party A’s proposal. The remaining members of the special committee concluded that an alternative transaction was very unlikely to succeed without Fairfax’s support and that the special committee could not reasonably support an alternative transaction that had little chance of success. The remaining members of the special committee also expressed the view that they, with the assistance of its and Hub’s advisors, should explore whether a transaction with Party A would be beneficial to shareholders and whether an alternative structure could be implemented that would cause Fairfax to reevaluate its position. In this regard, the special committee (excluding Mr. Martin) determined that it would be constructive to coordinate direct discussions between Party A and Fairfax to determine whether Fairfax’s concerns could be addressed by Party A. The committee also directed Merrill Lynch to inform Party A and its representatives of Fairfax’s position and that the special committee continued to have concerns regarding the stock portion of its proposal and that the special committee strongly favored an all cash proposal. Merrill Lynch conveyed this message that evening.

On the evening of March 25, 2007, Hub received a revised proposal from Party A, in which Party A proposed to increase the total per common share consideration in its proposal by $1.00, to $25.65 in cash and $19.35 in Party A stock, while maintaining the terms of its proposal, including the 15% two-way collar on the stock portion of consideration and the $20,000,000 reverse termination fee.

On March 26, 2007, the special committee met, with representatives of Scotia Capital, Merrill Lynch, Goodmans and Shearman & Sterling also in attendance. The special committee discussed Party A’s revised proposal. Mr. Martin indicated that Party A’s proposal had been discussed internally at Fairfax and that Fairfax had concluded that it would support only an all cash transaction. The other members of the special committee requested that Fairfax engage in direct dialogue with Party A. Mr. Martin stated that Fairfax would be willing to engage in discussions with Party A, and agreed that he would not participate in any such discussion. The special committee also determined that it would be prudent to allow Party A to commence its due diligence. Subsequently, Merrill Lynch advised representatives of Party A that the special committee would permit Party A to commence its confirmatory due diligence, but that neither Fairfax’s position nor the special committee’s concerns regarding Party A’s proposals had changed.

On March 27, 2007, representatives of Party A and Fairfax held a conference call to discuss Party A’s revised proposal. The special committee was subsequently advised that during the discussion, Fairfax informed Party A that, in Fairfax’s view, the stock component of the proposal created uncertainty in terms of value, certainty of completion and timing and, therefore, Fairfax would not support anything but an all cash offer.

On April 3, 2007, Party A’s financial advisor informed Merrill Lynch that Party A was not prepared to submit an all cash proposal.

On April 4, 2007, the special committee met without Mr. Martin present. Representatives of Scotia Capital, Merrill Lynch, Goodmans and Shearman & Sterling also attended the meeting. At the meeting, Merrill Lynch reported that Party A’s financial advisor had advised that Party A was not prepared to submit an all cash proposal. It was also reported that Fairfax had not altered its position that it would not support Party A’s proposal, which included stock of Party A. The special committee discussed the fact that Party A had been informed of Fairfax’s position and encouraged on several occasions to submit an all cash proposal and that Party A had been provided several opportunities to resolve Fairfax’s concerns but was, each time, unable to do so. For the reasons discussed above, the special committee concluded that an alternative transaction was very unlikely to succeed without Fairfax’s support. In light of the facts outlined above, and having received the advice of its and Hub’s financial and legal advisors, the special committee concluded that it would not be reasonable to proceed with a potential transaction that was very unlikely to succeed. Therefore, the special committee instructed Merrill Lynch to inform Party A and its financial advisor that Hub could not accept Party A’s cash and stock proposal and Merrill Lynch communicated the special committee’s decision to Party A’s financial advisor that day.

Reasons for the Arrangement; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Arrangement

The Special Committee

The special committee, acting with the advice and assistance of its independent financial and legal advisors, as well as Hub’s financial and legal advisors, evaluated and directed negotiation of the arrangement proposal, including the terms and conditions of the arrangement agreement. The special committee unanimously determined that the arrangement agreement and the transactions contemplated thereby, including the arrangement, are fair to and in the best interests of the Company and its unaffiliated shareholders and recommended to our board of directors that (1) the board of directors approve the arrangement agreement and the transactions contemplated thereby, including the arrangement, and (2) the board of directors recommend the approval by our shareholders of the arrangement.

In the course of reaching its determination, the special committee considered the following substantive factors and benefits of the arrangement, each of which the special committee believed supported its decision:

•

the opinion of Scotia Capital as to the fairness, from a financial point of view, to the unaffiliated shareholders of the arrangement consideration to be received by such holders pursuant to the amendment to the arrangement agreement (see “Special Factors—Opinion of Financial Advisor”);

•

the $41.50 per common share consideration represented a substantial premium over the closing prices of the common shares on the NYSE and on the TSX on February 23, 2007, as well as a substantial premium over the volume-weighted average closing price for the common shares on the NYSE and the TSX for the six months prior to February 23, 2007;

•	the amendment to the arrangement agreement offered an increase in consideration payable to shareholders of $1.50 per common share;

•	the increased consideration was certain and not subject to further due diligence or other contingencies;

•

if Hub did not agree to the increased consideration and neither of Party A’s proposal or Party B’s proposal materialized into a binding offer, the additional consideration of $1.50 per common share would likely be lost;

•

Fairfax, Hub’s largest shareholder, which would receive the same consideration per common share under the arrangement as other unaffiliated shareholders, entered into a voting agreement with Parent and continued to support the arrangement. See “—Voting Agreement between Parent and Fairfax Financial Holdings Limited”;

•	Fairfax indicated that it was not supportive of Party A’s cash and stock proposal and that it strongly favored an all cash proposal;

•

without Fairfax’s support, approval of any transaction would require the approval of at least 90% of Hub’s other shareholders and, therefore, an alternative transaction was very unlikely to succeed without Fairfax’s support;

•	Party A’s proposal would require the approval of its stockholders, which added to uncertainty that a transaction could be completed;

•	the increase in consideration in the amendment to the arrangement agreement was comparable to the cash consideration set forth in Party B’s proposal;

•

the arrangement consideration is all cash, so the transaction allows the Company’s unaffiliated shareholders to immediately realize a fair value, in cash, for their investment and provides to such shareholders certainty of value for their shares; and

•	the arrangement is not subject to a financing condition.

In addition, the special committee believed that sufficient procedural safeguards were and are present to ensure the fairness of the arrangement and to permit the special committee to represent effectively the interests of the Company’s unaffiliated shareholders. The special committee considered a number of factors relating to these procedural safeguards, each of which it believed supported its decision and provided assurance of the fairness of the arrangement to the unaffiliated shareholders of the Company, including the facts that:

•

the special committee retained and received advice and assistance from its own independent financial and legal advisors in evaluating, negotiating and recommending the terms of the arrangement agreement;

•

negotiations were conducted under the oversight of a special committee comprised solely of disinterested directors who are not employees of the Company and who have no financial interest in the arrangement that is different from that of the Company’s unaffiliated shareholders;

•

the Company was permitted to solicit and respond to inquiries regarding acquisition proposals during the go-shop period and, its representatives solicited more than 40 strategic and financial buyers regarding a potential acquisition of Hub, resulting in two competing proposals;

•

Party A and Party B would each continue to be an “Excluded Party” under the arrangement agreement and Hub could continue negotiating with each of Party A and Party B (under the terms of the arrangement agreement, because Party B withdrew its proposal it has since ceased to be an Excluded Party);

•

the increased termination fee is 3% of the equity value of the transaction (equivalent to the higher termination fee applicable prior to the amendment to the arrangement agreement) and should not preclude Party A or Party B (or any other party) from continuing to pursue a potential transaction with Hub;

•

the arrangement agreement allows the board to engage in discussions or negotiations with respect to an unsolicited, bona fide acquisition proposal at any time if the board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal would be reasonably likely to result in a superior proposal;

•	completion of the arrangement will be subject to a judicial determination as to its fairness by the Court;

•	shareholders who exercise their dissent rights will have the right to require a judicial appraisal of their shares and obtain “fair value” as determined by the Court; and

•

the arrangement agreement must be approved by (1) not less than two-thirds of the votes cast by shareholders present or represented by proxy at the special meeting and (2) a majority of the votes cast by disinterested shareholders present or represented by proxy at the special meeting.

The special committee also considered a variety of risks and other potentially negative factors concerning the arrangement agreement and the arrangement, including the following:

•

the fact that the Company’s unaffiliated shareholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company to the extent that those benefits exceed those potential benefits reflected in the consideration to be received under the arrangement agreement;

•	the conditions to Parent’s obligation to complete the arrangement agreement and the rights of Parent to terminate the agreement in certain circumstances;

•

the limitations contained in the agreement on the Company’s ability to solicit additional acquisition proposals from third parties, as well as the fact that if the agreement is terminated in certain circumstances, the Company must reimburse Parent for certain expenses;

•	the consideration in Party A’s proposal is on its face greater than the consideration offered in the revised Apax offer; and

•

the removal of the lower termination fee applicable to Excluded Parties until April 10, 2007 would mean that Party A or Party B would be required to pay an additional $31,850,000 of aggregate consideration, or approximately $0.75 per common share, to acquire Hub.

In the course of reaching its decision to recommend approval of the arrangement, the special committee did not consider the liquidation value of the Company’s assets because it considers the Company to be a viable going concern business and views the trading history of the common shares as an indication of its value as such. The special committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per common share as of December 31, 2006 was approximately $16.65. This value is substantially below the $41.50 per common share cash arrangement consideration. The special committee’s consideration of the factors described above reflects its assessment of the fairness of the arrangement to the Company and the Company’s unaffiliated shareholders in relation to the going concern value of the Company on a stand-alone basis. The special committee considered the going concern value of the Company in making its determination regarding fairness. To measure the Company’s going concern value, the special committee adopted the analyses of discounted cash flow with respect to the Company (based on the analysis of Merrill Lynch and Scotia Capital provided on February 24, 2007) as well as a comparison of certain stock market data for selected publicly traded companies to similar information for the Company, each contained in the presentations provided by Merrill Lynch and Scotia Capital on February 24, 2007. The special committee considered the analyses of each of Merrill Lynch and Scotia Capital, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the arrangement agreement. A summary of the Scotia Capital presentation provided to the special committee is set forth in “Special Factors—Opinion of Financial Advisor.” The foregoing discussion summarizes the material factors considered by the special committee in its consideration of the arrangement. After considering these factors, the special committee concluded that the positive factors relating to the arrangement agreement and the arrangement outweighed the potential negative factors. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee unanimously recommended that the board of directors approve the arrangement agreement and the arrangement based upon the totality of the information presented to and considered by it.

Our Board of Directors

Our board of directors (Messrs. Gulliver, Guthart and Hughes abstaining), having received the unanimous recommendation of the special committee, at a meeting described above on March 22, 2007, (i) determined that the arrangement agreement and the transactions contemplated thereby, including the arrangement, are advisable and in the best interests of the Company and our unaffiliated shareholders, (ii) approved the arrangement agreement and the transactions contemplated thereby, including the arrangement and (iii) recommended the approval by our shareholders of the arrangement resolution. As Messrs. Gulliver, Guthart and Hughes are the only directors who are employees of the Company, this approval of the arrangement agreement and the arrangement by our board of directors constitutes the unanimous approval by all of the disinterested directors of the Company. In reaching these determinations, our board of directors considered (i) the opinion delivered by Scotia Capital as to the fairness, from a financial point of view, to the Company’s unaffiliated shareholders of the arrangement consideration to be received by such holders in the arrangement and (ii) the unanimous recommendation and analysis of the special committee, as described above, and adopted such recommendation and analysis in reaching its determinations.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the arrangement. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. The board of directors approved and recommends the arrangement agreement and the arrangement based upon the totality of the information presented to and considered by it.

Messrs. Gulliver, Guthart and Hughes, each of whom is a Rollover Holder, recused themselves from the foregoing determination and approval due to their involvement in the transaction.

Our board of directors recommends that you vote “FOR” the approval of the arrangement resolution.

Purpose and Reasons for the Arrangement of Executive Officer Investors

Under the rules governing “going private” transactions, John P. Graham, Richard A. Gulliver, Bruce D. Guthart, Martin P. Hughes, W. Kirk James, Lawrence J. Lineker, Marianne D. Paine and Roy H. Taylor (collectively, the “Executive Officer Investors”) may be deemed to be engaged in a “going private” transaction and are required to express their purpose and reasons for the arrangement to our unaffiliated shareholders. The Executive Officer Investors are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Executive Officer Investors, the primary purpose of the arrangement is to enable Hub’s unaffiliated shareholders to immediately realize the value of their investment in Hub through their receipt of the arrangement consideration of $41.50 per common share in cash. In addition, the arrangement will also allow the Executive Officer Investors to immediately realize the value in cash of a portion of their respective holdings in Hub and, through their commitment to make an equity investment in Parent, or an affiliate of Parent, to benefit from any future earnings and growth of Hub after its common shares cease to be publicly traded. For a more complete description of the amounts to be realized and/or reinvested by the Executive Officer Investors in connection with the arrangement, see “—Interests of the Company’s Directors and Executive Officers in the Arrangement—New Arrangements with Parent After Closing—Rollover Commitments.” The Executive Officer Investors believe that public company status imposes a number of limitations on Hub and its management in conducting Hub’s operations, including restraints associated with meeting the expectations of market analysts. Accordingly, one of the purposes of the arrangement for the Executive Officer Investors is to afford greater operating flexibility to the Company, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets.

Purpose and Reasons for the Arrangement of Parent and the Sponsors

The proposed arrangement is a “going private” transaction. If the proposed arrangement is completed, Hub will become a subsidiary of Parent. For Parent, the purpose of the arrangement is to effectuate the transactions contemplated by the arrangement agreement. For the sponsors, the purpose of the arrangement is to allow them to own equity interests in Hub or a parent company thereof and to bear the rewards and risks of such ownership after the arrangement is completed.

The sponsors believe that it is best for Hub to operate as a privately held entity. As a privately held entity, Hub will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of Hub. Moreover, the sponsors believe that Hub’s future business prospects can be improved through their active participation in the strategic direction and operations of Hub. Although the sponsors believe that there will be significant opportunities associated with their investment in Hub, they realize that there are also substantial risks.

The sponsors believe that structuring the transaction as a “going private” arrangement transaction is preferable to other transaction structures because (i) it will enable Parent to acquire all of the outstanding common shares at the same time, (ii) it represents an opportunity for Hub’s unaffiliated shareholders to receive fair value for their common shares and (iii) it also allows the Executive Officer Investors to maintain an investment in Hub.

Opinion of Financial Advisor

Opinion of Scotia Capital

The special committee formally engaged Scotia Capital, pursuant to an agreement dated February 7, 2007, to act as its financial advisor and provide such opinions as to the fairness of the arrangement or alternative transactions as might be requested by the special committee. The special committee requested that Scotia Capital provide its opinion as to the fairness, from a financial point of view, of the consideration to be paid to the unaffiliated shareholders.

On March 22, 2007, Scotia Capital rendered its oral opinion, which was subsequently confirmed in writing, that, as of that date, and based upon and subject to the various assumptions and limitations described in the opinion, the consideration to be paid to the unaffiliated shareholders pursuant to the arrangement is fair from a financial point of view.

The full text of Scotia Capital’s opinion, dated as of March 22, 2007, is attached as Annex E and is incorporated into this proxy statement by reference. Shareholders are encouraged to read this opinion carefully in its entirety. Scotia Capital’s opinion was provided to the special committee in connection with its evaluation of the arrangement. It relates only to the fairness, from a financial point of view, of the consideration to be paid to the unaffiliated shareholders pursuant to the arrangement and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the arrangement. The special committee has not instructed Scotia Capital to prepare, and Scotia Capital has not prepared, a formal valuation of Hub or any of its securities or assets, and the opinion should not be construed as such. The following is a summary of Scotia Capital’s opinion, including the procedures followed, the assumptions made, the matters considered and the limitations on review undertaken by Scotia Capital in rendering its opinion.

Scotia Capital’s opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Dealers Association of Canada, but the Association has not been involved in the preparation or review of the opinion.

In preparing the opinion, Scotia Capital reviewed the arrangement agreement and a draft of the amendment to the arrangement agreement, the voting agreement, the form of roll-over commitment agreement, the letter to rollover holders and the debt and equity financing commitment letters related to the arrangement. Scotia Capital also reviewed certain publicly available business and financial information relating to Hub as well as certain non-public information, including internal financial reports, management reports, Hub’s 2007 budget and Hub’s financial projections for 2007 through 2011. Scotia Capital had discussions with senior management of Hub, Hub’s financial advisors, Hub’s legal counsel and Hub’s auditors. In addition, Scotia Capital considered certain public information relating to the business, operations, financial performance and stock trading history of Hub and other selected public companies and also considered public information with respect to other transactions of a comparable nature. Finally, Scotia Capital also considered such other corporate, industry and financial market information, investigations and analyses as Scotia Capital considered necessary or appropriate in the circumstances.

Scotia Capital has, subject to the exercise of its professional judgment, relied, without independent verification, upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions and representations reviewed by Scotia Capital and has assumed that this information did not omit to state any material fact or any fact necessary to be stated to make that information not misleading. With respect to Hub’s financial projections provided to Scotia Capital by management of Hub and used in the analysis supporting the opinion, Scotia Capital has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Hub as to the matters covered thereby, and in rendering the opinion Scotia Capital express no view as to the reasonableness of such forecasts or budgets or the assumptions on which they are based.

For the purposes of rendering the opinion, Scotia Capital has also assumed that the representations and warranties of each party contained in the arrangement agreement are true and correct in all material respects and that each party will perform all of the covenants and agreements required to be performed by it under the arrangement agreement and that Hub will be entitled to fully enforce its rights under the arrangement agreement and receive the benefits therefrom. Scotia Capital has also assumed that the final form of the arrangement agreement, voting agreement and roll-over agreements are substantially the same as the last draft reviewed by Scotia Capital.

The opinion has been provided for the use of the special committee and the board of directors. Scotia Capital specifically disclaims any opinion as to the fairness of the arrangement to the Rollover Holders or the consideration offered to the Rollover Holders.

None of Scotia Capital or any of its affiliated entities (i) is an issuer insider, associate or affiliate (as such terms are defined for the purposes of Ontario Securities Commission Rule 61-501 and Quebec Securities Commission Regulation Q-27, and the companion policies thereto (collectively, the “Rules”) of Hub, the sponsors, Parent, or any of their respective associates or affiliates, (ii) is an advisor to the sponsors, Parent or any of their respective associates or affiliates in connection with the arrangement, (iii) is a manager or a co-manager of a soliciting dealer group for the arrangement (or a member of the soliciting dealer group for the arrangement providing services beyond the customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to other members of the group), or (iv) has a material financial interest in the completion of the arrangement. The Bank of Nova Scotia, the parent of Scotia Capital, will not be participating in any lending syndicate providing financing with respect of the arrangement. Scotia Capital may, in the future, in the ordinary course of its business, perform financial advisory, investment banking or corporate lending services for Hub, the sponsors, Parent or for any of their respective associates or affiliates. Scotia Capital acts as a trader and dealer, both as principal and agent, in the financial markets in Canada, the United States and elsewhere and, as such, it and The Bank of Nova Scotia may have had and may have positions in the securities of Hub or any of its associates or affiliates from time to time and may have executed or may execute transactions on behalf of such companies or clients for which it or The Bank of Nova Scotia receives compensation. As an investment dealer, Scotia Capital conducts research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including with respect to Hub or any of its affiliates, or the arrangement.

Under the terms of the engagement of Scotia Capital by the special committee, Scotia Capital has been paid a fee of $1,250,000, which was payable, under the terms of the original engagements, regardless of whether the arrangement is completed. Scotia Capital is also to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by Hub in certain circumstances.

In preparing its opinion to the special committee, Scotia Capital performed certain value analyses on Hub, based on the methodologies and assumptions that Scotia Capital considered appropriate in the circumstances.

The opinion was rendered on the basis of the securities markets, economic, financial and general business conditions prevailing as at the date of the opinion and the conditions and prospects, financial and otherwise, of Hub and its subsidiaries and affiliates, as they were reflected in the information reviewed by Scotia Capital. In its analyses and in preparing the opinion, Scotia Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, which Scotia Capital believes to be reasonable and appropriate in the exercise of its professional judgment, but many of which are beyond the control of Scotia Capital or any party involved in the arrangement.

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at the opinion, Scotia Capital made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Scotia Capital arrived at the ultimate opinion based on the results of all analyses undertaken and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Scotia Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

The estimates contained in the analyses of Scotia Capital and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Scotia Capital’s analyses are inherently subject to substantial uncertainty.

The consideration to be paid pursuant to the arrangement was determined through negotiations between Hub and the sponsors and was recommended by the special committee for approval by the board of directors and was approved by the board of directors. The opinion and financial analyses of Scotia Capital were only one of many factors considered by the special committee in its evaluation of the arrangement and should not be viewed as determinative of the views of the special committee with respect to the arrangement.

Summary of Scotia Capital Presentation

The following is a summary of the material financial analyses set forth in the presentation of Scotia Capital, provided to the special committee on February 24, 2007, in connection with Scotia Capital’s February 24, 2007 opinion with respect to consideration of $40.00 per common share. Scotia Capital did not provide an updated presentation in connection with its March 22, 2007 opinion with respect to consideration of $41.50 per common share.

Discounted Cash Flow Approach

The discounted cash flow approach (the “DCF Approach”) takes into account the amount, timing and relative certainty of the projected unlevered after-tax free cash flows (“UFCFs”) expected to be generated by Hub. The DCF Approach employed by Scotia Capital involved the calculation of the enterprise value of Hub, expressed in current U.S. dollars, by discounting to a present value the UFCFs at a discount rate ranging from 10.5% to 11.5%. The discount rate is based on a weighted average cost of capital calculated using Hub’s after-tax cost of debt and equity and weighted based upon an assumed optimal capital structure for Hub. The financial forecast was based on internal estimates of Hub’s management and Scotia Capital’s forecast between January 1, 2007 and December 31, 2021, as well as a terminal value determined as at December 31, 2021, such value also having been discounted to a present value. In calculating a terminal value, Scotia Capital relied upon the capitalization into perpetuity of UFCFs at a growth factor of 3.5%, determined by reference to, among other things, Hub’s historical track record and outlook for market share growth, the level of expected inflation in the general economy, and long-term price and margin expectations in the insurance brokerage industry. To arrive at an equity value for Hub, Scotia Capital then deducted from this enterprise value the net debt of Hub. To express this equity value on a per share basis, Scotia Capital then divided the equity value by the fully diluted shares outstanding, including in the denominator, where appropriate, Hub’s shares that would be issuable by Hub upon the exercise, exchange or conversion of certain outstanding securities of Hub. This analysis indicated an implied per share equity reference range for Hub as follows, as compared to the per share arrangement consideration:

Implied Per Share Equity Reference Range	Per Share Arrangement Consideration
$34.37 - $41.67	$40.00

Scotia Capital also considered the potential net synergies that a third-party could realize, and therefore pay for, from the acquisition of 100% of the shares of Hub. Incorporating the net synergies into the financial forecast of Hub resulted in an adjusted per share equity reference range for Hub as follows, as compared to the per share arrangement consideration:

Implied Per Share Equity Reference Range	Per Share Arrangement Consideration
$35.57 - $43.07	$40.00

Precedent Transactions Approach

Scotia Capital also compared the proposed financial terms of the arrangement to corresponding financial terms, to the extent publicly available, of selected transactions in the insurance brokerage sector (the “Precedent Transactions Approach”). When considering the Precedent Transactions Approach, Scotia Capital considered enterprise value to Hub’s last 12 month earnings before interest, taxes, depreciation and amortization (“EBITDA”) (“EV/EBITDA”) to be the primary valuation metric. Following such review Scotia Capital selected an EV/EBITDA multiple of 10.0x to 11.0x to be applied against the last 12 months EBITDA of Hub and, given the acquisitive nature of Hub, concluded that it was appropriate to add the normalized EBITDA contributions of brokerages acquired in 2006 but whose results were not fully reflected in the reported EBITDA value.

Scotia Capital selected the following transactions:

Date	Target	Acquiror	LTM EV/EBITDA		Bid Premium
					1 day %	20 day %
Jan-07	USI Holdings Corp.	GS Capital Partners	10.4	x	15.0	23.7
Nov-06	Clark, Inc.	AEGON NV	10.4	x	32.4	45.2
Oct-06	Alexander Forbes Ltd.	Actis Capital LLP (led by)	7.3	x	15.9	4.9
Feb-05	Hull & Co., Inc.	Brown & Brown Inc.	7.9	x	n.a.	n.a.
May-02	Hobbs Group, LLC	Hilb, Rogal & Hamilton	11.2	x	n.a.	n.a.
Aug-00	Equisure Financial Network	ING Groep NV	16.0	x	42.9	45.8
Jul-98	Willis Corroon Group plc	Kohlberg Kravis Roberts & Co.	7.4	x	12.0	29.6

Based upon the adjusted EBITDA of Hub for the 12 month period ended December 31, 2006, the Precedent Transactions Approach produced an implied per share equity reference range for Hub as follows, as compared to the per share arrangement consideration:

Implied Per Share Equity Reference Range	Per Share Arrangement Consideration
$35.19 - $38.98	$40.00

Other Factors

In preparing the opinion, Scotia Capital also considered, among other things, the following factors:

•

the fact that the per share arrangement consideration represented a premium of 16.0% over the closing price per share on the NYSE on February 23, 2007, the trading day immediately preceding the date of the February 24, 2007 opinion, and a premium of 19.9% over the volume weighted average price per share on the NYSE over the 20 trading days immediately preceding the date of the February 24, 2007 opinion;

•	the low and high trading prices of Hub’s common shares during the 52-week period ended February 23, 2007;

•	publicly available research analysts’ price targets for Hub;

•	publicly available financial information and market trading data relating to comparable companies in the North American insurance brokerage sector; and

•	the commitment of Fairfax, holder of approximately 26% of the outstanding common shares, who, pursuant to the voting agreement, has agreed to vote in favor of the arrangement.

A copy of Scotia Capital’s written presentation to the special committee and opinion with respect to consideration of $40.00 per common share have been attached as exhibits to the Schedule 13E-3 filed with the SEC in connection with the arrangement. The written presentation and opinion will be available for any interested shareholder (or any representative of the shareholder who has been so designated in writing) to inspect and copy at our principal executive offices during regular business hours. Alternatively, you may inspect and copy the presentation at the office of, or obtain them by mail from, the SEC.

Summary of Merrill Lynch Presentation

At the February 24, 2007 meeting of the Company’s board of directors, including the members of the special committee, Merrill Lynch made a presentation of financial analyses relating to the arrangement, based on consideration of $40.00 per common share. The following is a summary of the material financial analyses contained in the presentation that Merrill Lynch delivered to the Company’s board of directors in connection with its February 24, 2007 opinion. Because the special committee had requested and received a fairness opinion from its independent financial advisor, Scotia Capital, it determined, with the advice of its legal advisor, that it was not necessary to also request that Merrill Lynch provide an opinion. Accordingly, Merrill Lynch was not asked to, and did not provide, an opinion with respect to the increased consideration of $41.50 per common share to be received by the unaffiliated shareholders pursuant to the amendment to the arrangement agreement entered into on March 22, 2007. This description of Merrill Lynch’s presentation to the board of directors on February 24, 2007 is included to comply with the rules governing “going-private” transactions.

The fact that any specific analysis has been referred to in the summary below and in this proxy statement is not meant to indicate that such analysis was given more weight than any other analysis by Merrill Lynch. Merrill Lynch did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

The following summary is not a complete description of Merrill Lynch’s presentation or all of the analyses performed and factors considered by Merrill Lynch. Instead, it is a summary of the material financial analyses performed and factors considered by Merrill Lynch. Similarly, the order of appearance of any analysis described below does not imply that such analysis was more important than or was assigned a greater relative weight by Merrill Lynch than any other analysis.

We provided Merrill Lynch with the following capitalization data, as of January 31, 2007, for purposes of the analyses summarized below: 39,713,569 common shares issued and outstanding, 2,014,697 common shares underlying RSUs, 813,750 options on our common stock with an exercise price of $15.67 per share and 106,001 options on our common stock with an exercise price of $13.79 per share.

With respect to the analysis of publicly traded companies and the analysis of transactions summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions that may be considered relevant in evaluating the Company or the arrangement. In addition, no company or transaction used as a comparison is either identical or directly comparable to the Company or the arrangement. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of future performance of the Company provided by the Company’s management in or underlying Merrill Lynch’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which such companies actually may be sold.

The arrangement consideration was determined through negotiation between the Company and the sponsors, and the decision to enter into the arrangement was solely that of the sponsors and the Company. The financial analyses of Merrill Lynch were only some of many factors considered by the Company in its evaluation of the arrangement and should not be viewed as determinative of the views of the Company with respect to the arrangement or the arrangement consideration.

Except as otherwise noted, the following information, to the extent it is based on market data, is based on market data as it existed on or before February 20, 2007 and is not necessarily indicative of current market conditions.

Summary of Imputed Share Values. Merrill Lynch assessed the fairness of the arrangement consideration to the unaffiliated shareholders by assessing the value of the Company using several methodologies, including an analysis of the Company’s historical stock prices, a comparable public trading companies analysis using valuation multiples from selected publicly traded companies, a comparable acquisitions analysis, a discounted cash flow analysis and a leveraged buyout analysis, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate imputed valuation ranges on a fully diluted basis.

The following table shows the ranges of imputed valuation per fully diluted common share of the Company derived using each of these methodologies. The table should be read together with the more detailed summary of each of the valuation analyses set forth below.

	Imputed Valuation Per Common Share
Valuation Methodology	Minimum	Maximum
Historical Stock Price Analysis	$24.08	$33.75
Comparable Public Trading Companies Analysis (earnings multiple)	$29.79	$35.16
Comparable Public Trading Companies Analysis (EBITDA multiple)	$32.48	$38.68
Comparable Acquisitions Analysis	$32.04	$39.44
Discounted Cash Flow Analysis (management projections)	$35.07	$42.63
Discounted Cash Flow Analysis (management projections, excluding the impact of future acquisitions)	$32.40	$38.65
Leveraged Buyout Analysis	$34.82	$41.46

Historical Stock Price Analysis. Merrill Lynch observed the historical trading prices of the Company’s common shares on the New York Stock Exchange and noted that for the 52 weeks ended February 20, 2007, the highest trading price was $33.75 per share and lowest trading price was $24.08 per share.

Comparable Public Trading Companies Analysis. Merrill Lynch reviewed and analyzed certain publicly available financial information and market trading data of selected publicly traded insurance brokerage firms and compared such information to the Company. Merrill Lynch reviewed the following companies:

•	Marsh & McLennan Companies, Inc.

•	Aon Corporation

•	Willis Group Holdings Limited

•	Brown & Brown, Inc.

•	A.J. Gallagher & Co.

•	Hilb Rogal & Hobbs Company

•	U.S.I. Holdings Corporation

Although none of the selected companies are directly comparable to Hub, the companies included were selected because they are publicly traded companies with operations that for purposes of analysis may be considered similar to operations of the Company. Merrill Lynch selected the comparable companies on the basis that each was a publicly traded company, with operations in the insurance brokerage industry, with an emphasis on the U.S. property and casualty sector, which is similar to our operations. No company that met such criteria was excluded for purposes of Merrill Lynch’s analysis. It should be noted that several of the comparable companies, in particular the global brokers, are larger in size and scope than us. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public share prices of the comparable companies, as well as the price of our common shares.

A summary of the earnings and EBITDA multiples for each of the selected publicly traded companies is as follows:

	Price / GAAP EPS		Enterprise Value(1) / Revenue
Company	2007E	2008E	2006E	2007E
Global Brokers
Marsh & McLennan Companies, Inc.	17.6 x	15.3 x	1.64 x	1.69 x
Aon Corporation	14.5	12.9	1.51	1.47
Willis Group Holdings Limited	15.2	13.3	2.93	2.73

Mean	15.8 x	13.8 x	2.03 x	1.96 x

Middle Market Brokers
Brown & Brown, Inc.	20.1 x	17.8 x	4.94 x	4.42 x
Arthur J. Gallagher & Co.	16.4	16.4	1.80	1.67
Hilb Rogal & Hobbs Company	16.8	15.8	2.43	2.19
USI Holdings Corporation	13.0	NA	2.34	2.01

Mean	16.6 x	16.6 x	2.88 x	2.57 x

Overall Mean	16.2 x	15.2 x	2.51 x	2.31 x

Source:	Company filings, Wall Street Research, FirstCall and FactSet.
Note:	Financial data based on 12/31/06 for Marsh & McLennan Companies, Inc., Aon Corporation , Willis Group Holdings Limited, Brown & Brown, Inc. and Arthur J. Gallagher & Co. and 9/30/06 for Hilb Rogal & Hobbs Company and USI Holdings Corporation.
(1)	Includes net impact of dilutive securities. Enterprise value is defined as market value plus net debt and preferred stock as of the latest quarter balance sheet date.

The market value for each of the selected publicly traded companies includes the effect of all dilutive securities, such as stock options and restricted stock units. The enterprise value for each of the selected publicly traded companies is equal to the fully diluted market value, plus total corporate debt, reduced by unrestricted cash on hand.

Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data. Merrill Lynch performed this analysis to understand the range of estimated price to earnings, or P/E, ratios and multiples of estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, of these comparable publicly traded companies based upon market prices. In addition, Merrill Lynch reviewed certain operating data for these companies, such as total revenue growth, organic revenue growth and EBITDA margins to assess the relative valuation of these companies. The projections and estimates for the selected publicly traded companies used by Merrill Lynch in its analysis were based on research analysts estimates. The projections and estimates for the Company were based both on estimates of research analysts and estimates provided to Merrill Lynch by the Company’s management. Merrill Lynch reviewed financial information for these selected publicly traded companies and calculated financial ratios based on the most recent publicly available information, including estimated price to earnings ratios (earnings multiples), and ratios of enterprise value to EBITDA (EBITDA multiples), each for the years 2006, 2007 and 2008.

Based in part on the multiples described above, Merrill Lynch derived illustrative implied aggregate fully diluted equity values of the Company by applying earnings multiples ranging from 15.5x to 17.5x the Company’s estimated 2007 earnings per share of $1.92 (based on research analyst estimates) and $2.01 (based on the Company’s management estimates), together with EBITDA multiples ranging from 8.0x to 9.0x the Company’s estimated 2007 EBITDA of $179.8 million (based on research analyst estimates) and $189.2 million (based on the Company’s management estimates). Merrill Lynch utilized these selected multiples after considering the current market conditions and the size and diversification of operation of the comparable public companies, among other things. The resulting implied values derived by applying earnings multiples was $29.79 to $35.16 per fully diluted share, and the resulting implied values derived by applying EBITDA multiples was $32.48 to $38.68 per fully diluted share.

Comparable Acquisition Analysis. Using publicly available information, Merrill Lynch reviewed the range of implied multiples paid or payable in selected change of control transactions involving certain companies participating in the insurance brokerage industry. The selected precedent transactions considered by Merrill Lynch included publicly traded and privately held companies with operations in the insurance brokerage industry. Merrill Lynch’s analysis was limited to publicly available information and generally did not include transactions which were of limited transaction value. An analysis of the resulting multiples of the selected precedent transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that may have affected the selected transactions and/or the arrangement. Accordingly, while Merrill Lynch assessed selected precedent transactions in the insurance brokerage sector, it determined that many of such transactions offered limited comparability to the arrangement due to, among other things, the size of the potential transaction involving the Company compared to precedent transactions, the limited information publicly available for many of the precedent transactions, potential differences in operating characteristics and performance of the target companies in the precedent transactions and changes in the insurance industry market conditions since many of the precedent transactions were announced. No selected comparable company or transaction was identical to the Company or the arrangement. The transaction that Merrill Lynch considered most relevant, however, was the pending acquisition of USI Holdings Corporation by GS Capital Partners LP. The transaction multiples for the acquisition of USI Holdings Corporation were 10.4x estimated 2006 EBITDA and 35.2x estimated 2006 net income. This transaction, however, had not been consummated as of the date of Merrill Lynch’s written opinion and may not ultimately be consummated.

Based on its analysis of the precedent transactions, and based in part on qualitative judgments concerning the differences between the characteristics of the precedent transactions and the arrangement, Merrill Lynch derived illustrative implied aggregate fully diluted equity values of the Company by applying multiples ranging from 9.0x to 11.0x the Company’s 2006 estimated EBITDA, adjusted to include the run-rate of acquisitions completed in 2006, as provided by our management. The resulting implied values derived by applying these multiples was $32.04 to $39.44 per fully diluted share.

Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses of the Company, based on (i) projections provided by our management and (ii) projections provided by our management, adjusted to exclude the estimated impact of future acquisitions projected by the Company beyond 2007. This analysis was performed in order to evaluate the fully diluted equity value per common share, based on what could be achieved by the Company as a stand alone entity. Merrill Lynch calculated the aggregate fully diluted equity values for the Company as the sum of (i) the present values of the estimated future unlevered free cash flows for the Company for the years 2007 through 2011 using discount rates representing a weighted average cost of capital ranging from 10% to 13%, which included consideration of risks inherent in the insurance brokerage industry, specific risks associated with the continuing operations of the Company on a stand-alone basis and other considerations, (ii) the present values of the illustrative terminal values using estimated 2011 EBITDA based on terminal EBITDA multiples ranging from 8.5x to 9.5x and (iii) unrestricted cash of the Company as of December 31, 2006 of $99.2 million less (iv) the total debt of the Company as of December 31, 2006 and certain other payments of $166.4 million (including $21.8 million due in connection with an acquisition previously completed by the Company). This aggregate amount was divided by the total outstanding diluted common shares, which includes the impact of restricted stock units and stock options outstanding as of January 31, 2007.

Based on this analysis, Merrill Lynch derived a range of implied fully diluted values per share of the Company’s common shares of (i) $35.07 to $42.63 based on projections provided by the Company’s management, and (ii) $32.40 to $38.65 based on projections provided by the Company’s management as adjusted by Merrill Lynch to exclude the estimated impact of future acquisitions projected by the Company beyond 2007.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal values and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of the Company’s present or future value or results.

Leveraged Buyout Analysis. Merrill Lynch performed a leveraged buyout analysis to ascertain the price at which an acquisition of the Company would be attractive to a potential financial buyer. The analysis of the fully diluted equity value of the Company in a leveraged buyout scenario was based on certain assumptions with respect to the Company’s pro-forma capital structure and projections, using estimates developed by the Company’s management and by Merrill Lynch with the guidance of the Company’s management. Targeted compounded rates of return on invested capital over a five-year period of 22% to 25% and exit multiples ranging from 9.0x to 11.0x estimated 2011 EBITDA were assumed. Merrill Lynch used its own estimates of (a) the expected internal rates of returns by a financial buyer such as the sponsors and (b) the expected EBITDA multiple at the end of the assumed holding period by a financial buyer such as the sponsors, based on its experience in comparable transactions. Merrill Lynch believed that the combination of these assumptions were comparable to those likely to be used by potential competing bidders in a potential leveraged buyout of the Company. Based on these assumptions, the resulting implied values under a leveraged acquisition was $34.82 to $41.46 per fully diluted share.

The summary set forth above describes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the process undertaken by Merrill Lynch in preparing its presentation. Merrill Lynch did not assign relative weights to any of its analyses. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s and Merrill Lynch’s control, and involve the application of complex methodologies and educated judgments. In addition, no company utilized as a comparison in the analyses described above is identical to the Company, and none of the transactions utilized as a comparison is identical to the arrangement.

The Company selected Merrill Lynch as its financial advisor because of Merrill Lynch’s reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the arrangement and because Merrill Lynch is familiar with the Company and its business. As part of Merrill Lynch’s investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with arrangements, mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to a letter agreement dated January 25, 2007, between us and Merrill Lynch, we agreed to pay Merrill Lynch a fee equal to 0.65% of the aggregate purchase price (defined as the aggregate market value of securities and any other non-cash consideration delivered, and all indebtedness assumed by, Parent in connection with the arrangement), or approximately $12.4 million, if the arrangement is consummated. Additionally, we have agreed to reimburse Merrill Lynch and related persons for expenses, including reasonable fees and disbursements of legal counsel, and indemnify Merrill Lynch for liabilities, related to or arising out of its engagement, including liabilities under the federal securities laws.

Merrill Lynch has, in the past, provided financial advisory and financing services to the Company, the sponsors and/or one or more of their affiliates and may continue to do so, and has received, and may receive, fees for rendering such services. Merrill Lynch is assisting Parent in obtaining funds, through debt financing, in connection with the arrangement, and has also established a financing team which developed financing terms for discussion with other potential purchasers during the go-shop period. Merrill Lynch may actively trade or invest in the equity and other securities of the Company, as well as securities or other financial instruments of the sponsors or affiliates of the sponsors, for its own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities.

A copy of Merrill Lynch’s written presentation to the board of directors and opinion with respect to consideration of $40.00 per common share have been attached as exhibits to the Schedule 13E-3 filed with the SEC in connection with the arrangement. The written presentation and opinion will be available at our principal executive offices during regular business hours for any interested shareholder, or any representative of such shareholder who has been so designated in writing, to inspect and copy.

Position of Executive Officer Investors as to Fairness

Under the rules governing “going private” transactions, the Executive Officer Investors may be deemed to be engaged in a “going private” transaction and are required to express their beliefs as to the fairness of the arrangement to our unaffiliated shareholders. The Executive Officer Investors are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The views of the Executive Officer Investors as to the fairness of the arrangement should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to approve the arrangement resolution. The Executive Officer Investors have interests in the arrangement different from, and in addition to, those of the unaffiliated shareholders. These interests are described under “—Interests of the Company’s Directors and Executive Officers in the Arrangement.”

The Executive Officer Investors did not undertake a formal evaluation of the arrangement or engage a financial advisor for such purpose. The unaffiliated shareholders, however, were represented by the Company’s special committee, which directed the negotiation of the terms and conditions of the arrangement agreement on their behalf, with the assistance of its independent financial and legal advisors and the Company’s financial and legal advisors. The Executive Officer Investors believe that the arrangement agreement and the arrangement are substantively and procedurally fair to the unaffiliated shareholders and agree with the analyses and conclusions of the special committee and the board of directors based upon the reasonableness of those analyses and conclusions, which they adopt, and their knowledge of Hub, as well as the factors considered by, and the findings of, the special committee and the board of directors with respect to the fairness of the arrangement to such unaffiliated shareholders (see “—Reasons for the Arrangement; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Arrangement”). In addition, the Executive Officer Investors considered the fact that Scotia Capital delivered an opinion to the effect that, as of the date of such opinion, and based upon and subject to the various factors, assumptions and limitations set out in such opinion, the price per share to be received by the unaffiliated shareholders was fair to such shareholders from a financial point of view (see “—Reasons for the Arrangement; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Arrangement”) and that Fairfax, Hub’s largest shareholder, was willing to enter into a voting agreement and continues to support the arrangement and will receive the same consideration per common share pursuant to the arrangement as all other unaffiliated shareholders.

While the Executive Officer Investors are directors and officers of Hub, because of their differing interests in the arrangement they did not participate in the negotiation of the arrangement agreement or the evaluation or approval of the arrangement agreement and the arrangement. For these reasons, the Executive Officer Investors do not believe that their interests in the arrangement influenced the decision of the special committee or the board of directors with respect to the arrangement agreement or the arrangement.

The foregoing discussion of the information and factors considered and given weight by the Executive Officer Investors in connection with the fairness of the arrangement agreement and the arrangement is not intended to be exhaustive but is believed to include all material factors considered by the Executive Officer Investors. The Executive Officer Investors did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the arrangement agreement and the arrangement. The Executive Officer Investors believe that these factors provide a reasonable basis for their belief that the arrangement is fair to the unaffiliated shareholders.

Position of Parent and the Sponsors as to Fairness

Under a potential interpretation of the rules governing “going private” transactions, Parent and the sponsors may be required to express their beliefs as to the fairness of the arrangement to our unaffiliated shareholders. Parent and the sponsors are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Parent and the sponsors should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to approve the arrangement resolution.

Parent and the sponsors attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the shareholders of Hub, and, accordingly, did not negotiate the arrangement agreement with a goal of obtaining terms that were fair to such shareholders. Neither Parent nor the sponsors believes that it has or had any fiduciary duty to Hub or its shareholders, including with respect to the arrangement and its terms. The unaffiliated shareholders of Hub were, as described elsewhere in this proxy statement, represented by the special committee that negotiated with the sponsors on their behalf, with the assistance of its independent legal and financial advisors.

None of Parent or the sponsors participated in the deliberation process of the special committee and none of them participated in the conclusions of the special committee or the board of directors of Hub that the arrangement was fair to the Company and the unaffiliated shareholders, nor did they undertake any independent evaluation of the fairness of the arrangement. However, based upon the same factors considered by (including the discussion under “—Opinion of Financial Advisor” and the presentation materials of Scotia Capital and Merrill Lynch filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the arrangement), and the findings of the special committee and the board of directors with respect to the fairness of the arrangement to such unaffiliated shareholders as set forth in this proxy statement (see “—Reasons for the Arrangement; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Arrangement”), which findings of the special committee and the board of directors, Parent and the sponsors adopt, Parent and the sponsors believe that the arrangement agreement and the arrangement are substantively and procedurally fair to the unaffiliated shareholders. In addition, Parent and the sponsors considered the fact that Scotia Capital delivered an opinion to the effect that, as of the date of such opinion, and based upon and subject to the various factors, assumptions and limitations set out in such opinion, the price per share to be received by the unaffiliated shareholders was fair to such shareholders from a financial point of view (see “—Reasons for the Arrangement; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Arrangement”) and that Fairfax, Hub’s largest shareholder, entered into a voting agreement and continues to support the arrangement and will receive the same consideration per common share pursuant to the arrangement as all other unaffiliated shareholders.

The foregoing discussion of the information and factors considered and given weight by Parent and the sponsors in connection with the fairness of the arrangement agreement and the arrangement is not intended to be exhaustive but is believed to include all material factors considered by Parent and the sponsors. Parent and the sponsors did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the arrangement agreement and the arrangement. Parent and the sponsors believe that these factors provide a reasonable basis for their position that they believe that the arrangement is fair to the unaffiliated shareholders.

Purposes, Reasons and Plans for Hub after the Arrangement

A primary purpose of the arrangement is to enable Hub’s unaffiliated shareholders to immediately realize the value of their investment in Hub through their receipt of the arrangement consideration of $41.50 per common share in cash. Another purpose of the arrangement is to create greater operating flexibility for Hub, allowing management to concentrate on long-term growth rather than the short-term expectations of the financial markets. In light of the foregoing, and given our share price and the economic and market conditions affecting us and our industry sector as a whole, we believe our long-term objectives can best be pursued as a private company.

The reason for structuring the transaction as an arrangement is to effect the transaction following the approval of our shareholders. The reasons for undertaking the transaction at this time are described above under “—Background to the Transaction.”

It is expected that, upon consummation of the arrangement (and excluding the specific transactions contemplated in connection with the arrangement as described in this proxy statement), the operations of Hub will be conducted substantially as they currently are being conducted. Parent has agreed to maintain substantially the same terms of employment for current Hub employees, for a period of one year, following the arrangement. Furthermore, Parent and the sponsors have advised Hub that they do not have any current plans or proposals to cause Hub to engage in any of the following:

•

an extraordinary corporate transaction involving Hub’s corporate structure, business or management, such as an arrangement, reorganization or liquidation (other than actions taken in connection with the arrangement),

•	the relocation of any material Hub operations or sale or transfer of a material amount of Hub assets, or

•	any other material changes in its business.

Hub has pursued, since its formation, an active acquisition strategy that has resulted in the consummation of more than 135 acquisitions and has involved preliminary discussions and, in some cases, negotiations with respect to many other potential acquisitions. Parent and the sponsors have advised Hub that they intend that following consummation of the arrangement Hub will continue to follow an active acquisition strategy and that this strategy will continue to include consideration of a wide range of small and large potential acquisition candidates. Since the execution of the arrangement agreement, Hub has continued to evaluate and pursue acquisition opportunities, and Parent and the sponsors have begun to evaluate potential acquisition candidates and have participated in preliminary discussions with certain acquisition candidates.

Following consummation of the arrangement, the management and/or board of directors of Hub may initiate a review of the Company and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the arrangement to enhance the business and operations of Hub and may cause Hub to engage in the types of transactions set forth above if the management and/or board of directors of Hub decides that such transactions are in the best interest of Hub upon such review. Parent expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Voting Agreement between Parent and Fairfax Financial Holdings Limited

Fairfax beneficially owns approximately 26% of the outstanding common shares. Fairfax has entered into a voting agreement with Parent pursuant to which Fairfax has agreed to vote (or to grant a proxy to vote) the common shares it beneficially owns “FOR” the approval of the arrangement resolution and against any competing takeover proposal that may be submitted by Hub for a vote of its shareholders. Pursuant to the voting agreement Fairfax has also covenanted not to exercise any rights of dissent in respect of its common shares. Hub is not party to the voting agreement. The voting agreement does not restrict Hub, its directors, officers or advisors, or Fairfax (if requested by the Hub), from soliciting or responding to third-party proposals in accordance with the terms of the arrangement agreement. The voting agreement terminates at the earlier of termination of the arrangement agreement or the effective time of the arrangement.

Fairfax will not receive any consideration for its promises under the voting agreement.

A copy of the voting agreement is attached to this proxy statement as Annex D and we incorporate it by reference into this proxy statement. The summary of the voting agreement in the preceding paragraphs does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. We encourage you to read the voting agreement carefully and in its entirety.

Certain Effects of the Arrangement

If the arrangement resolution is approved by the Company’s shareholders, all other conditions to the closing of the arrangement are either satisfied or waived and the marketing period that Parent is entitled to use to complete the financing for the arrangement has expired, the arrangement will be consummated and thereafter Hub will cease to be a publicly traded company.

Upon the consummation of the arrangement, each common share issued and outstanding immediately prior to the effective time of the arrangement (other than certain common shares of the Rollover Holders) will be deemed transferred to Parent in exchange for the right to receive $41.50 in cash, without interest and less any applicable withholding taxes except that shareholders who are entitled to and who properly exercise dissent rights under the terms of the interim order instead shall have the right to receive the fair value for their common shares under Section 190 of the CBCA.

Upon the consummation of the arrangement, all outstanding options to acquire common shares not exercised prior to the arrangement (other than certain options held by certain of the Rollover Holders) will be cancelled and converted into a right to receive a cash payment equal to the number of common shares underlying the options multiplied by the amount by which $41.50 exceeds the option exercise price, without interest and less any applicable withholding taxes.

Upon the consummation of the arrangement, all RSUs granted pursuant to Hub’s equity incentive plans with respect to which vesting is accelerated under the terms of such RSUs on account of the consummation of the arrangement or pursuant to the terms of the arrangement, will vest and be cancelled and converted into the right to receive a cash payment equal to the number of outstanding RSUs multiplied by $41.50, without interest and less any applicable withholding taxes. RSUs granted pursuant to Hub’s equity incentive plans with respect to which vesting is not accelerated under the terms of such RSUs on account of the consummation of the arrangement or pursuant to the terms of the arrangement will not vest, and will remain in effect, with appropriate adjustments determined by the Company pursuant to the terms of the plans governing such RSUs, and will vest in accordance with the terms of such RSUs, unless the Company and Parent elect to accelerate the vesting of such RSUs.

Following the arrangement, the equity in Hub will be indirectly owned through Parent by the members of the Investor Group, and any additional investors that the sponsors permit to invest in Parent or an affiliate of Parent. If the arrangement is completed, the members of the Investor Group and any additional investors that the sponsors permit to invest in Parent or an affiliate of Parent will be the sole beneficiaries of our future earnings and growth, if any, and will be the sole persons entitled to vote on corporate matters affecting Hub following the arrangement. Similarly, the members of the Investor Group and any additional investors that sponsors permit to invest in Parent or an affiliate of Parent will also bear the risks of ongoing operations, including the risks of any decrease in our value after the arrangement and the operational and other risks related to the incurrence by Hub of significant additional debt as described below under “—Financing of the Arrangement.”

If the arrangement is completed, Hub’s unaffiliated shareholders will have no interest in Hub’s net book value or net earnings. The table below sets forth the direct and indirect interests in Hub’s net book value and net earnings of each of Hub’s executive officers and each of the sponsors prior to and immediately after the arrangement, based upon the net book value of Hub at December 31, 2006 and net earnings of Hub for the year ended December 31, 2006. Following the arrangement, the entire interest in Hub’s net book value and net earnings will be held by the Investor Group and any additional investors that the members of the Investor Group permit to invest in Parent, through Parent.

	Ownership Prior to the Arrangement(1)				Ownership After the Arrangement(2)
Name	Net Book Value		Earnings		Net Book Value		Earnings
	$ in thousands	%	$ in thousands	%	$ in thousands	%	$ in thousands	%
Martin P. Hughes	7,538	1.14	582	1.14	12,486	1.89	965	1.89
John P. Graham	—	—	—	—	765	0.12	59	0.12
Richard A. Gulliver	4,995	0.78	386	0.78	8,665	1.31	669	1.31
Bruce D. Guthart	5,132	0.78	397	0.78	6,696	1.02	517	1.02
W. Kirk James	21	*	2	*	3,127	0.47	242	0.47
Lawrence J. Lineker	2,355	0.36	182	0.36	5,736	0.87	443	0.87
Marianne D. Paine	4	*	0.3	*	479	0.07	37	0.07
Roy H. Taylor	1,620	0.25	125	0.25	3,717	0.56	287	0.56
Private equity funds advised by Apax(3)	N/A	N/A	N/A	N/A	360,042	54.62	27,817	54.62
MSPI(3)	N/A	N/A	N/A	N/A	230,495	34.97	17,808	34.97

*	Indicates less than 0.01%.
(1)	Based upon beneficial ownership as of December 31, 2006, excluding any options (whether or not exercisable) and any RSUs (whether or not vested), and Hub’s net book value at December 31, 2006 and net earnings for the year ended December 31, 2006.
(2)	Based upon the agreed upon equity investments, which remain subject to modification by the sponsors and the Rollover Holders, and Hub’s net book value at December 31, 2006 and net earnings for the year ended December 31, 2006, and without giving effect to any additional indebtedness to be incurred in connection with the arrangement.
(3)	Based upon current equity commitments. See “—Financing of the Arrangement—Equity Financing.”

In connection with the arrangement, the Rollover Holders will receive benefits and be subject to obligations in connection with the arrangement that are different from, or in addition to, the benefits and obligations of unaffiliated shareholders, as described in more detail under “—Interests of the Company’s Directors and Executive Officers in the Arrangement.” The incremental benefits include the right and commitment of the Rollover Holders to make an agreed upon equity investment in Parent or an affiliate of Parent, in cash and/or by exchanging a portion of their common shares or options for equity interests in Parent, or an affiliate of Parent. A detriment to the Rollover Holders is that their new equity interests will not initially be, and may not be, registered under the U.S. federal securities laws or Canadian securities laws and such equity interests will be relatively illiquid without an active public trading market for such securities. The equity interests received in exchange for such investment in Parent will also be subject to an agreement among the equityholders restricting the ability of the Rollover Holders to sell such equity. Additional incremental benefits to the Executive Officer Investors include, among others, continuing as executive officers of Hub, Parent or an affiliate of Parent, and executing employment and related agreements with Parent. Furthermore, it is contemplated that Mr. Hughes will serve on the board of directors of Parent and continue as chief executive officer of Hub, and that other executive officers will continue to serve in their current roles. A potential detriment to the Rollover Holders is that Apax will own a majority of Parent’s shares, will control the board of directors of Parent and Hub and will be able to exert substantial influence over the governance and operations of Parent and Hub following the arrangement.

Hub’s common shares are currently registered under the Exchange Act and listed and traded on the NYSE under the symbol “HBG”. Hub is also a reporting issuer in each province of Canada and its common shares are listed on the TSX under the symbol “HBG”. As a result of the arrangement, Hub will be a privately held corporation, and there will be no public market for its common shares. After the arrangement, the common shares will cease to be listed and traded on the NYSE or the TSX, and sales of common shares in the public market will no longer be available. In addition, registration of the common shares under the Exchange Act will be terminated and Hub will cease to file reports with the SEC and Hub will cease to be a reporting issuer in each province of Canada.

Effects on the Company if the Arrangement is Not Completed

If the arrangement resolution is not approved by Hub’s shareholders or if the arrangement is not completed for any other reason, shareholders will not receive any payment for their common shares in connection with the arrangement. Instead, Hub will remain an independent public company and the common shares will continue to be listed and traded on the NYSE and TSX. In addition, if the arrangement is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Hub shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the insurance brokerage industry on which Hub’s business largely depends, and general industry, economic, regulatory and market conditions. Accordingly, if the arrangement is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Hub shares. From time to time, Hub’s board of directors will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of Hub and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the arrangement resolution is not approved by Hub’s shareholders or if the arrangement is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Hub will be offered, or that the business, prospects or results of operations of Hub will not be adversely impacted.

Delisting and Deregistration of Hub Common Shares

If the arrangement is completed, the common shares will cease to be listed and traded on the NYSE and the TSX, and sales of common shares in the public market will no longer be available. In addition, registration of the common shares under the Exchange Act will be terminated and Hub will cease to be a reporting issuer in each province of Canada.

Accounting

For financial reporting purposes, the arrangement will be accounted for as a recapitalization, pursuant to which the historical bases of Hub’s assets and liabilities will be preserved following the arrangement.

Court Approval of the Arrangement and Completion of the Arrangement

Hub’s arrangement under the CBCA requires Court approval. On                     , 2007, Hub obtained the interim order, which provides for the calling and holding of the special meeting, the dissent rights and other procedural matters. A copy of the interim order is attached hereto as Annex G. Subject to the approval of the arrangement resolution by holders of common shares at the special meeting, the hearing in respect of the final order is currently scheduled to take place on                     , 2007, in the Court at                     . Any holder of common shares who wishes to appear, or to be represented, and to present evidence or arguments must serve and file a notice of appearance as set out in the Notice of Application for the Final Order and satisfy any other requirements of the Court. The Court will consider, among other things, the fairness of the arrangement. The Court may approve the arrangement in any manner the Court may direct, subject to compliance with any terms and conditions, if any, as the Court deems fit. In the event that the hearing is postponed, adjourned or rescheduled, then, subject to further order of the Court, only those persons having previously served a notice of appearance in compliance with the Notice of Application and the interim order will be given notice of the postponement, adjournment or rescheduled date. A copy of the Notice of Application for the Final Order is attached as Annex H to this proxy statement.

Assuming the final order is granted and the other conditions to closing contained in the arrangement agreement are satisfied or waived to the extent legally permissible, then Articles of Arrangement will be filed with the director under the CBCA to give effect to the arrangement. Notwithstanding the approval by Hub shareholders of the arrangement resolution, Hub reserves the right not to proceed with the arrangement in accordance with the terms of the arrangement agreement.

Canadian Judicial Developments

Prior to the pronouncement of the Ontario Securities Commission’s going-private rules, OSC Rule 61-501, and the L’Autorité des marchés financiers going-private rules, Policy Q-27, Canadian courts had, in selected cases, granted preliminary injunctions to enjoin transactions which constituted “going private” transactions within the meaning of OSC Rule 61-501 and Policy Q-27. The current trend in both legislation and in Canadian jurisprudence is toward permitting “going private” transactions to proceed subject to compliance with requirements intended to ensure procedural and substantive fairness to the minority shareholders, including OSC Rule 61-501 and Policy Q-27. Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a “going private” transaction.

Exemption from Formal Valuation Requirement Under Canadian Securities Laws

OSC Rule 61-501 and Policy Q-27 provide that, unless exempted, an issuer proposing to carry out a transaction such as the arrangement is required to engage an independent valuator to prepare a valuation of the affected securities under the supervision of a special committee and to provide to the holders of the affected securities a summary of such valuation. Hub intends to rely on exemptions available pursuant to OSC Rule 61-501 and Policy Q-27 exempting Hub from the requirement to prepare a valuation in connection with the arrangement. In particular, Hub is relying on an exemption from the valuation requirement where:

(1) the consideration per affected security under a transaction is at least equal in value to and is in the same form as the highest consideration agreed to with one or more selling securityholders in arm’s length negotiations in connection with the same transaction;

(2) at least one of the selling securityholders referred to in (1) above beneficially owns or exercises control or direction over at least 10% of the outstanding securities of the class of the affected securities;

(3) one or more of the selling securityholders referred to in (1) above beneficially owns or exercises control or direction over at least 20% of the outstanding securities of the class of the affected securities beneficially owned or over which control or direction was exercised by entities other than the person or its joint actors that entered into the agreements with the selling securityholders,

(4) the person proposing the transaction reasonably believes, after reasonable inquiry, that at the time of the agreement referred to in (1) above, each such selling securityholder had full knowledge of and access to information concerning the issuer and its securities, and any factors peculiar to a selling securityholder party to the agreement, including non-financial factors, that were considered relevant by the selling securityholder in assessing the consideration did not have the effect of reducing the price that would otherwise have been considered acceptable by that selling securityholder;

(5) at the time of the agreement referred to in (1) above, the person proposing the transaction did not know of material information in respect of the issuer or the affected securities that was not disclosed generally and if disclosed, could have reasonably been expected to increase the agreed consideration; and

(6) the person proposing the transaction, after reasonable inquiry, does not know of any material information in respect of the issuer or the affected securities since the time of the agreement referred to in (1) above that has not been disclosed generally and could reasonably be expected to increase the value of the affected securities.

Hub is relying on this exemption by virtue of the voting agreement, dated as of February 25, 2007, between Fairfax and Parent, pursuant to which Fairfax has agreed to vote (or grant a proxy to vote) the common shares it beneficially owns, which represent approximately 26% of the outstanding common shares, in favor of the arrangement. Fairfax will receive the same consideration per common share as the consideration per common share payable to the other shareholders pursuant to the arrangement. Fairfax has also represented and warranted to Parent that it had full knowledge of and access to information concerning Hub and its common shares and that no factors had the effect of reducing the price at which it agreed to sell the common shares to Parent. The voting agreement is attached to this proxy statement as Annex D.

Regulatory Approvals

Competition Act (Canada)

The Competition Act (Canada) requires that parties to certain change of control transactions that exceed specified size thresholds (“Notifiable Transactions”) provide to the Commissioner of Competition (the “Commissioner”) appointed under the Competition Act prior notice of, and information relating to, the transaction. Except where an advance ruling certificate is issued or notification is waived, notification must be made either on the basis of a short-form filing (in respect of which there is a 14-day statutory waiting period from the time a complete notification is made) or a long-form filing (in respect of which there is a 42-day waiting period from the time a complete notification is made). The Commissioner’s review of the competitive impact of a Notifiable Transaction may take longer than the statutory waiting period. Upon completion of the Commissioner’s review, the Commissioner may decide to (i) challenge the Notifiable Transaction, if the Commissioner concludes that it is likely to substantially lessen or prevent competition, (ii) issue a “no action” letter stating that the Commissioner is of the view that grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act in respect of the Notifiable Transaction at that time but retains the authority to do so for three years after completion of the Notifiable Transaction, or (iii) issue an advance ruling certificate. Where an advance ruling certificate is issued and the Notifiable Transaction to which the advance ruling certificate relates is substantially completed within one year after the advance ruling certificate is issued, the Commissioner cannot seek an order of the Competition Tribunal in respect of the Notifiable Transaction solely on the basis of information that is the same or substantially the same as the information on the basis on which the advance ruling certificate was issued. Where a transaction is not a Notifiable Transaction, the Commissioner has three years from the date of closing to apply to the Competition Tribunal for a remedial order on the basis that the transaction will result or likely result in a substantial lessening or prevention of competition. Parent has determined that the transaction is not a Notifiable Transaction and that no filing is required under the Competition Act.

HSR Act

Under the HSR Act and the rules promulgated thereunder by the FTC, the arrangement cannot be completed until Hub and Parent or an affiliate of Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. At any time before or after consummation of the arrangement, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the arrangement or seeking divestiture of substantial assets of Hub or Parent or an affiliate of Parent. At any time before or after the consummation of the arrangement, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the arrangement or seeking divestiture of substantial assets of Hub or Parent or an affiliate of Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Hub and Parent have each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on [            ], 2007.

While there can be no assurance that the arrangement will not be challenged by a governmental authority or private party on antitrust grounds, Hub, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes that the arrangement can be effected in compliance with federal and state antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton

Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Investment Canada Act

Under the Investment Canada Act, certain transactions involving the acquisition of control of a Canadian business by a non-Canadian entity that exceed prescribed monetary thresholds are subject to review and cannot be implemented unless the applicable Minister responsible for the Investment Canada Act is satisfied that the acquisition is likely to be of net benefit to Canada. The Minister of Canadian Heritage (for cultural activities) and the Minister of Industry (for all other activities) are the two Ministers who are responsible for reviewing transactions. Where a transaction is subject to the review requirement (a “Reviewable Transaction”), an application for review generally must be filed with the applicable Director of Investments appointed by the responsible Minister prior to the implementation of the Reviewable Transaction. The responsible Minister is then required to determine whether the Reviewable Transaction is likely to be of net benefit to Canada.

The prescribed factors of assessment to be considered by the responsible Minister include, among other things, the effect of the investment on the level and nature of economic activity in Canada (including the effect on employment, utilization of Canadian products and services and exports), the degree and significance of participation by Canadians in the acquired business, the effect of the investment on productivity, industrial efficiency, technological development, product innovation and product variety in Canada, the effect of the investment on competition within any industry in Canada, the compatibility of the investment with national industrial, economic and cultural policies (taking into consideration corresponding provincial policies) and the contribution of the investment to Canada’s ability to compete in world markets.

The Investment Canada Act contemplates an initial review period of 45 days after filing; however, if the responsible Minister has not completed the review by that date, the responsible Minister may unilaterally extend the review period by up to 30 days (or such longer period as the Minister and the applicant may agree) to permit completion of the review. In determining whether a Reviewable Transaction is of net benefit to Canada, the responsible Minister can take into account, among other things, the previously noted factors specified in the Investment Canada Act, as well as any written undertakings that may be given by the applicant. If a notice that a Reviewable Transaction is determined not to be of net benefit to Canada is sent to the applicant, it may not be implemented (although the applicant would have an additional 30 days to make representations and submit undertakings in an effort to secure approval). If no notice is sent to the applicant by the responsible Minister within the 45 day period or the extended period, as the case may be, the Reviewable Transaction is deemed to be approved by such Minister. Parent filed its application under the Investment Canada Act on April 11, 2007.

Other regulatory issues

Though not a condition to the consummation of the arrangement, United States and Canadian federal, state and provincial laws and regulations may require that Hub or Parent obtain approvals or certificates of need from, file new license and/or permit applications with, and/or provide notices to, applicable governmental authorities in connection with the arrangement.

Financing of the Arrangement

Parent estimates that the total amount of funds necessary to complete the proposed arrangement and the related transactions is approximately $1.9 billion, which includes approximately $1.8 billion to be paid to Hub’s shareholders and holders of other equity-based interests in Hub (which amount includes the value of rollover equity in respect of the Rollover Holders). It is expected that the remaining funds will be used to refinance certain existing indebtedness ($75.0 million aggregate principal amount of 6.43% senior notes due April 4, 2016, $7.5 million aggregate principal amount of 5.71% senior notes due April 4, 2011 and $55.0 million aggregate principal amount of 6.16% senior notes due June 15, 2013, each issued by a subsidiary of Hub), and to pay customary fees and expenses in connection with the proposed arrangement, the financing arrangements and the related transactions.

Pursuant to the arrangement agreement, Parent is obligated to use its reasonable best efforts to obtain the debt financing described below as promptly as practicable, taking into account the marketing period (as defined below under “The Arrangement Agreement (Proposal No. 1)—Marketing Period”). In the event that any portion of the debt financing becomes unavailable on the terms contemplated in the agreements in respect thereof, Parent is obligated to use its reasonable best efforts to arrange alternative financing from alternative sources on terms no less favorable to Parent (as determined in the reasonable judgment of Parent).

The following arrangements are intended to provide the necessary financing for the arrangement:

Equity Financing

Parent has received equity commitment letters from the Apax funds (pursuant to which the Apax funds have agreed to invest an aggregate $400 million in Parent or an affiliate of Parent) and MSPI (pursuant to which it has agreed to invest $250 million in Parent or an affiliate of Parent), provided that the amounts committed to be invested by the Apax funds and MSPI are subject to adjustment in connection with amounts invested by the Rollover Holders. The parties to the commitment letters have the right to assign their committed amounts to other investors. The obligation to fund commitments under the equity commitment letters is subject to the satisfaction or waiver by Parent of the conditions precedent to Parent’s obligation to complete the arrangement. In addition, the Rollover Holders, pursuant to equity commitment agreements, have agreed to invest approximately $74 million in the aggregate in Parent or an affiliate of Parent. It is expected that some of our other employees will also be permitted (but not required) to make a cash investment in equity securities of Parent or an affiliate of Parent, and/or roll over common shares and/or options into equity securities of Parent or an affiliate of Parent. Any such employees that agree to invest cash and/or roll over common shares of options will cease to be disinterested shareholders.

Debt Financing

Pursuant to a debt commitment letter, dated as of March 21, 2007, to Parent from Morgan Stanley Senior Funding, Inc. (“MSSF”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Merrill Lynch Capital Corporation (“MLC” and together with MLPFS, “Merrill,” and Merrill together with MSSF, the “Debt Financing Sources”) and subsequent negotiations between the parties:

•

MSSF and MLC have each severally and not jointly committed to provide (each committing to 50%) to a Delaware corporation (“US Borrower”) and certain of its subsidiaries (including Parent) up to $825.0 million of senior secured credit facilities, for the purpose of, among other things, financing the arrangement, repaying or refinancing certain existing indebtedness of Hub and its subsidiaries, and paying fees and expenses incurred in connection with the arrangement, up to $100.0 million of which shall be available as a delayed draw term loan facility to, among other things, finance permitted acquisitions and for general corporate purposes and a separate $100.0 million of which shall be available as a revolving loan facility for general corporate purposes (including permitted acquisitions) of US Borrower, Parent and their subsidiaries;

•

MSSF and MLC have each severally and not jointly committed to provide (each committing to 50%) to US Borrower up to $350 million of senior unsecured increasing rate bridge loans (“Senior Bridge Loans”) to the extent the offering of all or any of $350 million senior unsecured notes (“Senior Notes”) is not completed on or prior to the closing date of the arrangement, for the purpose of financing the arrangement, repaying or refinancing certain existing indebtedness of Hub and its subsidiaries and paying fees and expenses incurred in connection with the arrangement; and

•

MSSF and MLC have each severally and not jointly committed to provide (each committing to 50%) to US Borrower up to $350 million of senior subordinated increasing rate bridge loans (“Subordinated Bridge Loans”) to the extent the offering of all or any of $350 million senior subordinated notes

(“Senior Subordinated Notes”) is not completed on or prior to the closing date of the arrangement, for the purpose of financing the arrangement, repaying or refinancing certain existing indebtedness of Hub and its subsidiaries and paying fees and expenses incurred in connection with the arrangement.

Each commitment above is subject to the conditions set forth in the commitment letter. The debt commitments expire on October 7, 2007. The documentation governing the senior secured credit facilities and the bridge facilities has not been finalized and the actual terms of such facilities may differ in a manner not adverse to Hub’s existing shareholders from those described in this proxy statement.

Conditions Precedent to the Debt Commitments

The availability of the senior secured credit facilities and the bridge facilities is subject to, among other things, there not having occurred, since December 31, 2006, any change or condition that would constitute a “material adverse effect on the company” as defined in the arrangement agreement (see “The Arrangement Agreement (Proposal No. 1)—Representations and Warranties”), consummation of the arrangement in accordance with the arrangement agreement (and no provision thereof having been waived or amended in a manner materially adverse to the lenders without the reasonable consent of MSSF and Merrill) and the negotiation, execution and delivery of definitive documentation.

Senior Secured Credit Facilities

General. The borrowers under the senior secured credit facilities will be US Borrower and Parent (solely with respect to the portion of any facility denominated in Canadian dollars) (“Borrower”). The senior secured credit facilities will be comprised of a $625.0 million senior secured term loan facility with a term of seven years (“Term Facility”) (a portion of which may be denominated in Canadian dollars in an amount to be agreed), a $100.0 million delayed draw senior secured term loan facility with a term of seven years (“Delay Draw Term Facility”), and a $100.0 million (U.S. equivalent) senior secured multi-currency revolving credit facility with a term of six years (the “Revolving Facility”), available in U.S. dollars and subject to limits, Canadian dollars. The Revolving Facility will include sublimits for the issuance of letters of credit and swingline loans. No alternative financing arrangements or alternative financing plans have been made in the event that the senior secured credit facilities are not available as anticipated.

Interest Rate and Fees. Loans under the senior secured credit facilities are expected to bear interest, at the Borrower’s option, at (1) a rate equal to LIBOR (London Interbank Offered Rate) plus an applicable margin or (2) a rate equal to the alternate base rate (“ABR”) plus an applicable margin (the ABR is the higher of the prime lending rate as published by the Wall Street Journal and the Federal Funds Effective Rate plus  1/2 of 1.0%). To the extent amounts issued under the senior secured credit facilities are issued in Canadian dollars, such amounts are expected to bear interest with reference to the Canadian Prime Rate or the BA Discount Rate plus an applicable margin. After the effective date of the arrangement, the applicable margins for the Revolving Facility will be subject to decrease pursuant to a leverage ratio and the applicable margins for the Term Facility and the Delay Draw Term Facility will be subject to a one time decrease pursuant to a leverage ratio.

In addition, Borrower will pay customary commitment fees (subject to a decrease based on leverage) and letter of credit fees under the Revolving Facility.

Prepayments and Amortization. Borrower will be permitted to make voluntary prepayments at any time, without premium or penalty (other than LIBOR breakage costs, if applicable), and required to make mandatory prepayments under the Term Facility and Delay Draw Term Facility of 50% of excess cash flow, with step-downs to 25% and 0% based upon achievement of ratios of total net debt to consolidated EBITDA; 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Parent and its subsidiaries, unless such proceeds are reinvested or committed to reinvestment within 15 months of the disposition; and 100% of the net cash proceeds of issuances of debt obligations of Parent and its subsidiaries (except the net cash proceeds of any permitted debt).

Guarantors. Obligations of the US Borrower under the senior secured credit facilities will be unconditionally guaranteed jointly and severally on a senior secured basis by the direct parent company of US Borrower and each existing and subsequently acquired or organized direct or indirect wholly owned domestic subsidiary of US Borrower (other than unrestricted subsidiaries and certain immaterial subsidiaries to be agreed upon) (“US Guarantors”). Obligations of the Parent under the senior secured credit facilities will be unconditionally guaranteed jointly and severally on a senior secured basis by the direct parent company of US Borrower, US Borrower, any other parent entities of Parent and each existing and subsequently acquired or organized direct or indirect wholly owned Canadian subsidiary of Parent (other than unrestricted subsidiaries and certain immaterial subsidiaries to be agreed upon) (“Canadian Guarantors”).

Security. The obligations of US Borrower and the US Guarantors under the senior secured credit facilities will be secured by substantially all present and future assets of the US Borrower and the US Guarantors. Certain assets may be excluded if US Borrower and MSSF agree that the cost of obtaining a security interest is excessive in relation to the benefit afforded thereby, or if the granting of a security interest in such asset would be prohibited by contractual anti-assignment clauses not overridden by the Uniform Commercial Code or applicable law. The obligations of Parent and the Canadian Guarantors under the senior secured credit facilities will be secured by substantially all present and future assets of Parent and the Canadian Guarantors. Certain assets may be excluded if Parent and MSSF agree that the cost of obtaining a security interest is excessive in relation to the benefit afforded thereby, or if the granting of a security interest in such asset would be prohibited by contractual anti-assignment clauses not overridden by the Personal Property Security Act (Ontario) or applicable law.

Other Terms. The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, sales of assets, arrangements and consolidations, dividends and other distributions, redemptions and prepayments of certain subordinated indebtedness. The senior secured credit facilities will also include customary events of default, including a change of control default.

Senior Bridge Loans

The borrower under the Senior Bridge Loans will be US Borrower (“Senior Borrower”). Up to $350.0 million in Senior Bridge Loans will be made, provided that such amount shall be reduced by the aggregate principal amount of any Senior Notes issued on or prior to the closing date of the arrangement, with a term of one year. The Senior Bridge Loans will constitute senior indebtedness of the Senior Borrower. The guarantors of the obligations of the US Borrower under the senior secured credit facilities will jointly and severally guarantee the Senior Bridge Loans on a senior unsecured basis, with the guarantee of each such guarantor under the Senior Bridge Loans being pari passu in right of payment with all obligations under the senior secured credit facilities. Interest for the first six months is the LIBOR rate plus an applicable margin. Interest will be subject to certain increases and a maximum cap.

The Senior Bridge Loans can be repaid by Senior Borrower at any time after three days written notice from Senior Borrower. The Senior Bridge Loans shall be repaid with the net proceeds from the issuance of the Senior Notes, refinancing debt or equity securities issued in a public offering by US Borrower or any of its restricted subsidiaries subject to certain exclusions, and the net proceeds from any non-ordinary course asset sale by US Borrower or any of its subsidiaries in excess of amounts reinvested or required to be paid to the lenders under the senior secured credit facilities. Senior Bridge Loans will contain customary representations and warranties and customary affirmative and negative covenants and events of default.

At the expiry of the Senior Bridge Loans, to the extent that such loans have not been repaid, the Senior Bridge Loans will convert into senior exchange notes (“Senior Exchange Notes”). The Senior Exchange Notes will be issued under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended, and will mature seven and one-half years after the closing date of the arrangement. Interest on the Senior Exchange Notes shall be equal to the interest on the Senior Bridge Loans immediately prior to the maturity of the Senior Bridge Loans, plus 0.50%, subject to certain increases and a maximum cap. In certain circumstances, the Senior Exchange Notes will not be redeemable; in other circumstances the notes will be redeemable if the issuer pays a customary make-whole premium. Customary covenants, events of default and modification provisions shall apply.

Subordinated Bridge Loans

The borrower under the Subordinated Bridge Loans will be US Borrower (“Subordinated Borrower”). Up to $350.0 million in Subordinated Bridge Loans will be made, provided that such amount shall be reduced by the aggregate principal amount of any Senior Subordinated Notes issued on or prior to the closing date of the arrangement, with a term of one year. The Subordinated Bridge Loans will constitute Senior subordinated indebtedness of the Subordinated Borrower. The guarantors of the obligations of the US Borrower under the senior secured credit facilities will jointly and severally guarantee the Subordinated Bridge Loans on a senior subordinated basis, with the guarantee of each such guarantor under the Subordinated Bridge Loans being subordinated to all obligations under the senior secured credit facilities and the Senior Bridge Facility and Senior Notes. Interest for the first six months is the LIBOR rate plus an applicable margin. Interest will be subject to certain increases and a maximum cap.

The Subordinated Bridge Loans can be repaid by Subordinated Borrower at any time after three days written notice from Subordinated Borrower. The Subordinated Bridge Loans shall be repaid with the net proceeds from the issuance of the Senior Subordinated Notes, refinancing debt or equity securities issued in a public offering by US Borrower or any of its restricted subsidiaries subject to certain exclusions, and the net proceeds from any non-ordinary course asset sale by US Borrower or any of its subsidiaries in excess of amounts reinvested or required to be paid to the lenders under the senior secured credit facilities, the Senior Bridge Facility and Senior Notes. Subordinated Bridge Loans will contain customary representations and warranties and customary affirmative and negative covenants and events of default.

At the expiry of the Subordinated Bridge Loans, to the extent that such loans have not been repaid, the Subordinated Bridge Loans will convert into subordinated exchange notes (“Subordinated Exchange Notes”). The Subordinated Exchange Notes will be issued under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended, and will mature eight years after the closing date of the arrangement. Interest on the Subordinated Exchange Notes shall be equal to the interest on the Senior Bridge Loans immediately prior to the maturity of the Senior Bridge Loans, plus 0.50%, subject to certain increases and a maximum cap. In certain circumstances, the Subordinated Exchange Notes will not be redeemable; in other circumstances the notes will be redeemable if the issuer pays a customary make-whole premium. Customary covenants, events of default and modification provisions shall apply.

Limited Guarantees; Remedies

In connection with the arrangement agreement, the Apax funds and MSPI have agreed to guarantee the due and punctual performance and discharge of certain of the payment obligations of Parent under the arrangement agreement, up to a maximum amount equal to their respective pro rata share of a Parent termination fee of $53.0 million. Each limited guarantee will remain in full force and effect until the earlier of (i) the effective time of the arrangement, (ii) the termination of the arrangement agreement under circumstances in which Parent would not be obligated to pay the termination fee and (iii) the first anniversary of the date of the termination of the arrangement agreement if the arrangement agreement is terminated under circumstances giving rise to a payment obligation of Parent, provided the Company has not made a claim under the guarantee related to such obligation prior to such one year anniversary date.

We cannot seek specific performance to require Parent to complete the arrangement, and our exclusive remedy for the failure of Parent to complete the arrangement is the termination fee described above payable to us in the circumstances described under “The Arrangement Agreement (Proposal No. 1)—Termination Fees.”

Interests of the Company’s Directors and Executive Officers in the Arrangement

In considering the proposal to approve the arrangement resolution, Hub’s shareholders should be aware that certain of Hub’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Hub’s shareholders generally. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the arrangement agreement and to recommend that our shareholders vote in favor of approving the arrangement resolution.

Hub Equity Compensation and Bonus Plans

Except as described below under “—New Arrangements with Parent After Closing—Rollover Commitments,” upon the consummation of the arrangement, all of our equity compensation awards (including our awards held by executive officers) will be subject to the following treatment:

•

all options will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding options multiplied by the amount by which $41.50 exceeds the option exercise price; and

•

all RSUs with respect to which the vesting is accelerated by their terms on account of the consummation of the arrangement or pursuant to the terms of the arrangement will vest, be cancelled and be converted into the right to receive a cash payment equal to the number of outstanding RSUs times $41.50. RSUs with respect to which the vesting is not accelerated by their terms on account of the consummation of the arrangement or pursuant to the terms of the arrangement will not vest, and will remain in effect, with appropriate adjustments determined by the Company pursuant to the terms of the plans governing such RSUs, and will vest in accordance with the terms of such RSUs, unless the Company and Parent elect to accelerate the vesting of such RSUs.

See “The Arrangement Agreement (Proposal No. 1)—Treatment of Options and Other Awards” and “The Arrangement Agreement (Proposal No. 1)—Employee Benefits” for a more complete discussion of the treatment of these plans.

All of the preceding cash payments will be subject to applicable withholding taxes.

The table below sets forth, as of March 31, 2007, for each of our executive officers: (a) the number of options to acquire common shares held by such person, (b) the cash payment that may be made in respect of the foregoing options upon the consummation of the arrangement, (c) the number of RSUs held by such person that will vest upon consummation of the arrangement, (d) the cash payment that may be made in respect of the foregoing RSUs upon the consummation of the arrangement, (e) the cash payment that may be made in respect of all other common shares owned by such person and (f) the aggregate cash payment that may be made to such person upon consummation of the arrangement (in all cases before applicable withholding taxes).

	Options		RSUs		Cash Payment for Other Beneficially Owned Common Shares(1)	Total Cash Payment(1)(2)
Name	Number	Cash Payment(1)	Number	Cash Payment(1)
Martin P. Hughes(3)	150,000	$3,874,500	109,252	$4,533,958	$18,792,113	$27,200,571
John P. Graham(3)	—	—	20,000	830,000	—	830,000
Richard A. Gulliver(3)	125,000	3,228,750	77,644	3,222,226	12,454,109	18,905,085
Bruce D. Guthart(3)	53,258	1,375,654	142,624	5,918,896	12,795,446	20,089,996
W. Kirk James(3)	75,000	1,937,250	61,525	2,553,288	54,075	4,544,613
Lawrence J. Lineker(3)	13,472	347,982	69,918	2,901,597	5,865,112	9,114,691
Marianne D. Paine(3)	—	—	12,529	519,954	10,043	529,997
Roy H. Taylor(3)	—	—	—	—	4,041,063	4,041,063
Total of all executive officers(2)	416,730	10,764,136	493,493	20,479,918	54,011,961	85,256,015

(1)	Amounts reflect the payments that would be received if such executive officers were to receive the arrangement consideration for all equity held by such officers and do not exclude amounts such officers may reinvest and/or roll over pursuant to the equity rollover commitments described under “—Interests of the Company’s Directors and Executive Officers in the Arrangement—Rollover Commitments” of this proxy statement.
(2)	Amounts may not total due to rounding.
(3)	Does not include additional RSUs granted as of March 30, 2007, which will be cancelled upon completion of the arrangement.

New Arrangements with Parent After Closing

The sponsors indicated in their discussions with management regarding the acquisition, which discussions were communicated to the special committee, that it was critical to their willingness to proceed with the acquisition that Hub’s executive officers and presidents of certain Hub brokerages listed in the table below (defined previously as the “Rollover Holders”), commit to make significant investments in Parent, or an affiliate of Parent. Accordingly, in contemplation of the acquisition, each of the Rollover Holders entered into a rollover commitment agreement, pursuant to which (i) each Rollover Holder agreed to make certain minimum equity investments in Parent or an affiliate of Parent and agreed in principle to enter into a shareholders’ agreement (or similar arrangement) in respect of such equity investment in Parent or an affiliate of Parent and (ii) each Executive Officer Investor who is a Rollover Holder agreed in principle to enter into a new employment agreement with Parent or an affiliate of Parent and agreed that any cash bonus award that may be granted to such Executive Officer Investor under the Company’s 2005 Equity Incentive Plan will not accelerate as a result of the arrangement.

Rollover Commitments

Pursuant to rollover commitment agreements, each Rollover Holder committed to invest in Parent, or an affiliate of Parent, not less than the amount identified in the table below. This investment could be made in the form of cash or a rollover of common shares or options. The currently committed investments (without giving effect to any tax consequences), which remain subject to modification by the sponsors and the Rollover Holders, are as follows:

Name	Equity Commitment
Martin P. Hughes	$13,542,612
Richard A. Gulliver	$9,398,381
Bruce D. Guthart	$7,262,500
Lawrence J. Lineker	$6,221,636
James Barton	$4,726,601
Dale Kaufman	$4,470,256
Chad Robertson	$4,158,840
Roy H. Taylor	$4,031,020
Hector Fortun	$3,984,415
Dennis Pauls	$3,733,410
W. Kirk James	$3,391,247
Charles Brophy	$2,599,900
Marc Cohen	$1,808,089
Tina Osen	$1,777,238
Mark Pyka	$1,135,523
Andre Soucisse	$898,475
John P. Graham	$830,000
Marianne D. Paine	$519,954

It is expected that some of our other employees will also be permitted (but not required) to invest cash and/or roll over common shares or options into equity of Parent or an affiliate of Parent. Such employees will not be considered disinterested shareholders for the purpose of voting to approve or deny the arrangement resolution.

Shareholders’ Agreement

The Rollover Holders have agreed in principle to enter into a shareholders’ agreement (or similar arrangement) with Parent or an affiliate of Parent and certain other investors, the principal terms of which will include limited transferability of equity securities, Apax’s ability to compel the sale of equity securities held by all other holders, tag-along rights, registration rights, limited preemptive rights on future issuances of equity securities, and limited call and put rights on equity interests held by Rollover Holders and any other employees of Parent or its affiliates. In addition, the shareholders’ agreement is expected to include a voting agreement pursuant to which all holders of equity securities in Parent or an affiliate of Parent will agree to vote such equity securities in favor of the election of one director nominated by the Rollover Holders (who will be Mr. Hughes for so long as he remains chief executive officer of Hub), one director nominated by MSPI and such other directors as may be nominated by affiliates of Apax, which will control the board of directors of Parent or an affiliate of Parent and thereby control Hub.

New Equity Incentive Plan

It is expected that after closing, an affiliate of Parent will adopt one or more equity incentive plans representing options to acquire 15% of the aggregate fully-diluted post-closing equity of an affiliate of Parent (or equivalent equity securities). Apax expects that equity securities representing approximately 12.5% of the fully-diluted post-closing equity of such affiliate of Parent will be issued after closing to Executive Officer Investors and certain other officers of Hub and its subsidiaries. Two-thirds of the equity securities will be subject to time based vesting only, and one-third will be subject to both time-based vesting and performance target conditions.

Employment Agreements

The Executive Officer Investors, John P. Graham, Richard A. Gulliver, Bruce D. Guthart, Martin P. Hughes, W. Kirk James, Lawrence J. Lineker, Marianne D. Paine and Roy H. Taylor, have agreed in principle to enter into employment agreements, for a three year term, with Parent pursuant to which they (i) will continue to receive the same base salary as they currently receive, (ii) will be entitled to benefits similar to those that they currently receive and (iii) will participate in an executive annual performance bonus plan, which shall include targets set by the board of directors relating to the executive’s individual performance and Hub’s growth and profitability. Each Executive Officer Investor also agreed that any cash bonus award that may be granted to such Executive Officer Investor under the Company’s 2005 Equity Incentive Plan will not accelerate as a result of the arrangement.

Change of Control Payments

Our executive officers will be entitled to payments on the change of control of Hub relating to the acceleration of RSUs upon closing of the arrangement, as provided in “—Hub Equity Compensation and Bonus Plans.” Pursuant to the terms of their employment agreements, our executive officers are also entitled to gross up payments with respect to taxes owed by such executive officers in relation to material parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986. No other change of control payments will be triggered by the arrangement.

Disinterested Director Compensation Arrangements and Other Interests

As of March 31, 2007, our disinterested directors (which includes all of our directors other than Messrs. Gulliver, Guthart and Hughes) held 3,230 RSUs, of which 1,615 will vest upon the consummation of the arrangement and entitle the holders to a payment of $41.50 per RSU or $67,023 in the aggregate. The balance of such RSUs will be forfeited upon the holders ceasing to serve as directors of Hub. In addition, under our existing director compensation arrangements, our disinterested directors were entitled as of January 1, 2007 to receive 5,572 RSUs, of which 1,862 will vest upon the consummation of the arrangement and entitle the holders to a payment of $77,273 in the aggregate. The balance of such RSUs will be forfeited upon the holders ceasing to serve as directors of Hub.

The chairman of the special committee will receive remuneration in the amount of $50,000, plus expenses, in consideration of his acting in such capacity, and each other member of the special committee will receive remuneration in the amount of $30,000, plus expenses, in consideration of his acting in such capacity. The members of the board of directors (excluding Messrs. Gulliver, Guthart and Hughes) are disinterested and have no economic interest or expectancy of an economic interest in Parent or its affiliates, and will not retain an economic interest in Hub or Parent following the arrangement.

Indemnification and Insurance

Hub and Parent have agreed to indemnify, to the greatest extent permitted by law, each of our present and former directors and officers against all expenses, losses and liabilities (and to comply with all of our obligations to advance funds for expenses) incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as a director or officer occurring or alleged to occur on or before the effective date of the arrangement.

The arrangement agreement requires that we purchase, and that following the effective date of the arrangement Parent maintain, “tail coverage” directors’ and officers’ liability insurance policies in substantially the same amount and scope and with terms and conditions at least as favorable as the Company’s existing policies and with a claims period of at least six years from the closing date of the arrangement for claims arising from facts or events that occurred on or prior to the effective time of the arrangement. If the annual premiums for this insurance coverage exceed 300% of our current annual premium, Parent must obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium paid by us.

We currently maintain directors’ and officers’ liability insurance for the benefit of Hub and our directors and officers. This insurance provides for each loss and aggregate limits of $30.0 million with a $500,000 retention applicable to securities claims and a $250,000 retention applicable to all other claims. We also maintain excess coverage of $20.0 million for the exclusive benefit of our directors and officers (which does not provide protection for Hub).

Material U.S. Federal Income Tax Consequences

The following is a summary of material U.S. federal income tax consequences of the arrangement to U.S. holders of common shares whose common shares are converted into the right to receive cash in the arrangement. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of common shares that on the date on which the arrangement is consummated holds common shares as a capital asset and that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or entity created or organized in or under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership holds common shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding common shares should consult its tax advisor.

This discussion is based on current law, including the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder and judicial and administrative decisions and rulings, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold common shares as capital assets, and does not apply to common shares received in connection with the exercise of options, RSUs or otherwise as compensation, shareholders who hold an equity interest, directly or indirectly, in Parent or an affiliate of Parent after the arrangement, or certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, shareholders who are former U.S. citizens or long-term U.S. residents, shareholders that have a functional currency other than the U.S. dollar, or shareholders who hold common shares as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of options, RSUs, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local, foreign or other tax laws.

The exchange of common shares for cash in the arrangement will be a taxable transaction to U.S. holders, including any U.S. holder that properly exercises dissent rights, for U.S. federal income tax purposes. In general, a U.S. holder whose common shares are converted into the right to receive cash in the arrangement will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares either in connection with the arrangement or in connection with the exercise of dissent rights and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of the consummation of the arrangement. Long-term capital gains of noncorporate U.S. holders, including individuals, generally are eligible for preferential rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding of tax may apply to cash payments received by a non-corporate U.S. holder in the arrangement, unless the U.S. holder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other U.S. holders), certifies that such number is correct, and otherwise complies with the backup withholding rules. U.S. holders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Certain non-U.S. holders receiving payments at an address in the United States may be required to provide a valid Form W-8BEN or other applicable Form W-8 to avoid backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Payments received in the arrangement will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the arrangement. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the arrangement in light of such shareholder’s particular circumstances, the application of state, local, foreign tax, and other laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of restricted shares, restricted share units or options to purchase common shares, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Material Canadian Federal Income Tax Consequences

The following is a general summary of the principal Canadian federal income tax consequences in respect of the arrangement generally applicable to a holder of common shares who, for purposes of the Income Tax Act (Canada) (the “Tax Act”) and at all relevant times, holds such common shares as capital property, deals at arm’s length and is not affiliated with either Hub or Parent, and disposes of common shares to Parent under the arrangement.

Common shares will generally be considered to be capital property to a Holder unless the Holder holds such common shares in the course of carrying on a business or acquired such common shares in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Canadian resident Holders whose common shares might not otherwise be considered capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have the common shares and all other “Canadian securities” as defined in the Tax Act owned by such Holder in the taxation year in which the election is made and in all subsequent taxation years deemed to be capital property. Such holders should consult their own tax advisors regarding whether an election under subsection 39(4) is available and advisable in their particular circumstances.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder in force as of the date hereof, and Hub’s understanding, based on publicly available materials published in writing prior to the date hereof, of the current administrative practices of the Canada Revenue Agency (“CRA”). This summary also takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that all Tax Proposals will be enacted in the form proposed. However, there can be no assurance that the Tax Proposals will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes in law or administrative practice, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account or consider other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax consequences described herein.

This summary is not applicable to a Holder that is a “financial institution” as defined in the Tax Act for the purposes of the “mark-to-market” rules, to a Holder that is a “specified financial institution” as defined in the Tax Act, or to a Holder an interest in which would be a “tax shelter investment” within the meaning of the Tax Act. Such Holders should consult their own tax advisors.

This summary does not describe the tax consequences to (i) holders of Company Options to acquire common shares under the Company’s equity incentive plans in respect of the exercise or cancellation of such Company Options pursuant to the arrangement or otherwise, (ii) holders who acquired their common shares on the exercise of an employee option to purchase common shares granted pursuant to an equity incentive plan, (iii) holders of RSUs in respect of the arrangement, and (iv) Rollover Holders whose options are converted into options to purchase common stock of Parent or elect to exchange certain unrestricted common shares for common stock of Parent. All such foregoing holders should consult their own tax advisors with respect to the tax consequences of the arrangement having regard to their own particular circumstances.

This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder and no representations with respect to any particular Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Consequently, Holders may wish to consult their own tax advisors for advice regarding the income tax consequences to them of disposing of their common shares pursuant to the arrangement, having regard to their own particular circumstances, and any other consequences to them of such transactions under Canadian federal, provincial, local and foreign tax laws.

For the purposes of the Tax Act, all amounts must be expressed in Canadian dollars including the adjusted cost base and proceeds of disposition. Amounts denominated in U.S. dollars must be converted into Canadian dollars based upon the prevailing U.S. dollar exchange rate generally applicable on closing.

Holders Resident in Canada

The following portion of the summary is generally applicable to a Holder who, for purposes of the Tax Act and any applicable income tax treaty, and at all relevant times, is resident or deemed to be resident in Canada (a “Resident Holder”).

Disposition of Common Shares Under the Arrangement

A Resident Holder who disposes of common shares to Parent under the arrangement will realize a capital gain (or capital loss) to the extent that the proceeds of disposition received by the Resident Holder for such common shares under the arrangement, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of such common shares immediately before the disposition.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a common share may be reduced by the amount of any dividends received or deemed to be received at or before such time on the common share, subject to and in accordance with the provisions of the Tax Act. Similar rules may apply to a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may apply should consult their own tax advisors

Capital Gains and Losses

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by the Resident Holder in such taxation year.

Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in such taxation year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward indefinitely and deducted in any subsequent taxation year against net taxable capital gains realized in such years in the circumstances described in the Tax Act.

Capital gains realized by individuals and certain trusts may give rise to a liability for alternative minimum tax under the Tax Act. Resident Holders should consult their own tax advisors with respect to the alternative minimum tax provisions.

Additional Refundable Tax

A Resident Holder that is throughout the year a “Canadian controlled private corporation” as defined in the Tax Act may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including taxable capital gains.

Dissenting Resident Holders

As described under “Dissenting Shareholders’ Rights,” a Resident Holder who dissents from the arrangement will be considered to have disposed of such Holder’s common shares to Parent and will be entitled to receive a payment from Parent of an amount equal to the fair value of the common shares held by such Resident Holder. Generally, a dissenting Resident Holder will realize a capital gain (or capital loss) to the extent that the proceeds of disposition received from Parent on the disposition of the common shares, less any interest awarded by the Court, exceeds (or is less than) the adjusted cost base to the Resident Holder of such common shares immediately before the disposition and any reasonable costs of disposition. The taxation of capital gains and losses is described above.

Any interest awarded by a Court must be included in the dissenting Resident Holder’s income for the purposes of the Tax Act.

Holders Not Resident in Canada

The following portion of the summary is generally applicable to a Holder who, for the purposes of the Tax Act and any applicable income tax convention, and at all relevant times, is not and has not been a resident or deemed to be a resident of Canada and does not use or hold, and is not deemed to use or hold, the common shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is (i) an insurer carrying on business in Canada and elsewhere or (ii) an “authorized foreign bank” as defined in the Tax Act.

Disposition of Common Shares Under the Arrangement

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain, or entitled to deduct any capital loss, realized on the disposition of common shares to Parent under the arrangement unless such common shares constitute “taxable Canadian property” to the Non-Resident Holder and do not constitute “treaty-protected property” within the meaning of Tax Act.

Generally, a common share will not be taxable Canadian property to a Non-Resident Holder at the time of disposition provided that (i) such common share is listed on a prescribed stock exchange (which currently includes the TSX and the NYSE) at that time, (ii) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length, or the Non-Resident Holder together with such persons, did not own 25% or more of the issued shares of any class or series in the capital of Hub at any time during the

60-month period immediately preceding that time, and (iii) such common share is not deemed to be taxable Canadian property for purposes of the Tax Act.

Even if the common shares are taxable Canadian property to a Non-Resident Holder at the time of disposition, a taxable capital gain resulting from the disposition of the common shares will not be included in computing the Non-Resident Holder’s income for the purposes of the Tax Act if the common shares constitute “treaty-protected property.” Common shares owned by a Non-Resident Holder will generally be treaty-protected property if the gain from the disposition of such property would, because of an applicable income tax treaty to which Canada is a signatory, be exempt from tax under Part I of the Tax Act. In the event that common shares constitute taxable Canadian property but not treaty-protected property to a particular Non-Resident Holder, the tax consequences as described above under “—Holders Resident in Canada—Disposition of Common Shares Under the Arrangement” will generally apply.

Dissenting Non-Resident Holders

As described under “Dissenting Shareholders’ Rights”, a Non-Resident Holder who dissents from the arrangement will be considered to have disposed of such Holder’s common shares to Parent and will be entitled to receive a payment from Parent of an amount equal to the fair value of the Non-Resident Holder’s common shares. A dissenting Non-Resident Holder will realize a capital gain (or capital loss) to the extent that the proceeds of disposition received from Parent on the disposition of the common shares, less any interest awarded by the Court, exceed (or are less than) the adjusted cost base to the Non-Resident Holder of such common shares immediately before the disposition and any reasonable costs of disposition. The taxation of capital gains and losses is described above under “—Holders Not Resident in Canada—Disposition of Common Shares Under the Arrangement.”

Any interest awarded by a Court and paid or credited to a dissenting Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25%, subject to reduction pursuant to the provisions of an applicable income tax treaty.

Certain Relationships Between Parent and Hub

There are no material relationships between Parent or any of its affiliates, on the one hand, and Hub or any of its affiliates, on the other hand, other than in respect of the arrangement agreement and those arrangements described above under “—Background to the Transaction” and “—Interests of the Company’s Directors and Executive Officers in the Arrangement.”

Fees and Expenses of the Arrangement

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees and other related charges, totaling approximately $             million. This amount includes the following estimated fees and expenses:

Description	Amount to be Paid
SEC filing fee		$51,999.80
Printing, proxy solicitation and mailing expenses
Financial, legal, accounting and tax advisory fees and expenses
Miscellaneous expenses

Total	$

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE ARRANGEMENT

The following questions and answers are intended to address briefly some commonly asked questions regarding the arrangement agreement, the arrangement and the special meeting. These questions and answers do not address all questions that may be important to you as a Hub shareholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully.

Q.	When and where is the special meeting?

A.	The special meeting of shareholders of Hub will be held on , at a.m. Chicago time, at the located at .

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to consider and vote on the following proposals:

•	to approve the arrangement resolution;

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the arrangement resolution; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q.	How does Hub’s board of directors recommend that I vote on the proposals?

A.	The board of directors recommends that you vote:

•	“FOR” approval of the arrangement resolution; and

•	“FOR” the adjournment proposal.

Q.	Who is entitled to vote at the special meeting?

A.	All Hub shareholders are entitled to notice, but only shareholders of record holding common shares as of the close of business on , 2007, the record date for the special meeting, are entitled to vote at the special meeting. As of the record date, there were approximately common shares outstanding. Approximately holders of record held such shares. Every shareholder is entitled to one vote for each common share the shareholder held as of the record date.

Please note that space limitations make it necessary to limit attendance at the special meeting to shareholders. Registration will begin at         a.m., Chicago time. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices are not permitted at the special meeting.

Q.	What vote is required for Hub’s shareholders to approve the arrangement? How do Hub’s directors and officers intend to vote?

A.	Approval of the arrangement resolution requires the affirmative vote of (1) not less than two-thirds of the votes cast by shareholders present or represented by proxy at the special meeting and (2) a majority of the votes cast by disinterested shareholders present or represented by proxy at the special meeting. Our directors and executive officers who collectively own approximately 3.3% of the outstanding common shares have informed us that they currently intend to vote all such common shares for the approval of the arrangement resolution. Fairfax, which owns approximately 26% of the outstanding common shares, has entered into an agreement with Parent, under the terms of which it has agreed to vote in favor of the arrangement.

Q.	What vote is required for Hub’s shareholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the votes cast by shareholders present or represented by proxy at the special meeting and entitled to vote on the matter.

Q.	Who is soliciting my vote?

A.	This proxy solicitation is being made by our directors and paid for by Hub. In addition, we have retained to assist in the solicitation. We will pay approximately $ plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of common shares that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q.	What do I need to do now?

A.	We urge you to carefully read and consider the information contained in this proxy statement. Even if you plan to attend the special meeting, if you hold your common shares in your own name as the shareholder of record, please vote your shares (1) by completing, signing, dating and returning the enclosed proxy card by mail or facsimile; (2) by calling the telephone number printed on your proxy card; or (3) by using the Internet voting instructions printed on your proxy card. You can also attend the special meeting and vote, or change your prior vote, in person. Do NOT enclose or return your share certificate(s) with your proxy card. If you hold your common shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Each person named in the proxy card to represent you at the meeting is a director or officer of Hub. You can appoint someone else to represent you at the special meeting. Please follow the instructions contained in the proxy card.

Q:	How do I vote? How can I revoke my vote?

A:	You may vote your shares (1) by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope or by facsimile, (2) by calling the telephone number or (3) by using the Internet voting instructions printed on your proxy card or as described below if you hold your common shares in “street name.” If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the arrangement resolution and “FOR” the adjournment proposal. You have the right to revoke your proxy at any time before the vote is taken at the special meeting:

•	if you hold your shares in your name as a shareholder of record, by notifying our Corporate Secretary, W. Kirk James, at 1-877-402-6601;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q:	Can I vote by telephone or electronically?

A:	If you hold your common shares in your name as a shareholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card.

If your common shares are held by your broker, bank or other nominee, often referred to as held in “street name,” please check your nominee’s proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically.

Q.	If my common shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will be permitted to vote your common shares only if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your common shares. If you do not instruct your broker, bank or other nominee to vote your common shares, your common shares will not be voted and will not have an effect on the approval of the arrangement resolution or on the proposal to adjourn the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold common shares in “street name,” and directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your common shares are voted.

Q.	How are votes counted?

A.	For the proposal to approve the arrangement resolution, you may vote FOR or AGAINST. For the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, you may vote FOR or AGAINST. Shares that are not voted will have no effect on the vote to approve the arrangement resolution or to adjourn the meeting.

If you sign your proxy card without indicating your vote, your common shares will be voted “FOR” the approval of the arrangement resolution and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q:	Who will count the votes?

A:	A representative of our transfer agent, CIBC Mellon Trust Company, will count the votes and act as scrutineer. Questions concerning share certificates or other matters pertaining to your shares may be directed to CIBC Mellon Trust Company at 1-800-387-0825.

Q.	When is the arrangement expected to be completed? What is the “marketing period”?

A.	We are working toward completing the arrangement as quickly as possible, and we anticipate that it will be completed toward the end of the second quarter of 2007. In order to complete the arrangement, we must obtain shareholder approval and the other closing conditions under the arrangement agreement must be satisfied or waived (as permitted by law). In addition, Parent is not obligated to complete the arrangement until the expiration of a 20-business day “marketing period” that it may use to complete its financing for the arrangement. The marketing period begins to run at the last to occur of, (1) receipt by Parent and its financing sources of certain information about Hub, (2) the fifth business day after the date Hub files with the Securities and Exchange Commission (“SEC”) its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 and (3) the tenth business day after the date of mailing of this proxy statement to shareholders; provided that no portion of the marketing period shall be permitted to fall within the time period beginning July 2, 2007 through and including July 8, 2007 or the time period beginning August 15, 2007 through and including September 3, 2007. See “The Arrangement Agreement (Proposal No. 1)—Marketing Period” and “The Arrangement Agreement (Proposal No. 1)—Conditions to the Arrangement.”

Q.	Should I send in my share certificates now?

A.	No. After the arrangement is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your share certificates for the arrangement consideration. If your common shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the arrangement consideration. Please do not send your share certificates now.

Q.	When will Hub’s annual meeting be held?

A.	Because of the timing of the special meeting related to the arrangement (and our expectation that the arrangement will be consummated shortly thereafter), we do not intend to hold an annual meeting for our existing shareholders.

Q.	How can I obtain additional information about Hub?

A.	We will provide a copy of our annual report to shareholders and/or our annual report on Form 10-K for the year ended December 31, 2006 (excluding certain of its exhibits), and other filings with the SEC and the Canadian securities commissions, without charge, to any shareholder who makes a written request to the Office of Investor Relations, Hub International Limited, 55 East Jackson Boulevard, Chicago, Illinois, 60604; or an oral request to 1-877-402-6601. Our annual report on Form 10-K and other filings also may be accessed by internet on the SEC’s website at http://www.sec.gov or on the Canadian Securities Administrators’ website at http://www.sedar.com or on the Company’s website at http://www.hubinternational.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not, and shall not be deemed to be, incorporated by reference in, or made part of, this proxy statement.

For a more detailed description of the information available, please refer to “Where You Can Find More Information.”

Q.	Who can help answer my questions?

A.	If you have additional questions about the arrangement after reading this proxy statement, please call our proxy solicitor, , toll-free at (banks and brokerage firms call collect at ), or contact Hub in writing at our principal executive offices at 55 East Jackson Boulevard, Chicago, Illinois, 60604, Attention: Corporate Secretary or by telephone at 1-877-402-6601.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, may contain forward-looking statements that reflect our current expectations regarding our future growth, results of operations, cash flows, performance and business prospects, and opportunities, as well as assumptions made by, and information currently available to, our management. We have used words such as “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will continue,” “will likely result,” and similar expressions to indicate forward-looking statements, however, these words are not the exclusive means of identifying these forward-looking statements. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects, and opportunities to differ materially from those expressed in, or implied by, these statements, including, but not limited to:

•	risks associated with implementing our business strategies,

•	identifying and consummating acquisitions,

•	successfully integrating acquired businesses,

•	attaining greater market share,

•	resolution of regulatory issues and litigation, including those related to compensation arrangements with insurance carriers,

•	the possibility that the receipt of contingent compensation from insurance carriers could be prohibited,

•	developing and implementing effective information technology systems,

•	recruiting and retaining qualified employees,

•	fluctuations in the demand for insurance products,

•	fluctuations in the premiums charged by insurance carriers, with corresponding fluctuations in our premium-based revenue,

•	fluctuations in foreign currency exchange rates,

•	any loss of services of key executive officers,

•	industry consolidation,

•	increased competition in the industry,

•	the actual costs of resolution of contingent liabilities,

•	the passage of new federal, state or provincial legislation subjecting our business to regulation in the jurisdictions in which we operate,

and those discussed in our annual report on Form 10-K, particularly under the caption “Risk Factors,” filed with the SEC and the Canadian securities commissions. These uncertainties and other factors also include, but are not limited to:

•	risks associated with the transaction, including the occurrence of any event, change or other circumstances that could give rise to the termination of the arrangement agreement,

•

the inability to complete the transaction due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the transaction, including the expiration of the waiting period under the HSR Act,

•	the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the transaction,

•	risks that the proposed transaction disrupts current plans and operations, and

•	the potential difficulties in employee retention as a result of the transaction.

Many of the factors that will determine the outcome of the subject matter of this proxy statement are beyond Hub’s ability to control or predict. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. Except as otherwise expressly required by federal or provincial securities laws, we undertake no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

THE PARTIES TO THE ARRANGEMENT

Hub

Hub is a Canadian corporation with its headquarters in Chicago, Illinois. We are a leading insurance broker in North America, providing a broad array of products and services to our clients, including, but not limited to, property and casualty, life and health, employee benefits and risk management. We focus on both commercial and personal client accounts in the U.S. and Canada, which we serve through our approximately 3,820 employees in approximately 200 offices, using a variety of retail and wholesale distribution channels. Since our founding in 1998 through the merger of 11 Canadian insurance brokerages, we have acquired approximately 135 insurance brokerages, establishing a strong presence in the northeastern, midwestern and western U.S. and in the Canadian provinces of Ontario, Quebec and British Columbia. We have increased our revenue from $38.7 million during 1998 to $543.9 million during 2006. Approximately 78% of our revenue increase during this period was attributable to acquired brokerages. Our common shares are listed under the symbol “HBG” on both the NYSE and the TSX.

Our principal executive office is located at 55 East Jackson Boulevard, Chicago, Illinois, 60604. Our telephone number is 1-877-402-6601. For more information about Hub, please visit our website at www.hubinternational.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not, and shall not be deemed to be, incorporated by reference in, or made part of, this proxy statement.

Parent

Maple Tree Acquisition Corporation, or Parent, is a British Columbia corporation that currently is owned and controlled by affiliates of Apax and will be owned and controlled by an investor group led by affiliates of Apax and MSPI at the time of the consummation of the arrangement. In connection with the consummation of the arrangement, Parent may be continued as a Nova Scotia unlimited liability company. Parent’s principal executive offices are c/o Apax Partners, L.P., 153 East 53rd Street, 53rd Floor, New York, New York 10022 and c/o Apax Partners Worldwide LLP, 15 Portland Place, London W1B 1PT, United Kingdom. The telephone numbers of Apax Partners, L.P. and Apax Partners Worldwide LLP are 212-753-6300 and 44-20-7872-6300, respectively. Apax is one of the world’s leading private equity investment groups. It operates across the United States, Europe, Israel and Asia and has more than 30 years of investing experience. Funds under the advice of Apax total $20 billion around the world. These funds provide long-term equity financing to build and strengthen world-class companies. Apax funds invest in companies across its global sectors of Tech & Telecom, Retail & Consumer, Media, Healthcare and Financial & Business Services. MSPI is a Delaware corporation and a wholly owned subsidiary of Morgan Stanley, a Delaware corporation. Morgan Stanley is a leading global financial securities firm providing a wide range of investment banking, securities, investment management, wealth management and credit services. The firm’s employees service clients worldwide, including corporations, government institutions and individuals from more than 600 offices in 30 countries. MSPI is a Morgan Stanley capital investment vehicle. The principal place of business and principal office of Morgan Stanley and MSPI is 1585 Broadway, New York, New York, 10036. The business telephone number of both Morgan Stanley and MSPI is 212-761-4060. Excluding ordinary course brokerage transactions effected by affiliates of Morgan Stanley Principal Investments, Inc. and the voting agreement with Fairfax, Parent has advised us that neither Parent nor its affiliates owns or controls common shares.

Additional information concerning these transaction participants is set forth in Annex F to this proxy statement.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our directors in connection with the special meeting of our shareholders relating to the arrangement.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:

Time:	a.m., Chicago time

Place:

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to vote on a proposal to approve the arrangement resolution, which includes approval of the arrangement agreement and the plan of arrangement, and to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the arrangement resolution. A copy of the arrangement agreement is attached as Annex B to this proxy statement. A copy of the plan of arrangement is attached as Annex C to this proxy statement.

Record Date

We have fixed                      as the record date for the special meeting, and only holders of record of common shares on the record date are entitled to vote at the special meeting. On the record date, there were                      common shares outstanding and entitled to vote.

Voting Rights; Quorum; Vote Required for Approval

Each common share entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person of two shareholders entitled to vote shall constitute a quorum for the purpose of considering the proposals. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional attendance.

Approval of the arrangement resolution requires the affirmative vote of the holders of (1) not less than two-thirds of the votes cast by shareholders present or represented by proxy at the special meeting and (2) a majority of the votes cast by disinterested shareholders present or represented by proxy at the special meeting. To the knowledge of Hub, after reasonably inquiry,              common shares, or approximately         % of the total common shares outstanding, are held by persons that are not disinterested shareholders, whose votes will be excluded for the purpose of determining whether the second approval has been obtained. For the proposal to approve the arrangement resolution, you may vote FOR OR AGAINST. Shares which are not voted will have no effect on the vote to approve the arrangement resolution.

The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the votes cast by shareholders present or represented by proxy at the special meeting and entitled to vote on the matter. For the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, you may vote FOR or AGAINST. Shares which are not voted will have no effect on the vote to approve the arrangement resolution.

As of                     , the record date, the directors and executive officers of Hub held and are entitled to vote, in the aggregate,                      common shares, representing approximately         % of the outstanding common

shares. The directors and executive officers have informed Hub that they currently intend to vote all of their common shares “FOR” the approval of the arrangement resolution and “FOR” the adjournment proposal. In addition, Fairfax, which, as of the record date, owns approximately 26% of the outstanding common shares, has entered into an agreement to vote (or grant a proxy to vote) “FOR” the approval of the arrangement resolution. If our directors and executive officers and Fairfax vote their common shares in favor of approval of the arrangement resolution, approximately         % of the outstanding common shares will have voted for the proposal to approve the arrangement resolution and approximately         % of the outstanding common shares held by disinterested shareholders, representing those shares held by Fairfax as a percentage of outstanding common shares held by all disinterested shareholders, will have voted in favor.

Voting and Revocation of Proxies

Shareholders of record may submit proxies by mail or facsimile. Shareholders who wish to submit a proxy by mail or facsimile should mark, date, sign and return the proxy card in the envelope furnished or by facsimile. If you hold your common shares in your name as a shareholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. Shareholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail or facsimile, or by telephone or electronically if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the arrangement resolution and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

You have the right to revoke your proxy at any time before the vote is taken at the special meeting:

•	if you hold your shares in your name as a shareholder of record, by notifying our Corporate Secretary, W. Kirk James at 1-877-402-6601;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your share certificates with your proxy card. When the arrangement is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the arrangement consideration.

Rights of Shareholders Who Object to the Arrangement

Pursuant to the interim order, registered holders of common shares will have a right to dissent under section 190 of the Canada Business Corporations Act in respect of the arrangement resolution and to be paid an amount equal to the fair value of their common shares. See the section entitled “Dissenting Shareholders’ Rights” as well as Annex I to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Hub on behalf of its board of directors. In addition, we have retained              to assist in the solicitation. We will pay              approximately $             plus

out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of common shares that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify                      against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that common shares represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have more questions about the arrangement or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor,                     , toll-free at                      (banks and brokerage firms call collect at                     ), or contact Hub in writing at our principal executive offices at 55 East Jackson Boulevard, Chicago, Illinois, 60604, Attention: Corporate Secretary, or our registered office at 8 Nelson Street West, Suite 600, Brampton, Ontario L6X 4J2, Attention: Corporate Secretary or by telephone at 1-877-402-6601.

Availability of Documents

The reports and opinions referenced in this proxy statement and filed as exhibits to the Schedule 13E-3 filed by the Company concurrently with this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested shareholder.

THE ARRANGEMENT AGREEMENT

(PROPOSAL NO. 1)

This section of the proxy statement describes the material provisions of the arrangement agreement but does not purport to describe all of the terms of the arrangement agreement. The following summary is qualified in its entirety by reference to the complete text of the arrangement agreement, which is attached as Annex B to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the arrangement agreement because it is the legal document that governs the arrangement. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC and the Canadian securities commissions, as described in the section entitled “Where You Can Find More Information” below.

The Arrangement

The arrangement agreement provides for the purchase by Parent of the entire equity interest in Hub upon the terms, and subject to the conditions, of the arrangement agreement. The arrangement will be effective at the time the articles of arrangement are filed with the Director under the CBCA and the issuance of a certificate of arrangement by the Director pursuant to subsection 192(7) of the CBCA. We expect to complete the arrangement as promptly as practicable after our shareholders approve the arrangement resolution and, if necessary, the expiration of the marketing period described below.

Hub or Parent may terminate the arrangement agreement prior to the consummation of the arrangement in some circumstances, whether before or after the approval of the arrangement resolution by our shareholders. Additional details on termination of the arrangement agreement are described in “—Termination of the Arrangement Agreement.”

Arrangement Consideration

Upon consummation of the arrangement, each common share issued and outstanding immediately before the arrangement (other than Rollover Shares) will be transferred to Parent, and each holder of common shares, other than such holders who have properly demanded and perfected dissent rights, will be entitled to receive $41.50 in cash, without interest and less any applicable withholding taxes, per common share that such holder owns.

After the arrangement is effective, each holder of a certificate representing any common shares (other than common shares for which dissent rights have been properly demanded and perfected) will no longer have any rights with respect to the common shares, except for the right to receive the arrangement consideration. See “Dissenting Shareholders’ Rights.”

Treatment of Options and Other Awards

Upon consummation of the arrangement, all options to purchase common shares (other than Rollover Options) outstanding immediately prior to the effective time of the arrangement will be cancelled and converted into the right to receive a cash payment from the Company equal to the number of common shares underlying the options multiplied by the amount by which $41.50 exceeds the option exercise price, without interest and less any applicable withholding taxes. Additionally, all RSUs granted pursuant to Hub’s equity incentive plans with respect to which vesting is accelerated under the terms of such RSUs, on account of the consummation of the arrangement or pursuant to the terms of the arrangement, (“Cashed-Out RSUs”) will be cancelled in consideration for the right to receive a cash payment from the Company equal to $41.50 per RSU, without interest and less any applicable withholding taxes. All RSUs granted pursuant to Hub’s equity incentive plans with respect to which vesting is not accelerated under the terms of such RSUs, on account of the consummation of the arrangement or pursuant to the terms of the arrangement, will remain in effect, with appropriate adjustments determined by the Company pursuant to the terms of the plans governing such RSUs, and will vest in accordance with the terms of such RSUs, unless the Company and Parent elect to accelerate the vesting of such RSUs.

The effect of the arrangement upon our stock purchase and certain other employee benefit plans is described below under “—Employee Benefits.”

Payment for the Shares

Before the consummation of the arrangement, Parent will designate a paying agent to make payment of the arrangement consideration described above. At or before the effective time of the arrangement, Parent shall deposit or caused to be deposited, in trust with the paying agent, the funds appropriate to pay the arrangement consideration to the shareholders.

Upon the consummation of the arrangement and the settlement of transfers that occurred prior to the effective time, we will close our stock ledger. After that time, there will be no further transfer of our common shares.

As promptly as reasonably practicable after the consummation of the arrangement, Parent will send, or cause the paying agent to send, you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the arrangement consideration. The paying agent will pay you your arrangement consideration after you have (1) surrendered your certificates to the paying agent (or, if the applicable common shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such common shares on a book-entry account statement (it being understood that any references herein to “certificates” shall be deemed to include references to book-entry account statements relating to the ownership of common shares)) and (2) provided to the paying agent your signed letter of transmittal and any other items reasonably requested by Parent. Interest will not be paid or accrue in respect of the arrangement consideration. Parent will reduce the amount of any arrangement consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR SHARE CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR SHARE CERTIFICATES WITH THE ENCLOSED PROXY CARD.

If any cash deposited with the paying agent is not claimed within 180 days following the effective time of the arrangement, such cash will be returned to Hub after which time claim for payment must be made directly to Hub. Any claim for payment in respect of one or more outstanding common shares will be extinguished six years after the effective date of the arrangement.

If the paying agent is to pay some or all of your arrangement consideration to a person other than you, as the registered owner of a share certificate, you must have your share certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer and establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your share certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the paying agent or Parent, post a bond in an amount that Parent or the paying agent reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

In addition, Hub shall deliver to each holder of outstanding options to acquire common shares under the Company’s equity incentive plans and each Cashed-Out RSU holder, forthwith after the effective time of the arrangement, a check issued by Hub (or other form of immediately available funds) representing that amount of cash which such holder has the right to receive.

Representations and Warranties

The arrangement agreement contains representations and warranties made by us to Parent and representations and warranties made by Parent to us. The assertions embodied in those representations and warranties were made solely for purposes of the arrangement agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the arrangement agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the arrangement agreement as statements of factual information.

In the arrangement agreement, Hub and Parent each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the arrangement agreement;

•	required regulatory filings and consents and approvals of governmental entities as a result of the arrangement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws and judgments;

•	absence of undisclosed finder’s fees; and

•	information supplied for inclusion in this proxy statement and other documents filed with the SEC, if applicable.

In the arrangement agreement, Parent also made representations and warranties relating to the availability of the funds necessary to perform its obligations under the arrangement agreement, guarantees and operations of Parent.

Hub also made representations and warranties relating to, among other things:

•	capital structure of Hub and our subsidiaries, including in particular, the number of common shares, RSUs and stock options outstanding and the amount of our debt outstanding;

•	documents filed with the SEC and Canadian securities commissions since January 1, 2004;

•	absence of undisclosed liabilities;

•	absence of certain changes or events since December 31, 2006, including the absence of a material adverse effect;

•	absence of litigation;

•	tax matters;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters relating to our employee benefit plans;

•	compliance with applicable laws;

•	our insurance policies;

•	receipt by us of an opinion of each of Merrill Lynch and Scotia Capital;

•	our intellectual property;

•	real property owned and leased by us and our subsidiaries and title to assets;

•	contracts with affiliates; and

•	takeover statutes and the absence of a rights plan.

Many of Hub’s representations and warranties are qualified by a material adverse effect standard. For purposes of the arrangement agreement, “material adverse effect” for Hub is defined to mean any fact, change, development, circumstance, event, effect or occurrence (an “Effect”) that, together with all other Effects, (i) is or is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, such a material adverse effect on the Company: (A) any change in general economic or political conditions or in the financial, credit or securities markets, (B) any Effect generally affecting, or resulting from general changes or developments in, the industries in which the Company and its subsidiaries operate, including changes in law or regulation that are applicable across such industries (other than changes in law or regulation relating to the payment of contingent commissions or any adverse developments in any regulatory investigations relating to contingent commissions (whether or not involving the Company)), (C) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures shall not be excluded), (D) any change in the price or trading volume of the Company’s shares in and of itself (provided that the underlying causes of such changes shall not be excluded), (E) any Effect that resulted from the announcement of the arrangement agreement, the pendency or consummation of the arrangement or the identity of Parent or any of its affiliates as the acquiror of the Company, including the loss of employees, (F) compliance with the terms of, or the taking of any action required by, the arrangement agreement or consented to or requested by Parent, (G) any acts of terrorism or war, or (H) changes in generally accepted accounting principles or the interpretation thereof, except, in the case of clauses (A) and (B), to the extent such Effects referred to therein have had or would be reasonably likely to have a materially disproportionate impact on the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, relative to other industry participants, or (ii) that would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by the arrangement agreement.

Conduct of Business Pending the Arrangement

We have agreed in the arrangement agreement that, until the consummation of the arrangement, except as expressly contemplated or permitted by the arrangement agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed) we will use our reasonable best efforts to, and to cause each of our subsidiaries to:

•	conduct our respective businesses in the ordinary course consistent with past practice and comply with all applicable laws in all material respects; and

•	preserve intact in all material respects our business organization, and our existing relationships with persons having material business relationships with the Company or its subsidiaries.

We have also agreed that, until the consummation of the arrangement, except as expressly contemplated or permitted by the arrangement agreement or consented to in writing by Parent (which consent will not be unreasonably withheld or delayed), we will not, and will not permit any of our subsidiaries to:

•	adopt any change in our organizational or governing documents;

•

issue, sell, pledge, dispose of or otherwise encumber, or authorize such issuance, sale, pledge, disposition or encumbrance of shares of our or our subsidiaries’ capital stock or other equity securities (subject to certain exceptions);

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our or our subsidiaries’ capital stock, except for dividends by any of our direct or indirect subsidiaries to us or any of our other subsidiaries and regular quarterly dividends on Hub common shares, not to exceed $0.07 per share per quarter, declared and paid in cash at times consistent with past practice;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of our or our subsidiaries’ capital stock;

•

(i) acquire (including, without limitation, by merger, consolidation, amalgamation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, the purchase price of which is in excess of $7,500,000 per acquisition or $20,000,000 in the aggregate; (ii) except for borrowings under existing revolving credit facilities for working capital purposes or to fund permitted acquisitions described in (i), incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business; (iii) enter into any contract or agreement other than in the ordinary course of business, except in respect of permitted transactions under (i), (ii) or (iv); (iv) make, authorize, or make any commitment with respect to, any single capital expenditure (or series of related capital expenditures) which is in excess of $150,000 or capital expenditures which are, in the aggregate, in excess of $4,000,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to the foregoing (i)-(iv) (subject to certain exceptions);

•

adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the arrangement and other than such transactions solely among the Company and/or its wholly owned subsidiaries that would not result in a material increase in the tax liability of the Company or its subsidiaries);

•

except in the ordinary course of business consistent with past practices or as required pursuant to existing written agreements or Company benefit plans in effect on the date of the arrangement agreement or as required by applicable law, (i) adopt, amend in any material respect or terminate any Company benefit plan, (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company benefit plan, (iii) except in connection with promotions or new hires made in the ordinary course of business consistent with past practice, increase in any material respect the cash compensation or welfare or pension benefits of Company employees, or (iv) change any actuarial or other assumption used to calculate funding obligations with respect to any Company benefit plan or change the manner in which contributions to any Company benefit plan are made or determined;

•	take any action, other than in the ordinary course of business, or as required by GAAP or any applicable laws, with respect to accounting policies or procedures;

•

(i) make any change (or file any such change) in any method of tax accounting for a material amount of taxes or (ii) make, change or rescind any material tax election, settle or compromise any material liability for taxes, file any amended tax return involving a material amount of additional taxes (except as required by law), enter into any closing agreement relating to a material amount of taxes, surrender any right to claim a material tax refund, or waive or extend the statute of limitations in respect of taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business), other than, in each case, in the ordinary course of business consistent with past practice;

•

pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in the consolidated balance sheet of the Company as at December 31, 2005 or subsequently incurred in the ordinary course of business;

•

enter into, renew, extend, amend in any material respect or terminate any contract that is or would be material to us or our subsidiaries, other than in the ordinary course of business consistent with past practice;

•

settle or compromise any investigation or claim by a governmental authority, or any other claim, litigation or arbitration, or release, dismiss or otherwise dispose of any claim, litigation or arbitration, other than settlements or compromises of litigations, claims or arbitrations that do not exceed (i) $100,000 in respect of any single investigation, claim or arbitration (other than investigations and claims by governmental authorities) or (ii) $1,000,000 in the aggregate (net of insurance recoveries) and do not impose any material restrictions on the business or operations of the Company or any of its subsidiaries;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

•

take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by the arrangement agreement (provided that the foregoing shall not require the Company to waive any condition to its obligations under the arrangement agreement, or require the Company to waive, or prohibit the Company from exercising, any of its rights granted under the arrangement agreement);

•

sell, lease, license, subject to a lien (subject to certain exceptions) or otherwise surrender, relinquish or dispose of any material assets or property, other than (i) pursuant to existing written contracts or commitments the terms of which have been disclosed to Parent or (ii) consistent with past practices in an amount not in excess of $2,000,000 in the aggregate;

•

terminate or cancel any insurance coverage maintained by the Company or any of its subsidiaries with respect to any material assets which is not replaced by a comparable amount of insurance coverage, other than in the ordinary course of business consistent with past practice; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Efforts to Complete the Arrangement

Subject to the terms and conditions set forth in the arrangement agreement, each of the parties to the arrangement agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents, and to do or cause to be done all things necessary, proper or advisable to consummate the arrangement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all governmental authorities or other persons, and cooperating in all respects with each other and using its respective reasonable best efforts to contest and resist any action or proceeding instituted by a governmental authority or private party challenging any of the transactions contemplated by the arrangement agreement, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes consummation of the transactions contemplated by the arrangement agreement. The parties have also agreed to make any required submissions pursuant to the HSR Act with respect to the transactions contemplated by the arrangement agreement and to make, or cause to be made, the filings and authorizations required under the Competition Act (Canada), the Investment Canada Act or otherwise required under applicable law. The parties have also agreed to request, and use reasonable best efforts to obtain, early termination of the waiting period under the HSR Act.

In no event, however, will any party to the arrangement agreement be required to take any actions to resolve any objections or suits of governmental authorities (including the FTC, DOJ, Competition Bureau Canada and Industry Canada and any other applicable government authority) which actions would reasonably be expected to have a material adverse effect on the Company. If Parent determines in its reasonable judgment that any approvals from government authorities required for the change of control of any of the premium finance company subsidiaries of the Company are reasonably likely not to be received prior to the arrangement effective date, or if Parent determines in its reasonable judgment that applying for or obtaining any of such approvals will be unduly burdensome to Parent or its affiliates, then, if requested by Parent, the Company shall cause the applicable premium finance company subsidiaries designated by Parent to surrender their respective premium finance company licenses and take such additional steps, including the sale or other transfer of the servicing of, and each such premium finance company subsidiary’s respective economic interest in, any applicable outstanding premium finance contracts, all as necessary in the reasonable judgment of Parent so that any such premium finance company subsidiary will not need to be licensed as a premium finance company at the arrangement effective date in the jurisdictions designated by Parent. The parties will cooperate and use their reasonable best effort to give effect to any such license surrenders, transfers and/or other actions as close in time to the effective date of the arrangement as reasonably practical.

Parent has agreed to use its reasonable best efforts to arrange the debt financing to fund the proposed arrangement and related transactions contemplated by the debt financing commitments executed in connection with the arrangement agreement and to cause its financing sources to fund the financing required to consummate the proposed arrangement. Hub has agreed to cooperate in connection with the financing. See “Special Factors —Financing of the Arrangement” for a description of the financing arranged by Parent to fund the proposed arrangement and related transactions.

Parent has also agreed to use its reasonable best efforts to arrange alternative debt financing on terms not less favorable to Parent (as determined in Parent’s reasonable judgment) than those contemplated by the financing commitments in the event any portion of such debt financing becomes unavailable.

Hub has agreed, subject to applicable law, to provide, and cause its subsidiaries to provide, Parent and its authorized representatives, and Parent’s potential financing sources and their representatives, upon reasonable advance notice, (i) such access to the offices, properties, books and records, management and other personnel of the Company and its subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company and its subsidiaries) as Parent reasonably may request and (ii) all documents that Parent reasonably may request (subject to certain limitations).

Hub has agreed under the arrangement agreement, if requested by Parent, to commence offers to purchase or to redeem or discharge its (a) 5.71% Series A Senior Notes due April 4, 2011, (b) 6.16% Series B Senior Notes due June 15, 2013 and (c) 6.43% Senior Notes due April 4, 2016, on terms and conditions as specified by Parent. Parent has generally agreed to reimburse Hub for its reasonable out-of-pocket expenses in relation to such offers and to indemnify Hub, its subsidiaries and its officers and directors in connection with any damages incurred in connection therewith if the arrangement agreement is terminated or the arrangement is not completed.

Marketing Period

Unless otherwise agreed by the parties to the arrangement agreement, the parties are required to close the arrangement on the second business day after the satisfaction or waiver of the conditions described under “—Conditions to the Arrangement” below, provided that if the marketing period has not ended at such time, Parent shall not be required to consummate the arrangement and the other transactions contemplated hereby prior to the earlier of (i) a date during the marketing period specified by Parent on no less than three business days notice to the Company and (ii) the second business day after the end of the marketing period.

For purposes of the arrangement agreement, “marketing period” means the first period of twenty (20) consecutive business days after the latest to occur of the following:

•	Parent has certain financial information required to be provided by the Company under the arrangement agreement in connection with Parent’s financing of the arrangement;

•	the fifth business day after the date the Company files with the SEC its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007; and

•	the tenth business day after this proxy statement is mailed to Company shareholders,

and throughout which:

•

Parent has certain financial information required to be provided by the Company under the arrangement agreement in connection with Parent’s financing of the arrangement and that information is current and no restatement of financial information has been announced;

•	the closing conditions to the obligations of Parent are satisfied;

•	the Company provides required cooperation for the solicitation of financing; and

•	at the end of which the conditions to the obligations of Company and Parent are satisfied.

No portion of the marketing period shall be permitted to fall within the time period beginning on July 2, 2007 through and including July 8, 2007 and the time period beginning on August 15, 2007 through and including September 3, 2007.

Parent has agreed:

•

to use reasonable best efforts to arrange the debt financing as promptly as practicable on the terms and conditions in the debt financing commitments (see “Special Factors—Financing of the Arrangement—Debt Financing”) and to satisfy on a timely basis all conditions applicable to Parent in any definitive agreements entered into relating to the debt financing; and

•

in the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitments, to use its reasonable best efforts to arrange alternative financing on terms no less favorable to Parent (as determined in its reasonable judgment) as promptly as practicable.

Parent has agreed not to allow amendments, modifications or waivers in respect of the debt commitments without the consent of Hub to the extent that such amendments, modifications or waivers would (i) impose new or additional conditions to the receipt of the financing, as set forth in the debt financing commitments, in any material respect or (ii) be reasonably likely to result in a material delay in the satisfaction of the conditions to the arrangement agreement.

Conditions to the Arrangement

Conditions to Each Party’s Obligations. Each party’s obligation to complete the arrangement is subject to the satisfaction or waiver of the following conditions:

•

the arrangement resolution must have been approved by the affirmative vote of (1) not less than two-thirds of the votes cast by shareholders present or represented by proxy at the special meeting and (2) a majority of the votes cast by disinterested shareholders present or represented by proxy at the special meeting;

•

the Court shall have issued an interim order and final order approving the arrangement on terms satisfactory to each of the Company and Parent, acting reasonably, and such orders shall not have been set aside or modified in a manner unacceptable to Company or Parent, acting reasonably;

•

any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, required approvals or waivers shall have been received or the applicable waiting period shall have expired or been waived under the Competition Act (Canada) and required approvals or waivers shall have been received or deemed received under the Investment Canada Act;

•

no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall be in effect or shall have been filed by any governmental authority prohibiting, restraining or rendering illegal the consummation of the arrangement or would be reasonably likely to have a material adverse effect on the arrangement.

Conditions to Parent’s Obligations. The obligation of Parent to complete the arrangement is subject to the satisfaction or waiver of the following additional conditions:

•

our representations and warranties (i) with respect to our corporate existence and power, corporate authorization, capitalization, that we have no knowledge of our or any of our producers colluding with others to “rig bids” or engage in “bid rigging,” or submitting false quotes to customers or similar illegal activities, that no entity is entitled to a finders fee in respect of the arrangement other than Merrill Lynch and Scotia Capital, and that there is no shareholders rights plan in effect or applicable anti-takeover statute, are true and correct in all material respects as of the effective time of the arrangement; and (ii) that there has been no material adverse effect on us since December 31, 2006 must be true as of February 25, 2007 and as of the effective time of the arrangement;

•

all other representations and warranties made by us in the arrangement agreement, with the exception of those listed above, must be true and correct as of the effective time of the arrangement (without giving effect to any qualification as to “materiality” or “material adverse effect on the Company” set forth therein) as if made at and as of such time, except where the failure to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on us; provided that any representations made by us as of a specific date need be so true and correct (subject to such qualifications) only as of the date made;

•

we must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, we are required to perform under the arrangement agreement at or prior to the closing date; and

•	we must deliver to Parent at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

Conditions to Hub’s Obligations. Our obligation to complete the arrangement is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties made by Parent in the arrangement agreement that are qualified as to materiality must be true and correct as of the effective time of the arrangement as if made at and as of such time and those which are not so qualified must be true and correct in all material respects as of the effective time of the arrangement as if made at and as of such time, except where the failure of such representations and warranties to be so true would not prevent consummation of the arrangement; provided that any representations made by Parent as of a specific date need only be so true and correct as of the date made;

•

Parent must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by it under the arrangement agreement at or prior to the closing date; and

•	Parent’s delivery to us at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

If a failure to satisfy one of these conditions to the arrangement is not considered by our board of directors to be material to our shareholders, the board of directors (acting through the special committee if such committee still exists) could waive compliance with that condition. Our board of directors is not aware of any condition to the arrangement that cannot be satisfied. After the arrangement resolution has been approved by our shareholders, the arrangement consideration cannot be changed and the arrangement agreement cannot be altered in a manner adverse to our shareholders without re-submitting the revisions to our shareholders for their approval.

Restrictions on Solicitations of Other Offers

The arrangement agreement provides that, until 11:59 p.m., New York City time, on March 19, 2007, we were permitted to:

•

initiate, solicit and encourage any acquisition proposal for us (including by way of providing non-public information and access to our employees), provided that we shall promptly provide to Parent any material non-public information concerning us or our subsidiaries and access to our employees that is provided to any person given such access which was not previously provided to Parent; and

•

enter into and maintain discussions or negotiations concerning an acquisition proposal for us or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

From and after 11:59 p.m., New York City time, on March 19, 2007, we have agreed not to:

•

initiate, solicit or knowingly encourage (including by way of providing information or access to our properties, books, records or personnel) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any acquisition proposal for us or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, except with respect to Excluded Parties;

•

terminate, waive, amend, release, modify or fail to enforce any provision of, or grant any permission or request under, any standstill, confidentiality or similar agreement entered into by us or any of our subsidiaries in respect of or in contemplation of an acquisition proposal; or

•

approve or recommend, or publicly propose to approve or recommend, any acquisition proposal for us or enter into any arrangement agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to any acquisition proposal for us or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the arrangement agreement or breach our obligations under the arrangement agreement or propose or agree to do any of the foregoing.

In addition, as of 11:59 p.m., New York City time, on March 19, 2007, we agreed to cease and terminate with all persons any solicitation, encouragement, discussion or negotiations existing at such time, except with respect to Excluded Parties. As a result of the solicitations, discussions and negotiations conducted by Hub during the go-shop period, only one person remains an Excluded Party for purposes of the arrangement agreement. See “Special Factors—Background to the Transaction”.

Notwithstanding the aforementioned restrictions, at any time prior to the approval of the arrangement resolution by our shareholders, we are permitted to engage in discussions or negotiations with, or provide any non-public information to any party to the extent that:

•

we receive from such party an acquisition proposal not solicited in violation of the prohibitions described above and which the board of directors (acting through the special committee if such committee still exists) concludes in good faith to be bona fide;

•

our board of directors (acting through the special committee if such committee still exists) concludes in good faith, after consultation with financial advisors and legal counsel, that the acquisition proposal constitutes or could reasonably be expected to result in a superior proposal; and

•

after consultation with its outside counsel, our board of directors (acting through the special committee if such committee still exists) determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

In such cases, we (i) will not, and will not allow our representatives to, disclose any non-public information to such person without entering into a confidentiality and standstill agreement that contains provisions that are generally no less favorable in the aggregate to us than those contained in the confidentiality agreements entered into with Parent and/or the sponsors; and (ii) will promptly provide to Parent any material non-public information concerning us or our subsidiaries provided to such other person which was not previously provided to Parent.

No later than 11:59 a.m., New York City time, on March 30, 2007, we are required to notify Parent of the number of Excluded Parties and provide Parent with a summary of their acquisition proposals, including a summary of the material terms of any related proposals made to our executive officers in relation to compensation and rollover of Hub securities. No later than 11:59 a.m., New York City time, on April 11, 2007, we are required to provide Parent with the names of Excluded Parties and copies of written proposals delivered by such Excluded Parties. We are required to keep Parent informed on a current basis (within one business day) as to the status of and any material developments, modifications, discussions and negotiations concerning, all such acquisition proposals from Excluded Parties. From and after 11:59 a.m., New York City time, on April 10, 2007, we are required to provide Parent with copies of all material documents (promptly, within one business day of receipt) relating to acquisition proposals made by Excluded Parties.

From and after 11:59 p.m., New York City time, on March 19, 2007, we are required to promptly (within one business day) notify Parent in the event we receive (i) an acquisition proposal from a person or group of related persons other than an Excluded Party, (ii) any request for information relating to any potential acquisition proposal other than from an Excluded Party or (iii) any inquiry or request for discussions or negotiations regarding any acquisition proposal other than from an Excluded Party, including the material terms and conditions thereof (and shall include a copy of any written modification or other material documentation relating thereto), and are required to keep Parent apprised as to the status and any material developments, discussions and negotiations concerning the same on a current basis (within one business day). Without limiting the foregoing, except with respect to Excluded Parties, from and after 11:59 p.m., New York City time, on March 19, 2007, we will promptly (within one business day) notify Parent in writing if we determine to begin providing information or to engage in negotiations concerning an acquisition proposal from a person or group of related persons.

An “acquisition proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent or its affiliates relating to any direct or indirect acquisition or purchase in a single transaction or series of related transactions of a business that constitutes 20% or more of the net revenues, net income or assets of us and our subsidiaries, taken as a whole, or 20% or more of any class or series of our securities, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of any class or series of our securities, or any amalgamation, merger, plan or arrangement, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us (or any of our subsidiaries whose business constitutes 20% or more of our and our subsidiaries’ net revenues, net income or assets, taken as a whole).

A “superior proposal” means a bona fide written acquisition proposal for us which our board of directors in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to our shareholders than the arrangement, after (i) receiving the advice of a financial advisor and (ii) taking into account any other relevant factors permitted by applicable law, including the likelihood of consummation of such transaction on the terms set forth therein. For purposes of the definition of “superior proposal” all references in the definition of “acquisition proposal” above to “20% or more” shall be deemed to be references to “a majority.”

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

Neither our board of directors nor any committee thereof may (i) modify in a manner adverse to Parent or withdraw, or publicly propose to modify in a manner adverse to Parent or withdraw, the recommendation of the arrangement to shareholders, (ii) approve or make any recommendation to shareholders in connection with any tender offer, take-over bid or other acquisition proposal (other than a recommendation against such offer) or (iii) take any other action in connection with the special meeting or make any other public statement inconsistent with the recommendation of the arrangement to shareholders ((i), (ii) and (iii) a “Recommendation Withdrawal”). However, at any time prior to obtaining the requisite shareholder vote, if the Company receives an acquisition proposal which the board of directors of the Company concludes in good faith (after consultation with its independent financial advisors) constitutes a superior proposal and the board of directors of the Company determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, then the board of directors of the Company may (A) make a Recommendation Withdrawal or (B) terminate the arrangement agreement in order to enter into a definitive agreement with respect to such superior proposal. The Company shall not terminate the arrangement agreement unless concurrently with such termination the Company pays the termination fee payable (see “ —Termination Fees”) and prior to such termination or Recommendation Withdrawal the Company provides prior written notice to Parent, at least 72 hours in advance, of its intention to effect a Recommendation Withdrawal in response to such superior proposal or terminate the arrangement agreement to enter into a definitive agreement with respect to such superior proposal, which notice shall specify the material terms and conditions of any such superior proposal (including the identity of the party making such superior proposal), together with a description of any related proposals made to the executive officers of the Company in relation to compensation and rollover of Company securities, and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such superior proposal and other material documents. If there is a subsequent material revision to the superior proposal, the Company will be required to deliver a new written notice to Parent and comply with the requirements of the previous sentence with respect to such notice, except the notice period will be reduced to 36 hours.

Termination of the Arrangement Agreement

The arrangement agreement may be terminated at any time prior to the consummation of the arrangement, whether before or after shareholder approval has been obtained:

•	by mutual written consent of Hub, on the one hand, and Parent, on the other hand;

•	by either Hub, on the one hand, or Parent, on the other hand, if:

•

the arrangement is not consummated on or before 5:00 p.m., New York City time, on September 7, 2007 (the “end date”), or on or before the expiry of the marketing period if such period has commenced before September 7, 2007 and has not yet expired, so long as the failure to complete the arrangement is not the result of, or caused by, the failure of the terminating party to comply with the terms of the arrangement agreement;

•

there is any final and nonappealable ruling under the HSR Act, Competition Act (Canada) or Investment Canada Act, provided that the right to terminate will not be available to a party whose breach of the arrangement agreement is the principal cause of or resulted in the application or imposition of such ruling; or

•	our shareholders, at the special meeting or at any adjournment thereof, fail to approve the arrangement resolution;

•	by Parent if:

•	we have willfully breached any of our obligations with respect to the special meeting, restrictions on solicitations, Recommendation Withdrawals or termination in connection with a superior proposal;

•

we have breached any representations, warranties, covenants or agreements under the arrangement agreement which would give rise to the failure of certain conditions to closing and where that breach is incapable of being cured by the end date or has not been cured prior to the 30th day after the giving of written notice thereof by Parent to us; provided that Parent is not then in material breach of the arrangement agreement so as to cause certain conditions to closing to not be satisfied; or

•

(i) our board of directors or any committee of our board of directors has effected or publicly proposed to effect a Recommendation Withdrawal; or (ii) we fail to include a board recommendation for the arrangement resolution in our proxy statement;

•	by Hub if:

•

Parent has breached any of its representations, warranties, covenants or agreements under the arrangement agreement which would give rise to the failure of certain conditions to closing and where that breach is incapable of being cured by the end date or has not been cured prior to the 30th day after the giving of written notice thereof by us to Parent; provided that we are not then in material breach of the arrangement agreement so as to cause certain conditions to closing to not be satisfied; or

•

prior to obtaining shareholder approval, we terminate the arrangement agreement in order to enter into an agreement with respect to a superior proposal in accordance with and subject to the terms and conditions described in “—Recommendation Withdrawal/Termination in Connection with a Superior Proposal,” provided that we, concurrently with doing so, pay to Parent the termination fee as described below.

Termination Fees

If we terminate the arrangement agreement, or the arrangement agreement is terminated by Parent under the conditions described in further detail below, we must pay a termination fee at the direction of Parent. The termination fee is $53.0 million.

We must pay a termination fee at the direction of Parent if:

•

we terminate the arrangement agreement, prior to the shareholders meeting, in order to enter into a definitive acquisition agreement relating to a superior proposal in accordance with and subject to the terms and conditions described in “—Recommendation Withdrawal/Termination in Connection with a Superior Proposal”;

•

Parent terminates the arrangement agreement because (i) we have willfully breached any of our obligations with respect to the special meeting or restrictions on solicitations of other offers or we make a recommendation of withdrawal or termination in connection with a superior proposal; (ii) our board of directors or any committee of our board of directors has effected or publicly proposed to effect a Recommendation Withdrawal or we fail to include a recommendation in support of the arrangement in this proxy statement;

•

Parent or we terminate the arrangement agreement because the arrangement was not completed on the end date or Parent or we terminate the arrangement agreement because our shareholders, at the special meeting or at any adjournment thereof, fail to approve the arrangement, or Parent terminates the arrangement agreement for failure of the Company to fulfill any of its representations, warranties, covenants or agreements (other than our obligations with respect to the special meeting, restrictions on solicitations, Recommendation Withdrawals or termination in connection with a superior proposal) under the arrangement agreement if:

•

at the time of such termination a bona fide, written competing acquisition proposal involving the purchase of not less than a majority of the outstanding securities of the Company shall have been made known to the Company or publicly announced or publicly made known and not withdrawn at least two days prior to the end date (or at least two days prior to the shareholder meeting in the case of termination for failure of our shareholders to approve the arrangement) or at least two days prior to the occurrence of the breach giving rise to the right of termination; and

•

within 12 months of termination the Company enters into an agreement to complete the competing acquisition proposal involving the purchase of not less than a majority of the outstanding voting securities of the Company.

We must pay the out-of-pocket fees and expenses incurred by Parent in connection with the transactions contemplated by the arrangement agreement if the termination fee is not payable, or not yet payable, and we terminate because our shareholders failed to approve the arrangement or Parent terminates the arrangement agreement for failure of the Company to fulfill any of its representations, warranties, covenants or agreements (other than our obligations with respect to the special meeting, restrictions on solicitations, Recommendation Withdrawals or termination in connection with a superior proposal) under the arrangement agreement. The maximum amount of expenses payable by us to Parent is $6.0 million, and any amounts paid for expenses will be set off against the termination fee if such fee should become payable.

Parent must pay the termination fee to us if we terminate the arrangement agreement because the arrangement was not completed on the end date (or on or before the expiry of the marketing period if such period has commenced before the end date and has not yet expired, so long as the failure to complete the arrangement is not the result of, or caused by, our failure to comply with the terms of the arrangement agreement), or we terminate the arrangement agreement for failure of Parent to fulfill its representations, warranties, covenants, agreements or obligations under the arrangement agreement, provided that we have fulfilled our representations, warranties, covenants, agreements and obligations under the arrangement agreement.

Employee Benefits

Parent has agreed to maintain, for a period commencing at the effective time of the arrangement and ending on the first anniversary thereof, for each employee employed at the effective time, compensation and employee benefits that in the aggregate are no less favorable than those provided immediately prior to the effective time; provided that Parent may make any changes that (a) are necessary to conform with applicable laws or (b) are approved by the chief executive officer of the Company. Parent has agreed to recognize the service of such employees with Hub prior to the consummation of the arrangement for purposes of eligibility and vesting with respect to any benefit plan, program or arrangement, with the exception of benefit accruals under any newly established defined benefit pension plans (except for vacation and severance, if applicable), and to waive all limitations as to pre-existing conditions or eligibility limitations and give effect, for the applicable plan year in which the closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, employees under similar plans maintained by us and our subsidiaries immediately prior to the effective time of the arrangement.

From and after the effective date of the arrangement, Parent shall, or shall cause the Company and its subsidiaries to, assume and honor, in accordance with their respective terms, (i) each existing employment, change in control, severance and termination plan, policy or agreement of or between the Company or any of its subsidiaries, on the one hand, and any officer, director or employee of that company, on the other hand, (ii) each bonus plan, program or agreement and (iii) all obligations pursuant to existing benefit restoration plans, equity-based plans, programs or agreements, bonus plans, programs or agreements, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the effective date of the arrangement, to the extent legally binding on the Company or any of its subsidiaries. Notwithstanding the foregoing, on and after the date of execution of the arrangement agreement, the Company may not make any matching or discretionary contribution to its 401(k) plan in the form of common shares and, effective as of the effective date of the arrangement, the Company shall take all actions necessary to effectuate the removal of the investment fund that holds common shares from such plan. In addition, (A) nothing in the arrangement agreement shall require the Company to grant, following the effective date of the arrangement, any equity or equity-related compensation to any employee under any equity plan and (B) the Company shall take all actions necessary so that the Company stock plans, and the provisions in any other Company benefit plan providing for the issuance, transfer or grant of any common shares or other Company securities or any interest in respect of any common shares or other Company securities shall be deleted as of the effective date of the arrangement, and the Company shall take such actions necessary to ensure that, after the effective date of the arrangement, no participant in any Company stock plan or other Company benefit plan shall have any right thereunder to acquire any common shares or Company securities or any interest in respect of any capital stock or other equity securities of the Company or any affiliate thereof (except for rights of holders of Company options and Company RSUs issued under the terms of any Company plan prior the date of the arrangement agreement that are legally enforceable as of the date of the arrangement agreement).

Indemnification and Insurance

From and after the effective time of the arrangement, Parent or the Company, as applicable, shall to the greatest extent permitted by law (and notwithstanding any limitations in any existing indemnity or similar agreements or the By-laws of the Company) indemnify and hold harmless (and comply with all of the Company’s and its subsidiaries’ existing obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the effective time of the arrangement, including, without limitation, the approval of the arrangement agreement, the arrangement or the other transactions contemplated by the arrangement agreement or arising out of or pertaining to the transactions contemplated by the arrangement agreement; and (ii) such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

As of the effective time of the arrangement, the Company shall have purchased, and, following the effective time, Parent shall maintain, a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company (the “Current Policy”), which tail policy shall be effective for a period from the effective time of the arrangement through and including the date six years after the closing date with respect to claims arising from facts or events that existed or occurred prior to or at the effective time, and which tail policy shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous, in the aggregate, than the coverage currently provided by the Current Policy; provided, however, that the cost of such tail policy shall not exceed 300% of the annual premium currently paid by the Company under the Current Policy (which the Company represents and warrants to be $823,700 (the “Current Premium”) (it being understood that if the cost of such tail policy would exceed 300% of the Current Premium then the Company shall purchase a tail policy that contains the highest level of coverage that can be obtained for such amount). Subject to the foregoing limitations, Parent agrees to pay, or cause to be paid, the premium in respect of such tail policy on a timely basis following the effective time.

Amendment, Structure Modifications, Extension and Waiver

To the extent permitted by applicable law, the parties may amend the arrangement agreement at any time; provided, however, that after we have obtained our shareholders’ approval of the arrangement, there shall be no amendment that by law requires further approval by our shareholders without such approval having been obtained. All amendments to the arrangement agreement must be in writing signed by us and Parent.

Parent may from time to time propose to us modifications to the steps, actions and transactions that constitute the arrangement or propose additional steps, actions or transactions as part of or in connection with the arrangement, in each case, as necessary to achieve a Canadian tax “bump” under paragraph 88(1)(d) of the Income Tax Act (Canada) or as otherwise necessary to achieve a structure for the arrangement that Parent deems to be optimal under the circumstances for its tax planning and financing purposes (“Proposed Structure Modifications”). We have agreed to use commercially reasonable efforts to assist Parent in the implementation of any Proposed Structure Modifications, to the extent the same (A) does not reduce the amounts of cash payable to the holders of common shares, options and RSUs and (B) are to be completed immediately prior to, contemporaneously with, or subject to, or after, the effective time of the arrangement. If we effect any Proposed

Structure Modifications at the request of Parent prior to the effective time, and the transactions contemplated hereby are not consummated, Parent agrees to indemnify us and our representatives for any costs, expenses and liabilities (contingent or otherwise) resulting therefrom and from steps taken to restore the Company and its subsidiaries to the same position they were in immediately prior to the implementation of any Proposed Structure Modifications. Notwithstanding anything to the contrary, Parent shall not propose, and we will not be required to assist Parent in the implementation of, any Proposed Structure Modifications if such (i) would require recirculation of this proxy statement after it has been mailed to shareholders or (ii) would otherwise reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by the arrangement agreement and, in the case of each of (i) and (ii) as a result thereof, the consummation of the transactions contemplated by the arrangement agreement would no longer reasonably be expected to be consummated prior to the end date.

At any time before the consummation of the arrangement, each of the parties to the arrangement agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the arrangement agreement or in any document delivered pursuant to the arrangement agreement; or

•	subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the arrangement agreement.

DISSENTING SHAREHOLDERS’ RIGHTS

Section 190 of the CBCA provides registered shareholders of a corporation with the right to dissent from certain resolutions that effect extraordinary corporate transactions or fundamental corporate changes. The interim order will expressly provide registered shareholders with the right to dissent from the arrangement resolution pursuant to section 190 of the CBCA, with modifications to the provisions of section 190 as provided in the plan of arrangement and the interim order. Any registered shareholder who dissents from the arrangement resolution in compliance with section 190 of the CBCA, as modified by the plan of arrangement and the interim order, will be entitled, in the event the arrangement becomes effective, to be paid the fair value of the common shares held by such dissenting shareholder (“Dissenting Shareholder”) determined as of the close of business on the day before the arrangement resolution is approved. Shareholders are cautioned that fair value may be the same as, more than or less than the consideration offered under the arrangement. If a Dissenting Shareholder fails to comply strictly with the requirements of the dissent rights set out in the interim order, it will lose its dissent rights, Hub will return to the shareholder the certificates representing the dissenting common shares that were delivered to Hub, if any, and, if the arrangement is completed, that Dissenting Shareholder shall be deemed to have participated in the arrangement on the same terms as a shareholder who did not exercise its dissent rights.

Section 190 of the CBCA provides that a shareholder may make a claim only under that section with respect to all of the shares of a class held by the shareholder on behalf of any one beneficial owner and registered in the shareholder’s name. One consequence of this provision is that only a registered holder of common shares may exercise the dissent rights in respect of common shares that are registered in that shareholder’s name.

In many cases, shares beneficially owned by a non-registered shareholder are registered either (a) in the name of an intermediary (such as a broker, trust or bank) or (b) in the name of a clearing agency (such as DTC or CDS) of which the intermediary is a participant. Accordingly, a non-registered shareholder will not be entitled to exercise its dissent rights directly (unless the shares are re-registered in the non-registered shareholder’s name). A non-registered shareholder who wishes to exercise dissent rights should immediately contact the intermediary with whom the non-registered shareholder deals in respect of its common shares and either (i) instruct the intermediary to exercise the dissent rights on the non-registered shareholder’s behalf (which, if the common shares are registered in the name of DTC or CDS or another clearing agency, may require that such common shares first be re-registered in the name of the intermediary), or (ii) instruct the intermediary to re-register such common shares in the name of the non-registered shareholder, in which case the non-registered shareholder would be able to exercise the dissent rights directly.

A registered shareholder who wishes to dissent must provide a notice of dissent (“Dissent Notice”) to Hub at (i) 55 East Jackson Blvd., Chicago, IL, 60604 (Attention: Corporate Secretary) or (ii) by facsimile transmission to 1-312-279-4981 (Attention: Corporate Secretary), in each case at or before 5:00 p.m. (Chicago time) on              (or 5:00 p.m. (Chicago time) on the day that is one business day immediately preceding any adjourned or postponed special meeting).

The filing of a Dissent Notice does not deprive a registered shareholder of the right to vote at the special meeting. However, the CBCA provides, in effect, that a registered shareholder who has submitted a Dissent Notice and who votes in favor of the arrangement resolution will no longer be considered a Dissenting Shareholder with respect to the common shares voted in favor of the arrangement resolution, being the common shares in respect of which the Dissent Notice was made. The CBCA does not provide, and Hub will not assume, that a proxy submitted to Hub instructing the proxyholder to vote against the arrangement resolution constitutes a Dissent Notice, but a registered shareholder need not vote its common shares against the arrangement resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxyholder to vote in favor of the arrangement resolution does not constitute a Dissent Notice. However, any proxy granted by a registered shareholder who intends to dissent, other than a proxy that instructs the proxyholder to vote against the arrangement resolution, should be validly revoked in order to prevent the proxyholder from voting such common shares in favor of the arrangement resolution and thereby causing the registered shareholder to forfeit its dissent rights. See “The Special Meeting—Voting and Revocation of Proxies.”

A Dissenting Shareholder who has not withdrawn its Dissent Notice prior to the special meeting must, within twenty (20) days after receipt of notice that the arrangement resolution has been approved, or if the Dissenting Shareholder does not receive such notice, within twenty (20) days after learning that the arrangement resolution has been approved, send to Hub c/o CIBC Mellon Trust Company, 200 Queen’s Quay East, Unit 6, Toronto, ON, M5C 2W9 CANADA (the “Transfer Agent”) a written notice (a “Demand for Payment”) containing its name and address, the number of common shares in respect of which he, she or it dissents (the “Dissenting Common Shares”), and a demand for payment of the fair value of such Dissenting Common Shares. Within 30 days after sending the Demand for Payment, the Dissenting Shareholder must send to Hub or the Transfer Agent certificates representing Dissenting Common Shares. The Transfer Agent will endorse on the share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder. A Dissenting Shareholder who fails to make a Demand for Payment or to send certificates representing Dissenting Common Shares in the time required has no right to make a claim under section 190 of the CBCA.

Under section 190 of the CBCA, after sending a Demand for Payment, a Dissenting Shareholder ceases to have any rights as a shareholder in respect of its Dissenting Common Shares other than the right to be paid the fair value of the Dissenting Common Shares as determined pursuant to the interim order, unless (i) the Dissenting Shareholder withdraws its Dissent Notice before Hub makes an offer to pay (as described below), or (ii) Hub fails to make an offer to pay in accordance with subsection 190(12) of the CBCA and the Dissenting Shareholder withdraws the Demand for Payment, in which case the Dissenting Shareholder’s rights as a shareholder will be reinstated. Pursuant to the plan of arrangement, in no case shall Hub or any other person be required to recognize any Dissenting Shareholder as a shareholder after the closing date, and the names of such shareholders shall be deleted from the list of registered shareholders at the closing date.

Pursuant to the plan of arrangement, Dissenting Shareholders who are ultimately determined to be entitled to be paid fair value for their Dissenting Common Shares shall be deemed to have transferred such Dissenting Common Shares to Parent at the effective time. Pursuant to the plan of arrangement, Dissenting Shareholders who are ultimately determined not to be entitled to be paid fair value for their Dissenting Common Shares, for any reason, shall be deemed to have participated in the arrangement on the same basis as any non-Dissenting Shareholder as at and from the Effective Date.

Hub is required, not later than seven (7) days after the later of the closing date and the date on which a Demand for Payment is received from a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Demand for Payment an offer to pay for its Dissenting Common Shares in an amount considered by the board of directors of Hub to be the fair value of the common shares, accompanied by a statement showing the manner in which the fair value was determined. Every offer to pay must be on the same terms. Hub must pay for the Dissenting Common Shares of a Dissenting Shareholder within ten (10) days after an offer to pay has been accepted by a Dissenting Shareholder, but any such offer lapses if Hub does not receive an acceptance within thirty (30) days after the offer to pay has been made.

If Hub fails to make an offer to pay for a Dissenting Shareholder’s common shares, or if a Dissenting Shareholder fails to accept an offer to pay that has been made, Hub may, within fifty (50) days after the closing date or within such further period as a court may allow, apply to a court to fix a fair value for the common shares of a Dissenting Shareholder. If Hub fails to apply to a court, a Dissenting Shareholder may apply to a court for the same purpose within a further period of twenty (20) days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

Before making any such application to a court itself after receiving a notice that a Dissenting Shareholder has made an application to a court, Hub will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of its right to appear and be heard in person or by counsel. Upon an application to a court, all Dissenting Shareholders who have not accepted an offer to pay will be joined as parties and be bound by the decision of the court. Upon any such application to a court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the Dissenting Common Shares of all Dissenting Shareholders. The final order of a court will be rendered against Hub in favor of each Dissenting Shareholder for the amount of the fair value of its Dissenting Common Shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the closing date until the date of payment. Registered shareholders who are considering exercising dissent rights should be aware that there can be no assurance that the fair value of their common shares as determined under the applicable provisions of the CBCA (as modified by the plan of arrangement and the interim order) will be more than or equal to the arrangement consideration. In addition, any judicial determination of fair value will result in delay of receipt by a Dissenting Shareholder of consideration for such Dissenting Shareholder’s Dissenting Common Shares.

The foregoing is only a summary of the dissenting shareholder provisions of the CBCA (as modified by the plan of arrangement and the interim order), which are technical and complex. A complete copy of section 190 of the CBCA is attached as Annex I hereto. It is recommended that any registered shareholder wishing to avail itself of its dissent rights under those provisions seek legal advice, as failure to comply strictly with the provisions of the CBCA (as modified by the plan of arrangement and the interim order) may prejudice its dissent rights.

For a general summary of certain income tax implications to a Dissenting Shareholder, see “ —Material U.S. Federal Income Tax Considerations” and “ —Material Canadian Federal Income Tax Considerations.”

HISTORICAL SELECTED FINANCIAL DATA

The following selected historical consolidated financial and other data are qualified in their entirety by reference to, and should be read in conjunction with, our consolidated financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K for the year ended December 31, 2006. Our selected statement of earnings data set forth below for each of the five years ended December 31, 2006, 2005, 2004, 2003 and 2002, and the selected balance sheet data as of December 31, 2006, 2005, 2004, 2003 and 2002, are derived from our consolidated financial statements.

	For the Year Ended December 31, (1)
	2006	2005	2004	2003	2002
	(dollars in thousands, except per share data)
Selected Statement of Earnings Data
Revenue:
Commission income	$483,245	$389,907	$323,150	$258,099	$200,976
Contingent commissions and volume overrides	44,722	40,454	21,705	18,530	11,464
Other	15,934	12,195	10,226	9,730	7,520

Total revenue	543,901	442,556	355,081	286,359	219,960

Expenses:
Compensation *	314,690	282,163	216,596	161,121	119,756
Selling, occupancy, and administration	101,057	82,843	71,948	56,606	44,932
Intangible asset amortization	20,272	8,363	5,458	3,208	1,671
Interest expense	12,250	10,656	7,406	5,191	7,317
Depreciation	9,692	8,714	7,242	6,244	5,492
Other (income) expense (2)	(644)	(6,888)	664	(1,362)	(2,865)

Total operating expenses	457,317	385,851	309,314	231,008	176,303

Net earnings from continuing operations before provision for income taxes	86,584	56,705	45,767	55,351	43,657
Provision for income taxes	35,653	30,958	19,984	18,842	14,256

Net earnings from continuing operations	50,931	25,747	25,783	36,509	29,401
Net earnings (loss) from discontinued operations, net of taxes (3)	—	(29)	461	—	—

Net earnings	$50,931	$25,718	$26,244	$36,509	$29,401

Net earnings per share—Basic
Net earnings from continuing operations	$1.41	$0.84
Net earnings from discontinued operations	—	—

Net earnings	$1.41	$0.84
Net earnings per share—Diluted
Net earnings from continuing operations	$1.35	$0.76	$0.79	$1.14	$1.06
Net earnings from discontinued operations	—	—	0.01	—	—

Net earnings	$1.35	$0.76	$0.80	$1.14	$1.06

* Compensation expense is comprised of the following components:
Employee cash compensation	$295,951	$246,263	$195,706	$156,320	$118,667
Talbot earnout compensation (4)	12,176	28,716	14,388	—	—
Other non-cash share-based compensation	6,563	7,184	6,502	4,801	1,089

	$314,690	$282,163	$216,596	$161,121	$119,756

	For the Year Ended December 31, (1)
	2006	2005	2004	2003	2002
	(dollars in thousands, except per share data)
U.S. GAAP Reconciliation (5):
Net earnings—Canadian GAAP	$50,931	$25,718	$26,244	$36,509	$29,401
Adjustments to reconcile Canadian GAAP to U.S. GAAP:
Cumulative effect of change in accounting policy for put options	—	—	—	335	—
Adjustments for put option liability	—	—	—	(409)	(814)
Adjustments for held-for-sale investments	—	—	—	—	(2,236)

Net earnings—U.S. GAAP	$50,931	$25,718	$26,244	$36,435	$26,351

Diluted net earnings per share—U.S. GAAP	$1.35	$0.76	$0.80	$1.14	$0.96

Basic net earnings per share—U.S. GAAP	$1.41	$0.84

	As of December 31, (1)
	2006	2005	2004	2003	2002
Selected Balance Sheet Data
Goodwill	$529,955	$421,158	$376,676	$305,862	$281,727
Other intangible assets, net	152,455	105,007	88,842	42,903	44,164
Total assets	1,253,225	1,001,353	857,535	699,288	596,876
Total long-term debt and capital leases (6)	144,634	175,273	186,797	113,799	107,038

U.S. GAAP Reconciliation (5):
Total shareholders’ equity—Canadian GAAP	$659,216	$419,926	$381,783	$342,790	$284,274
Adjustments to reconcile Canadian GAAP to U.S. GAAP:
Adjustments for held-for-sale investments	(1,716)	(1,716)	(1,716)	(1,716)	(1,716)
Unrealized gain (loss) on held-for-sale investments, net of tax	(4)	4	157	90	(83)
Cumulative translation adjustment	—	—	—	—	496
Adjustments for put option liability	—	—	—	—	(1,702)
Executive share purchase plan loans	—	—	—	—	(1,912)

Total shareholders’ equity—U.S. GAAP	$657,496	$418,214	$380,224	$341,164	$279,357

	For the Year Ended December 31, (1)
	2006	2005	2004	2003	2002
Selected Statement of Cash Flows Data
Net cash flows from operating activities	$86,609	$46,013	$57,969	$54,739	$19,064
Net cash flows used for investing activities	(149,212)	(63,906)	(93,300)	(20,146)	(8,348)
Net cash flows from (used for) financing activities	$91,682	$(11,725)	$48,073	$4,553	$2,947

	For the Year Ended December 31, (1)
	2006		2005		2004	2003	2002
Selected Other Data
Organic revenue growth percentage (7)
Commission income	4.9%		3.7%		4.9%	11.0%	13.0%
Total revenue	4.9%		5.9%		5.2%	12.0%	13.0%
Compensation ratio (8)	54%		56%		55%	55%	54%
Effective income tax rate (9)	41%		55%		44%	34%	33%
Cash dividends declared per share	$0.28		$0.24		$0.20	$0.20	$0.28
Book value per share (10)	$16.65		$13.51
Ratio of Earnings to Fixed Charges	8.06	x	6.32	x

(1)	Our results for the five year period ended December 31, 2006, reflect the acquisition of insurance brokerages that occurred in each respective year; thus, the financial results of acquisitions are only included from the date of acquisition forward. Accordingly, the results in each period are not directly comparable. See Note 3 “Business Acquisitions and Dispositions” of the notes to our consolidated financial statements in Part II, Item 8 of our annual report on Form 10-K for a detailed discussion of our business acquisition activity during the years ended December 31, 2006, 2005 and 2004.
(2)	Other (income) expense represents an aggregation of other operating income and expense categories in our consolidated statements of earnings. See our statements of earnings in our consolidated financial statements in Part II, Item 8 of our annual report on Form 10-K for a breakdown of the items that comprise other (income) expense for the years ended December 31, 2006, 2005 and 2004.
(3)	See Note 18 “Discontinued Operations” of the notes to our consolidated financial statements in Part II, Item 8 of our annual report on Form 10-K for a detailed discussion of our discontinued operations.
(4)	See Note 9 “Commitments and Contingencies—Contingent Consideration in Connection with Business Acquisitions” of the notes to our consolidated financial statements in Part II, Item 8 of our annual report on Form 10-K for a detailed discussion regarding the Talbot earnout compensation arrangement.
(5)	Our historical consolidated financial statements and the related notes thereto are prepared in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP. See Note 19 “Reconciliation to U.S. GAAP and Effect of New U.S. GAAP Accounting Pronouncements” of the notes to our consolidated financial statements in Part II, Item 8 of our annual report on Form 10-K for a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they relate to us.
(6)	Total long-term debt and capital leases includes the short-term and long-term portions of our outstanding debt arrangements as of December 31, including long-term debt, capital leases, bank debt, and subordinated convertible notes.
(7)	We define organic revenue growth as the net increase in revenue as the result of (1) new client accounts, (2) retention and expansion of existing client accounts, and (3) the impact of changes in insurance premium rates. Organic revenue growth excludes (1) the change in revenue attributable to business acquisitions during the preceding 12-month period, and (2) all revenue attributable to dispositions. Organic revenue growth is a non-GAAP measure and should not be considered an alternative to, nor is there any implication that it is more meaningful than, any measure of performance or liquidity promulgated under Canadian or U.S. GAAP. We believe that organic revenue growth is a meaningful indicator of our financial and operational performance, the effectiveness of our sales initiatives, the long-term sustainability of our profits, and the demand for our products and services. We believe that providing organic revenue growth results is particularly meaningful to investors due principally to the role acquisitions have played in our revenue growth. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” in Part II, Item 7 of our annual report on Form 10-K for a detailed calculation of organic revenue growth during the years ended December 31, 2006 and 2005.
(8)

Compensation ratio is defined as total employee cash compensation expense as a percentage of total revenue. The compensation ratio is a non-GAAP measure and should not be considered an alternative to, nor is there any implication that it is more meaningful than, any measure of performance or liquidity promulgated under Canadian or U.S. GAAP. We believe that the compensation ratio is a meaningful indicator as employee cash-based compensation represents our most significant expense in our calculation of earnings before interest, taxes, depreciation, and amortization, which is the measure that we use to evaluate our segments’ operating performance.

(9)	Effective tax rate equals provision for income taxes divided by net earnings from continuing operations before provision for income taxes. Compensation expense recorded in connection with the Talbot earnout during the years ended December 31, 2006, 2005 and 2004, was not deductible for income tax purposes. Our effective tax rate for the years ended December 31, 2006, 2005 and 2004, excluding the effect of the Talbot earnout, would have been 36%, 36%, and 33%, respectively.
(10)	Based on 39,599,945 and 31,074,607 shares outstanding as of December 31, 2006 and 2005, respectively.

Ratio of Earnings to Fixed Charges

The following presents our ratio of earnings to fixed charges for the years ended December 31, 2006 and 2005, which should be read in conjunction with our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference.

Computation of Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2006		2005
Earnings:
Income of consolidated group before income taxes	$86,584		$56,705
Fixed charges excluding capitalized interest	12,250		10,656

Total Earnings	$98,834		$67,361

Fixed Charges:
Interest expense of consolidated group including capitalized interest	$12,250		$10,656

Total fixed charges	$12,250		$10,656

Ratio of earnings to fixed charges	8.06	x	6.32	x

Book Value Per Share

Our net book value per share as of December 31, 2006 was $16.65, which is substantially below the $41.50 per share cash arrangement consideration.

Projected Financial Information

Hub’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, senior management did provide financial forecasts to the sponsors, the board of directors, the special committee, Merrill Lynch and Scotia Capital in connection with their consideration of the arrangement. We have included a subset of these projections to give our shareholders access to certain nonpublic information deemed material by our special committee and board of directors for purposes of considering and evaluating the arrangement. The projections and related assumptions included below also constitute all projected financial information deemed material to Scotia Capital in rendering its opinion described under “Special Factors —Opinion of Financial Advisor.” The inclusion of this information should not be regarded as an indication that the sponsors, the board of directors, the special committee, Scotia Capital or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

Hub advised the recipients of the projections that its internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond Hub’s control. The projections also reflect numerous estimates and assumptions related to the business of Hub that are inherently subject to significant economic, political, regulatory and competitive uncertainties, all of which are difficult to predict and many of which are beyond Hub’s control. As a result, there is a high degree of risk that the projected results will not be realized. Actual results could be significantly higher or lower than projected.

The financial projections were prepared for internal use and to assist the sponsors and the financial advisors to the board of directors and the special committee with their respective due diligence investigations of Hub and not with a view toward public disclosure or toward complying with U.S. or Canadian generally accepted accounting principles, the published guidelines and policies of the SEC and the Canadian securities commissions regarding projections, including the guidelines relating to Future Oriented Financial Information, or the guidelines established by the American Institute of Certified Public Accountants or the Canadian Institute of Chartered Accountants for preparation and presentation of prospective financial information. Hub’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company, including the factors described under “Special Note Regarding Forward-Looking Statements,” which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.

Since the date of the projections described below, the Company has made publicly available its actual results of operations for the quarter and year ended December 31, 2006. You should review the Company’s annual report on Form 10-K for the year ended December 31, 2006 to obtain this information, which is also incorporated by reference herein. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in these projections.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, Hub does not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

In January of 2007, Hub provided the sponsors, Merrill Lynch and Scotia Capital with projections for fiscal years 2006 through 2011, as presented below. The first set of projections assumes that Hub will continue to acquire companies having $50.0 million of revenue in each fiscal year during 2007 through 2011. The second set of projections assumes that Hub will acquire companies having $50.0 million of revenue in fiscal year 2007 but will not make any acquisitions in fiscal years 2008 through 2011.

Projections (with acquisitions)

(in millions)

	2006	2007	2008	2009	2010	2011
Revenue	$543.9	$658.1	$736.7	$819.1	$905.3	$996.6
EBITDA (1)	146.9	189.2	217.3	245.7	276.1	308.9
Net income	50.9	82.1	97.0	112.3	128.7	146.5

(1)	Represents earnings before interest, taxes, depreciation, and amortization.

The material assumptions made by Hub in developing the projections with acquisitions were as follows:

	2006	2007	2008	2009	2010	2011
Acquired revenue (millions)	$51.0	$50.0	$50.0	$50.0	$50.0	$50.0
Total revenue growth(1)	22.9%	21.0%	11.9%	11.2%	10.5%	10.1%
Organic revenue growth(1)	4.9%	5.4%	4.0%	4.0%	4.0%	4.0%
Expense margins(2)	73.0%	71.2%	70.5%	70.0%	69.5%	69.0%

(1)	Expressed as a percentage change over the prior year. Organic growth is a component of total revenue growth.
(2)	Expressed as a percentage of projected revenues.

Projections (without acquisitions)

(in millions)

	2006	2007	2008	2009	2010	2011
Revenue	$543.9	$658.1	$684.1	$713.4	$744.1	$777.1
EBITDA(1)	146.9	189.2	204.3	216.6	229.6	240.9
Net income	50.9	82.1	92.0	99.9	108.1	114.9

(1)	Represents earnings before interest, taxes, depreciation, and amortization.

The material assumptions made by Hub in developing the projections without acquisitions were as follows:

	2006	2007	2008	2009	2010	2011
Acquired revenue (millions)	$51.0	$50.0	—	—	—	—
Total revenue growth(1)	22.9%	21.0%	4.0%	4.3%	4.4%	7.6%
Organic revenue growth(1)	4.9%	5.4%	4.0%	4.0%	4.0%	4.0%
Expense margins(2)	73.0%	71.2%	70.1%	69.6%	69.1%	69.0%

(1)	Expressed as a percentage change over the prior year. Organic growth is a component of total revenue growth.
(2)	Expressed as a percentage of projected revenues.

Further detail on the financial projections provided by Hub can be found in Merrill Lynch’s presentation to the board of directors, dated February 24, 2006, attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the arrangement.

Market Price and Dividend Data

Our common shares are listed under the symbol “HBG” in the United States on the NYSE and in Canada on the TSX. The following table sets forth the range of high and low sales prices per share for our common shares as reported on the NYSE and TSX for the periods indicated.

	NYSE		TSX
	High	Low	High		Low
2007
Second quarter (to April 17)	$41.79	$41.35	C$	48.39	C$	46.70
First quarter	$42.23	$30.34		C$49.01		C$35.60

2006
First quarter	$28.90	$25.19	C$	33.10	C$	29.16
Second quarter	$28.60	$24.91	C$	33.00	C$	28.00
Third quarter	$30.28	$24.08	C$	33.95	C$	27.43
Fourth quarter	$32.30	$28.90	C$	37.50	C$	32.60

2005
First quarter	$20.08	$17.60	C$	24.95	C$	21.45
Second quarter	$19.56	$16.80	C$	24.25	C$	21.38
Third quarter	$23.17	$19.28	C$	27.36	C$	23.51
Fourth quarter	$25.95	$22.37	C$	30.51	C$	26.39

The closing sale price of common shares on the NYSE on February 23, 2007, the last trading day prior to the announcement of the arrangement, was $34.49 per common share. The $41.50 per share to be paid for each common share in the arrangement represents a premium of approximately 20.3% to the NYSE closing price on February 23, 2007 and a premium of 33.4% to the average closing price for the six months ended February 23, 2007. The closing sale price of common shares on the TSX on February 23, 2007, was C$40.05 per common share. The $41.50 per common share to be paid for each common share in the arrangement, or C$48.08 based on the Federal Reserve Bank of New York’s noon buying rate on February 23, 2007, represents a premium of approximately 20.1% to the TSX closing price on February 23, 2007. On April 17, 2007, the most recent practicable date before the date of this proxy statement, the closing sale price of common shares on the NYSE was $41.20 per common share and on the TSX was C$46.36 per common share. You are encouraged to obtain current market quotations for Hub common shares in connection with voting your shares.

The declaration and payment of quarterly dividends on Hub common shares is subject to the discretion of our board of directors. The decision of our board of directors to pay quarterly dividends depends on a number of factors, including, but not limited to, our quarterly results of operations, financial position, capital requirements, general business conditions, contractual restrictions and other factors that our board of directors may consider relevant. The arrangement agreement provides that we will not, and will not permit any of our subsidiaries to, make or pay any dividends until the consummation of the arrangement, except for regular quarterly dividends on our common shares not to exceed $0.07 per share.

The following table details cash dividend payments per share we made on our common shares for the periods presented:

	Payable Date	Dividend Paid Per Common Share
2007
First Quarter	3/31/2007	$0.07

2006
First Quarter	3/31/2006	$0.07
Second Quarter	6/30/2006	$0.07
Third Quarter	9/30/2006	$0.07
Fourth Quarter	12/31/2006	$0.07

2005
First Quarter	3/31/2005	$0.06
Second Quarter	6/30/2005	$0.06
Third Quarter	9/30/2005	$0.06
Fourth Quarter	12/31/2005	$0.06

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common shares, as of March 31, 2007 held by:

•	all those known by us to be beneficial owners of more than five percent of our outstanding common shares;

•	our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem securities, such as our common shares, to be beneficially owned by any person or group who has or shares voting power or investment power with respect to such securities. Unless otherwise indicated, the persons named in this table have sole voting and investment control with respect to all common shares beneficially owned by them. The percentages of shares outstanding provided in the table are based on 39,842,552 common shares outstanding as of March 31, 2007.

Name of Beneficial Owner (1)	Number of Common Shares and Options		RSUs		Percent of Class
Fairfax Financial Holdings Limited	10,325,428	(2)	—		25.9%
Lord, Abbett & Co. LLC	2,195,377	(3)	—		5.5%
Martin P. Hughes	602,822	(4)	78,036	(5)	1.7%
John P. Graham	—		15,335	(5)(6)	*
Richard A. Gulliver	425,099	(7)	57,587	(5)	1.2%
Bruce D. Guthart	361,582	(8)	116,548	(5)	1.2%
W. Kirk James	76,303	(9)	46,483	(5)	*
Lawrence J. Lineker	154,800	(10)	53,885	(5)	*
Marianne D. Paine	242	(11)	5,548	(5)	*
Dennis J. Pauls	129,774	(12)	41,083	(5)	*
Roy H. Taylor	97,375	(13)	400	(5)	*
James W. McElvany	9,323		245	(14)	*
Anthony F. Griffiths	4,323		245	(14)	*
Edward W. Lyman, Jr.	2,323		245	(14)	*
Frank S. Wilkinson	2,823		245	(14)	*
Dr. John T. Ahern, Jr.	500		110	(14)	*
Bradley P. Martin	323		245	(14)	*
Byron G. Messier	—		110	(14)	*
Directors and executive officers as a group	1,867,612		416,350		5.6%

*	Indicates less than 1%.
(1)	Unless otherwise indicated, the address of such person is c/o Hub International Limited, 55 East Jackson Blvd., Chicago, Illinois, USA 60604.
(2)	The number of common shares shown as beneficially owned was derived from a Schedule 13G/A filed with the SEC by the listed shareholder on February 14, 2007. The principal business address and principal office address of Fairfax Financial Holdings Limited is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7.
(3)	The number of common shares shown as beneficially owned was derived from a Schedule 13G/A filed with the SEC by the listed shareholder on February 14, 2007. The principal business address and principal office address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, New Jersey, USA 07302.
(4)	Includes (i) 135,646 common shares subject to escrow restrictions, (ii) 150,000 common shares to be issued upon exercise of currently exercisable options, and (iii) 623 common shares allocated to Mr. Hughes under our 401(k) Retirement Savings Plan.
(5)	Indicates the nonvoting restricted share units that the named executive officer would be entitled to receive if his employment were to be terminated by Hub without cause, or on account of death or disability within 60 days. Includes restricted share units that will be cancelled if the arrangement is completed in the following amounts: Mr. Hughes—657, Mr. Graham—335, Mr. Gulliver—642, Mr. Guthart—657, Mr. James—603, Mr. Lineker—400, Ms. Paine—250, and Mr. Taylor—242.
(6)	Includes 15,000 RSUs the executive officer would be entitled to receive if his employment were to be terminated on account of death or disability within 60 days.
(7)

Includes (i) 52,444 common shares allocated under our Executive Share Purchase Plan of which 10,489 common shares are not vested and which will vest in equal installments in February 2008 and 2009, if Mr. Gulliver remains employed with Hub, subject to earlier vesting upon a change of control; however, earlier vesting has been waived in connection with the arrangement, (ii) 188,578 common shares subject to escrow restrictions, (iii) 25,413 common shares owned by Mr. Gulliver’s spouse of which 17,790 common shares are subject to escrow restrictions, (iv) 100 common shares owned by Mr. Gulliver’s son, (v) 100 common shares owned by Mr. Gulliver’s daughter, (vi) 125,000 common shares to be issued upon exercise of currently exercisable options, and (vii) 620 common shares allocated to Mr. Gulliver under our 401(k) Retirement Savings Plan.

(8)	Includes (i) 307,667 common shares subject to escrow restrictions, (ii) 53,258 common shares to be issued upon the exercise of currently exercisable options, and (iii) 630 common shares allocated to Mr. Guthart under our 401(k) Retirement Savings Plan.
(9)	Includes (i) 250 common shares owned by Mr. James’ spouse, (ii) 100 common shares owned by Mr. James’ son, (iii) 100 common shares owned by Mr. James’ daughter, (iv) 75,000 common shares to be issued upon the exercise of currently exercisable options, and (v) 581 common shares allocated to Mr. James under our 401(k) Retirement Savings Plan.
(10)	Includes (i) 58,929 common shares subject to escrow restrictions and (ii) 13,472 common shares to be issued upon the exercise of currently exercisable options.
(11)	Represents common shares allocated to Ms. Paine under our 401(k) Retirement Savings Plan.
(12)	Includes (i) 20,527 common shares subject to escrow restrictions, (ii) 100,000 shares to be issued upon exercise of currently exercisable options, and (iii) 451 shares allocated to Mr. Pauls under our 401(k) Retirement Savings Plan. Mr. Pauls’ information is included in the above table because he served as Chief Financial Officer of Hub until November 13, 2006. He is not currently an executive officer of Hub.
(13)	Includes (i) 97,133 common shares subject to a two-year lock-up agreement in favor of Hub that expires March 31, 2008 over which Mr. Taylor has voting power, and 186 common shares allocated to Mr. Taylor under our 401(k) Retirement Savings Plan.
(14)	Indicates the RSUs that the director would be entitled to receive if his service on our Board of Directors were to terminate within 60 days.

Prior Public Offerings

On May 19, 2006, Hub sold 4,000,000 common shares in an underwritten public offering at a public offering price of $26.25 per share, with aggregate net proceeds after underwriters’ discount and commissions, but before offering expenses, of $100,280,000. On June 2, 2006, the underwriters exercised their over-allotment option in connection with the public offering and Hub sold an additional 600,000 common shares at a public offering price of $26.25 per share, for additional net proceeds of $15,042,000 after underwriters’ discount and commissions, but before offering expenses.

Prior Stock Purchases

The following tables set forth information regarding purchases of Hub common shares by the Executive Officer Investors, showing the number of common shares purchased by each, the range of prices paid for those shares and the average price paid per quarter for the past two years.

The following tables show purchases made in connection with Hub’s 401(k) Retirement Savings Plan.

	Quarter Ended
	March 31, 2005			June 30, 2005
	Range of Prices	Average Price(s)	Number of Shares	Range of Price(s)	Average Price(s)	Number of Shares
Martin P. Hughes	$18.25 - $19.80	$19.18	105	—	—	—
John P. Graham	—	—	—	—	—	—
Richard A. Gulliver	$18.25 - $19.80	$19.18	105	—	—	—
Bruce D. Guthart	$18.26 - $19.68	$19.41	83	$17.67 - $19.41	$18.65	28
W. Kirk James	$18.25 - $19.80	$19.18	120
Lawrence J. Lineker	—	—	—	—	—	—
Marianne D. Paine	$18.25 - $19.80	$19.18	68	—	—	—
Roy H. Taylor	$18.06 - $19.83	$19.41	107	—	—	—

	Quarter Ended
	September 30, 2005			December 31, 2005
	Range of Prices	Average Price(s)	Number of Shares	Range of Price(s)	Average Price(s)	Number of Shares
Martin P. Hughes	—	—	—	$25.93	$25.93	4
John P. Graham	—	—	—	—	—	—
Richard A. Gulliver	—	—	—	$25.93	$25.93	4
Bruce D. Guthart	—	—	—	—	—	—
W. Kirk James	—	—	—	$25.93	$25.93	8
Lawrence J. Lineker	—	—	—	—	—	—
Marianne D. Paine	—	—	—	$25.93	$25.93	49
Roy H. Taylor	—	—	—	—	—	—

	Quarter Ended
	March 31, 2006			June 30, 2006
	Range of Prices	Average Price(s)	Number of Shares	Range of Price(s)	Average Price(s)	Number of Shares
Martin P. Hughes	$25.51 - $28.14	$26.91	77	$27.97	$27.97	7
John P. Graham	—	—	—	—	—	—
Richard A. Gulliver	$25.51 - $28.14	$26.91	77	$27.97	$27.97	7
Bruce D. Guthart	$25.51 - $28.17	$26.93	80	—	—	—
W. Kirk James	$25.51 - $28.14	$26.91	76	$27.97	$27.97	7
Lawrence J. Lineker	—	—	—	—	—	—
Marianne D. Paine	$25.51 - $28.14	$26.91	75	$27.97	$27.97	7
Roy H. Taylor	$25.51 - $28.58	$27.08	76	$27.97	$27.97	2

	Quarter Ended
	September 30, 2006			December 31, 2006
	Range of Prices	Average Price(s)	Number of Shares	Range of Price(s)	Average Price(s)	Number of Shares
Martin P. Hughes	—	—	—	—	—	—
John P. Graham	—	—	—	—	—	—
Richard A. Gulliver	—	—	—	—	—	—
Bruce D. Guthart	—	—	—	$31.63	$31.63	3
W. Kirk James	—	—	—	—	—	—
Lawrence J. Lineker	—	—	—	—	—	—
Marianne D. Paine	—	—	—	—	—	—
Roy H. Taylor	—	—	—	—	—	—

	Quarter Ended
	March 31, 2007
	Range of Prices	Average Price(s)	Number of Shares
Martin P. Hughes	$30.75 - $39.10	$34.04	34
John P. Graham	—	—	—
Richard A. Gulliver	$30.75 - $39.10	$34.04	22
Bruce D. Guthart	$32.03 - $39.18	$36.68	27
W. Kirk James	$30.75 - $39.10	$34.04	22
Lawrence J. Lineker	—	—	—
Marianne D. Paine	$30.75 - $39.10	$34.04	13
Roy H. Taylor	$30.75 - $39.22	$34.05	56

The following table shows purchases other than in connection with Hub’s 401(k) Retirement Savings Plan.

Purchases by Roy H. Taylor

Quarter	Amount of Shares Purchased		Purchase Price
Quarter ended March 31, 2006	129,511	(1)	$0.00	(1)

(1)	Shares issued as contingent consideration in connection with the purchase of Talbot Financial Corporation.

Other than with regard to the voting agreement or as set forth below, there have been no transactions in our common shares during past 60 days by Hub, any of its directors or officers, Parent, any of its directors or executive officers or the sponsors.

Date	Name	Transaction Type	Amount of Shares	Price(1)
2/6/2007	Edward W. Lyman, Jr., Director	Vesting of RSUs granted March 30, 2006	323	$32.75
2/6/2007	Bradley Martin, Director	Vesting of RSUs granted March 30, 2006	323	$32.75
2/6/2007	James W. McElvany, Director	Vesting of RSUs granted March 30, 2006	323	$32.75
2/6/2007	Frank S. Wilkinson, Jr., Director	Vesting of RSUs granted March 30, 2006	323	$32.75
3/30/2007	Anthony F. Griffiths, Director	Vesting of RSUs granted March 30, 2006	323	$41.65

(1)	Represents the fair market value on the date of issuance.

Independent Registered Public Accounting Firm

The consolidated financial statements of the Company and Company management’s assessment of the effectiveness of internal control over financial reporting included in the annual report on Form 10-K for the year ended December 31, 2006, incorporated by reference in this proxy statement, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their reports appearing in such annual report on Form 10-K.

ADJOURNMENT OF THE SPECIAL MEETING

(PROPOSAL NO. 2)

Hub may ask its shareholders to vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the arrangement resolution. We do not intend to propose adjournment at our special meeting if there are sufficient votes to approve the arrangement resolution. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of the holders of a majority of common shares present or represented by proxy and entitled to vote on the matter.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Shareholder Proposals

If the arrangement is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the arrangement is not completed, we expect to hold a 2008 annual meeting of shareholders. Any shareholder proposals to be considered timely for inclusion in next year’s proxy statement must be submitted in writing to our Corporate Secretary at Hub International Limited, 55 East Jackson Boulevard, Chicago, IL, 60604 and must be received prior to the close of business on December 1, 2007. Shareholder proposals submitted outside the processes of Rule 14a-8 under the Exchange Act must be received by February 14, 2008 to be considered timely.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to Office of Investor Relations, Hub International Limited, 55 East Jackson Boulevard, Chicago, IL, 60604, Tel: 1-877-402-6601, we will provide a separate copy of the annual reports and proxy statements. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to the Office of Investor Relations at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC and the Canadian securities commissions. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public at the SEC’s website at http://www.sec.gov and the Canadian Securities Administrators website at http://www.sedar.com. You also may obtain free copies of the documents Hub files with the SEC and the Canadian securities regulators by going to the “Investors Relations” Section of our website at www.hubinternational.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not, and shall not be deemed to be, incorporated by reference.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. We incorporate by reference the documents listed below:

Hub Filing	Periods
Annual Report on Form 10-K	Year ended December 31, 2006
Proxy Statement on Form 14A	Filed , 2007
Current Reports on Form 8-K	Filed February 9, 2007, February 27, 2007, March 23, 2007 and April 5, 2007.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

You may request a copy of the documents incorporated by reference into this proxy statement, excluding certain exhibits, by writing to or telephoning us. Requests for documents should be directed to Office of Investor Relations, Hub International Limited, 55 East Jackson Boulevard, Chicago, IL, 60604, Tel: 1-877-402-6601. If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                     , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary.

ANNEX A

ARRANGEMENT RESOLUTION

SPECIAL RESOLUTION OF THE COMPANY SHAREHOLDERS

BE IT RESOLVED THAT:

1. The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Hub International Limited (the “Company”) as more particularly described and set forth in the Proxy Statement of the Company accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted.

2. The plan of arrangement, as it may be or has been amended, (the “Plan of Arrangement”) involving the Company, the full text of which is attached to the Proxy Statement of the Company, is hereby approved and adopted.

3. The Arrangement Agreement between the Company and Maple Tree Acquisition Corporation, dated as of February 25, 2007 and amended as of March 22, 2007 (the “Arrangement Agreement”), the actions of the officers and directors of the Company in approving the Arrangement, in executing and delivering the Arrangement Agreement and any amendments thereto and causing the performance by the Company of its obligations thereunder are hereby ratified and approved.

4. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Company’s Shareholders or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of the Company are hereby authorized and empowered without further approval of the Company’s Shareholders (i) to amend or terminate the Arrangement Agreement, or the Plan of Arrangement to the extent permitted by the Arrangement Agreement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement, at any time prior to the Effective Time, as such term is defined in the Arrangement Agreement.

5. Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver the articles of arrangement giving effect to the Arrangement and such other documents as are necessary or desirable to the director appointed under Section 260 of the CBCA in accordance with the Arrangement Agreement.

6. Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

A-1

ANNEX B

ARRANGEMENT AGREEMENT

ARRANGEMENT AGREEMENT

BY AND BETWEEN

HUB INTERNATIONAL LIMITED

AND

MAPLE TREE ACQUISITION CORPORATION

February 25, 2007

i

ii

ARRANGEMENT AGREEMENT

This ARRANGEMENT AGREEMENT (this “Agreement”) is made and entered into as of this 25th day of February, 2007 by and between Hub International Limited, a Canadian corporation (the “Company”), and Maple Tree Acquisition Corporation, a corporation organized and existing under the laws of British Columbia (“Parent”).

RECITALS

WHEREAS, the parties intend that, pursuant to a plan of arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”), among other things, Parent shall acquire all of the issued and outstanding common shares (the “Shares”) of the Company.

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of the Special Committee, has (i) determined that it is advisable and in the best interests of the Company and the shareholders of the Company (the “Company Shareholders”) to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend approval of the Arrangement by the Company Shareholders.

WHEREAS, the Company has agreed upon the terms and subject to the conditions set forth herein (i) to submit a special resolution, substantially in the form of Exhibit A hereto (the “Arrangement Resolution”), to the Company Shareholders for approval and (ii) to submit the Arrangement to the Ontario Superior Court of Justice (the “Court”) for approval.

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, Fairfax Financial Holdings Limited (“Fairfax”) has entered into a voting agreement with Parent dated as of the date hereof in the form attached as Exhibit B hereto, pursuant to which, among other things, Fairfax has irrevocably agreed to vote all of the voting securities of the Company owned or hereafter acquired by it or over which it has or obtains voting control for the approval for the Arrangement Resolution at the Company Meeting (or any adjournment or postponement thereof).

WHEREAS, the Board of Directors of Parent has approved this Agreement and declared it advisable for Parent to enter into this Agreement.

WHEREAS, the Company and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Arrangement and also to prescribe certain conditions to the Arrangement, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.4(a).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Arrangement” has the meaning set forth in the Recitals.

“Arrangement Resolution” has the meaning set forth in the Recitals.

“Articles of Arrangement” has the meaning set forth in Section 2.1(d).

“Business Day” means any day other than the days on which banks in New York, New York or Toronto, Ontario are required or authorized to close.

“Canadian Securities Commissions” has the meaning set forth in Section 3.9.

“Canadian Securities Laws” means the Canadian provincial or territorial securities laws and the rules, regulations and published policies thereunder.

“CBCA” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner” has the meaning set forth in Section 7.1(c).

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 6.4(g)(i).

“Company Benefit Plans” has the meaning set forth in Section 3.13(a).

“Company Disclosure Letter” has the meaning set forth in the preamble to Article III.

“Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Company Meeting” has the meaning set forth in Section 6.1(a).

“Company Options” means outstanding options to acquire Shares from the Company granted under the Company Stock Plans.

“Company Proxy Statement” has the meaning set forth in Section 3.9.

“Company Restricted Share” means any Share subject to the escrow provisions of an agreement between the Company and any other Person.

“Company RSU” means an outstanding restricted share unit with respect to one Share granted under a Company Stock Plan.

“Company Reports” has the meaning set forth in Section 3.7(a).

“Company Securities” has the meaning set forth in Section 3.5(b).

“Company Shareholders” has the meaning set forth in the Recitals.

“Company Stock Plans” means the Equity Incentive Plan, as amended, of the Company, the 2005 Equity Incentive Plan, as amended and restated, of the Company and/or the PLI Program, as amended, of the Company, as applicable.

“Compensation” has the meaning set forth in Section 6.7(a).

“Competition Act” means the Competition Act (Canada), as amended.

“Compliant” means, with respect to any Required Financial Information, that (i) such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information, in light of the circumstances under which they were made, not misleading, (ii) such Required Financial Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act as applicable to a registered offering of debt securities and in a form customarily included in private placements under Rule 144A of the Securities Act and (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in any of the Required Financial Information.

“Confidentiality Agreement” means the Confidentiality Agreement by and between the Company and Apax Partners, LP, dated January 19, 2007.

“Contingent Commissions” means any compensation paid or other value given to the Company or any of its Subsidiaries in relation to insurance which is contingent upon: (i) placing a particular number of policies or a dollar value of premium with an insurer; (ii) achieving a particular level of growth in the number of policies placed or a particular dollar value of premium with an insurer; (iii) meeting a particular rate of retention or renewal of policies in force with an insurer; or (iv) placing or keeping a sufficient insurance business with an insurer to achieve a particular loss ratio or any other measure of profitability.

“Contract” has the meaning set forth in Section 3.4.

“Court” has the meaning set forth in the Recitals.

“CSC” has the meaning set forth in Section 9.13(b).

“Current Employee” has the meaning set forth in Section 6.7(a).

“Current Policy” has the meaning set forth in Section 6.5(b).

“Current Premium” has the meaning set forth in Section 6.5(b).

“Damages” has the meaning set forth in Section 6.5(a).

“Debt Financing” has the meaning set forth in Section 4.7.

“Debt Financing Commitments” has the meaning set forth in Section 4.7.

“Director” has the meaning set forth in Section 2.1(d).

“Dissent Rights” has the meaning set forth in Section 2.2(d).

“DOJ” has the meaning set forth in Section 6.2(b).

“Effective Time” has the meaning ascribed to such term in the Plan of Arrangement.

“Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Equity Financing” has the meaning set forth in Section 4.7.

“Equity Financing Commitments” has the meaning set forth in Section 4.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” has the meaning set forth in Section 6.4(b).

“Existing Notes” has the meaning set forth in Section 6.9.

“Existing Notes Issuer” has the meaning set forth in Section 6.9.

“Fairfax” has the meaning set forth in the Recitals.

“FCPA” has the meaning set forth in Section 3.14(e).

“Final Order” has the meaning set forth in Section 2.1(a).

“Financing” has the meaning set forth in Section 4.7.

“Financing Commitments” has the meaning set forth in Section 4.7.

“FTC” has the meaning set forth in Section 6.2(b).

“GAAP” means Canadian generally accepted accounting principles.

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

“Guarantees” has the meaning set forth in Section 4.8.

“Guarantors” has the meaning set forth in Section 4.8.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (without duplication) (i) for borrowed money (including obligations in respect of drawings under overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar Contracts, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases (in accordance with GAAP), (v) in respect of outstanding letters of credit and bankers’ acceptances or (vi) for Contracts relating to interest rate protection, swap agreements and collar agreements.

“Initiation Date” means the latest to occur of (x) receipt by Parent and its financing sources of the Required Financial Information, (y) the fifth Business Day after the date the Company files with the SEC its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 and (z) the tenth Business Day after the Company Proxy Statement is mailed to the Company Shareholders.

“Intellectual Property” means trademarks, service marks, trade names, assumed names and designs (including any registrations or applications for registration, as well as common law rights in any of the foregoing), together with all goodwill related to the foregoing; patents (including any continuations, continuations in part, renewals and applications for any of the foregoing) and inventions; copyrights (including any registrations and applications therefor and whether registered or unregistered) and works of authorship; Internet domain names; computer programs and software (including source code, object code and executables); mask works; data and databases; technology; trade secrets and other confidential information; and know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, and methodologies.

“Interim Order” has the meaning set forth in Section 2.1(a).

“Investment Canada Act” means the Investment Canada Act, as amended.

“Knowledge” means the actual knowledge of the Persons set forth in Section 1.1 of the Company Disclosure Letter.

“Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Authority.

“Leased Real Properties” has the meaning set forth in Section 3.20(b).

“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Marketing Period” means the first period of 20 consecutive Business Days after the Initiation Date (A) throughout and on the last day of which (i) Parent and its financing sources shall have the Required Financial Information, and such Required Financial Information is and remains Compliant, (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 not to be satisfied assuming the Closing were to be scheduled for any time during such consecutive 20-Business Day period and (iii) the Company shall have provided all cooperation which it is obligated to provide under the terms of Section 6.8, and (B) at the end of which the conditions set forth in Section 7.1 shall have been satisfied; provided, that, notwithstanding anything to the contrary above, the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of such consecutive 20-Business Day period, (x) the Company shall have announced any intention to restate any of its financial information included in the Required Financial Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will not be deemed to commence at the earliest unless and until such restatement has been completed and the Company Reports have been amended or the Company has announced that it has concluded that no restatement shall be required, (y) the Company shall have failed to file any report with the SEC when due, in which case the Marketing Period will not be deemed to commence unless and until all such reports have been filed; or (z) the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 20-Business Day period would not be sufficiently current on any day during such 20-Business Day period to permit (1) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20-Business Day period or (2) the Company’s independent registered accounting firm to issue a customary comfort letter to purchasers (in accordance with its normal practices and procedures) on the last day of the 20-Business Day period, then a new 20-Business Day period shall commence upon Parent receiving updated Required Financial Information that would be sufficiently current to permit the actions described in (1) and (2) on the last day of such 20-Business Day period; provided, further, that no portion of the Marketing Period shall be permitted to fall within (x) the time period beginning on July 2, 2007 through and including July 8, 2007 and (y) the time period beginning on August 15, 2007 through and including September 3, 2007.

“Material Adverse Effect on the Company” means any fact, change, development, circumstance, event, effect or occurrence (an “Effect”) that, together with all other Effects, (i) is or is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, such a Material Adverse Effect on the Company: (A) any change in general economic or political conditions or in the financial, credit or securities markets, (B) any Effect generally affecting, or resulting from general changes or developments in, the industries in which the Company and its Subsidiaries operate, including changes in Law that are applicable across such industries (other than changes in Law relating to the payment of Contingent Commissions or any adverse developments in any regulatory investigations relating to Contingent Commissions (whether or not involving the Company), (C) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures shall not be excluded), (D) any change in the price or trading volume of the Shares in and of itself (provided that the underlying causes of such changes shall not be excluded), (E) any Effect that resulted from the announcement of this Agreement, the pendency or consummation of the Arrangement or the identity of Parent or any of its Affiliates as the acquiror of the Company, including the loss of employees, (F) compliance with the terms of, or the taking of any action required by, this Agreement or consented to or requested by Parent, (G) any acts of terrorism or war, or (H) changes in generally accepted accounting principles or the interpretation thereof, except, in the case of clauses (A) and (B), to the extent such Effects referred to therein have had or would be reasonably likely to have a materially disproportionate impact on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other industry participants, or (ii) that would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

“Minister” has the meaning set forth in Section 7.1(c).

“Money Laundering Laws” has the meaning set forth in Section 3.14(e).

“New Financing Commitments” has the meaning set forth in Section 6.8(c).

“No-Shop Period Start Date” has the meaning set forth in Section 6.4(a).

“Notice Period” has the meaning set forth in Section 6.4(e).

“OFAC” has the meaning set forth in Section 3.14(e).

“Organizational Documents” has the meaning set forth in Section 2.2(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” has the meaning set forth in Section 8.2(c).

“Parent Plan” has the meaning set forth in Section 6.7(b).

“Permits” means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority possessed by or granted to, or necessary for the ownership of the material assets or conduct of the business of, the Company or its Subsidiaries.

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other similar Liens or security interests arising in the ordinary course of business; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law that arise in the ordinary course of business; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations arising in the ordinary course of business; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case arising in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any SEC Report filed prior to the date hereof; and (ix) any other Liens that do not secure a liquidated amount or debt for borrowed money, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the Company or the ability of Parent to obtain the Debt Financing.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Plan of Arrangement” has the meaning set forth in Section 2.1(a).

“Preference Shares” has the meaning set forth in Section 3.5(a).

“Proceeding” has the meaning set forth in Section 3.11.

“Producer” has the meaning set forth in Section 3.14(b)

“Recommendation” has the meaning set forth in Section 6.1(a).

“Recommendation Withdrawal” has the meaning set forth in Section 6.4(e).

“Regulatory Approvals” has the meaning set forth in Section 7.1(c).

“Representatives” has the meaning set forth in Section 6.4(a).

“Required Financial Information” has the meaning set forth in Section 6.8(a).

“Requisite Shareholder Vote” has the meaning set forth in Section 2.2(b).

“Restraint” has the meaning set forth in Section 7.1(d).

“Schedule 13E-3” has the meaning set forth in Section 3.9.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all publicly available forms, reports, statements, certifications and other documents filed by the Company with the SEC since January 1, 2006 and not less than 48 hours prior to the Effective Time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act and Canadian Securities Laws.

“Shares” has the meaning set forth in the Recitals.

“Special Committee” means a committee of the Company’s Board of Directors, formed for the purpose of, among other things, evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the Arrangement.

“Subsidiary”, with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

“Superior Proposal” has the meaning set forth in Section 6.4(g)(ii).

“Tax” means and includes (a) all United States federal, Canadian federal, state, provincial, territorial, municipality, local and non-United States or Canadian income, profits, franchise, capital, gross receipts, environmental, customs duty, share capital, capital stock, severances, stamp, document, transfer, payroll, workers’ compensation, sales, employment, unemployment, social security, health fund, disability, use, property, withholding, excise, production, value added, goods and services, harmonized sales, occupancy, business license and other taxes, duties or assessments of any nature whatsoever (including employment insurance premiums or contributions and Canada and Quebec pension plan premiums or contributions), together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions whether disputed or not, and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any Tax sharing or Tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s Taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, election, form, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements or schedules of any of the foregoing.

“Termination Fee” means $50,760,000, except that the Termination Fee shall be equal to $21,150,000 in the event that this Agreement is terminated (i) by the Company pursuant to Section 8.1(c)(ii) in order to enter into a definitive agreement with an Excluded Party with respect to a Superior Proposal if the Notice Period relating to such Superior Proposal began prior to 11:59 a.m., New York City time, on April 10, 2007, or (ii) by Parent pursuant to Section 8.1(d)(iii) in a circumstance in which the event giving rise to the right of termination described in any of clauses (A) or (B) of Section 8.1(d)(iii) occurs prior to 11:59 a.m., New York City time, on April 10, 2007 and is based on the submission to the Company of a Superior Proposal by an Excluded Party prior to such date.

Section 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words “this Agreement”, “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules, Exhibits and the Company Disclosure Letter) and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Unless otherwise indicated, references in this Agreement to “dollars” or “$” are to United States currency. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

ARTICLE II

THE ARRANGEMENT

Section 2.1. Implementation Steps by the Company.

(a) As promptly as reasonably practicable after the date hereof, the Company will apply, in a manner reasonably acceptable to Parent, to the Court under Section 192 of the CBCA for an interim order (as such interim order may be amended with the consent of the Company and Parent, the “Interim Order”), in respect of the Arrangement, as contemplated by Section 2.2, and will apply in accordance with Section 2.1(c) for an order approving the Arrangement on the terms and subject to the conditions set out in the plan of arrangement (the “Plan of Arrangement”) substantially in the form of Exhibit C hereto (as such order may be amended or varied at any time prior to the Effective Time with the consent of the Company and Parent or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal at the direction of the Court, the “Final Order”).

(b) The Company shall, subject to obtaining the Interim Order and in the manner contemplated by Section 6.1(a), convene and hold the Company Meeting, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting and agreed to by Parent acting reasonably).

(c) The Company shall, subject to obtaining the approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order approving the Arrangement.

(d) The Company shall, subject to obtaining the Final Order and the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing), send to the Director appointed pursuant to Section 260 of the CBCA (the “Director”), for endorsement by and filing with the Director, the articles of arrangement (the “Articles of Arrangement”) and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

Section 2.2. Interim Order. The notice of motion for the application for the Interim Order referred to in Section 2.1(a) shall request that the Interim Order provide:

(a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b) that the requisite approval for the Arrangement Resolution shall be (i) 66 2/3% of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy at the Company Meeting and (ii) a simple majority of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy at the Company Meeting, excluding Shares held by the senior officers of the Company identified in Schedule 2.2(b) of this Agreement (together, the “Requisite Shareholder Vote”);

(c) that, in all other respects, the terms, restrictions and conditions of the Articles of Continuation or By-laws or equivalent organizational documents (the “Organizational Documents”) of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d) for the grant of the rights of dissent in respect of the Arrangement described in Article 5 of the Plan of Arrangement (the “Dissent Rights”);

(e) that the Company Meeting may be adjourned or postponed from time to without the need for additional approval of the Court; and

(f) that the record date for Company Shareholders entitled to vote at the Company Meeting will not change in respect of any adjournment or postponement of the Company Meeting.

Section 2.3. Company Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare and complete, in consultation with Parent and otherwise in accordance with Section 6.1, the Company Proxy Statement (and any amendments thereto) together with any other documents required by the Securities Act, the Exchange Act, Canadian Securities Laws and other applicable Laws in connection with the Company Meeting and the Arrangement. As promptly as reasonably practicable thereafter, and after obtaining the Interim Order, the Company shall cause the Company Proxy Statement and other documentation required in connection with the Company Meeting to be sent to each Company Shareholder and to be filed with applicable Governmental Authorities, as required by the Interim Order and applicable Laws and in accordance with Section 6.1.

Section 2.4. Dissenting Shareholders. The Company shall give Parent (a) prompt notice of any written notice exercising Dissent Rights, withdrawals of the exercise of such rights and any other instruments given by any Company Shareholders pursuant to the CBCA and received by the Company in connection with the Arrangement or the Company Meeting and (b) the opportunity to participate in all negotiations and proceedings with respect to the exercise of such Dissent Rights. Without the prior written consent of Parent, except as required by applicable Law, the Company shall not make any payment prior to the Effective Time with respect to any such rights or offer to settle or settle any such rights.

Section 2.5. Effects of the Arrangement on Shares, Company Options, Company RSUs, Company Restricted Shares. Each Share, Company Option, Company RSU and Company Restricted Share shall be dealt with as provided in the Plan of Arrangement.

Section 2.6. Closing. The closing of the Arrangement and the other transactions contemplated hereby (the “Closing”) shall take place (i) at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York, on the second Business Day after which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions at the Closing) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”); provided, however, that Parent shall not be required to consummate the Arrangement and the other transactions contemplated hereby prior to the earlier of (i) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (ii) the second Business Day after the end of the Marketing Period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in a particular Section or subsection of the Company Disclosure Letter shall be deemed to be disclosed in each other Section or subsection thereof to which the relevance of such information is reasonably apparent) or (y) as disclosed in the SEC Reports (excluding (A) any disclosures set forth in any risk factor section, (B) any disclosure constituting forward-looking statements, (C) any other disclosures to the extent such disclosure is in the nature of a cautionary statement to the effect that the matters subject to such disclosure could or would be expected to have a material adverse effect on the Company and its Subsidiaries or their financial condition, results of operation, revenues, expenses, cash flows, liquidity or businesses and (D) only with respect to the representations and warranties contained in Sections 3.8 and 3.10, information in the SEC Reports concerning matters relating to Contingent Commissions), in each case, if, and only if, the nature and content of the applicable disclosure in such SEC Reports is such that its applicability to a representation or warranty contained in this Article III is reasonably apparent, the Company hereby represents and warrants to Parent that (provided that the qualifications in clauses (x) and (y) of this preamble shall not qualify the representation in Section 3.10(a)):

Section 3.1. Corporate Existence and Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization, except in the case of the Subsidiaries where the failure to be so organized, existing and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has all corporate or similar powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted, except in the case of the Subsidiaries where the failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in violation of its organizational or governing documents in any material respect.

Section 3.2. Corporate Authorization. (a) The Company has the corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Shareholder Vote and the Final Order, to consummate the transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. Except for the approval of the Arrangement by the Requisite Shareholder Vote in accordance with the terms of the Interim Order, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of the Company, acting upon the recommendation of the Special Committee, at a duly held meeting has (i) determined that it is in the best interests of the Company and the Company Shareholders (other than holders of Shares that are Affiliates of Parent or holders of Shares being contributed to Parent in connection with the Arrangement), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend that the Company Shareholders approve the Arrangement Resolution and directed that such matter be submitted for consideration of the Company Shareholders at the Company Meeting. The only vote of the Company Shareholders required to adopt this Agreement and approve the transactions contemplated hereby is the Requisite Shareholder Vote.

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 3.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) filings under the CBCA; (ii) compliance with the applicable requirements of the HSR Act, the Competition Act and the Investment Canada Act; (iii) the applicable requirements of the Exchange Act including the filing of the Company Proxy Statement and, if applicable, the Schedule 13E-3; (iv) compliance with the applicable requirements of Canadian Securities Laws; (v) the applicable requirements of compliance with the rules and regulations of the New York Stock Exchange and the Toronto Stock Exchange; (vi) compliance with any applicable foreign, state or provincial securities or blue sky laws; (viii) the Interim Order and Final Order; (ix) the consents and/or notices listed in Section 3.3 of the Company Disclosure Letter; and (x) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.4. Non-Contravention. Except as set forth in Section 3.4 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the

Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of (A) the Company or (B) any of its Subsidiaries; (ii) assuming compliance with the matters referenced in Section 3.3 and the receipt of the Requisite Shareholder Vote, the Regulatory Approvals and the Final Order, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except in the case of clauses (i)(B), (ii) and (iii) above, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.5. Capitalization. (a) The authorized share capital of the Company consists of an unlimited number of Shares and an unlimited number of Preference Shares, issuable in series (the “Preference Shares”). As of February 22, 2007, there were (i) (A) 39,842,229 Shares issued and outstanding (including 2,530,374 Company Restricted Shares), and (B) no Preference Shares issued and outstanding, (ii) Company Options (all of which are currently exercisable) to purchase an aggregate of 919,751 Shares, with a weighted average exercise price of $15.45 per Share, issued and outstanding and (iii) 1,938,068 Company RSUs issued and outstanding. All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiaries of the Company own any Shares or any other equity securities of the Company.

(b) Except as set forth in this Section 3.5, there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries, other than Company Options; (iii) Company Options or other rights or options to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or such Subsidiary, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, “Company Securities”). Except as set forth in Schedule 3.5(b) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities. Except as set forth in Section 3.5(b) of the Company Disclosure Letter, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.

(c) Other than the issuance of Shares upon exercise of Company Options, since February 22, 2007 to the date hereof, neither the Company nor any of its Subsidiaries has issued or sold any Company Securities, or repurchased, redeemed or otherwise acquired any Company Securities for cash, and their respective Boards of Directors have not authorized any of the foregoing.

(d) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Company Shareholders may vote are outstanding. Section 3.5(d) of the Company Disclosure Letter sets forth, as of January 31, 2007, all of the outstanding Indebtedness of the Company and each of its Subsidiaries (and the Company and its Subsidiaries have not borrowed or otherwise incurred any Indebtedness since that date, other than pursuant to the accrual of interest on outstanding Indebtedness). Except as set forth in Section 3.5(d) of the

Company Disclosure Letter, neither the Company nor any of its Subsidiaries guaranties any Indebtedness or other obligations of any Person other than of the Company or any of its wholly-owned Subsidiaries. Except as set forth in Section 3.5(d) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is a party to any Contract under which the Company or any such Subsidiary is, or may become, obligated to pay any amount in respect of an “earn-out” or any other form of deferred purchase price payment in connection with any acquisition of assets or securities, merger, consolidation or other business combination.

Section 3.6. Company Subsidiaries. (a) Section 3.6(a) of the Company Disclosure Letter sets forth a list of all of the Subsidiaries of the Company.

(b) Except as set forth in Section 3.6(b) of the Company Disclosure Letter, all equity interests of any Subsidiary of the Company held by the Company or any other Subsidiary of the Company are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than Permitted Liens.

Section 3.7. Reports and Financial Statements. (a) Except as set forth in Section 3.7(a) of the Company Disclosure Letter, the Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC and the Canadian Securities Commissions since January 1, 2004 (all such forms, reports, statements, certificates and other documents filed since January 1, 2004, with any amendments thereto, collectively, the “Company Reports”), each of which, including any financial statements included therein, as finally amended prior to the date hereof, complied as to form in all material respects with the applicable requirements of the Securities Laws as of the date filed with the SEC or the Canadian Securities Commissions, as applicable. None of the Company’s Subsidiaries is required to file periodic reports with the SEC or any of the Canadian Securities Commissions. None of the Company Reports contained, when filed with the SEC or the Canadian Securities Commissions, as applicable, and, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff or the staff of any of the Canadian Securities Commissions with respect to the Company Reports.

(b) Each of the consolidated financial statements of the Company and its Subsidiaries (i) included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) and (ii) included in Section 3.7(b) of the Company Disclosure Letter, fairly presents (subject, in the case of the unaudited statements, to the absence of notes and normal year-end audit adjustments as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act), in all material respects, the results of the consolidated operations and changes in shareholders’ equity and cash flows and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such consolidated financial statements (including the related notes and schedules, where applicable) complied, as of its date of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC or the Canadian Securities Commissions, as applicable, with respect thereto and each of such financial statements (including the related notes, where applicable) was prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act.

(c) The management of the Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has disclosed, as of December 31, 2006, to the Company’s outside auditors and the audit committee of the Board of Directors of the

Company (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the Knowledge of the Company, no events, facts or circumstances have arisen or become known since December 31, 2006 of the type referred to in clauses (ii)(x) or (ii)(y) of the immediately preceding sentence.

Section 3.8. Undisclosed Liabilities. Except as set forth in Section 3.8 of the Company Disclosure Letter and except (i) for those liabilities that are reflected or reserved against on the audited consolidated balance sheet of the Company (including the notes thereto) included in Section 3.7(b) of the Company Disclosure Letter for the year ended December 31, 2006, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2006, (iii) for liabilities that have been discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, (iv) for liabilities incurred in connection with the transactions contemplated hereby, or (v) for liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

Section 3.9. Disclosure Documents. Each of the proxy statement (the “Company Proxy Statement”) and, if applicable, the Rule 13E-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”), as each may be amended or supplemented, relating to the transactions contemplated hereby, to be filed by the Company with the SEC and the relevant Canadian securities regulatory authorities (the “Canadian Securities Commissions”) in connection with seeking the Requisite Shareholder Vote, will not, at the date it is filed with the SEC and the Canadian Securities Commissions, or, in the case of the Company Proxy Statement, at the time it is first mailed to the Company Shareholders or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement, if applicable, the Schedule 13E-3 and all related SEC and the Canadian Securities Commissions filings to comply as to form in all material respects with the requirements of the Exchange Act and Canadian Securities Laws applicable thereto as of the date of such filing. Notwithstanding the foregoing, no representation is made by the Company with respect to statements made in the Company Proxy Statement or the Schedule 13E-3 based on information supplied by Parent or any of its Affiliates specifically for inclusion or incorporation by reference therein.

Section 3.10. Absence of Certain Changes or Events. Since December 31, 2006, (a) no Effect has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (b) except as set forth in Section 3.10 of the Company Disclosure Letter, the Company and each of its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice.

Section 3.11. Litigation. (a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (a “Proceeding”) of any nature against the Company or any of its Subsidiaries, except for any Proceeding which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company, its Subsidiaries or any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon the Company, its Subsidiaries or their respective properties or assets, except for any injunction, order, judgment, decree or regulatory restriction which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company has made available to Parent true, correct and complete copies of all of the subpoenas and written demands, written inquiries and written information requests received by the Company or any of its Subsidiaries from any Governmental Authority since January 1, 2004 relating to Contingent Commissions. Except as set forth in Section 3.11(b) of the Company Disclosure Letter, as of the date hereof, no Governmental Authority has requested that the Company or any of its Subsidiaries enter into a settlement negotiation with respect to the matters covered by such subpoenas, demands, inquiries and information requests.

Section 3.12. Taxes. Except as set forth in Section 3.12 of the Company Disclosure Letter and except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) all Tax Returns required to be filed by the Company or any of its Subsidiaries have been properly prepared and timely filed (taking into account any extension of time to file granted or obtained) and any such filed Tax Returns are true, correct and complete;

(b) the Company and its Subsidiaries have fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns referred to in Section 3.12(a)), other than Taxes that are not yet due and payable or that are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP; all amounts of Tax required to be withheld by the Company and its Subsidiaries have been or will be timely withheld and paid over to the appropriate Tax authority;

(c) there are no Liens for Taxes, other than Liens for current Taxes and assessments not yet past due or which are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, on the assets of the Company or any Subsidiary;

(d) no deficiency for any amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any Subsidiary (or, to the Company’s Knowledge, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP;

(e) (i) no audit, investigation, examination or other proceeding by any Governmental Authority is pending or, to the Company’s Knowledge, has been threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries and (ii) neither the Company nor any Subsidiary of the Company has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course);

(f) there are no Tax sharing indemnification, allocation or similar agreements to which the Company or any of its Subsidiaries is a party to or by which the Company or any of its Subsidiaries is bound (other than agreements exclusively between or among the Company and its Subsidiaries);

(g) neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code;

(h) neither the Company nor any of its Subsidiaries has been doing business in any jurisdiction for which it is required to file a Tax Return and has not filed such a Tax Return; and

(i) neither the Company nor any of its Subsidiaries has entered into any transaction that would result in liability for Taxes of the Company or such Subsidiary pursuant to Section 247 and/or Section 69 of the Income Tax Act (Canada).

Section 3.13. Employee Benefits. (a) With respect to each Employee Benefit Plan (other than any “multiemployer plan” within the meaning of ERISA Section 3(37)) and all stock purchase, stock option, severance, employment, change in-control, fringe benefit, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, under which any Company Employee has any present or future right to benefits, maintained or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any present or future liability (the “Company Benefit Plans”), no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability (other than a claim for benefits or other event in the ordinary course of business) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Benefit Plan has been operated, funded and administered in compliance with its terms and with all applicable requirements of Law, including ERISA and the Code, except as would not subject the Company or any of its Subsidiaries to any liability that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any Company Benefit Plan that is subject to ERISA, or, to the Knowledge of the Company, any trust created thereunder or any trustee or administrator thereof, has engaged in a nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code). Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Benefit Plan.

(b) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the annual expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth in Section 3.13(b) of the Company Disclosure Letter and except as contemplated by the Plan of Arrangement (as such may be amended in accordance with the terms of this Agreement), no Company Benefit Plan or Company Stock Plan exists that could (i) result in the payment to any Company Employee of any money or other property, (ii) accelerate or provide any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Company Employee, or (iii) limit or restrict the ability of the Company or its Subsidiaries to merge, amend or terminate any Company Benefit Plan, in each case, as a result of the execution of this Agreement or otherwise related in any way to the transactions contemplated hereby; and no such payment would reasonably be expected to constitute a material parachute payment within the meaning of Code Section 280G.

(c) Schedule 3.13(c) of the Company Disclosure Letter sets forth a list of all material Company Benefit Plans. The Company has made available to Parent true and complete copies of all material Company Benefit Plans.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(e) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries reasonably believe that they have properly classified their consultants and independent contractors as non-employees for purposes of withholding of Taxes, employment Taxes and employment Law, and neither the Company nor any of its Subsidiaries has incurred, and no circumstances exist under which the Company or any such Subsidiary would reasonably be expected to incur, any liability arising under the Fair Labor Standards Act.

(f) All Company Options have been granted in accordance with the terms of the applicable Company Stock Plan and applicable Law. All Stock Options granted to U.S. persons after January 1, 2005 have an exercise price at least equal to the fair market value of the underlying Shares on the date of any such grant, except for such failures, if any, to be so granted which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(g) Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract. To the Knowledge of the Company, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any employees of the Company or any of its Subsidiaries.

Section 3.14. Compliance With Laws. (a) Each of the Company and its Subsidiaries is, and at all times since January 1, 2004 has been, in compliance with all Laws applicable to the Company and its Subsidiaries and their respective businesses and activities, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Each of the Company and its Subsidiaries has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Company and each Subsidiary to carry on their respective businesses as currently conducted, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the Knowledge of the Company, each officer, employee, agent, independent contractor or other Person employed, supervised or controlled by the Company or any Subsidiary of the Company, or whom the Company has a responsibility to supervise or control under applicable Law or contract who since January 1, 2004 has marketed, sold, negotiated, serviced, administered, managed, provided advice with respect to or otherwise transacted business on behalf of the Company or its Subsidiaries (each a “Producer”), at the time such Producer transacted any such business was duly and appropriately licensed, appointed or registered (for the type of business transacted by such Producer), in each case, in the particular jurisdiction in which such Producer transacted such business.

(c) Neither the Company nor and of its Subsidiaries nor, to the Knowledge of the Company, any Producer has colluded with others to “rig bids” or otherwise engaged in “bid rigging,” submitted false quotes to customers or engaged in similar illegal activities (without giving effect to any (i) actions taken by employees or agents of any insurance brokerage business acquired by the Company or a Subsidiary of the Company after the date hereof so long as such actions were taken prior to such acquisition or (ii) actions taken by any Producer that becomes employed or otherwise retained by the Company or any of its Subsidiaries after the date of this Agreement so long as such actions were taken prior to such engagement).

(d) Neither the Company nor any of its Subsidiaries (i) is a health maintenance organization or preferred provider organization or (ii) underwrites (as principal or counterparty) any non-indemnity medical, health care, disability, dental or similar products or services.

(e) The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no material action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened. None of the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or is identified on OFAC’s List of Specially Designated Nationals and Blocked Persons.

(f) None of the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and its Subsidiaries and, to the Knowledge of the Company its other Affiliates, have conducted their businesses in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued material compliance therewith.

Section 3.15. Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or person except Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital Inc. is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated hereby. The Company has disclosed to Parent all material terms of the engagement of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital Inc., including the amount of such fees and any right of first offer or other “tail” provisions.

Section 3.16. Opinion of Financial Advisors. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital Inc. have delivered to the Board of Directors of the Company and the Special Committee, respectively, an opinion to the effect that, as of the date hereof, the consideration to be received by holders of Shares (other than holders of Shares that are Affiliates of Parent or holders of Shares being contributed to Parent in connection with the Arrangement) in the Arrangement is fair, from a financial point of view, to such holders.

Section 3.17. Rights Agreement; Anti-Takeover Provisions. The Company does not have any shareholder rights plans in effect. None of the Company, this Agreement, the Arrangement, and any other transactions contemplated hereby is subject to any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company.

Section 3.18. Intellectual Property Rights. (a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries own, have a valid license, or otherwise have a right to use, free of all Liens other than Permitted Liens, all Intellectual Property used in the conduct of the businesses of the Company and its Subsidiaries as currently conducted; and (ii) all Intellectual Property that has been licensed by or on behalf of the Company or any Subsidiary of the Company is being used substantially in accordance with the applicable license pursuant to which the Company or such Subsidiary has the right to use such Intellectual Property.

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any Intellectual Property; (ii) to the Knowledge of the Company, no Intellectual Property owned by the Company and its Subsidiaries is being infringed by any third party; and (iii) neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party.

(c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) there is no pending or, to the Knowledge of the Company, threatened claim or dispute regarding the ownership of, or use by, the Company or any Subsidiary of any Intellectual Property; (ii) neither the Company nor any Subsidiary has received any written notice of any infringement or contributory infringement of the rights of any third party with respect to the use of any Intellectual Property; and (iii) the consummation by the Company of the transactions contemplated hereby will not result in the loss, impairment, increase in the cost of use of, or breach of any license for, any Intellectual Property used in the business of the Company or any of its Subsidiaries as currently conducted.

(d) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) as of the date hereof, the Company and its Subsidiaries have been and are in material compliance with all privacy policies of or applicable to the Company and its Subsidiaries; (ii) the Company and its Subsidiaries have established and are in compliance with security programs that are designed to protect (A) the security, confidentiality and integrity of transactions executed through its computer systems, and of all confidential or proprietary data and (B) against unauthorized access to their systems and the systems of such third party service providers which have access to their data; and (iii) to the Knowledge of the Company, neither the Company nor its Subsidiaries has suffered a security breach with respect to the data used in the businesses of the Company or its Subsidiaries or the systems used in the businesses of the Company or its Subsidiaries.

Section 3.19. Properties. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or a Subsidiary thereof has good title to, or, in the case of property held under a lease or other Contract, a valid leasehold interest in all of the owned or leased properties and assets of the Company and its Subsidiaries, including all assets reflected in the most recent consolidated balance sheet of the Company included in the SEC Reports or acquired after the date of such balance sheet (except for such assets that have been sold or otherwise disposed of since such balance sheet date in the ordinary course of business). The Company or a Subsidiary owns all such owned material assets and properties free and clear of all Liens, other than Permitted Liens. The Company does not own any real property.

Section 3.20. Affiliate Transactions. No executive officer or director of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any immediate family member of any of such persons or their respective Affiliates) or any Person beneficially owning 5% or more of the Shares is a party to any material contract (other than those disclosed in the SEC Reports) with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months.

Section 3.21. Insurance. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company, (a) the insurance policies maintained by the Company and its Subsidiaries provide insurance in such amounts and against such risks as are customary and adequate for companies of similar size and operating in the same industry as the Company and its Subsidiaries, (b) such insurance policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect and all premiums due with respect to all such policies have been paid and (c) neither the Company nor any of its Subsidiaries is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification under any insurance policy.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT

Parent hereby represents and warrants to the Company that:

Section 4.1. Corporate Existence and Power. Parent is duly organized, validly existing and in good standing under the CBCA and has all corporate power and authority required to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform each of its obligations hereunder.

Section 4.2. Corporate Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent. No corporate proceedings other than those previously taken or conducted on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due and valid execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 4.3. Governmental Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) filings under the CBCA; (ii) compliance with the applicable requirements of the HSR Act, the Competition Act and the Investment Canada Act; (iii) the applicable requirements of the Exchange Act including the filing of the Schedule 13E-3, if applicable, (iv) compliance with any applicable foreign, state or provincial securities or blue sky laws; (v) the Interim Order and Final Order; (vi) the consents and/or notices listed in Section 3.3 of the Company Disclosure Letter; and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 4.4. Non-Contravention. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent, (ii) assuming compliance with the items specified in Section 4.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its properties or assets, or (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or any event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or to a loss of any material benefit to which Parent is entitled under any Contract, except in the case of clauses (ii) and (iii) above only, which would not individually or in the aggregate reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 4.5. Disclosure Documents. None of the information supplied or to be supplied by Parent or any of its Affiliates specifically for inclusion in the Company Proxy Statement or, if applicable, Schedule 13E-3, in each case, as may be amended or supplement, will, at the time it is filed with the SEC and the Canadian Securities Commissions, or, in the case of the Company Proxy Statement, at the time it is first mailed to the Company Shareholders or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6. Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or person except Morgan Stanley & Co., Incorporated and Stephens Inc. is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from the Company in connection with any of the transactions contemplated hereby.

Section 4.7. Financing. Parent has delivered to the Company true and complete copies of (a) the commitment letter, dated as of the date hereof, among Parent, Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Capital Corporation (the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing”), and (b) the equity commitment letters, dated as of the date hereof, from (i) Apax US VII, L.P., (ii) Apax Europe VII Investments Sárl and (iii) Morgan Stanley Principal Investments, Inc. (the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which such parties have committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date hereof, (A) none of the Financing Commitments has been amended or modified, and (B) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Each of the Equity Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. Each of the Debt Financing Commitments, in the form so delivered, is in full force and effect as of the date hereof and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto for so long as it remains in full force and effect. As of the date hereof and assuming the accuracy of all representations and warranties of the Company in this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitments. As of the date hereof and assuming the accuracy of all representations and warranties of the Company in this Agreement and compliance by the Company with its agreements hereunder, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Parent has fully paid, or caused to be fully paid, any and all commitment and other fees required by the terms of the Financing Commitments to be paid on or before the date hereof. Assuming the accuracy of the Company’s representations and warranties contained herein, the proceeds from the Financing (together with the available cash of the Company and its Subsidiaries) constitute all of the financing required to be provided by Parent for the consummation of the transactions contemplated by this Agreement, including the cash payment to fund the Arrangement as described in Article 3 of the Plan of Arrangement.

Section 4.8. Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company the limited guarantees of each of (A) Apax US VII, L.P., (B) Apax Europe VII Investments Sárl and (C) Morgan Stanley Principal Investments, Inc. (the “Guarantors”) with respect to certain matters on the terms specified therein (the “Guarantees”).

Section 4.9. Operations of Parent. Parent has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein, including in connection with arranging the Financing.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

Section 5.1. Conduct of the Company and Subsidiaries. Except for matters set forth in Section 5.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, or as subsequently consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Subsidiaries to, (i) conduct their respective businesses in the ordinary and usual course consistent with past practice, (ii) preserve intact in all material respects its business organization, and their existing relationships with Persons having material business relationships therewith, and (iv) comply with all applicable Law in all material respects. Without limiting the generality of the foregoing, and except for matters set forth in Section 5.1 of the Company Disclosure Letter or as contemplated or permitted by this Agreement or the Plan of Arrangement (as such may be amended in accordance with the terms of this Agreement), without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit its Subsidiaries to:

(a) amend or otherwise change the Company’s Organizational Documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, or acceleration of the vesting of, any shares of capital stock of any class of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company or any of its Subsidiaries, or any Company Securities (except for (i) the issuance of up to an aggregate 125,000 Shares and Company RSUs in connection with the acquisition of an insurance brokerage business (including, without limitation, by merger, consolidation, amalgamation or acquisition of stock or assets or any other business combination), and (ii) the issuance of Shares pursuant to the exercise of Company Stock Options or the vesting of Company RSUs outstanding on the date hereof (in accordance with their terms));

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (i) dividends by any of the Company’s direct or indirect Subsidiaries to the Company or any of its other Subsidiaries and (ii) regular quarterly dividends on Shares, not to exceed $0.07 per Share per quarter, declared and paid in cash at times consistent with past practice;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) (i) acquire (including, without limitation, by merger, consolidation, amalgamation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, the purchase price of which is in excess of $7,500,000 per acquisition or $20,000,000 in the aggregate; (ii) except for borrowings under existing revolving credit facilities for working capital purposes or to fund acquisitions permitted under clause (i) of this Section 5.1 (e), incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business; (iii) enter into any contract or agreement other than in the ordinary course of business, except such contracts or agreements as may be permitted by any other clause of this Section 5.1(e); (iv) make, authorize, or make any commitment with respect to, any single capital expenditure (or series of related capital expenditures) which is in excess of $150,000 or capital expenditures which are, in the aggregate, in excess of $4,000,000 for the Company and its Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.1(e);

(f) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its significant Subsidiaries (other than the Arrangement and other than such transactions solely among the Company and/or its wholly-owned Subsidiaries that would not result in a material increase in the Tax liability of the Company or its Subsidiaries);

(g) except in the ordinary course of business consistent with past practices or as required pursuant to existing written agreements or Company Benefit Plans in effect on the date hereof or as required by applicable Law, (i) adopt, amend in any material respect or terminate any Company Benefit Plan, (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (iii) except in connection with promotions or new hires made in the ordinary course of business consistent with past practice, increase in any material respect the cash compensation or welfare or pension benefits of Company Employees, or (iv) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to any Company Benefit Plan are made or determined;

(h) take any action, other than in the ordinary course of business, or as required by GAAP or any applicable Laws, with respect to accounting policies or procedures;

(i) (A) make any change (or file any such change) in any method of Tax accounting for a material amount of Taxes or (B) make, change or rescind any material Tax election, settle or compromise any material liability for Taxes, file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), enter into any closing agreement relating to a material amount of Taxes, surrender any right to claim a material Tax refund, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), other than, in each case, in the ordinary course of business consistent with past practice;

(j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in the consolidated balance sheet of the Company as at December 31, 2005 or subsequently incurred in the ordinary course of business;

(k) enter into, renew, extend, amend in any material respect or terminate any Contract that is or would be material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

(l) settle or compromise any investigation or claim by a Governmental Authority, or any other claim, litigation, or arbitration, or release, dismiss or otherwise dispose of any claim, litigation or arbitration, other than settlements or compromises of litigations, claims or arbitrations that do not exceed (x) $100,000 in respect of any single investigation, claim or arbitration (other than investigations and claims by Governmental Authorities) or (y) $1,000,000 in the aggregate (net of insurance recoveries) and do not impose any material restrictions on the business or operations of the Company or any of its Subsidiaries;

(m) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(n) take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement (provided that the foregoing shall not require the Company to waive any condition to its obligations hereunder, or require the Company to waive, or prohibit the Company from exercising, any of its rights granted hereunder);

(o) sell, lease, license, subject to a Lien (other than a Permitted Lien) or otherwise surrender, relinquish or dispose of any material assets or property of the Company or any Subsidiary of the Company, other than (i) pursuant to existing written contracts or commitments (the terms of which have been disclosed to Parent prior to the date hereof and are described in Section 5.1(o) of the Company Disclosure Letter) or (ii) consistent with past practices in an amount not in excess of $2,000,000 in the aggregate;

(p) terminate or cancel any insurance coverage maintained by the Company or any of its Subsidiaries with respect to any material assets which is not replaced by a comparable amount of insurance coverage, other than in the ordinary course of business consistent with past practice; or

(q) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

In the event that the Company or any Subsidiary thereof shall consummate any acquisition permitted by Section 5.1(e) solely as a result of the application of a specific threshold set forth therein or any exception contained in Section 5.1(e) of the Company Disclosure Letter, the Company shall provide prompt notice thereof to Parent.

Section 5.2. Conduct of Parent. Parent agrees that, from the date hereof to the Effective Time, it shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent to consummate the transactions contemplated by this Agreement (provided that the foregoing shall not require Parent to waive any condition to its obligations hereunder (or under any Debt Financing Commitment (within the meaning of Section 6.8)), or require Parent to waive, or prohibit Parent from exercising, any of its rights granted hereunder (or under any such Financing Commitment).

Section 5.3. No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s operations. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Shareholder Meeting; Proxy Material. (a) The Company shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting”) for the purpose of obtaining the approval of the Arrangement by the Company Shareholders in accordance with applicable Law and the Interim Order as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Company Proxy Statement and, if applicable, Schedule 13E-3, (ii) take all lawful actions to solicit and obtain the approval of the Arrangement by the Company Shareholders, and (iii) except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of the Arrangement if permitted by Section 6.4, include in the Company Proxy Statement the recommendation of the Board of Directors of the Company that the Company Shareholders approve the Arrangement (the “Recommendation”) and the written opinions of the financial advisors referred to in Section 3.16.

(b) In connection with the Company Meeting, the Company shall (i) as promptly as reasonably practicable after the date hereof prepare and file with the SEC the Company Proxy Statement, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and will provide copies of such comments to Parent promptly upon receipt and copies of proposed responses to SEC comments prior to filing, (iii) as promptly as reasonably practicable prepare and file (after Parent has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its reasonable best efforts to have the SEC confirm that it has no further comments on the Company Proxy Statement, and thereafter mail to the Company Shareholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Meeting, provided that the Company shall be under no obligation to mail the Company Proxy Statement to the Company Shareholders prior to 11:59 a.m., New York City time, on April 10, 2007, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company Shareholders any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Meeting, and (vi) otherwise use its reasonable best efforts to comply with all requirements of Law applicable to the Company Meeting and the Arrangement. Parent shall cooperate with the Company in connection with the preparation and filing of the

Company Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement and Schedule 13E-3 under applicable Law. If applicable, in connection with the filing of the Company Proxy Statement, the Company and Parent shall cooperate to (i) concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and shall consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) have the SEC confirm that it has no further comments on the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company Shareholders any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Meeting. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or the filing of the Schedule 13E-3 or the other filings referred to above (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall consult with the other party and provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

(c) Each of the Company and Parent shall promptly notify the other if at any time before the Company Meeting it becomes aware that the Company Proxy Statement or the Schedule 13E-3 contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

Section 6.2. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby, including preparing and filing as promptly as practicable all documentation to effect all necessary or appropriate filings, consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities or other Persons. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably practicable after the date hereof and to make, or cause to be made, the filings and authorizations required under the Competition Act, the Investment Canada Act or otherwise required under applicable Law as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the Competition Act, the Investment Canada Act or otherwise under applicable Law and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.2 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations or approvals, as applicable, under the HSR Act, the Competition Act, the Investment Canada Act or as otherwise required under applicable Law as soon as practicable. Without limiting the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(b) Each of Parent, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated hereby, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the Competition Bureau Canada, Industry Canada or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any filing, submission, communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, the Competition Bureau Canada, Industry Canada or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ, the Competition Bureau Canada, Industry Canada or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.2(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ, the Competition Bureau Canada, Industry Canada or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated hereby, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby; provided, however, that no party shall be required to, and the Company may not (without the prior written consent of Parent), take any such actions to resolve any such objections or suits which actions would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(d) Subject to the obligations under Section 6.2(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the transactions contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes consummation of the transactions contemplated hereby.

(e) The Company shall use commercially reasonable efforts to obtain, as promptly as reasonably practical after the date of this Agreement, the representations, warranties and covenants set forth in Schedule 6.2(e)(i) from the investor set forth in Schedule 6.2(e)(ii).

(f) Notwithstanding anything to the contrary contained in this Agreement, if Parent determines in its reasonable judgment that any approvals from Governmental Authorities required for the change of control of any of the premium finance company Subsidiaries of the Company are reasonably likely not to be received prior to the anticipated Effective Time, or if Parent determines in its reasonable judgment that applying for or obtaining any of such approvals will be unduly burdensome to Parent or its Affiliates, then, if requested by Parent, the Company shall cause the applicable premium finance company Subsidiaries designated by Parent to surrender their respective premium finance company licenses and take such additional steps, including the sale or other transfer of the servicing of, and each such premium finance company Subsidiary’s respective economic interest in, any applicable outstanding premium finance contracts, all as necessary in the reasonable judgment of Parent so that any such premium finance company Subsidiary will not need to be licensed as a premium finance company at the Effective Time in the jurisdictions designated by Parent. The parties will cooperate and use their reasonable best effort to give effect to any such license surrenders, transfers and/or other actions as close in time to the Closing Date as reasonably practical.

Section 6.3. Access to Information. (a) Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and its respective authorized Representatives, and Parent’s potential financing sources and their respective Representatives, upon reasonable advance notice, (i) such access to the offices, properties, books and records, management and other personnel of the Company and its Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company and its Subsidiaries) as Parent reasonably may request and (ii) all documents that Parent reasonably may request. Notwithstanding the foregoing, none of Parent, Parent’s potential financing sources or their respective Representatives shall have access to any books, records and other information the disclosure of which (A) would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information; or (B) would result in the disclosure of any trade secret of a third party or violate any obligation of the Company to a third party with respect to confidentiality, if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such disclosure. The parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(c) All information obtained pursuant to this Section 6.3 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 6.4. Solicitation. (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date hereof and continuing until 11:59 p.m., New York City time, on March 19, 2007 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives (each of the foregoing, together with the Subsidiaries of the Company, the “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, Company Acquisition Proposals, including by way of providing access to non-public information or Company Employees pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries, and access to any Company Employees, that is provided to any Person given such access and which was not previously provided to Parent) and (ii) enter into and maintain discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any Company Acquisition Proposal. As used herein, an “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement that contains provisions which are no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement; provided, that, a confidentiality and standstill agreement that contains a standstill agreement that is of a duration of not less than one year but less than two years and provisions which are otherwise no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement shall be deemed to be an Acceptable Confidentiality Agreement if the Company promptly (within one Business Day) acknowledges and agrees in a writing delivered to Apax Partners, LP that the Confidentiality Agreement has been modified so that the duration of the standstill provision contained in the Confidentiality Agreement shall be the same as the duration of the standstill provision contained in such Acceptable Confidentiality Agreement.

(b) Subject to Section 6.4(c), and except as permitted below in this Section 6.4(b) with respect to any Excluded Party, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, none of the Company, the Company’s Subsidiaries or any of their respective Representatives shall, directly or indirectly: (A) initiate, solicit or knowingly encourage (including by way of providing or making available information or providing access to its properties, books, records or personnel) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or furnish or disclose to any Person (other than Parent and its Representatives) any information in connection therewith, (B) terminate, waive, amend, release, modify or fail to enforce any provision of, or grant any permission or request under, any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries in respect of or in contemplation of a Company Acquisition Proposal, or (C) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, amalgamation agreement, arrangement agreement, plan of arrangement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Section 6.4(c), on the No-Shop Period Start Date, the Company shall and shall cause its Representatives to immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any potential Company Acquisition Proposals and, if not already so requested, request the prompt return or destruction of all confidential information previously furnished to such Persons or their Representatives; provided, that, with respect to any Excluded Party, the Company and its Representative may continue to take any of the actions described in clause (A) above (or clause (B) above solely to the extent necessary to permit the Company and its Representatives to take the actions described in clause (A) above) from and after the No-Shop Period Start Date and prior to obtaining the Requisite Shareholder Vote. As used herein, “Excluded Party” means any Person that submitted to the Company prior to the No-Shop Period Start Date a Company Acquisition Proposal (x) for which the requirements of Section 6.4(c)(i) have been satisfied and (y) that includes aggregate consideration payable in respect of the Shares, Company Options and Company RSUs that the Board of Directors has determined in good faith to be of a comparable level of consideration (regardless of form of consideration) to the aggregate consideration payable by Parent in respect of such Company Securities pursuant to the Arrangement; provided, that, if the Company Acquisition Proposal made by any Excluded Party shall have expired or been withdrawn as of 11:59 a.m., New York City time, on April 10, 2007, then from and after such time the Person making such offer shall no longer be considered to be an Excluded Party for purposes of this Agreement. With respect to any Person submitting a Company Acquisition Proposal prior to the No Shop Period Start Date, the Board of Directors of the Company shall make, in good faith as promptly as practical following (and within 48 hours of) the No-Shop Period Start Date, a determination as to whether such Person meets the requirements to be an Excluded Party for purposes of this Agreement.

(c) Notwithstanding anything to the contrary contained in Section 6.4(b), but subject to Section 6.4(d), if at any time following the date hereof and prior to obtaining the Requisite Shareholder Vote, (i) the Company has received a written Company Acquisition Proposal from a third party not solicited in violation of this Section 6.4 that the Board of Directors of the Company determines in good faith to be bona fide, (ii) the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (iii) the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries, and access to any Company Employees, provided to such other Person which was not previously provided to Parent. Notwithstanding anything to the contrary contained in Section 6.4(b) or this Section 6.4(c), prior to obtaining the Requisite Shareholder Vote, the Company shall be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

(d) No later than 11:59 a.m., New York City time, on March 30, 2007, the Company shall notify Parent of the number of Excluded Parties (identifying each Excluded Party as either a strategic or financial acquirer and not by name) and provide Parent a summary of the material terms and conditions of each Company Acquisition Proposal received from any Excluded Party, including a description of the material terms of any related proposals made to the executive officers of the Company in relation to compensation and rollover of Company Securities. No later than 11:59 a.m., New York City time, on April 11, 2007, the Company shall deliver to Parent a written notice identifying the Excluded Parties by name (together with copies of the written proposals delivered by such

Excluded Parties). The Company shall keep Parent informed on a current basis (within one Business Day) as to the status and any material developments, modifications, discussions and negotiations concerning all such Company Acquisition Proposals from Excluded Parties. From and after 11:59 a.m., New York City time, on April 10, 2007, the Company will provide Parent copies of all material documents (promptly within one Business Day of receipt) relating to Company Acquisition Proposal made by Excluded Parties. From and after the No-Shop Period Start Date, the Company shall promptly (within one Business Day) notify Parent in the event that the Company or any of its Representatives receives (i) a Company Acquisition Proposal from a Person or group of related Persons other than an Excluded Party, (ii) any request for information relating to any potential Company Acquisition Proposal other than from an Excluded Party or (iii) any inquiry or request for discussions or negotiations regarding any Company Acquisition Proposal other than from an Excluded Party. Any such notice required by the preceding sentence shall include the identity of the Person making such proposal, request or inquiry and the material terms and conditions thereof (and shall include a copy of any such written proposal, inquiry or request, including a description of any related proposals made to the executive officers of the Company in relation to compensation and rollover of Company Securities). The Company shall keep Parent informed on a current basis (within one Business Day) as to the status and any material developments, modifications, discussions and negotiations concerning the matters referred to in the two preceding sentences (and shall include a copy of any written modification or other material documentation relating thereto). Without limiting the foregoing, from and after the No-Shop Period Start Date, the Company shall promptly (within one Business Day) notify Parent in writing if it determines to begin providing or making available information or to engage in negotiations concerning a Company Acquisition Proposal received on or after the No-Shop Period Start Date from a Person or group of related Persons, other than an Excluded Party, pursuant to Section 6.4(c). Notwithstanding anything to the contrary contained in this Section 6.4, (x) the Company shall not, and shall not authorize, direct, cause or permit any of its Representatives to enter into any confidentiality agreement with any Person subsequent to the date of this Agreement except an Acceptable Confidentiality Agreement as permitted or required pursuant to this Section 6.4, and (y) the Company and its Representatives shall provide confidential information only in compliance with the requirements of Schedule 6.4(d) and the Company and its Subsidiaries shall not be party to any agreement that prohibits the Company from providing or making available to Parent any information provided or made available to any other Person pursuant to an Acceptable Confidentiality Agreement.

(e) Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) modify in a manner adverse to Parent or withdraw, or publicly propose to modify in a manner adverse to Parent or withdraw, the Recommendation, (ii) approve or make any recommendation to the Company Shareholders in connection with any tender offer, take-over bid or other Company Acquisition Proposal (other than a recommendation against such offer) or (iii) take any other action in connection with the Company Meeting or make any other public statement inconsistent with such Recommendation (any of the actions referred to in the foregoing clauses (i), (ii) and (iii), whether taken by the Board of Directors of the Company or a committee thereof, a “Recommendation Withdrawal”); provided, that at any time prior to obtaining the Requisite Shareholder Vote, if (x) the Company receives a Company Acquisition Proposal which the Board of Directors of the Company concludes in good faith (after consultation with its independent financial advisors) constitutes a Superior Proposal and (y) the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, then the Board of Directors of the Company may (A) make a Recommendation Withdrawal or (B) terminate this Agreement in order to enter into a definitive agreement with respect to such Superior Proposal; provided, however that the Company shall not terminate this Agreement pursuant to this Section 6.4(e), and any purported termination pursuant to this Section 6.4(e) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 8.2(a); and provided, further, that the Board of Directors may not effect a Recommendation Withdrawal pursuant to this Section 6.4(e) or terminate this Agreement pursuant to this Section 6.4(e) unless the Company shall have provided prior written notice to Parent, at least 72 hours in advance (the “Notice Period”), of its intention to effect a Recommendation Withdrawal in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), together with a description of any related proposals made to the executive officers of the Company in relation to compensation and rollover of Company Securities, and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.4(e) with respect to such new written notice, except that the Notice Period shall be reduced to 36 hours.

(f) The Company agrees that any violations of the restrictions set forth in this Section 6.4 by any Representative of the Company, shall be deemed to be a breach of this Section 6.4 by the Company.

(g) As used in this Agreement, the term:

(i) “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) other than Parent or its Affiliates relating to any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class or series of Company Securities, any tender offer, take-over bid or exchange offer that if consummated would result in any Person or “group” beneficially owning 20% or more of any class or series of Company Securities, or any amalgamation, merger, plan of arrangement, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole); and

(ii) “Superior Proposal” means a bona fide written Company Acquisition Proposal that the Board of Directors of the Company in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company Shareholders (solely in their capacities as Company Shareholders) than the transactions contemplated hereby after receiving the advice of a financial advisor (who shall be a nationally recognized investment banking firm in the United States or Canada) and after taking into account any other relevant factors permitted by applicable Law (including the likelihood of obtaining financing and regulatory approval for such proposal and the likelihood of consummating such proposal); provided that for purposes of the definition of “Superior Proposal”, the references to “20% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “a majority”.

(h) Nothing contained in this Section 6.4 or elsewhere in this Agreement shall prohibit the Company from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or under Canadian Securities Laws or (ii) making any disclosure to the Company Shareholders if, in the good faith judgment of the Board of Directors of the Company, after receipt of advice from its outside legal counsel, such disclosure is required by applicable Law; provided, that neither the Company nor the Board of Directors (or any committee thereof) may make a Recommendation Withdrawal except as permitted by Section 6.4(e).

Section 6.5. Director and Officer Liability.

(a) From and after the Effective Time, the Parent or the Company, as applicable, shall to the greatest extent permitted by Law (and notwithstanding any limitations in any existing indemnity or similar agreements or the By-laws of the Company) indemnify and hold harmless (and comply with all of the Company’s and its Subsidiaries’ existing obligations to indemnify and hold harmless, including obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time, including, without limitation, the approval of this Agreement or the transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated hereby; and (ii) such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(b) As of the Effective Time, the Company shall have purchased, and, following the Effective Time, Parent shall maintain, or cause to be maintained, a tail policy to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by the Company (the “Current Policy”), which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous, in the aggregate, than the coverage currently provided by the Current Policy; provided, that the Company shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided, further that the cost of such tail policy shall not exceed 300% of the Company’s current annual premium for its Current Policy (which the Company represents and warrants to be $823,700 (the “Current Premium”) (it being understood that if the cost of such tail policy would exceed 300% of the Current Premium then the Company shall purchase a tail policy that contains the highest level of coverage that can be obtained for such amount). Subject to the foregoing limitations, Parent agrees to pay, or cause to be paid, the premium in respect of such tail policy on a timely basis following the Effective Time.

(c) This Section 6.5 shall survive the consummation of the Arrangement and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Parent or the Company, as applicable, and their successors and assigns. In the event that the Parent or the Company, as applicable, or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Parent or the Company, as applicable, assume and honor the obligations set forth in this Section 6.5.

(d) The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to or in substitution for any such claims under any such policies.

Section 6.6. Public Announcements. Except with respect to any Recommendation Withdrawal or any action taken pursuant to, and in accordance with, Section 6.4 or Article VIII, so long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable Law or any listing agreement with the New York Stock Exchange or the Toronto Stock Exchange, will not issue any such press release or make any such public statement without the consent of the other parties (such consent not to be unreasonably withheld or delayed).

Section 6.7. Employee Matters.

(a) Without limiting any additional rights that any Company Employee employed by the Company or any of its Subsidiaries at the Effective Time (“Current Employee”) may have under any Company Benefit Plan, Parent shall, or shall cause the Company and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for each Current Employee (i) his or her salary or hourly wage rate, commission structure and opportunities, and/or target cash bonus opportunities under annual programs

(collectively, “Compensation”), that in the aggregate are no less favorable than the Compensation and benefits, as applicable, maintained for and provided to such Current Employees immediately prior to the Effective Time, and (ii) severance, retirement and welfare benefits provided under the Company Benefit Plans that in the aggregate are no less favorable than the Compensation and benefits, as applicable, maintained for and provided to such Current Employees immediately prior to the Effective Time; provided, however, that subject to Section 6.7(c), nothing herein shall prevent the amendment or termination of any Company Benefit Plans or interfere with Parent’s or Company’s right or obligation to make such changes as (i) are necessary to conform with applicable Law or (ii) are approved by the chief executive officer of the Company. Nothing in this Section 6.7 shall limit the right of Parent, the Company or any of its Subsidiaries to terminate the employment of any Current Employee at any time in a manner consistent with any applicable Laws and any applicable Company Benefit Plan.

(b) As of and after the Effective Time, Parent shall, or shall cause the Company to, give each Current Employee full credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes, except for purposes of vacation and severance) under any Employee Benefit Plans and any other employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements, in each case maintained for the benefit of Current Employees as of and after the Effective Time by Parent, the Company or its Subsidiaries (each, a “Parent Plan”) for such Current Employee’s service prior to the Effective Time with the Company and its Subsidiaries and their predecessor entities, to the same extent such service is recognized by the Company or its Subsidiaries immediately prior to the Effective Time under comparable plans. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other similar plan (whether or not subject to ERISA), Parent shall, or shall cause the Company and its Subsidiaries to, (i) cause there to be waived any pre-existing condition or eligibility limitations or exclusions and actively-at-work requirements with respect to the Current Employees and their eligible dependents and (ii) give effect, for the year in which the Closing occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees and their eligible dependents under similar plans maintained by the Company and its Subsidiaries in which such Current Employees and their eligible dependents participated immediately prior to the Effective Time.

(c) From and after the Effective Time, Parent shall, or shall cause the Company and its Subsidiaries to, assume and honor, in accordance with their respective terms, (i) each existing employment, change in control, severance and termination plan, policy or agreement of or between the Company or any of its Subsidiaries, on the one hand, and any officer, director or employee of that company, on the other hand, (ii) each bonus plan, program or agreement and (iii) all obligations pursuant to existing benefit restoration plans, equity-based plans, programs or agreements, bonus plans, programs or agreements, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its Subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the Effective Time, in the case of each of the foregoing clauses (i), (ii) and (iii), to the extent legally binding on the Company or any of its Subsidiaries. Notwithstanding the foregoing, on and after the date of execution of this Agreement, the Company shall not make any matching or discretionary contribution to its 401(k) plan in the form of Shares and, effective as of the Effective Time, the Company shall take all actions necessary to effectuate the removal of the investment fund that holds Shares from such plan. In addition, (A) nothing in this Agreement shall require the Company to grant, following the Effective Time, any equity or equity-related compensation to any employee under any equity plan and (B) the Company shall take all actions necessary so that the Company Stock Plans, and the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any Shares or other Company Securities or any interest in respect of any Shares or other Company Securities shall be deleted as of the Effective Time, and the Company shall take such actions necessary to ensure that, after the Effective Time, no participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any Shares or Company Securities or any interest in respect of any capital stock or other equity securities of the Company or any affiliate thereof (except for rights of holders of Company Options and Company RSUs issued under the terms of any Company Plan prior the date hereof that are legally enforceable as of the date hereof).

(d) The provisions of this Section 6.7 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.7) under or by reason of any provision of this Agreement.

Section 6.8. Financing.

(a) From and after the date hereof and prior to the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation on a timely basis in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, (ii) assisting Parent and its financing sources with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, offering circulars and similar documents required in connection with the Debt Financing; provided that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral (including obtaining third party consents and estoppels), in each case effective on or after the Effective Time, (iv) furnishing Parent and its Debt Financing sources as promptly as practicable with all financial statements, pro forma financial information, financial data, audit reports and other information regarding the Company, its Subsidiaries and its and their respective businesses and properties as required in the Debt Financing Commitments, as are customary for the financings contemplated thereby and as may otherwise be reasonably requested by Parent, including all financial statements and financial data of the type and form, and for all periods, required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities and of the type and form, and for all periods, customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Debt Financing Commitments at the time during the Company’s fiscal year such offerings will be made, together with all other financial and other information required for the underwriters, placement agents or initial purchasers in connection with the Debt Financing to receive customary comfort from the Company’s accountants on the information contained in any offering document, private placement memorandum, prospectus or similar document, including customary negative assurances comfort and change period comfort (the information referred to in this clause (iv), the “Required Financial Information”), (v) using reasonable best efforts to obtain accountants’ comfort letters and legal opinions as reasonably requested by Parent, (vi) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) effective on or after the Effective Time, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, and (vii) taking all corporate actions, and other actions that are reasonably requested by Parent and within the control of the Company or its Subsidiaries, to satisfy any requirements necessary to consummate the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high yield debt financing, by the Parent or the Company, as applicable, immediately following the Effective Time; provided that the corporate actions described in clause (vii) shall be taken subject to the occurrence of the Closing; and provided, further that none of the Company or any of its Subsidiaries shall be required to pay prior to the Effective Time any commitment or other similar fee or incur any other cost or expense in connection with the Debt Financing that is not promptly (within three Business Days of delivery of reasonably acceptable documentation evidencing such cost or expense) reimbursed by Parent. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation (such reimbursement to be made promptly and in any event within three Business Days of delivery of reasonably acceptable documentation evidencing such expenses) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or the Subsidiaries). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks. All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to this Section 6.8(a) shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Parent and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing so long as Parent and its Representatives reasonably cooperate with the Company in order to permit the Company to comply with its obligations under applicable Law relating to the disclosure of such confidential information.

(b) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions in the Debt Financing Commitments as promptly as practicable, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control. In the event that all conditions to the Financing Commitments (other than in connection with the Debt Financing, the availability or funding of any of the Equity Financing) have been satisfied in Parent’s good faith judgment, Parent shall use its reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund the Financing required to consummate the Arrangement on the Closing Date. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to Parent (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event. For purposes of Section 6.8, the term “Debt Financing” shall be deemed to include any such alternative financing so obtained or arranged by Parent and the term “Debt Financing Commitments” shall be deemed to include any commitment with respect to such alternative financing to the extent such commitment is then in effect. Parent shall keep the Company reasonably apprised of material developments relating to the Financing.

(c) Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other material provision under the Financing Commitments without the consent of the Company if such amendments, modifications or waivers would impose any new or additional condition or otherwise amend, modify or waive any of the conditions to the receipt of the Financing, in each case in a manner that would be reasonably likely to cause any material delay in the satisfaction of the conditions set forth in Article VII (it being understood that Parent may, without the consent of the Company, amend, restate, modify, supplement or replace the Debt Financing Commitments to add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments. Notwithstanding anything in this Agreement to the contrary, one or more Debt Financing Commitments may be superseded at the option of Parent after the date hereof but prior to the Effective Time by new debt financing commitments (the “New Financing Commitments”) which replace existing Debt Financing Commitments; provided, that the terms of the New Financing Commitments shall not (A) impose new or additional conditions to the receipt of the Financing as set forth in the Debt Financing Commitments in any material respect or (B) be reasonably likely to cause any material delay in the satisfaction of the conditions set forth in Article VII. In such event, the term “Financing Commitments” as used in this Section 6.8 shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the New Financing Commitments to the extent then in effect and the term “Debt Financing” as used in this Section 6.8 shall be deemed to also include the financing contemplated by the New Financing Commitments.

(d) In no event shall Parent or any of its Affiliates (which for purposes of this Section 6.8(d) shall be deemed to include each direct or indirect investor or potential investor in Parent, or any of Parent’s or any such investor’s financing sources or potential financing sources or other Representatives) (i) award any agent, broker, investment banker, financial advisor or other firm or Person except Morgan Stanley & Co., Incorporated any financial advisory role on an exclusive basis (or until the No-Shop Period Start Date, any additional firm or Person on a non-exclusive basis), or (ii) engage any bank or investment bank or other provider of financing other than Morgan Stanley & Co., Incorporated and its Affiliates on an exclusive basis (or otherwise on terms that could reasonably be expected to prevent such provider from providing or seeking to provide financing to any third party in connection with a transaction relating to the Company or its Subsidiaries), in the case of clauses (i) and (ii) in connection with the transactions contemplated hereby, provided, however, following the No-Shop Period Start Date, Parent may engage one additional provider of debt financing and one additional financial advisor, in each case, on an exclusive basis. Until the No-Shop Period Start Date, neither Parent nor any of its Affiliates shall seek or obtain any equity commitments or equity financing in respect of the transactions contemplated hereby, or provide any information in respect thereof to any potential investor in Parent, or any of Parent’s or any such investor’s financing sources or potential financing sources or other Representatives who have not been provided any such information prior to the date hereof. Parent shall cause its Affiliates to comply with the foregoing covenant.

(e) Notwithstanding Section 6.8(d) or anything in the Confidentiality Agreement to the contrary, Parent and its respective Affiliates may enter into discussions, negotiations, arrangements or understanding with respect to equity financing or equity financing commitments in respect of the transactions contemplated by this Agreement with any Person listed on Schedule 6.8(e) (or an Affiliate thereof), and provide information in connection therewith. No action shall be taken pursuant to the immediately preceding sentence that would violate the Confidentiality Agreement.

Section 6.9. Actions with Respect to Existing Debt. As soon as reasonably practicable after the receipt by the Company of a written request by Parent (and a reasonable period of time in advance of the anticipated Closing Date, as determined by Parent), the Company shall, in accordance with the directions of Parent, promptly cause Hub International Limited Partnership, a Delaware limited partnership and wholly owned Subsidiary of the Company (the “Existing Notes Issuer”), to assist Parent or one or more of its Affiliates in the commencement of third party offers to purchase (or commence cash offers to purchase, in the event that a tender offer by the Existing Notes Issuer is deemed by Parent in its reasonable discretion to be materially advantageous as compared to a third party tender offer) and/or consent solicitations with respect to the Existing Notes Issuer’s outstanding (a) 5.71% Series A Senior Notes due April 4, 2011, (b) 6.16% Series B Senior Notes due June 15, 2013 and (c) 6.43% Senior Notes due April 4, 2016 (the notes referred to in clause (a), (b) and (c) being referred to herein as the “Existing Notes”) in order to effect the repurchase or prepayment of the Existing Notes at, but subject to and contingent upon the occurrence of, the Closing, all on the terms and conditions specified by Parent. Each such offer to purchase and/or consent solicitation shall be structured at the direction of Parent in a manner so as to best accommodate the Debt Financing and the other transactions provided for herein and in the Plan of Arrangement. In connection therewith, the Company shall cause the Existing Notes Issuer to take all actions, deliver all notices, certificates, opinions of counsel and other documents and execute and deliver all agreements and instruments as may be reasonably requested by Parent or required by the terms of the Existing Notes (or the related note purchase agreements and other documents governing the Existing Notes). In addition, in the event Parent has determined in its sole discretion to discharge any other existing Indebtedness of the Company or its Subsidiaries on the Closing Date, the Company shall cooperate with Parent, and shall cause its Subsidiaries to cooperate with Parent, in order to take all actions necessary to effect a satisfaction and discharge of such Indebtedness and termination of related agreement and to obtain on a basis reasonably satisfactory to Parent “payoff letters” and lien release documentation in connection therewith. Parent shall (i) promptly (and in any event within three Business Days of delivery of reasonably acceptable documentation evidencing such costs and expenses) reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by the Company or its Subsidiaries in complying with this Section 6.9; and (ii) indemnify and hold harmless the Company and its Subsidiaries from and against any and all losses, damages, claims and suffered or incurred by any of them in connection with taking the actions required by this Section 6.9 and any information utilized in connection therewith, except to the extent that such losses, damages, claims, costs or expenses, directly or indirectly, resulted from or arose out of the gross negligence or willful misconduct of the Company or any of its Subsidiaries.

Section 6.10. Confidentiality Agreement. Parent acknowledges on behalf of its Affiliates, Representatives and each investor in Parent that Parent, its Affiliates, their respective Representatives and each investor in Parent is bound by and subject to the terms of the Confidentiality Agreement as if each such person was a party to the Confidentiality Agreement, and the parties hereto acknowledge and agree that this Agreement does not in any manner modify or limit the Company’s rights under such agreement. Parent shall cause its Affiliates, their respective Representatives and each investor in Parent to comply with the foregoing covenant.

Section 6.11. Management. In no event shall Parent or any of its Affiliates, Representatives or investors in Parent enter into any arrangements with any member of the Company’s management or any other Company Employee that prohibit or restrict such member of management or such Company Employee from discussing, negotiating or entering into, any arrangements with any third party in connection with a transaction relating to the Company or its Subsidiaries or seek to do so; provided that this Section 6.11 does not prohibit the entering into of any rollover agreements in substantially the form previously provided to the Company. Parent shall cause its Affiliates, Representatives and each investor in Parent to comply with the foregoing covenant.

Section 6.12. Section 16(b). The Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated hereby by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any litigation brought or threatened against the Company or its directors by or on behalf of any holders of Shares, Company Options or Company RSUs relating to this Agreement or the transactions contemplated by this Agreement, and the Company shall not agree to any such settlement without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

ARTICLE VII

CONDITIONS TO THE ARRANGEMENT

Section 7.1. Conditions to the Obligations of Each Party. The obligations of the Company and Parent to consummate the Arrangement are subject to the satisfaction of the following conditions:

(a) Shareholder Approval. The Arrangement shall have been approved by the Requisite Shareholder Vote and in accordance with any additional conditions which may be imposed by the Interim Order.

(b) Interim Order and Final Order. The Interim Order and the Final Order shall each have been obtained in form and on terms satisfactory to each of the Company and Parent, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise.

(c) Regulatory Approvals. (i) Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Arrangement shall have expired or been terminated; (ii) if the transactions contemplated by this Agreement are notifiable pursuant to Part IX of the Competition Act, (A) an advance ruling certificate shall have been issued in accordance with Section 102 of the Competition Act by the Commissioner of Competition (the “Commissioner”) appointed under the Competition Act or (B) Parent shall have been advised in writing by the Commissioner that the Commissioner is of the view, at that time, that, in effect, grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act in respect of the transactions contemplated by this Agreement and that any terms and conditions attached to any such advice shall be acceptable to Parent acting reasonably and either the Commissioner shall have issued a waiver under Section 113(c) of the Competition Act of the obligation to notify the Commissioner under Part IX of the Competition Act or the waiting period under Section 123 of the Competition Act shall have expired or been waived; and (iii) Parent shall have received written evidence that the Minister designated under the Investment Canada Act (the “Minister”) is satisfied, or the Minister is deemed to be satisfied, that the transactions contemplated by this Agreement are likely of net benefit to Canada, on terms and conditions reasonably satisfactory to Parent (together, the “Regulatory Approvals”).

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law (each, a “Restraint”) shall be in effect which prohibits, restrains or renders illegal the consummation of the Arrangement or which otherwise would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Governmental Authority shall have filed any claim, action, suit or other proceeding seeking a Restraint.

Section 7.2. Conditions to the Obligations of Parent.

The obligations of Parent to consummate the transactions contemplated hereby are subject to the satisfaction or valid waiver of the following further conditions:

(a) Representations and Warranties. Subject to the preamble to Article III (except that such preamble shall not apply to the representation set forth in Section 3.10(a)), the representations and warranties (i) set forth in Sections 3.1, 3.2, 3.5, 3.14(c), 3.15 and 3.17 shall be true and correct in all material respects both as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time; (ii) set forth in Section 3.10(a) shall be true and correct both as of the date of this Agreement and as at and as of the Effective Time as if made at and as of such time; and (iii) set forth in Article III, other than those described in clauses (i) and (ii) above, shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect on the Company” set forth therein) both as of the date hereof and at and as of the date of the Effective Time as if made at and as of such time, except in the case of this clause (iii) where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, provided, in each case, that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only. For the purposes of clause (i) above, if an inaccuracy in Section 3.5 relates to the existence of Shares (or Company Options, Company RSUs, Company Restricted Shares or other Company Securities exercisable or exchangeable for or convertible into Shares) greater than 125,000 Shares in the aggregate, such inaccuracy will be considered material for purposes of this Section 7.2(a).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Officer’s Certificate. Parent shall have received a certificate signed by a senior officer of the Company certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b).

Section 7.3. Conditions of the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby is subject to the satisfaction or valid waiver of the following further conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement that are qualified as to materiality shall be true and correct as of the Effective Time as if made at and as of such time and those which are not so qualified shall be true and correct in all material respects as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be so true would not prevent the consummation of the transactions contemplated hereby; provided, that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Officer’s Certificate. The Company shall have received a certificate signed by a senior officer of Parent certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated and the Arrangement and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding any prior approval of the Arrangement by the Company Shareholders):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before 5:00 p.m., New York City time, on September 7, 2007 (the “End Date”) unless the failure of the Effective Time to occur by such time is the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement; provided, that Parent may extend the End Date to the last day of the Marketing Period, if the Marketing Period has commenced and such last day of the Marketing Period would be a later date and the Company may not terminate this Agreement pursuant to this Section 8.1(b)(i) until the expiration of the Marketing Period;

(ii) if any Restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement is the principal cause of or resulted in the application or imposition of such Restraint; or

(iii) at the Company Meeting or any adjournment thereof at which the Arrangement has been voted upon, the Company Shareholders fail to approve the Arrangement by the Requisite Shareholder Vote;

(c) by the Company:

(i) if a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 7.3(a) or (b) not to be satisfied, and such breach is incapable of being cured by the End Date or has not been cured prior to the 30th day after the giving of written notice thereof by the Company to Parent; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, 7.2(a) or 7.2(b) not to be satisfied; or

(ii) prior to obtaining the Requisite Shareholder Vote, in order to enter into an definitive acquisition agreement relating to a Superior Proposal in accordance with, and subject to the terms and conditions of, Section 6.4(e);

(d) by Parent, if:

(i) the Company willfully breaches in a manner adverse to Parent any of its material obligations under Sections 6.1 or 6.4;

(ii) a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (other than its obligations under Sections 6.1 or 6.4) shall have occurred which would cause any of the conditions set forth in Section 7.2(a) or (b) not to be satisfied, and such breach is incapable of being cured by the End Date or has not been cured prior to the 30th day after the giving of written notice thereof by Parent to the Company; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, 7.3(a) or 7.3(b) not to be satisfied; or

(iii) the Board of Directors of the Company or any committee thereof (A) shall have effected a Recommendation Withdrawal, or publicly proposed to effect a Recommendation Withdrawal or (B) the Company fails to include the Recommendation in the Company Proxy Statement.

The party desiring to terminate this Agreement shall give notice to the other party in accordance with Section 9.1 specifying the provision or provisions pursuant to which said termination is effective.

Section 8.2. Termination Fee. (a) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(i) or 8.1(d)(iii), then the Company shall pay the Termination Fee as directed in writing by Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(c)(ii) or as promptly as possible (but in any event within two Business Days) following termination of this Agreement in the case of a termination pursuant to Section 8.1(d)(i) or 8.1(d)(iii).

(b) In the event that this Agreement is terminated by Parent or the Company, pursuant to Section 8.1(b)(i) (or is terminated by the Company pursuant to a different section of Section 8.1 at a time when this Agreement was terminable pursuant to Section 8.1(b)(i)) or pursuant to Section 8.1(b)(iii) (or is terminated by the Company pursuant to a different section of Section 8.1 at a time when this Agreement was terminable pursuant to Section 8.1(b)(iii)) or by Parent pursuant to Section 8.1(d)(ii) (or is terminated by the Company pursuant to a different section of Section 8.1 at a time when this Agreement was terminable pursuant to Section 8.1(d)(ii)) and, at any time after the date hereof and prior to the End Date (in the case of a termination pursuant to Section 8.1(b)(i)), after the date hereof and prior to the Company Meeting (in the case of a termination pursuant to Section 8.1(b)(iii)) or after the date hereof and prior to the breach giving rise to the right of termination (in the case of a termination pursuant to Section 8.1(d)(ii)), a bona fide, written Company Acquisition Proposal involving the purchase of not less than a majority of the outstanding voting securities of the Company shall have been (x) publicly announced or publicly made known, in the case of termination pursuant to Section 8.1(b)(iii) and not publicly withdrawn at least two Business Days prior to the Company Meeting or (y) made known to the Company or publicly announced or publicly made known, in the case of termination pursuant to Section 8.1(b)(i) or Section 8.1(d)(ii) and not withdrawn at least two Business Days prior to the End Date (in the case of a termination pursuant to Section 8.1(b)(i)) or the occurrence of the breach giving rise to the right of termination (in the case of a termination pursuant to Section 8.1(d)(ii)), and, if within twelve months after such termination pursuant to Section 8.1(b)(i), Section 8.1(b)(iii) or Section 8.1(d)(ii) the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, such Company Acquisition Proposal involving the purchase of not less than a majority of the outstanding voting securities of the Company (whether or not the same as that originally announced or consummated), then, on the date of such execution or consummation, the Company shall pay the Termination Fee as directed in writing to Parent, less the amount of any Parent Expenses previously paid to Parent by the Company.

(c) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(iii) (or is terminated by the Company pursuant to a different section of Section 8.1 at a time when this Agreement was terminable pursuant to Section 8.1(b)(iii)) or by Parent pursuant to Section 8.1(d)(ii) (or is terminated by the Company pursuant to a different section of Section 8.1 hereof at a time when this Agreement was terminable pursuant to Section 8.1(d)(ii)) but only under circumstances in which the Termination Fee is not payable pursuant to Section 8.2(b), then the Company shall pay as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses and fees and expenses of accountants, financial advisors, consultants, lenders and other agents and advisors) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated hereby and the related financing transactions (“Parent Expenses”) as directed by Parent in writing, which amount shall not be greater than $6.0 million; provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.2(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.2(c); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.2(c) shall not relieve the

Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.2(b) except to the extent indicated in Section 8.2(b); and provided, further, that if the Company has paid the Parent Expenses and is subsequently required to pay the Termination Fee, the Termination Fee shall be reduced by the amount of Parent Expenses previously paid by the Company.

(d) In the event that this Agreement is terminated by the Company pursuant to (i) Section 8.1(b)(i) (or is terminated by the Parent pursuant to a different section of Section 8.1 at a time when this Agreement was terminable pursuant to Section 8.1(b)(i)) and at the time of such termination the conditions set forth in Sections 7.1, 7.2(a) and 7.2(b) have been satisfied, or (ii) Section 8.1(c)(i) (or is terminated by Parent pursuant to a different section of Section 8.1 at a time when this Agreement was terminable pursuant to Section 8.1(c)(i)) and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions set forth in Sections 7.1, 7.2(a) and 7.2(b) not to be satisfied on or prior to the End Date, then Parent shall pay the Company the Termination Fee as promptly as possible (but in any event within two Business Days) following such termination by the Company.

(e) Any amount that becomes payable pursuant to Section 8.2(a), 8.2(b), 8.2(c) or 8.2(d) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

(f) Each of the Company and Parent acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated hereby, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement, and that any amounts payable pursuant to this Section 8.2 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to accounts designated by Parent pursuant to this Section 8.2 within the time periods specified in this Section 8.2 or Parent fails to pay the Company any amounts due to the accounts designated by the Company pursuant to this Section 8.2 within the time periods specified in this Section 8.2, the Company or Parent, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent or the Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(g) Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of a Termination Fee from Parent pursuant to this Section 8.2 or from the Guarantors pursuant to the Guarantees shall be the sole and exclusive remedy available to the Company, its Affiliates and its Subsidiaries against Parent, the Guarantors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents (or any other Related Persons (as defined in Section 3 of the Guarantees)) with respect to this Agreement, the Plan of Arrangement or any agreement or document referred to in this Agreement and the transactions contemplated hereby and thereby, including for any loss suffered as a result of the failure of the transactions contemplated hereby to be consummated, under any theory or for any reason, and upon payment of such amount, none of Parent, the Guarantors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents (or any other Related Persons (as defined in Section 3 of the Guarantees)) shall have any further liability or obligation relating to or arising out of this Agreement, the Plan of Arrangement, any agreement or document referred to in this Agreement or the transactions contemplated hereby and thereby (except that Parent shall also be obligated with respect to the second sentence of Section 8.2(f)).

(h) Notwithstanding anything to the contrary in this Agreement, but except as provided in Section 9.12 with respect to equitable remedies, Parent’s right to receive payment of a Termination Fee from the Company pursuant to this Section 8.2 shall be the sole and exclusive remedy available to Parent and its Affiliates for money damages against the Company, its Subsidiaries and any of their respective former, current, or future shareholders, directors, officers, Affiliates or agents with respect to this Agreement and the transactions contemplated hereby, including for any loss suffered as a result of the failure of the transactions contemplated hereby to be consummated, under any theory or for any reason, and upon payment of such amount, none of the Company, its Subsidiaries and any of their respective former, current, or future shareholders, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to the second sentence of Section 8.2(f)).

Section 8.3. Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, or their respective Subsidiaries or Affiliates, except that the Guarantees referred to in Section 4.8, the indemnification and reimbursement provisions of the third to last sentence of Section 6.8(a), the last sentence of Section 6.9 and second to last sentence of Section 9.5, and the provisions of Section 6.3(c), Sections 8.2 and 8.3 and Article IX will survive the termination hereof; provided, however, that, subject to Sections 8.2(g) and (h), nothing herein shall relieve a party from liabilities for Damages incurred or suffered by the other party as a result of any willful and material breach by such party of any of its representations, warranties, covenants or other agreements set forth in this Agreement that would reasonably be expected to cause any of the conditions set forth in Section 7.1, 7.2 or 7.3, as applicable, not to be satisfied.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to Parent, to it:

c/o	Apax US VII, L.P.
c/o Apax Partners, LP
153 East 53rd Street, 53rd Floor
New York, New York 10022
	Attention:	Mitch Truwit
William Logan
Fax: 646-349-3314

and

Apax Europe VII Investments Sàrl
c/o Apax Partners, Ltd.
15 Portland Place, London, W1B 1PT
Attention:	Stephen Kempen
Fax: 44-20-7666-6441

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
One International Place
Boston, MA 02110-2624
Attention:	Daniel S. Evans
Christopher W. Rile
Fax: 617-951-7000

and to:

Stikeman Elliott LLP
1155 René-Lévesque Blvd. West
40th Floor
Montréal, Quebec H3B 3V2
Attention:	Steeve Robitaille
Fax: 514-397-3222

and:

c/o Morgan Stanley Principal Investments, Inc.
1585 Broadway
New York, New York 10036
Attention:	Thomas E. Doster
Fax: 212-507-4257

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Mitchell S. Eitel
Brian E. Hamilton
Fax: 212-558-3588

if to the Company, to:

Hub International Limited
55 East Jackson Blvd.
Chicago, IL 60604
Attention:	Kirk James
Fax: 877-402-6606

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
Commerce Court West
Suite 4405, P.O. Box 247
Toronto, ON M5L 1E8
Attention:	Christopher J. Cummings
Adam M. Givertz
Fax: 416-360-2958

and to:

Blakes, Cassels & Graydon LLP
Commerce Court West
Suite 2800
Toronto, ON M5L 1A9
Attention:	David J. Toswell
Will Fung
Fax: 416-863-2653

and to:

Goodmans LLP
250 Yonge St., Suite 2400
Toronto, ON M5B 2M6
Attention:	Jonathan Lampe
Robert Vaux
Fax: 416-979-1234

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) on the day of sending, if sent by facsimile prior to 5:00 p.m., New York City time, on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m., New York City time, on any Business Day or on any day other than a Business Day or (ii) if given by any other means, when delivered at the address specified in this Section 9.1.

Section 9.2. Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent. Each of Parent and the Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the transactions contemplated by this Agreement, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the transactions contemplated by this Agreement and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is expressly the subject of any representation or warranty set forth in this Agreement.

Section 9.3. Expenses. Except as otherwise expressly provided in Sections 6.8, 6.9 and 8.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 9.4. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after approval of the Arrangement by the Company Shareholders; provided, however, that after approval of the Arrangement by the Company Shareholders, no amendment may be made which under applicable Law requires the further approval of the Company Shareholders without such further approval. Subject to Section 9.5, this Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.5. Certain Proposed Structure Modifications. In addition to the transactions contemplated in the Plan of Arrangement as of the date hereof, Parent may from time to time hereafter propose to the Company modifications to the steps, actions and transactions that constitute the Arrangement as set forth in the Plan of Arrangement or propose additional steps, actions or transactions as part of or in connection with the Arrangement, in each case, as necessary to achieve a Canadian tax “bump” under paragraph 88(1)(d) of the Income Tax Act (Canada) or as otherwise necessary to achieve a structure for the Arrangement that Parent deems to be optimal under the circumstances for its tax planning and financing purposes (“Proposed Structure Modifications”). The Company shall use commercially reasonable efforts to assist Parent in the implementation of any Proposed Structure Modifications and the Plan of Arrangement shall be amended accordingly, in each case, to the extent the same (A) does not reduce the amounts of cash payable to the holders of Shares, Company Options and Company RSUs pursuant to the Plan of Arrangement and (B) are to be completed immediately prior to, contemporaneously with, or subject to, or after, the Effective Time. If the Company effects any such Proposed

Structure Modifications at the request of Parent prior to the Effective Time, and the transactions contemplated hereby are not consummated, Parent shall indemnify the Company and its Representatives for any costs, expenses and liabilities (contingent or otherwise) resulting therefrom and from steps taken to restore the Company and its Subsidiaries to the same position they were in immediately prior to the implementation of any Proposed Structure Modifications. Notwithstanding anything to the contrary in this Section 9.5, Parent shall not propose, and the Company shall not be required to assist Parent in the implementation of, any Proposed Structure Modifications if such (x) would require recirculation of the Company Proxy Statement after it has been mailed to Company Shareholder or (y) would otherwise reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby and, in the case of each of (x) and (y) as a result thereof, the consummation of the transactions contemplated hereby would no longer reasonably be expected to be consummated prior to the End Date.

Section 9.6. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party hereto contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 9.7. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto (and any purported assignment without such consent shall be void and without effect), except that Parent may assign all or any of its rights and obligations hereunder to any Affiliate of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 9.8. Governing Law. THIS AGREEMENT AND ALL ACTIONS ARISING IN WHOLE OR PART UNDER OR IN CONNECTION HEREWITH SHALL BE INTERPRETED, CONSTRUED, PERFORMED, GOVERNED AND ENFORCED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW RULES THAT WOULD CAUSE THE APPLICATION OF ANY OTHER LAW (EXCEPT FOR THE MATTERS SUBJECT TO OR CONTEMPLATED BY THE CBCA (INCLUDING THE DUTIES AND RESPONSIBILITIES OF THE DIRECTORS OF THE COMPANY (WHETHER STATUTORY OR AT COMMON LAW OR EQUITY) AND THE PLAN OF ARRANGEMENT), WHICH SHALL BE INTERPRETED, CONSTRUED, PERFORMED, GOVERNED AND ENFORCED BY AND IN ACCORDANCE WITH THE CBCA AND/OR THE LAWS OF THE PROVINCE OF ONTARIO AND FEDERAL LAWS APPLICABLE THEREIN).

Section 9.9. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by the other party hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except as otherwise expressly provided in Section 6.5, and except that the Guarantors and the Related Persons are express beneficiaries of and may enforce Section 8.2(g).

Section 9.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11. Entire Agreement. This Agreement (including to the extent referred to herein, the Confidentiality Agreement, the Financing Commitments and the Guarantees) constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior agreements and understandings between the parties with respect to such subject matter. In entering into this Agreement no party is relying upon any promise, statement or representation made by or on behalf of any party except as expressly set forth herein.

Section 9.12. Equitable Remedies. The parties hereto agree that irreparable damage would occur, monetary damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached by the Company (or the Company threatens such a breach). It is accordingly agreed that in the event of a breach or threatened breach of this Agreement by the Company, Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. The Company irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent. The Company shall not be entitled to an injunction or injunctions against Parent to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement.

Section 9.13. Jurisdiction.

(a) The parties hereby irrevocably submit, to the extent permitted by applicable law, to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in each case located in Manhattan, in respect of any action, suit or proceeding arising out of or relating to this Agreement, the documents referred to in this Agreement, or the transactions contemplated hereby (except for such matters that are exclusively subject to the jurisdiction of a Canadian provincial court pursuant to the CBCA or the terms of the Interim Order, the Final Order or the Arrangement), and hereby waive, and agree not to assert, as a defense, by motion or otherwise, in any such action, suit or proceeding that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that it is the intention of each such party that all claims with respect to such action, suit or proceeding shall be heard and determined in such a New York State or Federal court.

(b) Parent agrees (i) that within 2 Business Days from the date hereof, it shall irrevocably appoint Corporation Service Company 80 State Street, Albany, New York 12207-2543 (“CSC”) (or such other Person reasonably acceptable to the Company), as its authorized agent upon whom process may be served in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby which may be instituted in any New York State court or any Federal court of the United States sitting in Manhattan and (ii) that service of process upon such authorized agent shall be deemed in every respect effective service of process upon Parent in any such action, suit or proceeding.

(c) The Company agrees (i) that within 2 Business Days from the date hereof, it shall irrevocably appoint CSC (or such other Person reasonably acceptable to Parent), as its authorized agent upon whom process may be served in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby which may be instituted in any New York State court or any Federal court of the United States sitting in Manhattan and (ii) that service of process upon such authorized agent shall be deemed in every respect effective service of process upon the Company in any such action, suit or proceeding.

(d) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

Section 9.14. Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Arrangement Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

HUB INTERNATIONAL LIMITED

By:	/s/ W. KIRK JAMES
Name:	W. Kirk James
Title:	Vice President, Chief Corporate Development Officer and Corporate Secretary

MAPLE TREE ACQUISITION CORPORATION

By:	/s/ STEPHEN GREEN
Name:	Stephen Green
Title:	President

By:	/s/ MITCH TRUWIT
Name:	Mitch Truwit
Title:	Secretary

AMENDMENT NO. 1 TO

ARRANGEMENT AGREEMENT

THIS AMENDMENT NO. 1 TO THE ARRANGEMENT AGREEMENT (this “Amendment”) dated as of March 22, 2007 is entered into by and between Hub International Limited, a Canadian corporation (the “Company”), and Maple Tree Acquisition Corporation, a corporation organized and existing under the laws of British Columbia (“Parent”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Arrangement Agreement dated as of February 25, 2007 (the “Arrangement Agreement”) by and between the Company and Parent.

RECITALS

WHEREAS, the Company and Parent have entered into the Arrangement Agreement pursuant to which, among other things, Parent shall acquire all of the issued and outstanding common shares (the “Shares”) of the Company.

WHEREAS, pursuant to and in accordance with Section 9.4 of the Arrangement Agreement, the Company and Parent desire to amend the Arrangement Agreement so as to, among other things, increase the per Share purchase price set forth in the Plan of Arrangement from $40.00 per Share to $41.50 per Share;

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of the Special Committee, has (i) determined that it is advisable and in the best interests of the Company and the Company Shareholders to enter into this Amendment and (ii) resolved to recommend approval of the Arrangement by the Company Shareholders; and

WHEREAS, the Board of Directors of Parent has approved this Amendment and declared it advisable for Parent to enter into this Amendment.

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Amendment of Definition of “Termination Fee”. The definition of “Termination Fee” set forth in Article I of the Arrangement Agreement is hereby amended and restated to read as follows:

“‘Termination Fee’ means $53,000,000.”

2. Amendment of Section 3.16. Section 3.16 of the Arrangement Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital Inc. have delivered to the Board of Directors of the Company and the Special Committee, respectively, an opinion to the effect that, as of the date hereof, the consideration (as set forth in the Agreement as of the date hereof) to be received by holders of Shares (other than holders of Shares that are Affiliates of Parent or holders of Shares being contributed to Parent in connection with the Arrangement) in the Arrangement is fair, from a financial point of view, to such holders.

(b) Scotia Capital Inc. has provided advice to the Special Committee to the effect that, as of March 22, 2007, the consideration to be received by holders of Shares (other than holders of Shares that are Affiliates of Parent or holders of Shares being contributed to Parent in connection with the Arrangement) in the Arrangement is fair, from a financial point of view, to such holders.”

3. Amendment of Section 4.7. Section 4.7 of the Arrangement Agreement is hereby amended and restated as follows:

“Financing. Parent has delivered to the Company true and complete copies of (a) the commitment letter, dated as of March 21, 2007, among Parent, Morgan Stanley Senior Funding, Inc. (as such letter, in accordance with Section 6.8(c), may from time to time be amended, restated, modified, supplemented or replaced to add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of such commitment, the “Debt Financing Commitment”), pursuant to which the lender party thereto has committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing”), and (b) the equity commitment letters, dated as of February 25, 2007, from (i) Apax US VII, L.P., (ii) Apax Europe VII Investments Sárl and (iii) Morgan Stanley Principal Investments, Inc. (the “Equity Financing Commitments” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which such parties have committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of March 22, 2007, (A) none of the Financing Commitments has been amended or modified, and (B) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Each of the Equity Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. The Debt Financing Commitment, in the form so delivered, is in full force and effect as of March 22, 2007 and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other party thereto for so long as it remains in full force and effect. As of March 22, 2007 and assuming the accuracy of all representations and warranties of the Company in this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitments. As of March 22, 2007 and assuming the accuracy of all representations and warranties of the Company in this Agreement and compliance by the Company with its agreements hereunder, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Parent has fully paid, or caused to be fully paid, any and all commitment and other fees required by the terms of the Financing Commitments to be paid on or before March 22, 2007. Assuming the accuracy of the Company’s representations and warranties contained herein, the proceeds from the Financing (together with the available cash of the Company and its Subsidiaries) constitute all of the financing required to be provided by Parent for the consummation of the transactions contemplated by this Agreement, including the cash payment to fund the Arrangement as described in Article 3 of the Plan of Arrangement.”

4. Amendment of Section 4.8. Section 4.8 of the Arrangement Agreement is hereby amended and restated as follows:

“Guarantees. Parent has delivered to the Company the limited guarantees dated as of February 25, 2007, together with amendments thereto dated as of March 22, 2007, of each of (A) Apax US VII, L.P., (B) Apax Europe VII Investments Sárl and (C) Morgan Stanley Principal Investments, Inc. (the “Guarantors”) with respect to certain matters on the terms specified therein (the “Guarantees”).”

5. Amendment and Restatement of Exhibit C (Plan of Arrangement). Exhibit C to the Arrangement Agreement (Plan of Arrangement) is hereby deleted in its entirety and replaced with Exhibit C hereto.

6. References. After giving effect to this Amendment, each reference in the Arrangement Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Arrangement Agreement shall refer to the Arrangement Agreement as amended by this Amendment and all references in the Company Disclosure Letter to “the Agreement” shall refer to the Arrangement Agreement as amended by this Amendment.

7. Miscellaneous. The provisions of Sections 9.7, 9.8. 9.9. 9.10. 9.11. 9.13 and 9.14 of the Arrangement Agreement shall apply mutatis mutandis to this Amendment, and to the Arrangement Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

8. No Further Amendment. Except as amended hereby, the Arrangement Agreement, shall remain in full force and effect in accordance with its terms.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

HUB INTERNATIONAL LIMITED

By:	/s/ W. Kirk James
Name:	W. Kirk James
Title:	Vice President, Chief Corporate Development Officer and Corporate Secretary

MAPLE TREE ACQUISITION CORPORATION

By:	/s/ Stephen Green
Name:	Stephen Green
Title:	President

By:	/s/ Mitch Truwit
Name:	Mitch Truwit
Title:	Secretary

ANNEX C

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT

Under Section 192 of the Canada Business Corporations Act

concerning

HUB INTERNATIONAL LIMITED

ARTICLE 1

INTERPRETATION

1.1 Definitions

For the purposes of this Plan of Arrangement, the following have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Arrangement” means the arrangement under the provisions of Section 192 of the CBCA on the terms and conditions set out in this Plan of Arrangement subject to any amendments or variations hereto made in accordance with Section 6.1 of this Plan of Arrangement or made at the direction of the Court in accordance with the Final Order with the consent of the Company and Parent;

“Arrangement Agreement” means the arrangement agreement between Hub International Limited and Maple Tree Acquisition Corporation entered into as of the 25th day of February, 2007;

“Arrangement Resolution” means the special resolution of the Company Shareholders approving the Plan of Arrangement, to be considered at the Company Meeting, substantially in the form and content of Exhibit A of the Arrangement Agreement;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be filed with the Director after the Final Order is made in order for the Arrangement to become effective;

“Business Day” means any day other than the days on which banks in New York, New York or Toronto, Ontario are required or authorized to close;

“Cashed-out Option” means each Company Option that has not been duly exercised by a Holder of Company Options prior to the Effective Time;

“Cashed-out RSU” means each Company RSU with respect to which the vesting is accelerated by its terms on account of the consummation of the transactions contemplated by, or pursuant to the terms of, the Arrangement;

“CBCA” means the Canada Business Corporations Act, as amended;

“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Code” means the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder;

“Company” means Hub International Limited, a corporation existing under the CBCA, and the corporation resulting from the amalgamation referred to in Section 3.1(e);

“Company Debt” means the Indebtedness identified on the certificate that will be provided to the Company at least 5 Business Days prior to the Effective Date (for purposes of the definition of “Company Debt”, “Indebtedness” shall have the meaning as used in the Arrangement Agreement);

“Company Debt Payoff Loans” has the meaning ascribed to it in Section 3.1(c);

“Company Meeting” has the meaning ascribed to it in the Arrangement Agreement;

“Company Options” means the options granted under the Company Stock Plans to purchase Shares that remain outstanding on the Effective Date;

“Company Proxy Statement” has the meaning ascribed to it in the Arrangement Agreement;

“Company Restricted Share” means any Share subject to the escrow provisions of an agreement between the Company and any other Person;

“Company RSU” means restricted share units granted pursuant to the Company Stock Plans;

“Company Securityholders” means Holders of Shares, Company Options and Company RSUs;

“Company Shareholders” means Holders of Shares;

“Company Stock Plans” means the Equity Incentive Plan, as amended, of the Company, the 2005 Equity Incentive Plan, as amended and restated, of the Company and/or the PLI Program, as amended, of the Company, as applicable, including all sub-plans adopted pursuant to any of the foregoing;

“Company Transaction Notice” means a notice in writing provided by Parent to the Company at least five (5) Business Days prior to the Effective Time specifying (i) the name of the designated Subsidiaries of the Company that shall be continued under the laws of Canada or one of the provinces pursuant to Section 3.1(a), (ii) the jurisdiction of formation of the Subsidiary and the manner in which the said Subsidiary shall acquire an interest in Maple Tree International Partnership pursuant to Section 3.1(b), (iii) the name of the designated Subsidiaries of the Company that will amalgamate pursuant to Section 3.1(e), and (iv) as applicable, certain amendments to this Plan of Arrangement made pursuant to Section 6.1(d);

“Court” means the Superior Court of Justice (Ontario);

“Depositary” means a bank or trust company selected by Parent in its reasonable discretion and reasonably acceptable to the Company, which Depositary will perform the duties described in Section 4 pursuant to a depositary or paying agent agreement in form and substance reasonably acceptable to the parties;

“Debt Repayment Notice” means a notice in writing provided by Parent to the Company at least 5 Business Days prior to the Effective Time specifying (i) the portion of the Company Debt that the Company and/or one or more designated Subsidiaries of the Company shall repay pursuant to Section 3.1(d), (ii) the manner in which the Company and/or one or more designated Subsidiaries of the Company shall be funded for the repayment and (iii) certain other transactions with respect to the repayment of the Company Debt;

“Director” means the Director appointed under Section 260 of the CBCA;

“Dissent Rights” has the meaning ascribed to it in Section 5.1;

“Dissenting Shareholder” means any Company Shareholder who has properly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such Dissent Rights;

“Effective Date” means the date shown on the Certificate of Arrangement;

“Effective Time” means a time as specified in writing by Parent on the Effective Date;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended or varied by the Court at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal at the direction of the Court;

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any national or government or political subdivision thereof, in each case, whether foreign or domestic and whether national supranational, federal, provincial, state, regional, local or municipal;

“Holders” means (a) when used with reference to the Shares, the holders thereof shown from time to time in the register of holders of Shares maintained by or on behalf of the Company and, where the context so provides, includes joint holders of such Shares, (b) when used with reference to the Company Options, means the holders thereof shown from time to time in the register maintained by or on behalf of the Company in respect of Company Options and (c) when used with reference to the Company RSUs, means the holders thereof shown from time to time in the registers maintained by or on behalf of the Company in respect of the Company RSUs;

“In-the-Money Amount” means, (i) for each Company Option, the difference, if any, between the Purchase Price and the per share exercise price of that Company Option as of the Effective Time and (ii) for each Replacement Option, the difference, if any, between the fair market value of each share issuable upon the exercise of such Replacement Option and the “per share” exercise price of that Replacement Option as of the Effective Time;

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement;

“ITA” means the Income Tax Act (Canada), as amended;

“Letter of Transmittal” means the letter of transmittal for use by the Company Shareholders, in the form accompanying the Company Proxy Statement (which shall be reasonably acceptable to Parent), which shall specify that delivery shall be effected, and risk of loss and title to the Share certificates shall pass, only upon proper delivery of the Share certificates (or effective affidavits of loss in lieu thereof) to the Depositary and which shall be in such form and have such other customary provisions as Parent and the Company may reasonably specify;

“Option Payment Loan” has the meaning ascribed to it in Section 3.1(c);

“Parent” has the meaning ascribed to it in the Arrangement Agreement;

“Person” means any individual, corporation, company, limited liability company, partnership, association trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof;

“Plan of Arrangement”, “hereof”, “herein”, “hereunder”, and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or other portion hereof and includes any agreement or instrument supplementary or ancillary hereto;

“Purchase Price” has the meaning ascribed to it in Section 3.1(h);

“Qualifying Company Shareholder” means a Company Shareholder but, for greater certainty, does not include (i) a Dissenting Shareholder or (ii) Parent or any Affiliate of Parent;

“Replacement Options” means options to acquire shares of Parent (or its parent) granted in exchange for Company Options pursuant to a Rollover Agreement;

“Rollover Agreement” means a written agreement between Parent (or its parent) and an officer or employee of the Company or its Subsidiaries, (i) pursuant to which (A) Parent (or its parent) has agreed to accept, and such officer or employee has agreed to exchange, that number of the Shares held by such officer or employee stipulated in the agreement (if any) based on the value of such Shares equal to the Purchase Price, in exchange for shares in the capital of Parent (or such parent) and $0.01, except that cash may be paid in lieu of issuing fractional shares and/or (B) such officer or employee has agreed to exchange that number of the Company Options held by such officer or employee stipulated in the agreement (if any) solely in exchange for Replacement Options having a term equal to the remaining term of the Company Option with respect to which such Replacement Option is issued and for which the total In-the-Money Amount of such Replacement Options shall, at the time of granting of such Replacement Options, equal (subject to rounding down to take into account fractional shares) the total In-the-Money Amount of the Company Options exchanged for such Replacement Options, provided that the Company may reduce the exercise price of the Replacement Options to the extent permitted by applicable law and/or (C) such officer or employee has agreed to invest all or a portion of the proceeds resulting from the payment, made to him/her pursuant to Section 3.1(g) for the cancellation of his/her Cashed-out RSUs in exchange for shares in the capital of Parent; (ii) which has been entered into prior to the Effective Time but is to be completed as set out in Section 3.1 of this Plan of Arrangement; (iii) under which all conditions to closing (other than completion of the Arrangement) have been satisfied or waived as of the Effective Time; and (iv) which has not been terminated prior to the Effective Time;

“Rollover Options” means Company Options which are to be exchanged for Replacement Options pursuant to a Rollover Agreement;

“Rollover Shares” means Shares which are to be received by Parent (or its parent) pursuant to a Rollover Agreement;

“RSU Payment Loan” has the meaning ascribed to it in Section 3.1(c);

“Securities Act” means the Securities Act (Ontario), as amended;

“Shares” means the common shares of the Company and includes the Company Restricted Shares;

“Subsidiary”, with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person); and

“Tax” and “Taxes” have the meanings ascribed thereto in the Arrangement Agreement.

1.2 Headings and References

The division of this Plan of Arrangement into Articles and sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Articles and sections are to Articles and sections of this Plan of Arrangement.

1.3 Time Periods

Unless otherwise specified, time periods within, or following, which any payment is to be made, or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.4 Currency

All sums of money which are referred to in this Plan of Arrangement are expressed in United States currency unless otherwise specified.

1.5 Time

Unless otherwise indicated, all times expressed herein or in any Letter of Transmittal are to local time, Toronto, Ontario.

1.6 Construction

In this Plan of Arrangement:

(a) unless the context otherwise requires, words importing the singular include the plural and vice versa and words denoting any gender include all genders;

(b) the word “including” or “includes” shall mean “including (or includes) without limitation”; and

(c) any reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.

1.7 Governing Law

This Plan of Arrangement shall be governed by and construed in accordance with the CBCA, and the laws of the Province of Ontario and the laws of Canada applicable therein.

ARTICLE 2

PURPOSE AND EFFECT OF THE PLAN OF ARRANGEMENT

2.1 Arrangement

This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of, the Arrangement Agreement.

2.2 Effectiveness

This Plan of Arrangement, upon filing the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective and will be binding without any further authorization, act or formality on the part of the Court, the Director, Parent (or its Affiliates), the Company, or the Company Securityholders, from and after the Effective Time and, other than as expressly provided in Article 3, no portion of this Plan of Arrangement shall take effect with respect to any Person until the Effective Time.

ARTICLE 3

THE ARRANGEMENT

3.1 Arrangement

Pursuant to the Arrangement, the following transactions shall occur and shall be deemed to occur in the order in which they appear without any further act or formality (unless otherwise specified):

(a) Prior to the Effective Time, the Company will have continued certain designated Subsidiaries under the laws of Canada or one of the provinces as set out in the Company Transaction Notice.

(b) The Company will form a new Subsidiary and, on Effective Time, such new Subsidiary shall acquire an interest in Maple Tree International Limited Partnership as set out in the Company Transaction Notice.

(c) Five (5) minutes following the second step contemplated in Section 3.1(b), Parent (or one or more of its Affiliates) will provide by wire transfer of immediately available funds (i) one or more loans (the “Company Debt Payoff Loans”) to the Company (and/or one or more of its Subsidiaries) in an aggregate amount equal to the aggregate of all amounts required to repay and discharge the Company Debt in accordance with the Debt Repayment Notice, (ii) a loan to the Company (and/or one or more of its Subsidiaries) equal to the aggregate amount payable under Section 3.1(f) (the “Option Payment Loan”) and (iii) a loan to the Company (and/or one or more of its Subsidiaries) equal to the aggregate amount payable under Section 3.1(g) (the “RSU Payment Loan”).

The Company Debt Payoff Loans, the Option Payment Loan and the RSU Payment Loan will be evidenced by demand promissory notes issued by the Company (or the applicable Subsidiary of the Company) to the lender thereof.

(d) Five (5) minutes following the step contemplated in Section 3.1(c), the Company and/or one or more of its Subsidiaries (as the case may be) will repay in full all amounts required to repay and discharge the portion of the Company Debt as set out in the Debt Repayment Notice and will complete all of the other transactions set out in the Debt Repayment Notice.

(e) Five (5) minutes following the step contemplated in Section 3.1(d), the Company will amalgamate with one or more of designated Subsidiaries as set out in the Company Transaction Notice.

(f) The Company will provide notice to each holder of a Company Option at least 30 days in advance of the date of the Effective Date that the Company Option exercise period has been shortened in connection with the Arrangement, and that, except with respect to Rollover Options, five (5) minutes following the step contemplated in Section 3.1(e), each Company Option that has not been exercised prior to the Effective Date will be cancelled by the Company in consideration for the right to receive a cash payment from the Company in an amount equal to the In-the-Money Amount of such Cashed-out Option (and, for greater certainty, the Company shall withhold any required withholding Taxes).

(g) Contemporaneously with the step contemplated in Section 3.1(f): (i) each Cashed-out RSU will be cancelled in consideration for the right to receive a cash payment from the Company in the amount equal to the Purchase Price (and, for greater certainty, the Company shall withhold any required withholding Taxes) and (ii) each Company RSU (other than Cashed-out RSUs) will remain in effect, with appropriate adjustments determined by the Company pursuant to the terms of the Company Stock Plans, following the Effective Time and will vest in accordance with its terms, unless the Company and Parent determine on or prior to the Effective Date to accelerate the vesting of such Company RSUs.

(h) Five (5) minutes following the steps contemplated in Section 3.1(f) and Section 3.1(g), the outstanding Shares (excluding Rollover Shares) held by Qualifying Company Shareholders will be transferred by the Holders thereof to Parent without any further authorization, act or formality by such Holders, in exchange for cash in the amount of $41.50 per Share (the “Purchase Price”) in accordance with Section 4.1, and Parent will be deemed to be the legal and beneficial owner thereof, free and clear of all liens, charges, claims and encumbrances.

(i) Contemporaneously with the step contemplated in Section 3.1(h), the outstanding Shares held by Dissenting Shareholders shall be deemed to be transferred by the Holders thereof to Parent without any further authorization, act or formality by such Holders, in consideration for the right to receive an amount determined and payable in accordance with Article 5 hereof, and the names of such Holders will be removed from the register of Holders, and Parent will be recorded as the registered Holder so transferred and will be deemed to be the legal and beneficial owner thereof, free and clear of all liens, charges, claims and encumbrances.

(j) Contemporaneously with the step contemplated in Section 3.1(h), the transactions contemplated by Sections (i)(A), and (i)(B) and (i)(C) of the definition of Rollover Agreement will occur.

ARTICLE 4

PAYMENT

4.1 Delivery of Cash

At or before the Effective Time, Parent shall deposit or cause to be deposited with the Depositary, for the benefit of each Company Shareholder, the cash, in United States dollars, to which each such Company Shareholder is entitled pursuant to Section 3.1(h) upon the transfer of the Shares to Parent. Upon surrender by a Company Shareholder to the Depositary of a certificate which immediately prior to the Effective Time represented one or more Shares, together with a duly completed and executed Letter of Transmittal and any other documents reasonably requested by Parent and the Depositary (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement (it being understood that any references herein to “certificates” shall be deemed to include references to book-entry account statements relating to the ownership of Shares)), the Holder of such surrendered certificate(s) of Shares shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Company Shareholder, as soon as practicable after the Effective Time, a cheque issued by the Depositary (or other form of immediately available funds) representing that amount of cash which such Company Shareholder has the right to receive pursuant to Section 3.1, less any amounts withheld pursuant to Section 4.5. In addition, the Company shall deliver to each Holder of Cashed-out Options and Cashed-out RSUs, forthwith after the Effective Time, a cheque issued by the Company (or other form of immediately available funds) representing that amount of cash which such Holder of Cashed-out Options and Cashed-out RSUs has the

right to receive, less any amounts withheld pursuant to Section 4.5. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a cheque representing the proper amount of cash (or other form of immediately available funds) may be delivered to the transferee if the certificate representing such Shares is surrendered to the Depositary, accompanied by a duly completed and executed Letter of Transmittal and all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.1, each certificate of Shares (excluding Rollover Shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender a cash payment in the manner contemplated by this Section 4.1, less any amounts withheld pursuant to Section 4.5. The provisions contained in the Rollover Agreement prevail over this Section 4.1 with respect to the securities of the Company subject to such Rollover Agreement. Any portion of the amount deposited with the Depositary (including any interest and other income resulting from any investment of the Depositary with respect to such amount) that remains unclaimed by the Holders and other eligible Persons in accordance with this Article 4 following 180 days after the Effective Time shall be delivered to the Company, and any Holder who has not previously complied with this Article 4 shall thereafter look only to the Company for, and, subject to Section 4.4, the Company shall remain liable for, payment of such Holder’s claim for payment under this Section 4.1.

4.2 Distributions with respect to Unsurrendered Certificates

No dividends or other distributions declared or made after the Effective Time with respect to Shares with a record date after the Effective Time shall be paid to the Holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to Section 3.1. At the time of such surrender of any such certificate, there shall be paid to the Holder of the certificates representing Shares, without interest, the amount of cash to which such Holder is entitled pursuant to Section 3.1.

4.3 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Shares that were transferred pursuant to Section 3.1 is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, a cheque (or other form of immediately available funds) for the cash amount, deliverable in accordance with such Holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom cash is to be delivered shall, as a condition precedent to the payment thereof, give a bond satisfactory to Parent and the Company and their respective transfer agents in such sum as Parent and the Company may direct or otherwise indemnify Parent and the Company in a manner satisfactory to Parent and the Company against any claim that may be made against Parent or the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

4.4 Extinction of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to Section 3.1, and not deposited, with all other instruments required by Section 4.1, on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of the Company or for the receipt of cash. On such date, the cash to which the former Holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Parent. None of Parent or the Company shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. In addition, in the event of the surrender of a certificate of Shares that is not registered in the transfer records of the Company under the name of the Person surrendering such certificate, the amount of cash to which the registered Holder is entitled pursuant to Section 3.1 shall be paid to such a transferee if such certificate is presented to the Depositary and such certificate is duly endorsed or is accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes or any other Taxes required by reason of such payments being made in a name other than the registered Holder have been paid. If any amount of cash to which the registered Holder is entitled pursuant to Section 3.1 is to be delivered to a Person whose name is other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of such delivery that the Person requesting such delivery shall pay any transfer or other Taxes required to be paid by reason of such delivery to a Person whose name is other than that of the Holder of the certificate surrendered or shall establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.

4.5 Withholding Rights

Parent, the Company or the Depositary shall be entitled to deduct and withhold from any consideration payable to any Holder of Shares or Company Options or Company RSUs pursuant to Section 3.1, such amounts as Parent, the Company or the Depositary reasonably determines is required to deduct and withhold with respect to such payment under the ITA, the Code or any provision of federal, provincial, territorial, state, local or foreign tax laws, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 5

RIGHTS OF DISSENT

5.1 Rights of Dissent

Holders of Shares may exercise rights of dissent with respect to such Shares pursuant to and in the manner set forth in section 190 of the CBCA as modified by the Interim Order and this Article 5 (“Dissent Rights”) in connection with the Arrangement; provided that, notwithstanding Subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in Subsection 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Toronto time) on the Business Day preceding the Company Meeting. Holders of Shares who duly exercise such rights of dissent and who:

(a) are ultimately determined to be entitled to be paid fair value for their Shares shall be deemed to have transferred such Shares to Parent as of the time stipulated in Section 3.1(h), and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Holders not exercised their Dissent Rights; or

(b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Shares;

but in no case shall the Company, Parent or any other Person be required to recognize such holders as holders of Shares after the time stipulated in Section 3.1(h), and the name of such holders of Shares shall be deleted from the register of holders of Shares at the time stipulated in Section 3.1(h) and Parent shall be considered the holder of 100% of the Shares immediately following the completion of the transactions contemplated by Section 3.1.

ARTICLE 6

AMENDMENTS

6.1 Amendments

(a) The Company reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date provided that any such amendment, modification, and/or supplement must be (i) set out in writing, (ii) approved by Parent, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court and (iv) communicated to Company Shareholders if and as required by the Court.

(b) Any amendment, modification and/or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to or at the Company Meeting (provided that Parent shall have consented thereto) with or without any other prior notice or communication and, if so proposed and accepted by the Persons voting at the Company Meeting (other than as required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification and/or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to by each of the Company and Parent and (ii) if required by the Court, it is consented to by the Company Shareholders voting in the manner directed by the Court.

(d) Any amendment, modification and/or supplement to this Plan of Arrangement may be made prior to the Effective Date unilaterally by Parent pursuant to Section 9.5 of the Arrangement Agreement subject to compliance with the conditions set out in such Section 9.5.

(e) Any amendment, modification and/or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Parent, provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former Holder.

ARTICLE 7

FURTHER ASSURANCES

7.1 Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further authorization, act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

ANNEX D

VOTING AGREEMENT

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of February 25, 2007 is made by and between Fairfax Financial Holdings Limited, a Canadian corporation (the “Shareholder”), and Maple Tree Acquisition Corporation, a company incorporated under the laws of British Columbia (“Parent”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Arrangement Agreement (as defined below).

RECITALS:

WHEREAS, concurrently herewith, Parent and Hub International Limited, a Canadian corporation (the “Company”), are entering into an Arrangement Agreement dated as of the date hereof (the “Arrangement Agreement”), providing for the acquisition by Parent of all of the issued and outstanding common shares (the “Shares”) of the Company pursuant to a plan of arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) upon the terms and subject to the conditions set forth in the Arrangement Agreement.

WHEREAS, as of the date hereof, the Shareholder beneficially owns (within the meaning provided in Rule 13d-3 promulgated under the United States Securities Exchange Act of 1934, as amended), and has investment authority over, and the power to vote and dispose of, the number of Shares set forth opposite the Shareholder’s name on Schedule A hereto (the “Owned Shares”, and together with any additional shares and/or other securities directly or indirectly convertible into or exercisable or exchangeable for Shares and/or other voting securities of the Company, the beneficial ownership of which is acquired by such Shareholder during the period from and including the date hereof through and immediately prior to the termination of this Agreement in accordance with its terms, the “Covered Securities”).

WHEREAS, as a condition to the willingness of Parent to enter into the Arrangement Agreement, Parent has required that the Shareholder agree, and in order to induce Parent to enter into the Arrangement Agreement, the Shareholder has agreed, to enter into this Agreement with respect to (a) the Covered Securities and (b) certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

VOTING AGREEMENT

1.1. Voting Agreement

The Shareholder hereby agrees that during the Voting Period (as defined below), at any meeting of the shareholders of the Company, however called, or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought from the shareholders of the Company in respect of the transactions contemplated by the Arrangement Agreement or a Company Acquisition Proposal, the Shareholder shall, and shall cause its Subsidiaries to, (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Securities to be counted as present thereat for the purpose of establishing a quorum and (ii) vote (or cause to be voted) in person or by proxy the Covered Securities in favor of the Arrangement Resolution, the Arrangement, the Plan of Arrangement and the transactions contemplated by the Arrangement Agreement and Plan of Arrangement and (iii) vote (or cause to be voted) the Covered Securities against (A) any extraordinary corporate transaction (other than the Arrangement), such as a merger, consolidation, arrangement, amalgamation, business combination, tender or exchange offer, takeover bid, reorganization, recapitalization, liquidation, sale or transfer of a material amount of the assets or securities of the Company or any of its Subsidiaries (other than pursuant to the Arrangement), any other Company Acquisition Proposal or any action that would delay, prevent or frustrate the Arrangement, and (B) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Arrangement Agreement. For the purposes of this Agreement, “Voting Period” shall mean the period commencing on the date hereof and ending immediately prior to the termination of this Agreement in accordance with its terms.

1.2. Proxy

Shareholder undertakes that: (i) if so requested by the Parent, it shall, no later than five days prior to the date of the Company Meeting, deliver or cause to be delivered by its Subsidiaries to the Company, with a copy to Parent concurrently, a duly executed proxy or proxies directing the holder of such proxy or proxies to vote in favor of the Arrangement and, if necessary, to vote against any Company Acquisition Proposal (other than the Arrangement); (ii) such proxy or proxies shall name such individuals as may be designated by Parent; and (iii) such proxy or proxies will not be revoked (and the Shareholder shall cause it Subsidiaries that own Covered Securities not to revoke) without the written consent of Parent, unless this Agreement is terminated in accordance with its terms. The Shareholder hereby revokes (on its behalf and on behalf of its Subsidiaries that own Covered Securities) any and all previous proxies granted that may conflict or be inconsistent with the matters set forth in Agreement and the Shareholder agrees not to, directly or indirectly, grant (or cause or permit any such Subsidiary to grant) any proxy or power of attorney with respect to the matters set forth in this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to Parent as follows:

2.1. Valid Existence

The Shareholder is duly organized, validly subsisting under the laws of the jurisdiction of its incorporation.

2.2. Authority Relative To This Agreement

The Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

2.3. No Conflict

(a) The execution and delivery of this Agreement by the Shareholder do not, the performance of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under contract to which the Shareholder is a party.

(b) The execution and delivery of this Agreement by the Shareholder do not, and the performance of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official, except for applicable requirements of the United States Securities Exchange Act of 1934, as amended.

2.4. Ownership Of Shares

As of the date hereof, the Shareholder is the beneficial owner (within the meaning provided in Rule 13d-3 promulgated under the United States Securities Exchange Act of 1934, as amended) of the Owned Shares set forth opposite the Shareholder’s name on Schedule A hereto, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Owned Shares, other than as created by this Agreement. Shareholder does not beneficially own or exercise control or direction over, directly or indirectly, any securities of the Company except as set out in Schedule A hereto. Other than as provided in this Agreement, Shareholder is not, and no Subsidiary of the Shareholder that owns any Covered Securities is, currently obligated to grant and none of them has granted or has outstanding, any proxy in respect of any of the Owned Shares and none of them has entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Owned Shares. None of the Owned Shares held by the Shareholder or any such Subsidiary is the subject of any commitment, undertaking or agreement, the terms of which would affect in any way the ability of such Shareholder or any such Subsidiary to perform its, his or her obligations as set out in this Agreement or, once acquired by Parent, affect the ability of Parent to vote or otherwise enjoy full rights of ownership thereof. As of the date hereof, no proceedings are pending which, if adversely determined, will have an adverse effect on any ability to vote or dispose of any of the Covered Securities. None of the Shareholder or any Subsidiary of the Shareholder that owns any Owned Securities has appointed or granted any proxy inconsistent with this Agreement with respect to the Covered Securities. All Owned Shares are owned directly by Shareholder, or indirectly through Subsidiaries of Shareholder as set forth on Schedule A hereto.

2.5. Shareholder Has Adequate Information

The Shareholder is a sophisticated investor with respect to the Covered Securities and has independently and without reliance upon Parent and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. As of the date hereof, the Shareholder has full knowledge of and access to information concerning the Company and its Shares. Any factors peculiar to the Shareholder, including non-financial factors, that were considered relevant by the Shareholder in assessing the consideration offered under the Arrangement did not have the effect of reducing the consideration that would otherwise have been considered acceptable by the Shareholder. The Shareholder acknowledges that, unless and until this Agreement is terminated in accordance with its terms, the agreements contained herein with respect to the Covered Securities by the Shareholder are irrevocable.

2.6. Reliance

The Shareholder understands and acknowledges that Parent is entering into the Arrangement Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

ARTICLE 3

COVENANTS OF THE SHAREHOLDER

The Shareholder hereby covenants and agrees as follows:

3.1. No Transfer

Other than pursuant to the terms of this Agreement or the Plan of Arrangement, without the prior written consent of Parent, during the Voting Period, the Shareholder hereby agrees to not, directly or indirectly, or cause or permit any Subsidiary of the Shareholder to, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Securities or (ii) sell, pledge, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of (including by merger, consolidation or otherwise by operation of law) any Covered Securities. Promptly following the date hereof, Shareholder (or the appropriate Subsidiaries of Shareholder that own Covered Securities) and Parent shall deliver joint written instructions to the Company and to the Company’s transfer agent stating that, unless and until this Agreement is terminated in accordance with its terms, the Owned Shares may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Parent or except in accordance with the terms and conditions of this Agreement. If any Covered Securities are acquired after the date hereof by the Shareholder or a Subsidiary thereof, the foregoing instructions shall be delivered upon acquisition of such Covered Securities.

3.2. Dissent Rights

Shareholder covenants that it will not (and will not permit or cause any Subsidiary thereof to) exercise any rights of dissent provided under the Arrangement, any applicable laws (including the Canadian Business Corporations Act) or otherwise in connection with the approval of the Arrangement or any other corporate transaction considered at the Company Meeting.

3.3. Notification

Shareholder agrees that it will promptly notify Parent in writing upon any representation or warranty of it contained in this Agreement becoming untrue in any material respect or upon an obligation of Shareholder or any Subsidiary thereof not being complied with in any material respect.

3.4. Public Announcement

Shareholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by law.

3.5. Additional Shares

Shareholder shall as promptly as practicable notify Parent of the number of any new Covered Securities acquired by the Shareholder or any Subsidiary thereof, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though beneficially owned by the Shareholder on the date hereof.

3.6. Further Assurances

Subject to Section 3.8(b)(ii), the Shareholder hereby agrees to use its (and to cause its Subsidiaries to use their) commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company and Parent in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Arrangement and the other transactions contemplated by the Arrangement Agreement and the Plan of Arrangement, and to carry out the intents and purposes of this Agreement. Subject to Section 3.8(b)(ii), the Shareholder agrees that it shall not enter into any agreement or understanding or make any commitment with any person that would violate any provision or agreement contained in this Agreement.

3.7. Post Transaction Ownership

(a) Shareholder does not own directly or indirectly any shares, partnership interests, loans, indebtedness or options to acquire the foregoing (each of the foregoing an “Investment”) in Apax Partners, L.P. (“Sponsor 1”), Morgan Stanley Principal Investments, Inc. (“Sponsor 2”), or of the persons listed on Schedule “B-1” in respect of Sponsor 1 and Schedule “B-2” in respect of Sponsor 2 attached hereto (those persons identified on Schedule B-1 and Schedule B-2 together, the “Sponsor Related Parties”).

(b) From and after the date hereof, and for a period of 24 months following the Effective Date, Shareholder shall, and Shareholder shall cause any person to whom the Shareholder is “related” (within the meaning of subsection 251(2) of the Income Tax Act (Canada) the “ITA” as it currently reads) and in respect of which the Shareholder owns, directly or indirectly, a majority of the voting shares (such “related” person being a “Related Person”) to use commercially reasonable efforts not to (A) own, purchase or acquire, directly or indirectly an Investment in any of Parent, any of Parent’s Subsidiaries listed on Schedule “C” attached hereto, Sponsor 1, Sponsor 2, or the Sponsor Related Parties or (B) make any Investment in an Affiliate of Parent that has made a direct or indirect Investment in Parent provided that such Affiliate has been identified by Parent in written notice (the “Notice”) to the attention of Shareholder received at least four weeks prior to the date on which the Shareholder or a Related Person otherwise intended to make the Investment in such Affiliate.

(c) Notwithstanding section 3.7(b), it is acknowledged and agreed that an investment in the securities of a corporation any class of which are listed on a stock exchange or otherwise publicly traded (excluding, for a period of 12 months following the Effective Date, the acquisition of shares of Morgan Stanley by the persons listed in Schedule “D”) will be permitted and shall not be treated as a contravention of section 3.7(b).

(d) Shareholder has no knowledge that a Related Person owns or has the intention as of the date hereof to acquire shares of Morgan Stanley.

(e) An investment in an Affiliate of Parent will not be treated as a breach of section 3.7(a) and (b) if the investment was made prior to actual receipt of the Notice, or an investment was made in a Person that was not an Affiliate of Parent at the time of investment and the Person subsequently merged, amalgamated or combined with a Person that was or became identified in a Notice.

(f) This representation and covenant will be of no force or effect if an advance tax ruling is not issued to Parent by Canada Revenue Agency in respect of paragraph 88(1)(d) of the ITA other than for breach of section 3.7.

(g) The Parent covenants that it will advise the Shareholder of the status of the advance ruling application on a timely basis.

(h) Parent agrees that if it makes a payment to any person for providing the same or similar representation and covenant as received in this section 3.7, it shall forthwith make a payment to the Shareholder on a proportionate basis that its direct or indirect ownership of Shares bears to that direct or indirect ownership of Shares by the other person that received the payment.

3.8. Non-Solicitation

(a) Shareholder covenants and agrees (on behalf of itself and its Representatives):

(i) to immediately cease or cause to be terminated any existing solicitation by the Shareholder with any Persons which could reasonably be expected to lead to any Company Acquisition Proposal;

(ii) not to, directly or indirectly, through any officer, director, employee, representative, advisor or agent, make, solicit, initiate, facilitate, entertain, encourage or promote any inquiries or proposals regarding, constituting or that may reasonably be expected to lead to a Company Acquisition Proposal or a change of control of the Company or would or could, in any case, result in the sale or other disposition of all or substantially all of the assets of the Company, provided however, that this should not prevent an employee or officer of Shareholder or any Subsidiary thereof if a director or officer of the Company to fulfill his or her fiduciary obligations.

(b) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, in no event shall the provisions of this Agreement:

(i) restrict (or be deemed to restrict or otherwise apply to) the actions of any individual serving on the Board of Directors of the Company, regardless of whether such individual is also an officer, director, employee or other representative of the Shareholder;

(ii) restrict (or be deemed to restrict or otherwise apply to) any action taken by the Company, or by the Shareholder at the request of the Company, to make, solicit, initiate, facilitate, entertain, encourage or promote any Company Acquisition Proposal in accordance with Section 6.4 of the Arrangement Agreement.

ARTICLE 4

MISCELLANEOUS

4.1. Termination

This Agreement shall terminate upon the earlier to occur of (i) the Effective Time or (ii) the termination of the Arrangement Agreement in accordance with its terms. Upon termination of this Agreement pursuant to this Section 4.1, this Agreement and all of the provisions of this Agreement will then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to any other party; provided, however, that Section 3.7 shall survive for a period of 24 months after the Effective Date. Notwithstanding anything to the contrary contained in this Agreement, the Shareholder’s liability for money damages for any breach of any provision of this Agreement shall not exceed US$5.0 million in the aggregate, provided the foregoing is not intended to limit Parent’s rights to seek equitable remedies as contemplated by Section 4.11 other than with respect to Section 3.7

4.2. Intentionally Omitted

4.3. Fees And Expenses

All costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement shall be paid by the party incurring such costs and expenses.

4.4. Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.4):

if to Parent, to it:

c/o Apax US VII, L.P.

c/o Apax Partners, LP

153 East 53rd Street, 53rd Floor

New York, New York 10022

Attention:    Mitch Truwit

    William Logan

Fax: 646-349-3314

and

Apax Europe VII Investments Sàrl

c/o Apax Partners, Ltd.

15 Portland Place, London, W1B 1PT

Attention: Stephen Kempen

Fax: 44-20-7666-6441

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

Attention:    Daniel S. Evans

    Christopher W. Rile

Fax: 617-951-7000

and to:

Stikeman Elliott LLP

1155 René-Lévesque Blvd. West

40th Floor

Montréal, Quebec H3B 3V2

Attention: Steeve Robitaille

Fax: 514-397-3222

and:

c/o Morgan Stanley Principal Investments, Inc.

1585 Broadway

New York, New York 10036

Attention: Thomas E. Doster

Fax: 212-507-4257

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:    Mitchell S. Eitel

    Brian E. Hamilton

Fax 212-558-3588

if to the Shareholder:

Fairfax Financial Holdings Limited

95 Wellington Street West

Suite 800

Toronto, Ontario

M5J 2N7

Attention: Paul Rivett

Additionally, any notice delivered to any party hereto shall also be given to the Company in accordance with this Section 4.4 at:

If to the Company, to it at:

Hub International Limited

55 East Jackson Boulevard

Chicago, IL 60604

Attention: W. Kirk James

Fax: 312-279-4981

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

Commerce Court West

Suite 4405, P.O. Box 247

Toronto, ON M5L 1E8

Attention:    Christopher J. Cummings

    Adam M. Givertz

Fax: 416-360-2958

4.5. Intentionally Omitted

4.6. Entire Agreement; Assignment

This Agreement and the Arrangement Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent may assign all or any of their rights and obligations hereunder to an Affiliate if such Affiliate is also the assignee of the rights and obligations of the Parent under the Arrangement Agreement, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

4.7. Amendment

This Agreement may be amended by the parties at any time prior to the Effective Time, but only with the consent of the Company, which consent shall not be unreasonably withheld. Subject to the preceding sentence, this Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

4.8. Waiver

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein, provided that the Shareholder may not waive compliance with, or any condition under, the Arrangement Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

4.9. Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.10. Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

4.11. Specific Performance; Submission To Jurisdiction

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of the State of New York or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the state courts located within New York, New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of the State of New York and the state courts located within New York, New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the United States District Court for the Southern District of the State of New York or the state courts located within New York, New York and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 4.4. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, this provision shall not apply to any breach of Section 3.7., for which Shareholder shall be liable only for money damages in accordance with Section 4.1 hereof.

4.12. Waiver of Jury Trial

Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 4.12.

4.13. Headings

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

4.14. Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.15. Further Assurances

From time to time, at the request of another party and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parent and the Shareholder have caused this Agreement to be duly executed on the date hereof.

MAPLE TREE ACQUISITION CORPORATION

By:	/s/ MITCH TRUWIT
Name:	Mitch Truwit
Title:	Secretary

By:	/s/ STEPHEN GREEN
Name:	Stephen Green
Title:	President

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ BRAD MARTIN
Name:	Brad Martin
Title:	Vice President

ANNEX E

OPINION OF SCOTIA CAPITAL INC.

Scotia Capital Inc. Scotia Plaza 40 King Street West Box 4085, Station “A” Toronto, Ontario Canada M5W 2X5

March 22, 2007

The Special Committee of the Board of Directors

- and -

the Board of Directors

Hub International Limited

55 East Jackson Boulevard

Chicago, Illinois 60604

To the Special Committee and the Board of Directors:

Scotia Capital Inc. (“Scotia Capital”) understands that Hub International Limited (“Hub” or the “Company”) has received a revised proposal (“Revised Offer”) from Apax Partners LLP and Morgan Stanley Principal Investments, Inc. (together, the “Sponsors”) pursuant to which an affiliate of the Sponsors, Maple Tree Acquisition Corporation (“Maple Tree”), will acquire all of the outstanding common shares of Hub (the “Shares”) by way of a plan of arrangement (the “Arrangement”). Pursuant to the Arrangement, the holders of Shares other than certain management shareholders (the “Shareholders”), would receive consideration of $41.50 per Share in cash (the “Consideration”). Scotia Capital further understands the proposal is a revision to the Sponsors’ previous proposal (the “Original Offer”), pursuant to which Maple Tree would acquire the Shares by way of a plan of arrangement for consideration of $40.00 per Share in cash. The terms of the Arrangement and the agreement (the “Arrangement Agreement”) relating to the proposed transaction are to be more fully described in a disclosure document, which will be mailed to Shareholders (the “Disclosure Document”).

Background and Engagement of Scotia Capital

A special committee (the “Special Committee”) of independent directors of Hub formally engaged Scotia Capital through an agreement dated February 7, 2007 (the “Engagement Agreement”) to provide such opinions as to the fairness of the Arrangement or alternative transactions as may be requested by the Special Committee. Scotia Capital provided an opinion to the Special Committee on February 24, 2007 in connection with the Original Offer. The terms of the Engagement Agreement provide that Scotia Capital is to be paid a fee of $1,000,000 for the opinion delivered on February 24, 2007, and an additional fee of $250,000 for the provision of the Opinion (defined below), which is to be payable regardless of whether the Arrangement is successfully completed. In addition, Scotia Capital is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances.

The Special Committee has requested that Scotia Capital provide its opinion (the “Opinion”) as to the fairness, from a financial point of view, of the consideration to be paid to the Shareholders, other than members of the Company’s senior management team that will be entering into roll-over agreements (the “Roll-Over Agreements”) with Maple Tree in connection with the Arrangement, (those members of the management team being the “Roll-Over Shareholders”, and the other Shareholders being the “Public Shareholders”) pursuant to the

The Scotia Capital Trademark represents the corporate and investment banking businesses of The Bank of Nova Scotia, Scotia Capital Inc. and Scotia Capital (USA) Inc. – all members of the Scotiabank Group. Scotia Capital Inc. is a subsidiary of The Bank of Nova Scotia.

The Board of Directors

Hub International Limited

March 22, 2007

Arrangement. The Special Committee has not instructed Scotia Capital to prepare, and Scotia Capital has not prepared, a formal valuation of the Company or any of its securities or assets, and the Opinion should not be construed as such. Scotia Capital has, however, conducted such analyses as it considered necessary in the circumstances to prepare and deliver the Opinion. This Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Dealers Association of Canada, but the Association has not been involved in the preparation or review of this Opinion.

Subject to the terms of the Engagement Agreement, Scotia Capital consents to the inclusion of the Opinion in its entirety and a summary thereof in the Disclosure Document and to the filing of the Opinion, as necessary, with the securities commissions, stock exchanges and other similar regulatory authorities in Canada and in the United States.

Credentials of Scotia Capital

Scotia Capital represents the global corporate and investment banking and capital markets business of Scotiabank Group (“Scotiabank”), one of North America’s premier financial institutions. In Canada, Scotia Capital is one of the country’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. Scotia Capital has participated in a significant number of transactions involving private and public companies and has extensive experience in preparing fairness opinions.

The Opinion expressed herein represents the opinion of Scotia Capital as a firm. The form and content of the Opinion have been approved for release by a committee of directors and other professionals of Scotia Capital, all of whom are experienced in merger, acquisition, divestiture, fairness opinion and valuation matters.

Independence of Scotia Capital

Scotia Capital is a wholly-owned subsidiary of Scotiabank. None of Scotia Capital or any of its affiliated entities (i) is an issuer insider, associate or affiliate (as such terms are defined for the purposes of Ontario Securities Commission Rule 61-501 and Quebec Securities Commission Regulation Q-27, and the companion policies thereto (the “Rules”) of Hub, the Sponsors, Maple Tree, or any of their respective associates or affiliates, (ii) is an advisor to the Sponsors, Maple Tree or any of their respective associates or affiliates in connection with the Arrangement, (iii) is a manager or a co-manager of a soliciting dealer group for the Arrangement (or a member of the soliciting dealer group for the Arrangement providing services beyond the customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to other members of the group), or (iv) has a material financial interest in the completion of the Arrangement.

Scotia Capital has not provided any financial advisory services or led any financing involving the Company, the Sponsors, Maple Tree or any of their respective associates or affiliates within the past 24 months, other than services provided under the Engagement Agreement.

There are no understandings, agreements or commitments between Scotia Capital, or any affiliated entity of Scotia Capital, on the one hand, and the Company, the Sponsors, Maple Tree or any of their respective associates or affiliates on the other hand, with respect to any future business dealings. Scotiabank will not be participating in any lending syndicate providing financing with respect of the Arrangement. Scotia Capital may, in the future, in the ordinary course of its business, perform financial advisory, investment banking or corporate lending services for the Company, the Sponsors, Maple Tree or for any of their respective associates or affiliates.

The Board of Directors

Hub International Limited

March 22, 2007

Scotia Capital acts as a trader and dealer, both as principal and agent, in the financial markets in Canada, the United States and elsewhere and, as such, it and Scotiabank, may have had and may have positions in the securities of the Company or any of its associates or affiliates from time to time and may have executed or may execute transactions on behalf of such companies or clients for which it receives compensation. As an investment dealer, Scotia Capital conducts research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company or any of its affiliates, or the Arrangement.

Scope of Review

In preparing the Opinion, Scotia Capital has reviewed, considered and relied upon, without attempting to verify independently the completeness or accuracy thereof, among other things:

(a) Arrangement Agreement dated February 25, 2007 and Amendment Number 1 to the Arrangement Agreement dated March 22, 2007;

(b) voting agreement (the “Voting Agreement”) dated February 25, 2007 between Maple Tree and Fairfax Financial Holdings Limited (“Fairfax”);

(c) Roll-Over Agreements and letter to the Roll-Over Shareholders dated March 22, 2007;

(d) the debt and equity financing commitment letters related to the Arrangement;

(e) Sponsor guarantees and amendments to sponsor guarantees dated March 22, 2007;

(f) preliminary proxy statement related to the Arrangement;

(g) annual reports of the Company for the fiscal years ended December 31, 2004 and 2005;

(h) 10-K for the Company for the fiscal year ended December 31, 2006;

(i) the Notice of Annual Meeting of Shareholders and the Management Information Circular of the Company for the fiscal years ended December 31, 2003, 2004 and 2005;

(j) audited financial statements of the Company for the fiscal years ended December 31, 2004, 2005 and 2006;

(k) the Company’s budget for the fiscal year ending December 31, 2007;

(l) the Company’s financial projections for the 2008, 2009, 2010 and 2011 fiscal years;

(m) various detailed internal Company management reports;

(n) discussions with senior management of the Company;

(o) discussions with the Company’s financial advisors;

(p) discussions with the Company’s legal counsel;

(q) discussions with the Company’s auditors;

(r) public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by us to be relevant;

(s) public information with respect to other transactions of a comparable nature considered by us to be relevant;

(t) representations contained in separate certificates addressed to Scotia Capital, as of the date hereof, from senior officers of the Company as to the completeness, accuracy and fair presentation of the information upon which the Opinion is based; and

The Board of Directors

Hub International Limited

March 22, 2007

(u) such other corporate, industry and financial market information, investigations and analyses as Scotia Capital considered necessary or appropriate in the circumstances.

Scotia Capital has not, to the best of its knowledge, been denied access by the Company to any information requested by Scotia Capital.

Prior Valuations

The Company has represented to Scotia Capital that, to the best of its knowledge, there have been no prior valuations (as defined for the purposes of the Rules) of the Company or any of its material assets or subsidiaries prepared within the past twenty-four (24) months.

Assumptions and Limitations

The Opinion is subject to the assumptions, explanations and limitations set forth below.

Scotia Capital has, subject the exercise of its professional judgment, relied, without independent verification, upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions and representations obtained by it from public sources, or that was provided to us, by the Company, and of its associates and affiliates and advisors (collectively, the “Information”), and we have assumed that this Information did not omit to state any material fact or any fact necessary to be stated to make that information not misleading. The Opinion is conditional upon the completeness, accuracy and fair presentation of such Information. With respect to the Company’s financial projections provided to Scotia Capital by management of the Company and used in the analysis supporting the Opinion, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of management of the Company as to the matters covered thereby, and in rendering the Opinion we express no view as to the reasonableness of such forecasts or budgets or the assumptions on which they are based.

Senior management of the Company have represented to Scotia Capital in certificates delivered as at the date hereof, among other things, that to the best of their knowledge (a) the Company has no information or knowledge of any facts public or otherwise not specifically provided to Scotia Capital relating to the Company or any of its subsidiaries or affiliates which would reasonably be expected to affect materially the Opinion; (b) with the exception of forecasts, projections or estimates referred to in (d), below, the written Information provided to Scotia Capital by or on behalf of the Company in respect of the Company and its subsidiaries or affiliates, in connection with the Transaction is or, in the case of historical information or data, was, at the date of preparation, true and accurate in all material respects, and no additional material, data or information would be required to make the data provided to Scotia Capital by the Company not misleading in light of circumstances in which it was prepared; (c) to the extent that any of the Information identified in (b), above, is historical, there have been no changes in material facts or new material facts since the respective dates thereof which have not been disclosed to Scotia Capital or updated by more current Information that has been disclosed; and (d) any portions of the Information provided to Scotia Capital which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of the Company, are (or were at the time of preparation) reasonable in the circumstances.

The Opinion is rendered on the basis of the securities markets, economic, financial and general business conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information. In its analyses and in

The Board of Directors

Hub International Limited

March 22, 2007

preparing the Opinion, Scotia Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, which Scotia Capital believes to be reasonable and appropriate in the exercise of its professional judgment, many of which are beyond the control of Scotia Capital or any party involved in the Arrangement.

For the purposes of rendering the Opinion, Scotia Capital has also assumed that the representations and warranties of each party contained in the Arrangement Agreement are true and correct in all material respects and that each party will perform all of the covenants and agreements required to be performed by it under the Arrangement and that Hub will be entitled to fully enforce its rights under the Arrangement and receive the benefits therefrom. Scotia Capital has also assumed that the final form of the amendment to the Arrangement Agreement will be substantially the same as the last draft reviewed by Scotia Capital. Finally, Scotia Capital has assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Arrangement will be obtained without any meaningful adverse effect on Hub or the contemplated benefits of the Arrangement to Hub.

The Opinion has been provided for the use of the Special Committee and Board of Directors of the Company. Scotia Capital specifically disclaims any opinion as to the fairness of the Arrangement to the Roll-Over Shareholders or the consideration offered to Roll-Over Shareholders. The Opinion is given as of the date hereof, and Scotia Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Scotia Capital after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, Scotia Capital reserves the right to change, modify or withdraw the Opinion.

The Opinion is not to be construed as a recommendation to any Shareholder as to whether to vote their Shares in favour of the Arrangement.

Value Considerations

In support of the Opinion, Scotia Capital has performed certain value analyses on the Company, based on the methodologies and assumptions that Scotia Capital considered appropriate in the circumstances for the purposes of providing its Opinion. As part of the analyses and investigations carried out in the preparation of the Opinion, Scotia Capital reviewed and considered the items outlined under “Scope of Review”.

In the context of the Opinion, Scotia Capital has relied upon the following methodologies:

(i) Discounted cash flow approach (“DCF Approach”); and

(ii) Precedent Transactions Approach (as defined below).

The DCF Approach employed by Scotia Capital involved the calculation of the enterprise value of the Company by discounting to a present value the unlevered free cash flows (“UFCFs”) of the Company expected to be generated between January 1, 2007 and December 31, 2021 as well as a terminal value, determined as at December 31, 2021, such value also having been discounted to a present value. In determining the UFCFs, Scotia Capital reviewed management prepared projected financial statements for the Company for 2007 to 2011 (the “Company Forecast”). In addition to the Company Forecast, Scotia Capital discussed the prospects for the Company, with senior management of the Company, for years 2012 to 2021. Scotia Capital also reviewed certain other industry and financial market information. To arrive at an equity value for the Company, Scotia Capital then deducted from this enterprise value the net debt of the Company, adjusted as appropriate on a fully diluted

The Board of Directors

Hub International Limited

March 22, 2007

basis. The projected UFCFs of the Company were discounted at the estimated weighted average cost of capital for the Company, calculated based upon the Company’s after-tax cost of debt and equity and weighted based upon an assumed optimal capital structure for the Company. Scotia Capital also considered potential net synergies that a third-party could realize, and therefore pay for, from the acquisition of 100% of the Company including, but not limited to, benefits arising from revenue enhancement and cost savings. As part of the DCF Approach, Scotia Capital performed sensitivity analyses on certain key assumptions, including, but not limited to, discount rates, terminal growth rates, revenue growth rates and EBITDA margins.

Scotia Capital also compared the proposed financial terms of the Transaction to corresponding financial terms, to the extent publicly available, of selected transactions in the commercial insurance brokerage industry (the “Precedent Transactions Approach”). When considering the Precedent Transactions Approach, Scotia Capital considered enterprise value to last twelve (12) months EBITDA to be the primary valuation metric.

Fairness Considerations

In preparing the Opinion, Scotia Capital has considered, among other things, the following factors:

(a) the fact that the Consideration represented a premium of 3.75% over the consideration offered under the Original Offer and a premium of 5.7% over the closing price per Share on the New York Stock Exchange (the “NYSE”) on March 21, 2007, the trading day immediately preceding the announcement of Revised Offer;

(b) the fact that the Consideration represented a premium of 20.3% over the closing price per Share on the New York Stock Exchange (the “NYSE”) on February 23, 2007, the trading day immediately preceding the announcement of the Original Offer and a premium of 24.4% over the volume weighted average price per Share on the NYSE over the 20 trading days immediately preceding the date of the Original Offer;

(c) the implied transaction multiples derived from the Consideration are in line with precedent transaction multiples;

(d) the Consideration is within the range of values for the Shares as indicated by the discounted cash flow analysis conducted by Scotia Capital;

(e) the fact that the Arrangement will provide Public Shareholders with immediate liquidity; and

(f) the commitment of Fairfax, holder of 25.9% of the Shares, who, pursuant to the Voting Agreement, has agreed to vote in favour of the Arrangement Agreement.

Conclusion

Based upon and subject to the foregoing and such other matters as we considered relevant, Scotia Capital is of the opinion that, as of the date hereof, the consideration to be paid to the Public Shareholders pursuant to the Arrangement is fair from a financial point of view.

Yours very truly,

SCOTIA CAPITAL INC.

ANNEX F

INFORMATION RELATING TO

HUB DIRECTORS AND EXECUTIVE OFFICERS AND THE SPONSORS

Hub Directors and Executive Officers

The following information sets forth the names, ages, titles of our directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, none of Hub, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Martin P. Hughes, Bruce D. Guthart, Dr. John T. Ahern Jr., Edward W. Lyman, Jr., James W. McElvany, Frank S. Wilkinson, John P. Graham, Marianne D. Paine and Roy H. Taylor are US citizens. Richard A. Gulliver, Anthony F. Griffiths, Bradley P. Martin, Byron G. Messier, W. Kirk James and Lawrence J. Lineker are Canadian citizens. The business address of each of the director or officer listed below is c/o Hub International Limited, 55 East Jackson Boulevard, Chicago, IL, 60604.

Martin P. Hughes, 58, has served as our Chairman and Chief Executive Officer and a director since December 1999. In 1973, Mr. Hughes joined one of our subsidiaries, now a part of Hub International Midwest Limited (“HUB Midwest”), for which he served as Chairman from 1999 to 2001 and as President from 1990 to 1999. Mr. Hughes previously served as Chairman of Assurex International, a worldwide insurance service organization, as director of the Assurex Marketing Group and as a director of the Council of Insurance Agents and Brokers.

Richard A. Gulliver, 51, has served as our President and a director since November 1998, as our Chief Operating Officer from December 1999 to January 2004 and as our Chief Executive Officer from January 1999 to December 1999. Prior to joining Hub, Mr. Gulliver served as President of one of our subsidiaries, now a part of Hub International Ontario Limited, from 1997 to 1998 and of its subsidiary, Gulliver Insurance Brokers Ltd., from 1986 to 1998. In 1995, Mr. Gulliver and others collaborated to form Insurance Network Solutions Inc., a company for which Mr. Gulliver served as President from 1995 to 1997. Mr. Gulliver holds his designation from the Insurance Institute of Canada and is a Canadian Certified Insurance Broker.

Bruce D. Guthart, 51, has served as our Chief Operating Officer since January 2004 and a director since August 2001. Mr. Guthart served as our President, U.S. Operations from August 2001 to January 2004. From 1997 through 2005, Mr. Guthart was the Chairman of Hub International Group Northeast Limited (“HUB Northeast”), one of our subsidiaries. Upon his appointment as Chief Operating Officer, Mr. Guthart resigned his position as President of HUB Northeast, a position he held since its formation in 1993, as well as his position as Chief Executive Officer of HUB Northeast, a position he held since 1996.

Dr. John T. Ahern Jr., 64, has served as a director since May 2006. Since 1973, Dr. Ahern has been a professor of accounting at DePaul University. During his tenure with DePaul, Dr. Ahern has held various titles within the University, including that of Director of the School of Accountancy from 1986 to 1995. Dr. Ahern is a Certified Public Accountant. In 2006, Dr. Ahern was appointed Executive Director of DePaul University’s Center for Global Accounting Education Benchmarking and Research.

Anthony F. Griffiths, 76, has served as a director since December 1998. He is currently an independent business consultant. Prior to being an independent consultant, Mr. Griffiths was the Chairman of Mitel Corporation, a telecommunications company, a position he held from 1987 to 1993, and also its President and Chief Executive Officer from 1991 to 1993. He is currently a director of Fairfax Financial Holdings Limited (NYSE & TSX:FFH) and various of its operating subsidiaries and of Alliance Atlantis Communications Inc. (NASDAQ:AACB/TSX:AAC.A and AAC.B), Cunningham Lindsey Group Inc. (TSX:LIN.TO), Jaguar Mining Inc. (TSC:JAG), Northbridge Financial Corporation (TSX:NB), Novadaq Technologies Inc. (TSX:NDQ), Odyssey Re Holdings Corp. (NYSE:ORH), PreMD Inc. (formerly IMI) (TSX:PMD), Russel Metals Inc. (TSX:RUS), and Vitran Corporation Inc. (NASDAQ:VTNC/TSX:VTN).

Edward W. Lyman, Jr., 64, has served as a director since May 2004. Mr. Lyman was the Vice Chair of the Board of Harris Trust and Savings Bank, Chicago, IL from July 1995 until his retirement in December 2004. Mr. Lyman joined Harris in 1964 and held a succession of posts in the Commercial Banking Department. In 1988, he became Senior Vice President and Director of Community Bank Management of Harris Bankcorp, Inc., and Department Executive, Corporate Banking in 1991. He was elected Senior Executive Vice President of Corporate and Institutional Financial Services in February 1994.

Bradley P. Martin, 47, has served as a director since May 2002. He has served as a Vice President of Fairfax (NYSE:FFH/ TSX:FFH.SV) since June 1998. Prior to that, Mr. Martin was a partner at the law firm of Torys LLP in Toronto, Ontario since 1995.

James W. McElvany, 65, has served as a director since May 2005. From September 1973 until its sale to Marsh & McClennan (NYSE: MMC) in May 1997, Mr. McElvany held various executive positions at Johnson & Higgins Inc., including service on the board of directors for 12 years. At MMC, he was a managing director and member of the Marsh, Inc. board of directors until May 1999 when he joined the parent company, reporting to the chairman until his retirement in December 2000. He continued to be a consultant for Marsh, Inc. from January 2001 through December 2002. Mr. McElvany is the co-founder of Books on Tape and Malibu Grand Prix. He is also on the board of directors of ExpressLink.com, a privately held provider of point-of-sale vehicle insurance.

Byron G. Messier, 57, has served as a director since May 2006. Mr. Messier is managing partner of Forstar Capital, a private equity company, and has 41 years of experience in the property casualty insurance business. Mr. Messier began his career at Continental Insurance Company in 1966 and ultimately served as its President and Chief Executive Officer from 1991 to 1995. In 1995, Continental Insurance Company was acquired by Fairfax (NYSE:FFH/ TSX:FFH.SV) and renamed Lombard Insurance Company. Mr. Messier served as President and Chief Executive Officer of Lombard until 2003, when Lombard was consolidated with three other companies to form Northbridge Financial Corporation (TSX:NB). Mr. Messier served as President and Chief Executive Officer of Northbridge until his retirement in December, 2005. Mr. Messier currently serves as a director of Waterbank of America (NASDAQ OTCBB: WBKA).

Frank S. Wilkinson, 67, has served as a director since May 2003. Mr. Wilkinson was employed by E.W. Blanch Holdings, Inc., a publicly held corporation providing customized risk management solutions from 1969 until 2000, where he held various titles including Executive Vice President before being named Vice Chairman in 1982. Mr. Wilkinson retired from E.W. Blanch in 2000 and is currently an independent business consultant and a director of United Fire Group (NASDAQ:UFCS), a property and casualty insurance company, and a director of Benfield Group Ltd. (London Stock Exchange: BFD), a reinsurance intermediary and several not-for-profit organizations.

John P. Graham, 41, has served as our Vice President and Chief Financial Officer since November 2006. Mr. Graham has nearly 20 years of public company and public accounting experience. Prior to joining Hub, he most recently served as Senior Vice President Finance, Treasurer and Assistant Secretary at Career Education Corporation (NASDAQ: CECO) from 2002 to 2006. In addition he served as a senior consultant at The Johnsson Group from 2000 to 2002 and Vice-President Investor Relations and Financial Reporting at Newell Rubbermaid (NYSE: NWL) from 1994 to 2000. Prior to that time, he was a manager of financial planning and analysis at Kraft General Foods (NYSE: KFT) and an audit supervisor at Deloitte Haskins and Sells (now Deloitte & Touche). Mr. Graham holds a Master of Business Administration degree in Finance and he is a Certified Public Accountant and a Certified Management Accountant.

W. Kirk James, 51, was appointed as our Chief Corporate Development Officer in January 2004. He has also served as our Vice President and Secretary since December 1999 and as General Counsel from December 1999 to January 2004. Mr. James has practiced law for 24 years and is a member of the Law Society of Upper Canada (Ontario). Prior to joining Hub, Mr. James was a corporate lawyer in the private practice of law in Ontario, Canada.

Lawrence J. Lineker, 45, was appointed as our Chief Sales Officer in January 2004 and as Regional President, Central region in November 2006. Mr. Lineker served as President and Chief Executive Officer of our Hub International TOS Limited operations from 1999 through 2003. Mr. Lineker has more than 25 years experience in the insurance industry, including 16 years in our Vancouver operations.

Marianne D. Paine, 58, has served as our Chief Legal Officer and Assistant Secretary since April 2004. Ms. Paine received her undergraduate degree from Brown University and her law degree from Stanford University. She is admitted to practice in California and Illinois. She spent approximately 31 years in the private practice of law before joining Hub.

Roy H. Taylor, 56, was appointed Regional President, West region in November 2006 and has served as the Chief Executive Officer of Talbot Financial Corporation and HUB International of California Insurance Services, Inc. since July 2004. Prior to joining Hub, Mr. Taylor held the position of President of the Talbot Insurance Agency brokerage operations (now a part of Hub U.S. Holdings Inc.) which we acquired from Safeco Corporation in July 2004. Mr. Taylor has more than 30 years experience in the insurance industry and is a director of Provident Financial Holdings, Inc. (NASDAQ: PROV) and serves as chairman of its Personnel/Compensation Committee.

Maple Tree Acquisition Corporation

Maple Tree Acquisition Corporation is a British Columbia corporation (“Parent”) formed solely for the purpose of effecting the arrangement and the transactions related to the arrangement. Parent has not engaged in any business except in furtherance of this purpose. In connection with the consummation of the arrangement, Parent may be continued as a Nova Scotia unlimited liability company. Parent’s principal executive offices are c/o Apax Partners, L.P., 153 East 53rd Street, 53rd Floor, New York, New York 10022 and c/o Apax Partners Worldwide LLP, 15 Portland Place, London W1B 1PT, United Kingdom. The telephone numbers of Apax Partners, L.P. and Apax Partners Worldwide LLP are 212-753-6300 and 44-20-7872-6300, respectively.

Parent does not beneficially own common shares (not including any common shares that may be attributed to Parent as a result of the Voting Agreement dated as of February 25, 2007 by and between Fairfax and Parent).

The following information sets forth the names and titles of Parent’s directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, none of Parent, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Stephen Green, President and Director. Stephen Green is a partner of Apax Partners Worldwide, LLP (“Apax Partners Worldwide”), a private investment firm, the current business address of which is 15 Portland Place, London W1B 1PT, United Kingdom and has been at Apax Worldwide since 1997. Mr. Green is a citizen of the United Kingdom.

Nico Hansen, Vice President. Nico Hansen is a partner of Apax Partners, L.P. (“Apax Partners”), a private investment firm, the current business address of which is 153 East 53rd Street, 53rd Floor, New York, NY 10022 and has been at Apax Partners since 2000. Mr. Hansen is a citizen of Germany.

Mitch Truwit, Secretary and Director. Mitch Truwit is a partner of Apax Partners and has been with Apax Partners since 2006. From January, 2005 to October, 2006, Mr. Truwit served as President and Chief Executive Officer of Orbitz Worldwide, a leading online travel distributor, the business address of which is 500 West Madison Street, Suite 1000, Chicago IL 60661. From February, 1999 through December, 2005, Mr. Truwit held various positions at priceline.com, a leading discount online travel agent, the business address of which is 800 Connecticut Avenue, Norwalk, Connecticut 06854. Mr. Truwit is a citizen of the United States.

William Logan, Treasurer and Director. William Logan is a partner of Apax Partners and joined Apax Partners in 2005 when Apax Partners merged with private equity firm Saunders Karp & Megrue (“SKM”). From 1997 to 2005, Mr. Logan was an executive at SKM. Mr. Logan is a citizen of the United States.

Apax US VII, L.P.

Apax US VII, L.P. (“US VII”) is a Cayman Islands exempted limited partnership engaged in the business of making private equity and other types of investments. Pursuant to a letter agreement dated as of February 25, 2007, Apax US VII has agreed to invest $115 million in Parent or an affiliate of Parent for purposes of funding the arrangement.

US VII does not beneficially own common shares (not including any common shares that may be attributed to US VII as a result of the Voting Agreement dated as of February 25, 2007 by and between Fairfax and Parent).

Apax US VII GP, L.P. (“US VII GP”) is the general partner of US VII. US VII GP is a Cayman Islands exempted limited partnership, the principal business of which is acting as general partner of US VII.

Apax US VII GP, Ltd. (“US VII Ltd.”) is the general partner of US VII GP. US VII Ltd. is a Cayman Islands exempted company, the principal business of which is acting as general partner of US VII GP.

The following information sets forth the names and titles of the director and executive officer of US VII Ltd., their present principal occupation and their business experience during the past five years.

Peter Jeton, Chief Operating Officer. Peter Jeton is a partner and Chief Operating Officer of Apax Partners and has been with Apax Partners since 2006. From 1999 to 2006, Mr. Jeton held various positions at Heritage Partners Inc., a buyout fund specializing in family-owned business, the business address of which is 30 Rowes Wharf, Suite 300, Boston, MA 02110. Mr. Jeton is a citizen of the United States.

John F. Megrue, Jr., Director. John F. Megrue, Jr. joined Apax Partners as Chief Executive Officer in 2005 when Apax Partners merged with SKM. Prior to the merger, Mr. Megrue had been a partner at SKM since 1992. Mr. Megrue is a citizen of the United States.

The business address of each of US VII, US VII GP, and US VII Ltd. is c/o Apax Partners, L.P., 153 East 53rd Street, 53rd Floor, New York, and the business telephone is (212) 753-6300.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Apax Europe VII-A, L.P.

Apax Europe VII-B, L.P.

Apax Europe VII-1, L.P.

Apax Europe VII-A, L.P. (“Apax Europe VII-A”) is a United Kingdom limited partnership engaged in the business of making private equity and other types of investments. Pursuant to a letter agreement dated as of April 20, 2007, Apax Europe VII-A has agreed to invest approximately $111 million in Parent or an affiliate of Parent for purposes of funding the arrangement.

Apax Europe VII-B, L.P. (“Apax Europe VII-B”) is a United Kingdom limited partnership engaged in the business of making private equity and other types of investments. Pursuant to a letter agreement dated as of April 20, 2007, Apax Europe VII-B has agreed to invest approximately $168 million in Parent or an affiliate of Parent for purposes of funding the arrangement.

Apax Europe VII-1, L.P. (“Apax Europe VII-1”) is a United Kingdom limited partnership engaged in the business of making private equity and other types of investments. Pursuant to a letter agreement dated as of April 20, 2007, Apax Europe VII-1 has agreed to invest approximately $6 million in Parent or an affiliate of Parent for purposes of funding the arrangement.

None of Apax Europe VII-A, Apax Europe VII-B and Apax Europe VII-1 beneficially own common shares (not including any common shares that may be attributed to Apax Europe VII-A, Apax Europe VII-B or Apax Europe VII-1 as a result of the Voting Agreement dated as of February 25, 2007 by and between Fairfax and Parent).

Apax Europe VII GP L.P. (“Apax Europe VII L.P.”) is the general partner of Apax Europe VII-A, Apax Europe VII-B and Apax Europe VII-1. Apax Europe VII L.P. is a Guernsey limited partnership, the principal business of which is acting as general partner of Apax Europe VII-A, Apax Europe VII-B, Apax Europe VII-1 and certain other affiliated entities.

Apax Europe VII GP Co. Ltd. (“Apax Europe VII Ltd.”) is the general partner of Apax Europe VII L.P. Apax Europe VII Ltd. is a Guernsey company, the principal business of which is acting as general partner of Apax Europe VII L.P. and certain other affiliated entities.

The following information sets forth the names and titles of the directors of Apax Europe VII Ltd., their present principal occupation and their business experience during the past five years.

Denise Fallaize, Director. Denise Fallaize is a Director of Apax Partners Guernsey Limited which is an affiliated company of Apax Partners Worldwide and has been with Apax Partners Guernsey Limited since February 2007. From April 2002 to January 2007, Ms. Fallaize was a director of International Private Equity Services Limited, 13 - 15 Victoria Road, St Peter Port, Guernsey, GY1 3ZD. Ms. Fallaize is a citizen of Guernsey.

Jeremy Arnold, Director. Jeremy Arnold retired in October 1994. Mr. Arnold is a member of The Institute of Chartered Accountants in England and Wales. Mr. Arnold is a citizen of Jersey.

Andrew Guille, Director. Andrew Guille is a director of Apax Partners Guernsey Limited and has been with Apax Partners Guernsey Limited since February 2007. From April 2002 to January 2007, Mr. Guille was a director of International Private Equity Services Limited, 13 - 15 Victoria Road, St Peter Port, Guernsey, GY1 3ZD. Mr. Guille is a citizen of Guernsey.

Stephen Tilton, Director. Stephen Tilton is Compliance Officer of Apax Partners Ltd. which is an affiliated company of Apax Partners Worldwide and has been with Apax Partners Ltd. since 2000. Mr. Tilton is a citizen of the United Kingdom.

The business address of each of Apax Europe VII-A, Apax Europe VII-A, Apax Europe VII-1, Apax Europe VII L.P. and Apax Europe VII Ltd. is c/o Apax Partners Worldwide, 15 Portland Place, London W1B 1PT, United Kingdom, and the business telephone is 44-20-7872-6300.

Morgan Stanley Principal Investments, Inc.

MSPI does not beneficially own common shares (not including any common shares that may be attributed to MSPI as a result of the Voting Agreement, dated as of February 25, 2007, by and between Fairfax and Maple Tree).

During the last five years, none of MSPI, its executive officers, or its directors have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. To MSPI’s knowledge none if its directors or executive officers beneficially own any common shares.

The business address of each of the directors and executive officers of MSPI, who are listed below, is 1585 Broadway, New York, New York 10036. Each individual is a United States Citizen.

Name	Title	Biography

Thomas E. Doster	Director of MSPI.	Mr. Doster has been a Managing
Director at Morgan Stanley for 3
years and employed at the firm
since 1995. Mr. Doster is
currently a director of Grifols,
S.A., Impsat Fiber Networks,
Viatel Holdings Bermuda, Logix
Communications, All Star Gas
Corp., and Eaux Vives Bottling
Corp. Mr. Doster has previously
been a director of Ntelos, Inc.
Mr. Doster was previously
employed by Goldman Sachs &
Co. in the distressed trading
department. Mr. Doster received
a B.A. in economics from
Cornell University.

Edgar A. Sabounghi	Director of MSPI.	Mr. Sabounghi has been a
Managing Director at Morgan
Stanley for 2 years and
employed at the Firm since
1995. He is currently the Chief
Operating Officer of Morgan
Stanley’s Corporate Credit
Group and a member of the
Firm’s Principal Investment
Committee. Previously, Mr.
Sabounghi was a corporate
associate at Richards Kibbe and
Orbe LLP and Skadden Arps
Slate Meagher & Flom LLP,
both in New York. He received
a B.A. from St. Johns University
and a JD from Columbia Law
School.

Name	Title	Biography

Michael J. Petrick	President of MSPI	Mr. Petrick has been a
Managing Director at Morgan
Stanley for 10 years and
employed at the firm since 1989.
Mr. Petrick is currently a
director of DigitalGlobe, V2
Music, and TVN Entertainment.
Mr. Petick has previously been a
director of Marvel Enterprises,
Premium Standard Farms, Inc.,
CHI Energy, and American
Household. In addition to his
role as head of principal
investments, Mr. Petrick is also
co-head of the global credit
products group and the global
head of leveraged and
economics finance. Mr. Petrick
received a B.S. in chemistry and
economics from Grinnell
College and an M.B.A. from the
University of Chicago.

David Bersh	Vice President of MSPI	Mr. Bersh focuses on managing
the operational aspects of
MSPI’s new investments and
current portfolio companies.
Previously, Mr. Bersh served as
counsel in the corporate group
of the New York office of Akin
Gump Strauss Hauer & Feld,
LLP. Mr. Bersh holds a B.A. in
Political Science from Emory
University and a J.D. from the
New York University School of
Law.

Edgar Legaspi	Vice President of MSPI	Mr. Legaspi is a Managing
Director at Morgan Stanley who
focuses on sourcing and
structuring principal investment
transactions in Latin America
and is currently a director of
MMCinemas. Previously, Mr.
Legaspi was a Managing
Director in the Latin American
Investment Banking Group at
Credit Suisse First Boston and
before that a General Partner at
Lazard Freres & Co. and head of
its Emerging Markets Group.
Mr. Legaspi received an MBA
from the Wharton School at the
University of Pennsylvania.

Morgan Stanley

Information about each of Morgan Stanley’s directors and executive officers is set forth below. During the last five years, to Morgan Stanley’s knowledge, none if its executive officers or directors have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding (except for matters that were dismissed without sanction or settlement) was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding of any violation with respect to such laws, other than, in the case of clause (ii) and with respect to Morgan Stanley, as described herein. To Morgan Stanley’s knowledge, none of its executive officers or directors beneficially own any common shares. The business address of each of the directors and executive officers of Morgan Stanley, who are listed below, is 1585 Broadway, New York, New York 10036.

Roy J. Bostock. Chairman of The Partnership for a Drug-Free America (since 2002). Chairman of the Committee for Economic Development (2002 to 2005). Chairman of B|Com3 Group, Inc., an advertising and marketing services firm that is now part of the Publicis Groupe S.A. (2000 to 2001). Chairman and Chief Executive Officer, D’Arcy, Masius Benton & Bowles (1990 to 2000). Director since: 2005. Other directorships: Northwest Airlines Corporation and Yahoo! Inc.

Erskine B. Bowles. President of the University of North Carolina (since January 2006). Senior advisor (since 2001) and Managing Director (1999 to 2001) of Carousel Capital LLC, a merchant bank. General Partner at the private investment firm of Forstmann Little & Company (1999 to 2001). Director since: 2005. Other directorships: General Motors Corporation and Cousins Properties Incorporated.

Howard J. Davies. The Director, London School of Economics and Political Science (since September 2003). Chairman of the UK Financial Services Authority (August 1997 to September 2003). Deputy Governor, the Bank of England (September 1995 to August 1997). Director since: 2004. Mr. Davies is an English citizen.

C. Robert Kidder. Chairman & CEO, 3Stone Advisors LLC, a private investment firm (since August 2006). Principal, Stonehenge Partners, Inc., a private investment firm (April 2004 to July 2006). President (November 2001 to March 2003) of Borden Capital, Inc., a company that provided financial and strategic advice to the Borden family of companies. Chairman of the Board (January 1995 to August 2004) and Chief Executive Officer (January 1995 to March 2002) of Borden Chemical, Inc. (formerly Borden, Inc.), a forest products and industrial chemicals company. Director since: 1993. Other directorships: Schering-Plough Corporation

John J. Mack. Chairman of the Board and Chief Executive Officer (since June 2005). Chairman of Pequot Capital Management (June 2005). Co-Chief Executive Officer of Credit Suisse Group (January 2003 to June 2004). President, Chief Executive Officer and Director of Credit Suisse First Boston (July 2001 to June 2004). President, Chief Operating Officer and Director of Morgan Stanley (May 1997 to March 2001). Director since: 2005.

Donald T. Nicolaisen. Chief Accountant, Securities and Exchange Commission (September 2003 to November 2005). Partner (1978 to September 2003) of PricewaterhouseCoopers, an accounting firm. Director since: 2006. Other directorships: MGIC Investment Corporation, Verizon Communications Inc. and Zurich Financial Services.

Charles H. Noski. Corporate Vice President and Chief Financial Officer (December 2003 to March 2005) and Director (November 2002 to May 2005) of Northrop Grumman Corporation. Senior advisor to The Blackstone Group (March 2003 to November 2003). Vice Chairman of the Board (July 2002 to November 2002), Vice Chairman of the Board and Chief Financial Officer (February 2002 to July 2002) and Senior Executive Vice President and Chief Financial Officer (December 1999 to February 2002) of AT&T Corp. President, Chief Operating Officer and Director, Hughes Electronics Corporation (October 1997 to December 1999). Director since: 2005. Other Directorships: Microsoft Corporation and Air Products and Chemicals, Inc.

Hutham S. Olayan. President, Chief Executive Officer and Director of Olayan America Corporation, the Americas-based arm of The Olayan Group (since 1985). Director of The Olayan Group, a private, multinational enterprise with diversified businesses and investments in the Middle East and globally (since 1981). Director since: 2006.

Charles E. Phillips, Jr. President and Director (since January 2004) and Executive Vice President, Strategy, Partnerships, and Business Development (May 2003 to January 2004) of Oracle Corporation, a software company. Managing Director, Morgan Stanley (December 1996 to May 2003). Director since: 2006. Other directorships: Oracle Corporation and Viacom, Inc.

O. Griffith Sexton. Advisory director of Morgan Stanley (since 1995). Adjunct professor of finance at Columbia Business School (since 1995) and visiting lecturer at Princeton University (since 2000). Director since: 2005. Other directorships: Investor AB.

Laura D. Tyson. Professor, Walter A. Haas School of Business, University of California at Berkeley (since January 2007). Dean of the London Business School (January 2002 to December 2006). Dean (July 1998 to December 2001) and Class of 1939 Professor in Economics and Business Administration (January 1997 to July 1998) at the Walter A. Haas School of Business, University of California, Berkeley. National Economic Advisor to the President and Chair, President’s National Economic Council (February 1995 to December 1996). Director since: 1997. Other directorships: Eastman Kodak Company and AT&T Inc.

Klaus Zumwinkel. Chairman of the Board of Management, Deutsche Post AG, a global corporation comprised of four business divisions, including mail, express (including DHL Worldwide), logistics and financial services (since 1990). Director since: 2004. Other directorships: Deutsche Lufthansa AG (Supervisory Board), Deutsche Telekom AG (Chairman, Supervisory Board), Karstadt Quelle AG (Supervisory Board) and Deutsche Postbank AG (Chairman, Supervisory Board). Klaus Zumwinkel is a German citizen.

Zoe Cruz. Co-President (since February 2006 and March 2005 to July 2005). Acting President (July 2005 to February 2006). Director (March 2005 to June 2005). Head of Fixed Income Division (September 2000 to March 2005).

Robert W. Scully. Co-President (since February 2006). Chairman of Global Capital Markets (December 2004 to February 2006) and Vice Chairman of Investment Banking (September 1999 to February 2006). Director of GMAC LLC (since November 2006).

Gary G. Lynch. Chief Legal Officer (since October 2005). Global General Counsel (October 2001 to October 2005) of Credit Suisse First Boston. Vice Chairman (December 2002 to July 2004) and Executive Vice Chairman (July 2004 to October 2005) of Credit Suisse First Boston. Partner at the law firm of Davis Polk & Wardwell (September 1989 to October 2001).

Eileen K. Murray. Head of Global Operations and Technology (since October 2005). Head of Global Technology and Operations of Credit Suisse First Boston (February 2002 to July 2005). Chief Administrative Officer of Institutional Securities of Morgan Stanley (March 1999 to January 2002).

Thomas R. Nides. Executive Vice President, Chief Administrative Officer and Secretary (since September 2005). Worldwide President and CEO of Burson-Marsteller (November 2004 to August 2005). Chief Administrative Officer of Credit Suisse First Boston (June 2001 to June 2004).

David H. Sidwell. Executive Vice President and Chief Financial Officer (since March 2004). Chief Financial Officer of the investment bank of J.P. Morgan Chase & Co. (December 2000 to March 2004).

Morgan Stanley does not beneficially own common shares (not including any common shares that may be attributed to Morgan Stanley as a result of the Voting Agreement, dated as of February 25, 2007, by and between Fairfax and Maple Tree).

Unless the context otherwise requires, for purposes of the remaining paragraphs of this section of Annex F, the term “Morgan Stanley” means Morgan Stanley and its consolidated subsidiaries.

In April 2003, Morgan Stanley & Co. Incorporated (“MS&Co.”), along with nine other financial services firms operating in the U.S., reached a settlement with the Securities and Exchange Commission (“SEC”), the New York State Attorney General’s Office, the New York Stock Exchange (“NYSE”), the National Association of Securities Dealers, Inc. (“NASD”), and the North American Securities Administrators Association (on behalf of state securities regulators) to resolve their investigations relating to alleged research conflicts of interest. Without admitting or denying allegations with respect to violations of certain rules of the NYSE and NASD relating to investment research activities (there were no allegations of fraud or federal securities law violations made against MS&Co.), Morgan Stanley agreed, among other things, to (1) pay $25 million as a penalty, (2) pay $25 million as disgorgement of commissions and other monies, (3) provide $75 million over five years to make available independent third-party research to clients and (4) be permanently enjoined from violating certain rules of the NYSE and NASD relating to investment research activities.

In November 2003, Morgan Stanley DW Inc. (“MSDWI”) consented, without admitting or denying the findings, to an entry of an order (the “Order”) that resolved the SEC’s and NASD’s investigations into certain practices relating to MSDWI’s offer and sale of certain mutual funds from January 1, 2000 to the date of the Order. Pursuant to the Order, MSDWI was ordered to (1) cease and desist from committing any violations and any future violations of Section 17(a)(2) of the Securities Act of 1933, as amended, and Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (2) distribute for the benefit of certain customers who purchased funds through MSDWI pursuant to marketing arrangements between MSDWI and certain mutual fund complexes the amount of $50 million and (3) make certain disclosures and take certain other actions with respect to proprietary mutual funds.

In November 2004, Morgan Stanley reached a settlement with the SEC to resolve an informal accounting investigation by executing an offer of settlement and agreeing to entry of a cease-and desist order. The SEC found that Morgan Stanley valued certain impaired aircraft in its aircraft leasing business in late 2001, late 2002 and early 2003, and certain bonds in its high-yield bond portfolio in late 2000, in a manner that did not comply with generally accepted accounting principles, and thus violated financial reporting, recordkeeping and internal control provisions of the federal securities laws. The resolution did not involve any restatement of past financial statements, any monetary penalty or any allegation of fraud.

In December 2004, MS&Co. and MSDWI reached a settlement with the NYSE under which Morgan Stanley executed two stipulations of facts and consent to penalty. The first stipulation was with respect to Morgan Stanley’s failure to comply with certain prospectus delivery requirements, operational deficiencies and other matters, and included a fine of $13 million. The second stipulation was with respect to employee defalcations, and included a fine of $6 million.

In January 2005, the SEC announced a settlement with MS&Co. and Goldman Sachs & Co. resolving the SEC’s investigation relating to initial public offering (“IPO”) allocation practices. The SEC filed a settled civil injunction action in the United States District Court for the District of Columbia against MS&Co. relating to the allocation of stock to institutional customers in IPOs underwritten during 1999 and 2000. Under the terms of the settlement, Morgan Stanley agreed, without admitting or denying the allegations, to the entry of a judgment enjoining it from violating Rule 101 of Regulation M and the payment of a $40 million civil penalty. The court approved the settlement on February 4, 2005. The complaint alleges that MS&Co. violated Rule 101 of Regulation M by attempting to induce certain customers who received allocations of IPOs to place purchase orders for additional shares in the aftermarket.

In May 2006, MS&Co. reached a settlement with the SEC, NYSE and NASD relating to its production of email in the research analyst and IPO investigations from December 2000 through at least July 2005. The complaint alleges that Morgan Stanley did not timely produce emails in response to requests in those matters because it did not diligently search for back-up tapes containing responsive emails until 2005, and because it over-wrote back-up tapes potentially containing responsive email until at least December 2002. Without admitting or denying the allegations of the complaint, Morgan Stanley consented to (1) a permanent injunction barring future violations of §17(b) of the Exchange Act (which requires, among other things, that Morgan Stanley respond promptly to SEC subpoenas and requests) and the relevant regulations promulgated thereunder and (2) the payment of a $15 million civil penalty, $5 million of which will be paid to NASD and the NYSE.

In addition, MS&Co. and MSDWI have been involved in a number of civil proceedings which concern matters arising in connection with the conduct of its business. Certain of such proceedings have resulted in findings of violation of federal or state securities laws. Each of these proceedings was settled by MS&Co. and MSDWI consenting to the entry of an order without admitting or denying the allegations in the complaint. All of such proceedings are reported and summarized in the MS&Co. Form BD and the MSDWI Form BD filed with the SEC, which descriptions are hereby incorporated by reference.

Please note that Morgan Stanley is a global financial services firm that maintains significant market positions in each of its business segments—Institutional Securities, Global Wealth Management Group, Asset Management and Discover. Morgan Stanley, through its subsidiaries and affiliates, provides its products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or senior loans of Hub, Fairfax or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

The following schedule lists transactions in common shares during the period of February 12, 2007 through April 13, 2007. The transactions described below were effected on the New York Stock Exchange or the over-the-counter market in the ordinary course of business of a wholly-owned broker or dealer subsidiary of Morgan Stanley.

Bought (B)/ Sold (S)	Quantity	Price	Trade Date
B	100	33.040	02/12/2007
B	100	33.110	02/12/2007
B	800	33.150	02/12/2007
B	100	33.170	02/12/2007
B	100	33.260	02/12/2007
B	100	33.280	02/12/2007
B	200	33.290	02/12/2007
B	1,000	33.300	02/12/2007
B	4,900	33.311	02/12/2007
B	100	33.390	02/12/2007
B	100	33.460	02/12/2007
B	100	39.200	02/12/2007
S	100	33.610	02/12/2007
S	200	33.740	02/12/2007
S	1,100	39.190	02/12/2007
S	100	39.250	02/12/2007
B	100	33.070	02/13/2007
B	200	33.080	02/13/2007
B	200	33.100	02/13/2007
B	200	33.200	02/13/2007
S	100	33.140	02/13/2007
S	100	33.180	02/13/2007
S	100	33.200	02/13/2007
S	100	33.280	02/13/2007
S	100	33.300	02/13/2007
S	100	38.620	02/13/2007
B	100	33.220	02/14/2007
B	100	33.250	02/14/2007
B	100	33.270	02/14/2007
B	100	33.280	02/14/2007
B	100	33.290	02/14/2007
B	300	33.297	02/14/2007
B	200	33.390	02/14/2007
S	100	33.170	02/14/2007
S	43	33.190	02/14/2007
S	457	33.213	02/14/2007
S	300	33.300	02/14/2007
S	100	38.680	02/14/2007
B	100	33.190	02/15/2007
B	200	33.250	02/15/2007
B	100	33.270	02/15/2007
B	100	33.280	02/15/2007
B	100	33.330	02/15/2007
S	10	33.27	02/15/2007
S	200	33.100	02/15/2007

Bought (B)/ Sold (S)	Quantity	Price	Trade Date
S	100	33.180	02/15/2007
S	100	33.210	02/15/2007
S	200	33.250	02/15/2007
S	200	33.270	02/15/2007
S	100	33.290	02/15/2007
S	100	33.300	02/15/2007
S	100	38.580	02/15/2007
B	200	33.320	02/16/2007
S	200	33.320	02/16/2007
S	100	33.330	02/16/2007
S	100	33.350	02/16/2007
S	100	33.400	02/16/2007
S	200	38.625	02/16/2007
B	100	33.360	02/20/2007
B	200	33.460	02/20/2007
B	100	33.520	02/20/2007
S	500	33.430	02/20/2007
S	100	33.360	02/20/2007
S	100	33.410	02/20/2007
S	300	33.460	02/20/2007
S	100	39.080	02/20/2007
B	300	33.410	02/21/2007
B	100	38.690	02/21/2007
S	100	33.390	02/21/2007
S	100	33.460	02/21/2007
S	100	33.500	02/21/2007
S	100	33.600	02/21/2007
S	200	33.680	02/21/2007
S	100	33.780	02/21/2007
S	100	33.790	02/21/2007
S	300	33.830	02/21/2007
S	300	38.900	02/21/2007
B	100	33.820	02/22/2007
B	100	33.950	02/22/2007
B	100	34.110	02/22/2007
B	100	34.140	02/22/2007
B	700	34.190	02/22/2007
B	200	39.450	02/22/2007
S	30	34.130	02/22/2007
S	30	34.130	02/22/2007
S	900	33.910	02/22/2007
S	100	33.960	02/22/2007
S	100	33.990	02/22/2007
S	100	34.000	02/22/2007
S	100	34.030	02/22/2007
S	100	34.040	02/22/2007
S	500	34.076	02/22/2007
S	200	39.445	02/22/2007
B	500	34.460	02/23/2007
B	100	34.470	02/23/2007
B	200	34.475	02/23/2007

Bought (B)/ Sold (S)	Quantity	Price	Trade Date
B	1,700	39.730	02/23/2007
S	2,100	34.380	02/23/2007
S	100	34.390	02/23/2007
S	900	34.432	02/23/2007
S	100	34.450	02/23/2007
S	200	34.500	02/23/2007
S	100	39.900	02/23/2007
B	200	39.439	02/26/2007
B	700	39.454	02/26/2007
B	4,600	39.465	02/26/2007
S	200	39.440	02/26/2007
S	5,300	39.464	02/26/2007
S	12,300	39.549	02/26/2007
B	1,600	39.442	02/27/2007
B	1,518	39.470	02/27/2007
B	28,000	39.471	02/27/2007
B	500	39.480	02/27/2007
S	1,900	45.801	02/27/2007
S	106	39.000	03/02/2007
S	500	39.050	03/02/2007
S	176	38.950	03/13/2007
S	370	41.560	02/22/2007
S	170	41.740	04/04/2007
S	180	41.740	04/04/2007
S	165	41.740	04/04/2007

ANNEX G

INTERIM ORDER OF THE ONTARIO SUPERIOR COURT OF JUSTICE

ANNEX H

NOTICE OF APPLICATION FOR THE FINAL ORDER

ANNEX I

SECTION 190 OF THE CANADIAN BUSINESS CORPORATIONS ACT

§ 190. Right to dissent.

190. (1) Right to dissent—Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c) amalgamate otherwise than under section 184;

(d) be continued under section 188;

(e) sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f) carry out a going private transaction or a squeeze-out transaction.

(2) Further right—A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(2.1) If one class of shares—The right to dissent described in subsection (2) applies even if there is only one class of shares.

(3) Payment for shares—In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(4) No partial dissent—A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5) Objection—A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

(6) Notice of resolution—The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

(7) Demand for payment—A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a) the shareholder’s name and address;

(b) the number and class of shares in respect of which the shareholder dissents; and

(c) a demand for payment of the fair value of such shares.

(8) Share certificate—A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(9) Forfeiture—A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

(10) Endorsing certificate—A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(11) Suspension of rights—On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b) the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

(12) Offer to pay—A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a) a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(13) Same terms—Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(14) Payment—Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(15) Corporation may apply to court—Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(16) Shareholder application to court—If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(17) Venue—An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(18) No security for costs—A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(19) Parties—On an application to a court under subsection (15) or (16),

(a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

(20) Powers of court—On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(21) Appraisers—A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(22) Final order—The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

(23) Interest—A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(24) Notice that subsection (26) applies—If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(25) Effect where subsection (26) applies—If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may:

(a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder, or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(26) Limitation—A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that:

(a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

c/o CIBC Mellon Trust Company 200 Queen’s Quay East, Unit 6 Toronto, ON, M5A 4K9 CANADA

VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free number                      using a touch-tone telephone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your voting instruction card available when you access the website                      and follow the simple instructions to record your vote.

VOTE BY MAIL OR FACSIMILE

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: CIBC Mellon Trust Company, 200 Queen’s Quay East, Unit 6, Toronto, ON, M5A 4K9 CANADA or by facsimile at

Vote by Telephone	Vote by Internet	Vote by Mail or Facsimile
Call Toll-Free using a	Access the Website and	Return your proxy
Touch-Tone phone:	cast your vote:	in the Postage-Paid
envelope provided or
by Facsimile at:

Vote 24 hours a day, 7 days a week

Your telephone or Internet vote must be received by     :00 a.m. local time in Chicago, Illinois

on                     , 2007, to be counted in the final tabulation.

If you vote by telephone or Internet, please do not send your proxy by mail or facsimile.

By voting by telephone or the Internet, you acknowledge receipt of the Notice of Special Meeting of

Shareholders of Hub International Limited and the Hub’s Proxy Statement dated                     , 2007.

è

Proxy must be signed and dated below.

Please fold and detach card at perforation before mailing.

This proxy is solicited on behalf of the Board of Directors of Hub International Limited for the Special Meeting of Shareholders on , 2007.

The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Shareholders and accompanying proxy statement of Hub International Limited. to be held at                      located at                     , on                     , 2007 beginning at                     a.m., Chicago time, and (2) appoints Richard A. Gulliver and Marianne D. Paine, or instead of them                                                                                                                                , as attorney, agent and proxy of the undersigned, with full power of substitution to vote all common shares of Hub that the undersigned would be entitled to cast if personally present at the meeting and at any adjournment(s) or postponement(s) thereof. A shareholder has the right to appoint as attorney, agent and proxy someone other than the persons named in this form. To do so, please indicate the name of the person you are appointing as your attorney, agent and proxy in the space provided above.

The Board of Directors recommends a vote “FOR” the approval of the Arrangement Resolution, to give effect to the Plan of Arrangement set forth in the Arrangement Agreement, dated February 25, 2007 and as amended March 22, 2007, by and between Hub International Limited and Maple Tree Acquisition Corporation.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common shares of Hub and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given. Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope. No postage is required.

Signature

Signature

Date: , 2007

Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or the Internet, please sign and date this proxy card and return it promptly in the enclosed postage- paid envelope or by facsimile at                      so your shares may be represented at the Meeting.

Please fold and detach card at perforation before mailing.

HUB INTERNATIONAL LIMITED PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ARRANGEMENT RESOLUTION, TO GIVE EFFECT TO THE PLAN OF ARRANGEMENT SET FORTH IN THE ARRANGEMENT AGREEMENT, DATED FEBRUARY 25, 2007, AND AS AMENDED MARCH 22, 2007, BY AND BETWEEN HUB INTERNATIONAL LIMITED AND MAPLE TREE ACQUISITION CORPORATION.

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1.	APPROVAL OF THE ARRANGEMENT RESOLUTION, AS DESCRIBED IN THE PROXY STATEMENT.

☐ FOR ☐ AGAINST

2.	APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE THE ARRANGEMENT RESOLUTION.

☐ FOR ☐ AGAINST

3.	IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Important—This Proxy must be signed and dated on the reverse side.